As filed with the Securities and Exchange Commission on January 20, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INDEPENDENT BANK GROUP, INC.

(Exact name of registrant as specified in its charter)

Texas	6022	13-4219346
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1600 Redbud Boulevard, Suite 400

McKinney, Texas 75069-3257

(972) 562-9004

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Mr. David R. Brooks

Chairman and Chief Executive Officer

1600 Redbud Boulevard, Suite 400

McKinney, Texas 75069-3257

(972) 562-9004

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Joseph A. Hoffman, Esq. Dudley W. Murrey, Esq. Andrews Kurth Kenyon LLP 1717 Main Street, Suite 3700 Dallas, Texas 75201 (214) 659-4593	Mark Haynie, Esq. Haynie Rake Repass & Klimko, P.C. 14643 Dallas Parkway, Suite 550 Dallas, Texas 75254 (972) 716-1855	Chet A. Fenimore, Esq. Fenimore, Kay, Harrison & Ford, LLP 812 San Antonio Street, Suite 600 Austin, Texas 78701 (512) 583-5900

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a nonaccelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Nonaccelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value	8,900,000 shares(1)	$39.30	$349,771,532.95	$40,538.53

(1)	Represents the maximum number of shares of the registrant’s common stock, par value $0.01 per share, that may be issued in the merger described herein as determined in accordance with the formula set forth in the Agreement and Plan of Reorganization between the Registrant and Carlile Bancshares, Inc. dated as of November 21, 2016.
(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f)(2) under the Securities Act by multiplying the book value of Carlile Bancshares, Inc. common stock of $9.31 per share as of December 31, 2016, by the maximum number of shares of Carlile Bancshares, Inc. common stock to be acquired by the registrant in the merger described herein. The book value of Carlile Bancshares, Inc. common stock and the maximum number of shares of Carlile Bancshares, Inc. common stock to be acquired by the registrant in such merger have been calculated by assuming that all options to acquire shares of Carlile Bancshares, Inc. common stock outstanding and unexercised as of the close of business on December 31, 2016 will be exercised prior to the effective time of such merger.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CARLILE BANCSHARES, INC.

201 Main Street, Suite 1320

Fort Worth, Texas 76102

                    , 2017

Dear Shareholder:

We cordially invite you to attend a special meeting of the shareholders of Carlile Bancshares, Inc. to be held on                     , 2017, at          p.m., Central Time, at the City Club of Fort Worth, 301 Commerce Street, Fort Worth, Texas 76102.

At the special meeting, the holders of shares of the voting common stock of Carlile Bancshares, Inc. will be voting on the reorganization agreement providing for the acquisition of Carlile Bancshares, Inc. by Independent Bank Group, Inc. through a merger transaction.

I have enclosed a notice of the special meeting and a joint proxy statement/prospectus of Carlile and Independent Bank Group. I encourage you to review these materials carefully and to contact us if you have any questions prior to the meeting.

As the materials describe, the holders of shares of the voting common stock of Carlile Bancshares, Inc. are requested to complete and mail the enclosed proxy card to us in the enclosed postage paid envelope whether or not you plan to attend the meeting. The proxy can be rescinded at the meeting or any time before the meeting if you so choose.

We appreciate your support of Carlile Bancshares and Northstar Bank and look forward to seeing you at the meeting.

Sincerely,

Tom C. Nichols Chairman of the Board and Chief Executive Officer

The information in this joint proxy statement/prospectus is not complete and may be changed. Independent Bank Group, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities, and Independent Bank Group, Inc. is not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 20, 2017

CARLILE BANCSHARES, INC.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

You are invited to attend a special meeting of shareholders of Carlile Bancshares, Inc., or Carlile, on                     , 2017, at      p.m., Central Time, at the City Club of Fort Worth, 301 Commerce Street, Fort Worth, Texas 76102.. At this special meeting, holders of record of shares of Carlile voting common stock will be asked to vote on the approval of a reorganization agreement, which provides for the acquisition of Carlile by Independent Bank Group, Inc., or Independent, through certain merger transactions. Holders of record of Carlile voting common stock will also be asked to vote on a proposal to adjourn the special meeting to a later date if the Carlile board of directors determines such an adjournment is in the Carlile shareholders’ best interest. If the reorganization agreement and the merger contemplated thereby are approved by the holders of the Carlile voting common stock and the merger is completed, each outstanding share of Carlile common stock will be converted into a fraction of a share of Independent common stock. The exact fraction of a share of Independent common stock into which each share of Carlile common stock will be converted will be determined based on a number of factors, including the following: an agreed amount of $434 million (which amount is subject to adjustment in one circumstance), an agreed price per share of Independent common stock of $47.40, the number of shares of Carlile common stock outstanding immediately prior to the effective time of the merger, the average of the daily volume-weighted average sales price of a share of Independent common stock on the Nasdaq Global Select Market over the twenty trading days ending on and including the third trading day prior to the closing date for the merger (the “Average Stock Price”) and the aggregate amount of cash paid to the Carlile option holders as described below. Carlile shareholders will receive only whole shares of Independent common stock. Cash will be paid for any fraction of a share issuable in exchange for all of a Carlile shareholder’s shares of Carlile common stock. Independent’s common stock is listed on the NASDAQ Global Select Market under the symbol “IBTX.”

Options to acquire shares of Carlile common stock outstanding and unexercised immediately prior to the effective time of the merger will be automatically cashed out based on the value of the aggregate number of shares of Independent common stock to be issued in the merger as determined by certain factors, including the Average Stock Price, the amount of cash that Carlile distributes to its shareholders prior to the closing date of the merger that is not a return of capital, the aggregate option exercise price and the aggregate of the number of shares of Carlile outstanding plus the number of shares of Carlile common stock underlying such outstanding options, in each case, immediately prior to the effective time of the merger. Carlile has the right to distribute cash in an aggregate amount of up to $55,250,000 to its shareholders prior to the merger’s completion, of which $52,600,000 was distributed in December 2016 as a return of capital.

If the merger occurs and the Average Stock Price were to be $63.30 (the closing price for a share of Independent common stock on January 11, 2017), the aggregate number of outstanding shares of Carlile common stock at the time of the merger remains unchanged from the 35,064,719 shares that are now outstanding, the Carlile adjusted tangible equity equals or exceeds $200 million on the determination date and none of the 2,504,726 options to acquire Carlile common stock now outstanding are exercised prior to the merger, each of the then outstanding shares of Carlile common stock would be converted into 0.2522 share of Independent common stock which, based on the foregoing assumption and the assumption that the value of a share of Independent common stock is $63.30, represents a value of $15.96 per share of Carlile common stock, and all of the outstanding shares of Carlile would be exchanged for an aggregate of 8,843,322 shares of Independent common stock. In addition, each option would be automatically cashed out for an amount that, based on the foregoing assumptions, would equal $15.96 per underlying share of Carlile common stock minus the particular exercise price for the option that is cashed out. For further explanation regarding the number of shares of Carlile common stock that will be issued and outstanding on the merger’s effective date, how Carlile’s adjusted tangible equity will be calculated, the effect on the merger consideration if such adjusted tangible equity is less than $200 million on the determination date, and other estimates, see “The Merger,” beginning on page 76 of this joint proxy statement/prospectus.

The vote of every holder of Carlile voting common stock is very important. Whether you plan to attend the special meeting, if you hold shares of Carlile voting common stock, please vote by completing and mailing the enclosed proxy card in the return envelope provided to you. We cannot complete the merger unless holders of at least two-thirds of the issued and outstanding shares of Carlile voting common stock vote to approve the reorganization agreement. Based on our reasons for the merger described in the accompanying joint proxy statement/prospectus, our board of directors believes that the transaction is fair, from a financial point of view, to and in the best interests of, the Carlile shareholders. Accordingly, our board of directors unanimously recommends that you vote “FOR” approval of the reorganization agreement and, if necessary, adjournment of the Carlile special meeting.

Tom C. Nichols
Chairman of the Board and Chief Executive Officer
Carlile Bancshares, Inc.

An investment in Independent common stock in connection with the merger involves risks. See “Risk Factors” beginning on page 55.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities that Independent is offering through this document are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This joint proxy statement/prospectus dated                     , 2017, was first mailed to Carlile shareholders on or about                     , 2017.

The information in this joint proxy statement/prospectus is not complete and may be changed. Independent Bank Group, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities, and Independent Bank Group, Inc. is not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 20, 2017

INDEPENDENT BANK GROUP, INC.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

You are invited to attend a special meeting of shareholders of Independent Bank Group, Inc., or Independent, on                     , 2017, at 3:30 p.m. Central Time, at the branch office of Independent Bank, 1600 Redbud Boulevard, Suite 100, McKinney, Texas 75069. At this special meeting, you will be asked to vote on the approval of a reorganization agreement that provides for our acquisition of Carlile Bancshares, Inc., or Carlile, through certain merger transactions. You will also be asked to approve the issuance of shares of Independent common stock to the Carlile shareholders in the merger that will in number and voting power exceed 20% of the number and voting power of the shares of Independent common stock outstanding immediately prior to the issuance of the shares of Independent common stock in the merger and to vote on the election of three nominees mutually agreed to by Independent and Carlile and nominated by the Independent board of directors to stand for election in accordance with the reorganization agreement as directors of Independent to fill vacancies on the Independent board of directors. You will also be asked to vote on a proposal to adjourn the special meeting to a later date if our board of directors determines such an adjournment is in the Independent shareholders’ best interest. If the reorganization agreement and the issuance of the shares of Independent common stock in the merger are approved and the merger is completed, assuming the average of the daily volume-weighted average sales price for a share of Independent common stock on the Nasdaq Global Select Market for the twenty trading days ending on and including the third trading date prior to the closing date of the merger were to be $63.30 (which price was the closing price for a share of Independent common stock on January 11, 2017), the number of outstanding shares of Carlile common stock does not change after the date of this joint proxy statement/prospectus and Carlile has at least $200 million of adjusted tangible equity (as calculated in accordance with the terms of the reorganization agreement), Independent estimates that it will issue an aggregate of 8,843,322 shares of Independent common stock in exchange for the outstanding shares of Carlile common stock, which would be approximately 32% of the shares of Independent common stock outstanding immediately after the merger is complete, and Independent will pay approximately $19.8 million in cash to the holders of the then outstanding options to purchase Carlile common stock to cashout those options. Independent common stock is listed on the Nasdaq Global Select Market under the symbol “IBTX.” Please see “The Merger—Terms of the Merger,” beginning on page 76 of this joint proxy statement/prospectus.

Your vote is important. Whether you plan to attend the special meeting, please vote by completing and mailing the enclosed proxy card in the return envelope provided to you or by following the instructions to vote via the Internet or by telephone as indicated on the proxy card. We cannot complete the merger unless we obtain the necessary regulatory approvals and the holders of at least two-thirds of the outstanding shares of Independent common stock approve the reorganization agreement, the holders of a majority of the votes cast on the proposal vote to approve the issuance of the shares of Independent common stock in the merger, and at least a plurality of the votes cast on the election of directors vote to elect the three nominees named in the accompanying joint proxy statement/prospectus who have been nominated by our board of directors. Based on our reasons for the merger described in the accompanying joint proxy statement/prospectus, our board of directors believes that the transaction is fair from a financial point of view to Independent. Accordingly, our board of directors unanimously recommends that you vote “FOR” approval of the reorganization agreement, the issuance of shares of Independent common stock to Carlile shareholders in the merger that will exceed in number and voting power 20% of the numbers and voting power of our outstanding shares of common stock, the election of the nominees for election as directors of Independent named in this joint proxy statement/prospectus and, if necessary, the adjournment of the Independent special meeting.

David R. Brooks

Chairman of the Board and Chief Executive Officer

Independent Bank Group, Inc.

The completion of the proposed merger and the issuance of shares of Independent common stock in connection with the merger involves certain risks. See “Risk Factors” beginning on page 55.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities that Independent is offering through this document are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This joint proxy statement/prospectus dated                     , 2017, was first mailed to Independent shareholders on or about                     , 2017.

HOW TO OBTAIN ADDITIONAL INFORMATION

Certain business and financial information about Independent included in documents filed with the SEC has not been included in or incorporated by reference in this document. This information is described on page 193 under “Where You Can Find More Information.” You can obtain free copies of this information by writing or calling:

Independent Bank Group, Inc.

1600 Redbud Boulevard, Suite 400

McKinney, Texas 75069-3257

Attention: Michelle S. Hickox

Executive Vice President and Chief Financial Officer

(972) 562-9004

To obtain timely delivery of the documents before the special meeting of shareholders of Independent or Carlile, you must request the information by                     , 2017.

In addition, if Independent shareholders have specific questions about the merger or the Independent special meeting, need additional copies of this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation for the Independent special meeting, they may contact Jan Webb, Independent’s Corporate Secretary, at the following address or by calling the following telephone number:

Independent Bank Group, Inc.

1600 Redbud Boulevard, Suite 400

McKinney, Texas 75069-3257

(972) 562-9004

If Carlile shareholders have specific questions about the merger or the Carlile special meeting, need additional copies of this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation for the Carlile special meeting, they may contact Mindy Hegi, Carlile’s Chief Financial Officer, at the following address or by calling the following telephone number:

Carlile Bancshares, Inc.

201 Main Street, Suite 1320

Fort Worth, Texas 76102

(817) 877-4440

Carlile does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and, accordingly, does not file documents or reports with the SEC.

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

This joint proxy statement/prospectus has been prepared as of                     , 2017. There may be changes in the affairs of Carlile or Independent after that date, that are not reflected in this document.

Carlile Bancshares, Inc.

201 Main Street, Suite 1320

Fort Worth, Texas 76102

(817) 877-4440

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the holders of Carlile common stock:

A special meeting of holders of Carlile common stock will be held on                     , 2017, at      p.m., Central Time, at the City Club of Fort Worth, 301 Commerce Street, Fort Worth, Texas 76102, for the following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, or the reorganization agreement, dated as of November 21, 2016, by and between Independent Bank Group, Inc., or Independent, and Carlile Bancshares, Inc., or Carlile, pursuant to which Carlile will merge with and into Independent, all on and subject to the terms and conditions contained therein, and the merger described therein; and

2. To consider and vote upon any proposal to adjourn the special meeting to a later date or dates if the board of directors of Carlile determines such an adjournment is necessary to permit solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to constitute a quorum or to approve the reorganization agreement.

No other business may be conducted at the special meeting.

All holders of Carlile common stock of record as of 5:00 p.m. on                     , 2017, will be entitled to notice of the Carlile special meeting. However, only holders of Carlile voting common stock of record as of 5:00 p.m. on                     , 2017 will be entitled to vote at the Carlile special meeting and any adjournments thereof. The special meeting may be adjourned from time to time upon approval of holders of Carlile voting common stock without any notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notice is hereby given may be transacted at such adjourned meeting.

Holders of Carlile voting common stock have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their shares of Carlile voting common stock under applicable provisions of the Texas Business Organizations Code, or TBOC. In order for a holder of Carlile voting common stock to perfect his or her right to dissent, such holder must carefully follow the procedure set forth in the TBOC. A copy of the applicable statutory provisions of the TBOC is included as Appendix D to the accompanying joint proxy statement/prospectus and a summary of these provisions can be found under the caption “The Merger—Dissenters’ Rights of Carlile Shareholders,” beginning on page 131 of the joint proxy statement/prospectus. The merger may not be completed if the holders of more than 5% of the outstanding shares of Carlile common stock exercise dissenters’ rights.

If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus, need a proxy card or need help voting your shares of Carlile common stock, please contact Mindy Hegi, Carlile’s Chief Financial Officer, at (817) 877-4440.

By Order of the Board of Directors,

Tom C. Nichols

Chairman of the Board and Chief Executive Officer

Fort Worth, Texas

                    , 2017

The board of directors of Carlile unanimously recommends that holders of record of Carlile voting common stock entitled to vote at the Carlile special meeting vote “FOR” the proposals to approve the reorganization agreement and the merger and any adjournment of the Carlile special meeting if such adjournment is necessary to permit solicitation of additional proxies if there are not sufficient votes at the time of the Carlile special meeting to constitute a quorum or to approve the reorganization agreement.

Your Vote is Very Important

A proxy card is enclosed. Whether or not you plan to attend the Carlile special meeting, if you are a holder of shares of Carlile voting common stock please vote by completing, signing and dating the proxy card and promptly mailing it in the enclosed envelope. You may revoke your proxy in the manner described in the joint proxy statement/prospectus at any time before it is exercised. If you are a holder of shares of Carlile voting common stock and attend the Carlile special meeting, you may vote in person if you desire, even if you have previously returned your proxy card.

Independent Bank Group, Inc.

1600 Redbud Boulevard, Suite 400

McKinney, Texas 75069-3257

(972) 562-9004

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the shareholders of Independent:

A special meeting of shareholders of Independent will be held on                     , 2017, at 3:30 p.m. Central Time, at the branch office of Independent Bank, 1600 Redbud Boulevard, Suite 100, McKinney Texas 75069-3257, for the following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, or the reorganization agreement, dated as of November 21, 2016, by and between Independent Bank Group, Inc., or Independent, and Carlile Bancshares, Inc., or Carlile, pursuant to which Carlile will merge with and into Independent, all on and subject to the terms and conditions contained therein, and the merger described therein;

2. To consider and vote upon a proposal to approve the issuance of shares of Independent common stock to Carlile shareholders in the merger that in number and voting power will exceed 20% of the number and voting power of the shares of Independent common stock outstanding immediately prior to the issuance of the shares of Independent common stock in the merger;

3. To consider and vote upon a proposal to elect the following three nominees as directors of Independent to fill vacancies on the Independent board of directors:

•	Tom C. Nichols, to serve as a Class I director for a term that will expire at the annual meeting of shareholders to be held in 2017;

•	Mark K. Gormley, to serve as a Class II director for a term that will expire at the annual meeting of shareholders to be held in 2018; and

•	Christopher M. Doody, to serve as a Class III director for a term that will expire at the annual meeting of shareholders to be held in 2019.

The election of these nominees is subject to, and will only become effective upon, the merger’s completion; and

4. To consider and vote upon any proposal to adjourn the special meeting to a later date or dates, if the board of directors of Independent determines such an adjournment is necessary to permit solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to constitute a quorum or to approve the first three proposals listed above.

No other business may be conducted at the special meeting.

Only shareholders of Independent of record as of 5:00 p.m. on                     , 2017, will be entitled to notice of and to vote at the special meeting and any adjournments thereof. The special meeting may be adjourned from time to time upon approval of Independent’s shareholders without any notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notice is hereby given may be transacted at such adjourned meeting.

If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of Independent common stock, please contact Jan Webb, Independent’s Corporate Secretary, at (972) 562-9004.

By Order of the Board of Directors,

David R. Brooks

Chairman of the Board, President and Chief Executive Officer

McKinney, Texas

                    , 2017

The board of directors of Independent unanimously recommends that you vote “FOR” the proposals to approve the reorganization agreement and the merger, the issuance of shares of Independent common stock, the election of the named director nominees for Independent director, and the adjournment of the Independent special meeting if necessary to permit solicitation of additional proxies if there are not sufficient votes at the time of the Independent special meeting to constitute a quorum or to approve the other proposals.

Your Vote is Very Important

A proxy card is enclosed. Whether or not you plan to attend the Independent special meeting, please vote by completing, signing and dating the proxy card and promptly mailing it in the enclosed envelope or via the Internet or by telephone pursuant to the instructions provided on the enclosed proxy card. You may revoke your proxy in the manner described in the joint proxy statement/prospectus at any time before it is exercised. If you attend the Independent special meeting, you may vote in person if you desire, even if you have previously returned your proxy card or submitted your vote via the Internet or by telephone.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following are some questions that you may have regarding the Agreement and Plan of Reorganization, or the reorganization agreement, dated as of November 21, 2016, by and between Independent Bank Group, Inc., or Independent, and Carlile Bancshares, Inc., or Carlile, and the special meetings, and brief answers to those questions. Independent and Carlile advise you to read carefully the remainder of this joint proxy statement/prospectus because the information contained in this section does not provide all of the information that might be important to you with respect to the merger and the special meetings. Additional important information is also referred to under the caption “Where You Can Find More Information” beginning on page 194.

Q.	Why am I receiving this joint proxy statement/prospectus?

A:	Carlile shareholders: Carlile is sending these materials to the holders of record of shares of Carlile voting common stock as of 5:00 p.m. on , 2017 in accordance with the requirements of the Texas Business Organizations Code, the TBOC, and the federal securities law and to help the holders of record of shares of Carlile voting common stock decide how to vote their shares of Carlile voting common stock with respect to the proposal to approve the reorganization agreement and the merger and other matters to be considered at the Carlile special meeting and to solicit their proxies in respect of the Carlile special meeting. Shareholders of record of shares of Carlile nonvoting common stock have been sent these materials to ensure compliance with the federal securities laws.

Independent shareholders: Independent is sending these materials to its shareholders to help them decide how to vote their shares of Independent common stock with respect to the proposal to approve the reorganization agreement and other matters to be considered at the Independent special meeting and to solicit their proxies in respect of the Independent special meeting.

This document constitutes both a proxy statement of Carlile and Independent and a prospectus of Independent. It is a joint proxy statement because the boards of directors of Carlile and Independent are soliciting proxies from their respective shareholders using this document. It is a prospectus because Independent is offering shares of its common stock to Carlile shareholders as the merger consideration to be provided to holders of Carlile common stock in the merger.

Q:	What are Carlile shareholders being asked to vote upon?

A:	Carlile is proposing to be acquired by Independent through certain merger transactions. As part of the overall transaction, the holders of Carlile voting common stock are being asked to consider and vote on the following two proposals:

Carlile Proposal One: to approve the reorganization agreement, pursuant to which Carlile will merge with and into Independent, with Independent being the surviving entity following the merger, which transaction is referred to herein as the merger and is further described in the section entitled “The Merger” beginning on page 76; and

Carlile Proposal Two: to approve the adjournment of the Carlile special meeting to a later date or dates if the board of directors of Carlile determines it is necessary to permit solicitation of additional proxies if there are not sufficient votes at the time of the Carlile special meeting to constitute a quorum or to approve the reorganization agreement.

No other business may be conducted at the Carlile special meeting.

Q:	What are Independent shareholders being asked to vote upon?

A:	Independent is proposing to acquire Carlile through the merger. As part of the overall transaction, the shareholders of Independent are being asked to consider and vote on the following four proposals:

Independent Proposal One: to approve the reorganization agreement, pursuant to which Carlile will merge with and into Independent, with Independent being the surviving entity following the merger, as is further described in the section entitled “The Merger” beginning on page 76;

Independent Proposal Two: to approve the issuance of shares of Independent common stock to Carlile shareholders in connection with the merger that in number and voting power will exceed 20% of the number and voting power of the shares of Independent common stock outstanding immediately prior to the issuance of the shares of Independent common stock in the merger, which is further described in the section entitled “Independent Proposal Two-Issuance of Independent Common Stock” beginning on page 135;

Independent Proposal Three: to elect each of the following three director nominees who are persons mutually agreed to by Carlile and Independent pursuant to the reorganization agreement, or the named director nominees, and whose directorships will only become effective upon consummation of the merger, and whose business experience and qualifications are further described in the section entitled “Independent Proposal Three—Election of Directors” beginning on page 136, to fill vacancies on the Independent board of directors:

•	Tom C. Nichols, to serve as a Class I director for a term that will expire at the annual meeting of shareholders to be held in 2017;

•	Mark K. Gormley, to serve as a Class II director for a term that will expire at the annual meeting of shareholders to be held in 2018; and

•	Christopher M. Doody, to serve as a Class III director for a term that will expire at the annual meeting of shareholders to be held in 2019; and

Independent Proposal Four: to approve the adjournment of the Independent special meeting to a later date or dates, if the board of directors of Independent determines it is necessary to permit solicitation of additional proxies if there are not sufficient votes at the time of the Independent special meeting to constitute a quorum or to approve the first three proposals listed above.

No other business may be conducted at the Independent special meeting.

Q:	What will happen in the merger?

A:	In the merger, Carlile will be merged with and into Independent, with Independent being the surviving entity. At the effective time of the merger, Carlile will cease to exist. Immediately following the merger, Northstar Bank will be merged with and into Independent Bank, with Independent Bank being the surviving bank. Northstar Bank will cease to exist after the bank merger occurs. Northstar Bank is a commercial bank headquartered in Denton, Texas, and is a wholly owned subsidiary of Carlile. Independent Bank is a commercial bank headquartered in McKinney, Texas, and is a wholly owned subsidiary of Independent. Upon the merger of Carlile with and into Independent, the then outstanding shares of Carlile common stock and the then outstanding and unexercised options to purchase shares of Carlile common stock will be converted into the right to receive the consideration described below. For ease of reference: (i) the merger of Carlile with and into Independent is referred to in this joint proxy statement/prospectus as the “merger” and (ii) the merger of Northstar Bank with and into Independent Bank is referred to in this joint proxy statement/prospectus as the “bank merger.”

Q:	What is the aggregate amount of consideration that Independent will pay in the merger?

A:	The merger consideration will consist of:

•	shares of Independent common stock to be issued in exchange for the shares of Carlile common stock outstanding immediately prior to the merger’s effective time; and

•	cash to be paid in an automatic cashout of all options to purchase Carlile common stock outstanding and unexercised immediately prior to the merger’s effective time, or the Carlile stock options.

The number of shares to be issued to the Carlile shareholders by Independent and the amount to be paid to cashout the Carlile stock options in connection with the merger will be determined by means of formulas set forth in the reorganization agreement. Those formulas use, among other factors, the average of the daily volume-weighted average sales price of the Independent common stock on the Nasdaq Global Select Market over a certain period to determine the fraction of a share of Independent common stock for which a share of Carlile common stock will be exchanged in the merger and the amount of cash that will be paid to cash out the Carlile stock options. If such average stock price and the value of a share of Independent common stock at the merger’s effective time were to be $63.30 (the closing price for a share of Independent common stock on January 11, 2017), the number of shares of Carlile common stock outstanding were to remain unchanged after the date of this joint proxy statement/prospectus, and Carlile has adjusted tangible equity, which will be calculated in accordance with the terms of the reorganization agreement, or the adjusted tangible equity, of at least $200 million on the fifth business day prior to the closing date of the merger, or the tangible equity determination date, the aggregate number of shares of Independent common stock to be exchanged for the outstanding shares of Carlile common stock and the aggregate amount of cash to be paid to cashout the outstanding and unexercised Carlile stock options would be valued at approximately $579.6 million. However, as a consequence of not knowing the exact fraction of a share of Independent common stock that will be exchanged for each share of Carlile common stock in connection with the merger and because the price per share of Independent common stock will fluctuate between now and the effective date of the merger, the holders of Carlile common stock will not know the exact value of the Independent common stock they will receive in the merger until the merger’s effective date.

Q:	How will the per share merger consideration be calculated?

A:	Upon the merger becoming effective, each share of Carlile common stock will be converted into a fraction of a share of Independent common stock, rounded to the nearest ten-thousandth of a share, determined by means of a formula that uses the following factors:

•	the “Average Stock Price,” which will be the average of the daily volume-weighted average sales price for a share of Independent common stock for the twenty trading days ending on and including the third trading day preceding the closing date of the merger;

•	the “Gross Share Number,” which will equal the quotient of (a) $434,000,000, subject to adjustment as provided in the reorganization agreement, divided by (b) $47.40;

•	the “Deal Value,” which will equal the product of (a) the Gross Share Number multiplied by (b) the Average Stock Price; and

•	the “Shareholder Value,” which will equal (a) the Deal Value minus (b) the aggregate amount of cash to be paid by Independent to effectuate the automatic cashout of the Carlile stock options in connection with the merger.

The Carlile Share Exchange Ratio will be equal to the quotient of (a) the quotient of (i) the Shareholder Value, divided by (ii) the number of shares of Carlile common stock outstanding immediately prior to the effective time of the merger, divided by (b) the Average Stock Price. The exact Carlile Share Exchange Ratio will depend on the Average Stock Price, any adjustment being made in computing the Gross Share

Number if the adjusted tangible equity of Carlile is less than $200 million on the tangible equity determination date, and the number of shares of Carlile common stock outstanding immediately prior to the merger’s effective time, which number may increase as a result of the exercise of options to acquire such stock.

As noted, the per share merger consideration is dependent in part upon the number of shares of Carlile common stock outstanding at the effective time of the merger. Carlile currently estimates that if none of the Carlile stock options are exercised, 35,064,719 shares of Carlile common stock will be issued and outstanding, and options to purchase 2,504,706 shares of Carlile common stock will be outstanding and unexercised prior to completion of the merger. The reorganization agreement provides for the cashout of stock options that are outstanding and unexercised in connection with the merger. Carlile also estimates that if all options to purchase Carlile common stock outstanding at the date of this joint proxy statement/prospectus were to be exercised prior to the merger, 37,569,445 shares of Carlile common stock would be issued and outstanding immediately prior to the effective time of the merger. For more detail on these estimates, please see “The Merger—Estimated Number of Shares of Carlile Common Stock to be Issued and Outstanding on the Closing Date” beginning on page 79.

Q:	What consideration will Carlile’s shareholders receive for each share of Carlile common stock as a result of the merger?

A:	If the necessary shareholder and regulatory approvals are obtained and the merger is completed, assuming the Average Stock Price were $63.30 (the closing price for a share of Independent common stock on January 11, 2017), 35,064,719 shares of Carlile common stock are outstanding immediately prior to the merger (which is expected to be the case if, as anticipated, no Carlile stock options are exercised after the date of this joint proxy statement/prospectus), the adjusted tangible equity of Carlile is at least $200 million at the tangible equity determination date and the payments to the holders of the outstanding Carlile stock options were an aggregate of approximately $19.8 million, each share of Carlile common stock then outstanding would be exchanged for 0.2522 of a share of Independent common stock and all outstanding shares of Carlile common stock would be exchanged for an aggregate of 8,843,322 shares of Independent common stock. Independent’s common stock is listed on the NASDAQ Global Select Market under the symbol “IBTX.” Based on the assumptions set forth above and the closing price of Independent’s common stock as of January 11, 2017 of $63.30 per share, we estimate Carlile shareholders would receive merger consideration with a value of $15.96 for each share of Carlile common stock they hold immediately prior to the effective time of the merger and with an aggregate value of $559.8 million. The aggregate value of the shares of Independent common stock to be issued to the Carlile shareholders in connection with the merger and the value of the fraction of a share of Independent common stock to be issued in exchange for each share of Carlile common stock in connection with the merger will increase or decrease between the date hereof and the effective time of the merger depending on a number of factors, including fluctuations in the market price of Independent common stock and the number of shares Carlile common stock outstanding immediately prior to the merger’s effective time.

For further explanation of how the Carlile’s adjusted tangible equity will be calculated, the effect on the merger consideration to be paid if Carlile’s adjusted tangible equity is less than $200 million on the tangible equity determination date, the number of shares of Carlile common stock that will be issued and outstanding immediately prior to the merger’s effective time, and other estimates, please refer to “The Merger” beginning on page 76 of this joint proxy statement/prospectus.

Q:	What consideration will holders of outstanding Carlile stock options receive in the merger?

A:

The Carlile stock options will be automatically cashed out pursuant to the Carlile Bancshares, Inc. Amended and Restated 2015 Equity Incentive Plan, or the Carlile Equity Incentive Plan, in connection with the merger. As a result of the automatic cashout, Independent will pay to the holder of each Carlile stock option outstanding and unexercised at the effective time of the merger an amount of cash to be determined by means of a formula, which formula uses certain factors, including the “Closing Date Fair Market Value” of the option and the option’s exercise price, to determine the amount to be paid to cash out each Carlile stock option. The “Closing Date Fair Market Value” of an option will be equal to the quotient of (a) the sum of (I) the aggregate number of shares of Independent common stock into which the shares of Carlile common stock will be converted in the merger multiplied by the Average Stock Price, plus (II) the aggregate amount of cash distributed by Carlile to its shareholders after the execution of the reorganization agreement and before the effective time of the merger (as permitted by the reorganization agreement) that is not a return of capital to its shareholders plus (III) the aggregate exercise price payable to exercise the Carlile stock options divided by (b) the sum of (X) the number of shares of Carlile common stock outstanding immediately prior to the merger’s effective time plus (Y) the number of shares of Carlile common stock underlying the Carlile stock options outstanding and unexercised immediately prior to the effective time of the merger, plus (Z) 190,000 shares, representing the shares of Carlile common stock underlying certain options to purchase Carlile common stock that were cancelled in December 2016 in exchange for certain cash payments. Based on the assumptions discussed in the immediately preceding question, the amount of the aggregate payments to the holders of the Carlile stock options would be $19.8 million (which includes $1.6 million paid by Carlile in December 2016 in connection with the cancellation of certain options to purchase Carlile common stock). See “The Merger—Treatment of Carlile Stock Options” beginning on page 77 for additional information regarding the cashout of the Carlile stock options and the calculation of the amount to be paid by Independent to cash out the Carlile stock options in connection with the merger.

Q:	Are there any circumstances where the $434 million agreed amount used in the calculation of the Carlile Share Exchange Ratio could be adjusted downward?

A:	Yes. The $434 million agreed amount used in the calculation of the Carlile Share Exchange Ratio will be adjusted downward if the adjusted tangible equity of Carlile is less than $200 million on the tangible equity determination date.

Pursuant to the terms of the reorganization agreement, the adjusted tangible equity of Carlile will be determined from Carlile’s financial statements prepared in accordance with generally accepted accounting principles, consistently applied, or GAAP, adjusted as provided for below. Any unrealized gains or losses in investment securities and the amount paid in December 2016 by Carlile to cash out options to purchase Carlile common stock then held by certain Carlile executive officers will also be excluded from the calculation of adjusted tangible equity. The amount paid by Independent to cash out the Carlile stock options in connection with the merger will not affect Carlile’s adjusted tangible equity or otherwise affect the calculation of the Carlile Share Exchange Ratio.

As of December 31, 2016, the estimated adjusted tangible equity of Carlile (calculated in accordance with GAAP) was $             million. For purposes of determining the Carlile Share Exchange Ratio, that amount of Carlile’s adjusted tangible equity will be increased by the amount of the consolidated net income of Carlile or decreased by the amount of the consolidated net loss of Carlile from January 1, 2017 through the tangible equity determination date and reduced by the amount of certain costs and expenses to be incurred by Carlile in connection with the merger. Carlile currently estimates that it will have consolidated net income of between $             million and $             million from January 1, 2017 through March 24, 2017, which would be the tangible equity determination date assuming that the closing date of the merger will be March 31, 2017 and the effective date of the merger will be April 1, 2017.

The table set forth below shows the range of estimates for the amounts that will affect the calculation of Carlile’s adjusted tangible equity, assuming the closing of the merger occurs on March 31, 2017:

	Low Range	High Range
Estimated adjusted tangible equity of Carlile as of December 31, 2016	$	$
Estimated consolidated net income of Carlile for the period from January 1, 2017 through March 24, 2017
Estimated costs and expenses of Carlile and Northstar Bank related to the merger, on an after tax equivalent basis, and other deductions contemplated by the reorganization agreement

Estimated adjusted tangible equity of Carlile as of March 24, 2017	$	$

If Carlile achieves the estimates in the range set forth above, Carlile’s adjusted tangible equity as of the closing date would be greater than $200 million, and, thus, the agreed amount used to calculate the Carlile Share Exchange Ratio would not be adjusted downward. No upward adjustment of such agreed amount used to determine the Carlile Share Exchange Ratio and, thus, to calculate the fraction of a share of Independent common stock to be issued in exchange for a share of Carlile common stock in the merger, will be made as a result of Carlile adjusted tangible equity exceeding $200 million at the tangible equity determination date.

These amounts in the table above are only estimates and are based upon several assumptions, many of which are beyond the control of Carlile and Northstar Bank. Accordingly, the actual amount of Carlile’s adjusted tangible equity at the tangible equity determination date may vary from these estimated amounts. Carlile will not resolicit proxies from holders of its common stock in the event that Carlile adjusted tangible equity is below $200 million on the tangible equity determination date and the agreed amount used to determine the Carlile Share Exchange Ratio is adjusted downward as Carlile has no right to do so under the reorganization agreement. For more information regarding how the Carlile adjusted tangible equity will be calculated and how Carlile has estimated what that amount will be on or about April 1, 2017, the anticipated effective date of the merger, please see “The Merger—Possible Downward Adjustment to the $434 million Agreed Amount to be Used in the Calculation of the Carlile Share Exchange Ratio ” beginning on page 79.

Q:	Are there other financial aspects to the transactions contemplated by the reorganization agreement of which shareholders of Independent and Carlile should be aware of?

A:	Under the terms of the reorganization agreement, Carlile may make cash distributions to its shareholders of up to an aggregate of $55,250,000 after the date of the reorganization agreement and prior to the effective time of the merger, a portion of which may be in the form of a return of capital to the Carlile shareholders. In addition, if the closing of the merger does not occur on or before June 30, 2017, the amount of cash distributions Carlile may make under the reorganization agreement will be increased by an amount equal to the consolidated net income of Carlile from June 1, 2017 through the tangible equity determination date for the adjusted tangible equity of Carlile. Carlile made cash distributions of $52,600,000 to its shareholders in December 2016 as a return of capital to the Carlile shareholders. Depending on the adjusted tangible equity of Carlile at the tangible equity determination date, Carlile may make additional cash distributions that, together with the December 2016 distributions, do not exceed the upper limit on such distributions. All such cash distributions made after December 31, 2016 will reduce the amount of adjusted tangible equity of Carlile as of December 31, 2016 as disclosed above.

Q:	Will the holders of Carlile common stock know, at the time of or prior to the Carlile special meeting, the exact fraction of a share of Independent common stock or the value of such fraction of a share they will receive for each share of Carlile common stock they hold?

A:	No. Because of the possibility of a downward adjustment to the agreed amount to be used to calculate the Carlile Share Exchange Ratio, the uncertainty in the number of shares of Carlile common stock that will be outstanding immediately prior to the effective time of the merger, the Average Stock Price and the amount to be paid to the option holders in the merger, Carlile shareholders will not know the exact fraction of a share of Independent common stock that Carlile shareholders will receive for each share of Carlile common stock (including the shares of Carlile common stock issued upon the exercise of outstanding options to purchase Carlile common stock prior to closing, if any) held by holders of Carlile common stock immediately prior to the effective time of the merger when the Carlile shareholders vote on the reorganization agreement. As a consequence of not knowing the exact fraction of a share of Independent common stock that will be exchanged for each share of Carlile common stock in connection with the merger and because the price per share of Independent common stock will fluctuate between now and the effective date of the merger, the holders of Carlile common stock will not know, at the time of or prior to the Carlile special meeting, the value of the Independent common stock they will receive in the merger.

Q:	Will the Independent shareholders know prior to the Independent special meeting the exact aggregate number of shares of Independent common stock that will be issued to the Carlile shareholders in the merger?

A:	For the reasons discussed in the answer to the immediately preceding question, the Independent shareholders will not know the exact aggregate number of shares of Independent common stock that will be issued in the merger at the time they vote on the proposals to be considered at the Independent special meeting. As a result and although Independent anticipates that the aggregate number of shares of Independent common stock to be issued to the Carlile shareholders in the merger will be approximately 47% of, and have voting power of approximately 47% of the voting power of, the shares of Independent common stock that will be outstanding immediately prior to the issuance of the shares of Independent common stock to the Carlile shareholders in the merger, the Independent shareholders will not know the exact percentage of, or the exact percentage of the voting power of, such shares of Independent common stock at the time of the Independent special meeting. Independent anticipates that the aggregate number of shares of Independent common stock to be issued to the Carlile shareholders in connection with the merger will be approximately 32% of the shares of Independent common stock to be issued and outstanding immediately following the issuance of the shares of Independent common stock in connection with the merger.

Q:	Do Carlile shareholders have a choice of the form of consideration that they will receive in the merger?

A:	No. In accordance with the reorganization agreement, each share of Carlile common stock (including shares of Carlile common stock issued upon the exercise of outstanding options to purchase Carlile common stock prior to closing, if any) will be exchanged for a fraction of a share of Independent common stock.

Q.	Will Independent shareholders receive any consideration as a result of the merger?

A:	No. Whether or not the merger is completed, Independent shareholders will retain the Independent common stock that they currently own. They will not receive any merger consideration, whether cash or any additional shares of Independent common stock in the merger. If the merger is consummated, the issuance of the shares of Independent common stock to the Carlile shareholders in the merger will result in the existing Independent shareholders’ ownership interest in and voting power with respect to Independent being diluted.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger on April 1, 2017, although delays could occur.

Q:	Are there any risks I should consider in deciding whether I will vote for the reorganization agreement and the merger and, if I am an Independent shareholder, the other proposals to be considered at the Independent special meeting?

A:	Yes. Set forth under the heading of “Risk Factors,” beginning on page 55, are a number of risk factors that you should consider carefully.

Q:	When and where will the special shareholders’ meetings be held?

A:	Carlile shareholders: The Carlile special shareholders’ meeting is scheduled to take place at p.m., Central Time, on , 2017, at the City Club of Fort Worth, 301 Commerce Street, Fort Worth, Texas 76102.

Independent shareholders: The Independent special shareholders’ meeting is scheduled to take place at [3:30] p.m., Central Time, on                     , 2017, at the branch office of Independent Bank, 1600 Redbud Boulevard, Suite 100, McKinney, Texas 75069.

Q:	Who is entitled to vote at the special meeting?

A:	Carlile shareholders: The holders of record of Carlile voting common stock, as of 5:00 p.m. on , 2017, which is the date that Carlile’s board of directors has fixed as the record date for the Carlile special meeting, or the Carlile record date, are entitled to vote at the Carlile special meeting. Holders of Carlile voting common stock will vote as separate class. Holders of shares of Carlile nonvoting common stock will not be entitled to any vote with respect to any of the proposals to be voted on at the Carlile special meeting, whether as a separate class or otherwise.

Independent shareholders: The holders of record of Independent common stock, as of 5:00 p.m. on                     , 2017, which is the date that Independent’s board of directors has fixed as the record date for the Independent special meeting, are entitled to vote at the Independent special meeting.

Q:	What are my choices when voting?

A:	With respect to each of the proposals, holders of common stock entitled to vote may vote for, against or abstain from voting on the proposals in question presented at either the Carlile special meeting or the Independent special meeting, as the case may be.

Q:	Why are the Independent shareholders voting to approve the reorganization agreement and the merger and to separately approve the issuance of the shares of Independent common stock in exchange for the shares of Carlile common stock in the merger?

A:

Independent’s common stock is listed on the Nasdaq Global Select Market and, therefore, is subject to the rules of The NASDAQ Stock Market LLC for companies with equity securities listed for trading on that exchange. One of those rules requires that a listed company’s shareholders must approve any issuance of securities of the listed company in an acquisition of stock or assets of another company if the shares to be issued (i) are or will be equal to or in excess of 20% of the shares of common stock of the listed company outstanding immediately prior to the issuance of such new shares or (ii) will have voting power that is or will be equal to or in excess of the voting power of the listed company in effect immediately prior to the issuance of such new shares. The shares of Independent common stock to be issued in the merger are expected to exceed in number and voting power 20% of the number and voting power of the shares of Independent common stock that will be outstanding immediately prior to the issuance of those shares in the merger. Independent does not expect to have other voting securities outstanding at any time prior to the closing of the merger. As a result and in view of the SEC’s position regarding bundling proposals to be voted on at meetings of shareholders, Independent will have its shareholders vote on the issuance of the shares of Independent common stock in the merger separately from voting on the reorganization agreement. If either of the proposals mentioned above does not receive the requisite affirmative vote from the Independent shareholders, the merger will not be consummated.

Q:	What votes are required for approval of the reorganization agreement and the merger?

A:	Carlile shareholders: Approval of the reorganization agreement and the merger by Carlile shareholders requires the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Carlile voting common stock entitled to vote at the Carlile special meeting on the proposal to approve the reorganization agreement and the merger, or at least shares of Carlile voting common stock if no other shares of Carlile voting common stock are issued.

Independent shareholders: Approval of the reorganization agreement and the merger by Independent shareholders requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Independent common stock or at least          shares of Independent common stock if no other shares of Independent common stock are issued.

Q:	What votes are required to adjourn the special meeting?

A:	Carlile shareholders: Adjournment of the Carlile special meeting requires the approval of the holders of a majority of the issued and outstanding shares of Carlile voting common stock entitled to vote and present or represented by proxy at the Carlile special meeting.

Independent shareholders: To adjourn the Independent special meeting, the affirmative vote of a majority of votes cast on such proposal at the meeting is required.

Q:	What vote is required to approve the issuance of shares of Independent common stock that will exceed in number and voting power 20% of the number and voting power of outstanding shares of Independent common stock?

A:	Such issuance must be approved by the affirmative vote of a majority of the total votes cast by the shareholders of Independent entitled to vote on such proposal at the Independent special meeting.

Q:	What vote is required to elect the three named director nominees for election as directors of Independent at the Independent special meeting?

A:	Election of the three named director nominees as directors of Independent requires the affirmative vote of the holders of a plurality of all votes cast by holders of shares entitled to vote on such election of directors at the Independent special meeting.

Q:	How does the board of directors of Carlile recommend that I vote at the special meeting?

A:	The board of directors of Carlile unanimously recommends that Carlile shareholders vote their shares as follows:

Carlile Proposal One: FOR the approval of the reorganization agreement and the merger; and

Carlile Proposal Two: FOR the adjournment of the Carlile special meeting to a later date or dates if the board of directors of Carlile determines it is necessary to permit solicitation of additional proxies if there are not sufficient votes at the time of the Carlile special meeting to constitute a quorum or to approve the reorganization agreement and the merger.

Q:	How does the board of directors of Independent recommend that I vote at the Independent special meeting?

A:	The board of directors of Independent unanimously recommends that Independent shareholders vote their shares as follows:

Independent Proposal One: FOR the approval of the reorganization agreement and the merger;

Independent Proposal Two: FOR the approval of the issuance of shares of Independent common stock to the Carlile shareholders as merger consideration under the reorganization agreement that in number and voting power will exceed 20% of the number and voting power of the shares of Independent common stock that will be outstanding immediately prior to the issuance of the shares of Independent common stock in the merger;

Independent Proposal Three: FOR the election of each of Tom C. Nichols, Mark K. Gormley and Christopher M. Doody as directors of Independent to fill the vacancies on the Independent board of directors, with the election of such directors being subject to the merger’s completion; and

Independent Proposal Four: FOR the adjournment of the Independent special meeting to a later date or dates if the board of directors of Independent determines it is necessary to permit solicitation of additional proxies if there are not sufficient votes at the time of the Independent special meeting to constitute a quorum or to approve the first three proposals listed above.

Q:	Do I have any rights to avoid participating in the merger?

A:	Holders of Carlile Voting Common Stock: Each holder of Carlile voting common stock has the right to dissent from the merger and seek payment of the appraised fair value of his or her shares of Carlile voting common stock in cash. In order for a shareholder of Carlile to perfect his or her right to dissent, such shareholder must:

•	deliver to Carlile a written objection to the merger prior to the Carlile special meeting that states that such shareholder will exercise his or her right to dissent if the reorganization agreement and the merger are approved and the merger is completed;

•	vote his or her shares of Carlile voting common stock against approval of the reorganization agreement and the merger at the Carlile special meeting;

•	not later than the 20th day after Independent sends such shareholder notice that the merger was completed, deliver to Independent a written demand for payment of the fair value of his or her shares of Carlile voting common stock that states the number and class of shares of Carlile capital stock the shareholder owns (i.e., that states that he or she owns a particular number of the shares of Carlile voting common stock), his or her estimate of the fair value of such shares and an address to which a notice relating to the dissent and appraisal procedures may be sent; and

•	not later than the 20th day after he or she makes that demand, submit to Independent the certificates representing his or her shares of Carlile voting common stock.

The steps that a holder of Carlile voting common stock must follow to perfect his or her right of dissent are described in greater detail under the caption “The Merger—Dissenters’ Rights of Carlile Shareholders”

starting on page 131, and this discussion is qualified by that description and by the text of the provisions of the TBOC relating to rights of dissent set forth in Appendix D hereto. The appraised fair value of any number of shares of Carlile voting common stock may be more or less than the value of the shares of the Independent common stock that would be issued in exchange for that number of shares of Carlile voting common stock in the merger. If the holders of more than 5% of the outstanding shares of Carlile common stock (including the outstanding shares of Carlile nonvoting common stock) dissent from the merger, Independent has the right to terminate the reorganization agreement and to not consummate the merger.

Holders of Carlile Nonvoting Common Stock: The holders of Carlile nonvoting common stock are not entitled to appraisal rights or dissenters’ rights in connection with the merger under Texas law or under the governing documents of Carlile with respect to their shares of Carlile nonvoting common stock.

Independent shareholders: No. The shareholders of Independent are not entitled to appraisal rights or dissenters’ rights in connection with the merger under Texas law or under the governing documents of Independent.

Q:	What happens if I transfer my shares after the record date for the special meetings?

A:	Holders of Carlile Voting Common Stock: The record date for the Carlile special meeting is earlier than the expected date of completion of the merger. Therefore, if you transfer your shares of Carlile voting common stock after the record date, but prior to the effective time of the merger, you will retain the right to vote at the Carlile special meeting, but the right to receive the merger consideration will transfer with the shares of Carlile voting common stock.

Holders of Carlile Nonvoting Common Stock: If you hold shares of Carlile nonvoting common stock of record and transfer those shares after the record date for the Carlile special meeting, but prior to the effective time of the merger, you may still attend the special meeting, but the right to receive merger consideration will transfer with the shares of Carlile nonvoting common stock you transfer.

Independent shareholders: The record date for the Independent special meeting is earlier than the expected date of completion of the merger. Therefore, if you transfer your shares of Independent common stock after the applicable record date, but prior to the merger’s completion, you will retain the right to vote at the Independent special meeting.

Q:	What do I need to do now?

A:	Holders of Carlile Voting Common Stock: After you have thoroughly read and considered the information contained in this joint proxy statement/prospectus, you simply need to vote your shares of Carlile voting common stock at the Carlile special meeting. The process for voting your shares depends on how your shares are held. Generally you may hold shares as the “record holder” (that is, in your own name) or in “street name” (that is, through a nominee, such as a broker or a bank). If you hold shares in “street name,” you are considered the beneficial owner of those shares.

If you are a record holder, you may vote by proxy or you may attend the Carlile special meeting and vote in person the shares of Carlile voting common stock you are entitled to vote at the Carlile special meeting. If you are a record holder on the record date for the Carlile special meeting and want to vote your shares of Carlile voting common stock by proxy, simply indicate on the proxy card(s) applicable to your shares of Carlile common stock how you want to vote and sign, date and mail your proxy card(s) in the enclosed envelope as soon as possible, but in any event no later than the time necessary for your proxy card to be actually received by Carlile prior to the vote at the Carlile special meeting.

Your proxy card must be received by Carlile by no later than the time the polls close for voting at the Carlile special meeting for your vote to be counted at the Carlile special meeting.

Voting your shares by proxy will enable your shares of Carlile voting common stock to be represented and voted at the Carlile special meeting if you do not attend the special meeting and vote your shares in person.

Holders of Carlile Nonvoting Common Stock: There are no actions that holders of Carlile nonvoting common stock need to take with respect to the Carlile special meeting.

Independent shareholders: After you have thoroughly read and considered the information contained in this joint proxy statement/prospectus, you simply need to vote your shares of Independent common stock at the Independent special meeting. The process for voting your shares depends on how your shares are held. Generally you may hold shares as the “record holder” (that is, in your own name) or in “street name” (that is, through a nominee, such as a broker or a bank). If you hold shares in “street name,” you are considered the beneficial owner of those shares.

If you are a record holder on the record date for the Independent special meeting, you may vote by proxy or you may attend the Independent special meeting and vote in person. If you are a record holder and want to vote you shares by proxy, you have three ways to vote:

•	simply indicate on the proxy card(s) applicable to your Independent common stock how you want to vote and sign, date and mail your proxy card(s) in the enclosed pre-addressed postage-paid envelope as soon as possible, but in any event no later than the time necessary for your proxy card to be actually received by Independent prior to the vote at the Independent special meeting;

•	call 1 (866) 883-3382 using a touch-tone telephone and follow the instructions provided on the call; or

•	go to the website www.proxypush.com/ibtx and follow the instructions for Internet voting on that website.

Your proxy card must be received by Independent by no later than the time the polls close for voting at the Independent special meeting for your vote to be counted at the meeting. Please note that telephone and Internet voting will close at 11:59 p.m. Central Time, on                    , 2017.

Voting your shares by proxy will enable your shares of Independent common stock to be represented and voted at the Independent special meeting if you do not attend the Independent special meeting and vote your shares in person.

Q:	If my shares of voting common stock are held in “street name” by my broker, will my broker vote my shares for me?

A:	If your broker has not provided to you a proxy that allows you to vote your shares of voting common stock that it holds for you, your broker may vote your shares of voting common stock on the reorganization agreement and the merger proposal and, in the case of shares of Independent common stock, the proposals regarding the issuance of shares of Independent common stock to the Carlile shareholders in connection with the merger and the election of the three named director nominees as directors of Independent only if you provide instructions to your broker on how to vote. You should instruct your broker how to vote your shares of voting common stock, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted, which will have the same effect as a vote against the proposal to approve the reorganization agreement and the merger.

Q:	How will my shares be voted if I return a signed and dated proxy card, but don’t specify how my shares will be voted?

A:	Holders of Carlile Voting Common Stock: The shares to which such proxy card relates will be voted FOR approval of the reorganization agreement and the merger and FOR any adjournments of the meeting that the board of directors of Carlile deems necessary.

Independent shareholders: The shares to which such proxy card relates will be voted FOR approval of the reorganization agreement and the merger, FOR approval of the issuance of shares of Independent common stock to the Carlile shareholders in connection with the merger, FOR election of each of the three named director nominees for election as directors of Independent to fill the vacancies on the Independent board of directors, and FOR any adjournments of the meeting that the board of directors of Independent deems necessary.

Q:	Can I attend the special meeting and vote in person?

A:	Carlile shareholders: Yes. All Carlile shareholders are invited to attend the Carlile special meeting. However, only holders of record of Carlile voting common stock on the record date for the Carlile special meeting can vote, whether in person or by proxy, at the Carlile special meeting.

Independent shareholders: Yes. All Independent shareholders are invited to attend the Independent special meeting. Shareholders of record on the record date for the Independent special meeting can vote in person at the Independent special meeting.

If your shares of Independent or Carlile are held in “street name,” then you are not the shareholder of record. In order for you to vote the shares that you beneficially own and that are held in “street name” in person at the special meeting, you must bring a legal proxy from the broker, bank or other nominee that was the record holder of your shares held in “street name” as of 5:00 p.m. on                    , 2017, confirming that you were the beneficial owner of those shares as of 5:00 p.m. on                    , 2017, stating the number of shares of which you were the beneficial owner that were held for your benefit at that time by that broker, bank or other nominee and appointing you as the record holder’s proxy to vote the shares covered by that proxy at the special meeting.

Q:	May I change my vote after I have submitted my proxy card?

A:	Carlile shareholders: Yes. If a Carlile shareholder is a holder of record of shares of Carlile voting common stock, he or she may change his or her vote prior to such time that the proxy card for any such holder of Carlile voting common stock must be received by:

•	delivering to Carlile prior to such time a written notice of revocation addressed to: Ms. Mindy Hegi, Chief Financial Officer, Carlile Bancshares, Inc., 201 Main Street, Suite 1320, Fort Worth, Texas 76102;

•	completing, signing and returning to Ms. Mindy Hegi, the Chief Financial Officer of Carlile, at the address appearing above prior to such time a new proxy card dated with a later date than the date with which your original proxy card was dated, in which case any earlier proxy will be revoked automatically; or

•	attending the Carlile special meeting and voting in person by ballot, in which case any earlier proxy will be revoked. However, simply attending the Carlile special meeting without voting on a proposal by ballot will not revoke your proxy previously provided.

If your shares are held in “street name” and you desire to change any voting instructions you have previously given to the record holder of the shares of which you are the beneficial owner, you should contact the broker, bank or other nominee holding your shares in “street name” in order to direct a change in the manner your shares will be voted.

Independent shareholders: Yes. Regardless of the method used to cast a vote, if an Independent shareholder is a holder of record, he or she may change his or her vote by:

•	delivering to Independent prior to the Independent special meeting a written notice of revocation addressed to: Jan Webb, Corporate Secretary, 1600 Redbud Boulevard, Suite 400, McKinney, Texas 75069-3257;

•	completing, signing and returning a new proxy card dated with a later date than the date on your original proxy card prior to such time that the proxy card for any such holder of Independent common stock must be received, in which, are any earlier proxy will be revoked automatically;

•	logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so, and following the instructions indicated on the proxy card prior to 11:59 p.m. on , 2017; or

•	attending the Independent special meeting and voting in person, in which case any earlier proxy will be revoked. However, simply attending the Independent special meeting without voting on a proposal will not revoke your proxy previously provided as to that proposal.

If your shares are held in “street name” and you desire to change any voting instructions you have previously given to the record holder of the shares of which you are the beneficial owner, you should contact the broker, bank or other nominee holding your shares in “street name” in order to direct a change in the manner your shares will be voted.

Q:	What happens if I abstain from voting or fail to instruct my broker to vote?

A:	Carlile shareholders: If you are a record holder of Carlile voting common stock and you abstain from voting or if you hold your shares of Carlile voting common stock in “street name” and you instruct your broker to abstain from voting such shares or fail to instruct your broker to vote your shares and the broker submits a proxy, referred to as a broker nonvote, then the abstention or broker nonvote of shares of Carlile voting common stock will be counted towards a quorum at the Carlile special meeting, but such shares will have the same effect as a vote against the proposal to approve the reorganization agreement and the merger and the proposal to adjourn the special meeting, if necessary.

Independent shareholders: If you are a record holder of Independent common stock and you abstain from voting or if you hold your shares of Independent common stock in “street name” and you instruct your broker to abstain from voting on the proposals or you fail to instruct your broker to vote your shares even if the broker submits a proxy, referred to as a broker nonvote, then the abstention or broker nonvote of shares of Independent common stock will be counted towards a quorum at the Independent special meeting, but such shares will have the same effect as a vote against the proposal to approve the reorganization agreement and the merger. Abstentions and broker nonvotes will have no effect on the proposals to regarding the issuance of shares of Independent common stock to Carlile shareholders in connection with the merger, to elect the three nominees for election as directors of Independent named in this joint proxy statement/prospectus to fill the vacancies on the Independent board of directors, or to adjourn the Independent special meeting, if necessary.

Q:	Should Carlile shareholders send in their stock certificates now?

A:	No. As soon as practical after the effective time, with the intent for that to be no later than five business days after the effective time of the merger, Wells Fargo Shareowner Services, Independent’s exchange agent, will send the Carlile shareholders written instructions for exchanging their stock certificates. Carlile shareholders should not send their Carlile stock certificates with their proxy card.

Q:	Who can help answer my questions?

A:	Carlile shareholders: If you have additional questions about the merger, you should contact Ms. Mindy Hegi, Chief Financial Officer, Carlile Bancshares, Inc., 201 Main Street, Suite 1320 Fort Worth, Texas 76102, telephone (817) 877-4400.

Independent shareholders: If you have additional questions about the merger, you should contact Jan Webb, Corporate Secretary, Independent Bank Group, Inc., 1600 Redbud Boulevard, Suite 400, McKinney, Texas 75069, telephone (972) 562-9004.

[The balance of this page intentionally left blank.]

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you regarding the merger and related matters. Independent and Carlile urge you to carefully read this entire document and the other information that is referred to in this joint proxy statement/prospectus or contained in the reports and documents incorporated by reference in this joint proxy statement/prospectus. These documents will give you a more complete description of the items for consideration at the special meeting. For more information about Independent and Carlile, see “Where You Can Find More Information” on page 193. Independent has included page references in this summary to direct you to other places in this joint proxy statement/prospectus where you can find a more complete description of the topics that Independent has summarized.

The	Companies

Independent Bank Group, Inc.

1600 Redbud Boulevard, Suite 400

McKinney, Texas 75069-3257

(972) 562-9004

www.ibtx.com

Independent, a Texas corporation, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, or the BHC Act. Through Independent Bank, its wholly owned subsidiary bank, which is a Texas state bank, Independent provides a wide range of relationship driven, commercial banking products and services. Independent currently operates a total of 41 full-service banking centers in the Dallas/North Texas metropolitan area, including McKinney, Dallas, Plano and Sherman/Denison, the greater Austin, Texas, area, including Austin and Waco, and the Houston, Texas metropolitan area. As of September 30, 2016, on a consolidated basis, Independent had total assets of $5.7 billion, total loans of $4.3 billion, total deposits of $4.4 billion and shareholders’ equity of $643 million.

Independent’s common stock is traded on the NASDAQ Global Select Market under the symbol “IBTX.”

Carlile Bancshares, Inc.

201 Main Street, Suite 1320

Fort Worth, Texas 76201

817-877-4440

www.carlilebancshares.com

Carlile Bancshares, Inc., a Texas corporation, is a bank holding company registered under the BHC Act. Carlile conducts its banking operations through its wholly owned subsidiary, Northstar Bank, a Texas banking association, that operates 24 full service banking locations in Texas and 18 full service banking locations in Colorado. As of September 30, 2016, Carlile, on a consolidated basis, reported total assets of $2.3 billion, total loans of $1.5 billion, total deposits of $1.9 billion and total equity capital of $383 million.

Proposed Merger

The reorganization agreement is attached to this joint proxy statement/prospectus as Appendix A. Please read the entire reorganization agreement. It is the legal document that governs the merger.

Terms of the Merger (page 76)

The reorganization agreement provides for Independent to acquire all of the issued and outstanding securities of Carlile through the merger of Carlile with and into Independent, with Independent being the surviving corporation following the merger. If the shareholders of Carlile and Independent approve the reorganization agreement at the special meetings, and if the required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are satisfied or are waived by the party entitled to do so, Independent and Carlile anticipate that the merger will be completed on April 1, 2017, although delays could occur.

Independent is the sole shareholder of Independent Bank, and Carlile is the sole shareholder of Northstar Bank. Upon the merger’s completion, both Independent Bank and Northstar Bank will be wholly owned subsidiaries of Independent. Pursuant to the reorganization agreement, immediately following the merger’s completion, Northstar Bank will merge with and into Independent Bank, with Independent Bank being the surviving bank following the bank merger.

The merger will be accounted for as an acquisition of Carlile and Northstar Bank by Independent and Independent Bank under the acquisition method of accounting in accordance with the Financial Accounting Standard Board’s Accounting Standard Codification Topic 805, “Business Combinations.”

Treatment of Shares of Carlile Common Stock (page 76)

As a result of the merger, holders of Carlile voting common stock and Carlile nonvoting common stock will be entitled to receive whole shares of Independent common stock in exchange for their shares of Carlile voting common stock and Carlile nonvoting common stock. The fraction of a share of Independent common stock to be issued in exchange for a share of Carlile voting common stock and for a share of Carlile nonvoting common stock will be the same. Independent will pay cash in lieu of issuing fractional shares. After the merger, the Carlile shareholders will no longer be owners of Carlile common stock. As a result of the merger, certificates of Carlile common stock will represent only the right to receive the merger consideration pursuant to the reorganization agreement. Carlile will cease to exist following the merger’s completion.

If the shareholders of Carlile and Independent approve the reorganization agreement and the merger, the Independent shareholders approve the issuance of shares of Independent common stock in the merger, the necessary regulatory approvals of the merger are received, and the merger is completed, assuming the Average Stock Price were $63.30 (the closing price for a share of Independent common stock on January 11, 2017), 35,064,719 shares of Carlile common stock are outstanding immediately prior to the merger (which assumes that none of the outstanding options to acquire Carlile common stock are exercised after the date of this joint proxy statement/prospectus), Carlile has adjusted tangible equity of at least $200 million on the tangible equity determination date, and the aggregate payment to cash out the holders of the Carlile stock options were approximately $19.8 million (which includes $1.6 million paid by Carlile in December 2016 in connection with the cancellation of certain options to purchase Carlile common stock), each of the shares of Carlile common stock then outstanding would be exchanged for 0.2522 of a share of Independent common stock and all of those outstanding shares of Carlile common stock would be exchanged for an aggregate of 8,843,322 shares of Independent common stock. For more detail on this estimate, please see “The Merger—Estimated Number of Shares of Carlile Common Stock to be Issued and Outstanding on the Closing Date” on page  79.

Treatment of Carlile Stock Options (page 77)

Pursuant to the terms of the reorganization agreement and the Carlile Equity Incentive Plan, the administrator of that plan will unilaterally provide for the vesting of each outstanding and unvested option to acquire shares of Carlile common stock not fully vested and immediately exercisable as of the fifth business day prior to the closing date of the merger. All of the outstanding options to acquire shares of Carlile common stock will then no longer be subject to forfeiture and will be immediately exercisable. Each such option that is not exercised prior to the effective time of the merger will be automatically cashed out under the terms of the Carlile Equity Incentive Plan and the holder of each cashed out Carlile stock option will have the right to receive a cash payment in an amount equal to the difference between (X) the quotient of (a) the sum of (I) the aggregate number of shares of Independent common stock into which the shares of Carlile common stock will be converted in the merger multiplied by the Average Stock Price, plus (II) an amount equal to any cash distribution by Carlile to its shareholders as permitted by the reorganization agreement that is not a return of capital to its shareholders plus (III) the aggregate exercise price payable to exercise the Carlile stock options divided by (b) the sum of (i) the number of shares of Carlile common stock outstanding immediately prior to the merger’s effective time plus (ii) the number of shares of Carlile common stock underlying the Carlile stock options outstanding and unexercised at the effective time of the merger plus (iii) 190,000 shares, representing the shares of Carlile common stock underlying the Carlile stock options that were cancelled in December 2016 minus (Y) the exercise price of such Carlile stock option. Such amount will be paid to the option holders within five business days following the closing date of the merger.

In connection with certain tax planning matters being conducted by Carlile, in December 2016, Carlile cancelled options to purchase an aggregate of 190,000 shares of Carlile voting common stock that were previously held by certain executive officers of Carlile in exchange for aggregate cash consideration of approximately $1.6 million. In an effort to ensure that these executive officers ultimately receive the same consideration upon the cancellation of their options that other Carlile option holders will receive from Independent following consummation of the merger, the executive officers and Independent agreed to a true-up mechanism whereby: (i) in the event that the cash amount paid to cancel each option is less than the Per Option Share Price (as defined in the reorganization agreement), Independent would make an additional cash payment to the executive officers equal to the amount of the deficiency multiplied by the number of their options cancelled in December 2016; and (ii) in the event that the cash amount paid to cancel each option is greater than the Per Option Share Price, the aggregate Option Holder Payment (as defined in the reorganization agreement) to which the executive officers will be entitled to receive from Independent upon consummation of the merger would be reduced, on a dollar-for-dollar basis, by the amount of the excess multiplied by the number of their options cancelled in December 2016. As a result of this true-up procedure, the executive officers who have received a cash payment in exchange for the cancellation of a portion of their stock options in December 2016 will receive the same net cash amount in exchange for those cancelled stock options as will be received by all other Carlile option holders upon the consummation of the merger. In addition, each of Carlile and Independent further clarified their intent that the cash payments made to the executive officers in exchange for the cancellation of a portion of their options to purchase Carlile common stock will be disregarded from the calculation of the adjusted tangible equity of Carlile so as to ensure that such payments do not otherwise affect the Carlile Share Exchange Ratio or the amount of any pre-closing distribution by Carlile as permitted by the reorganization agreement.

Estimated Number of Shares of Carlile Common Stock to be Issued and Outstanding on the Closing Date (page 79)

The amount of per share merger consideration to be received by the Carlile shareholders is dependent, among other factors, upon the number of shares of Carlile common stock issued and outstanding immediately prior to the effective time of the merger. As of January 11, 2017, 35,064,719 shares of Carlile common stock were issued and outstanding and options to purchase 2,504,726 shares of Carlile common stock were outstanding and unexercised. Carlile anticipates that none of those stock options will be exercised prior to the merger’s effective time. However, if all of the currently outstanding options to purchase Carlile common stock are exercised, 37,569,445 shares of Carlile common stock would be issued and outstanding immediately prior to the effective time of the merger. For more detail on these estimates, please see “The Merger—Estimated Number of Shares of Carlile Common Stock to be Issued and Outstanding on the Closing Date” on page 79. The shares of Carlile common stock outstanding at the tangible equity determination date will include all shares of restricted stock of Carlile common stock currently outstanding. Pursuant to the terms of the reorganization agreement and the provisions of the Carlile Equity Incentive Plan, the administrator of that plan will unilaterally provide for the vesting of each outstanding and unvested share of restricted Carlile stock as of the fifth business day prior to the closing date of the merger. Upon such vesting, such restricted stock will no longer be subject to forfeiture or to the restrictions imposed by the provisions of the Carlile Equity Incentive Plan or any award agreement. Such shares will be exchanged for shares of Independent common stock in the merger on the same basis as all other shares of Carlile common stock outstanding immediately prior to the effective time of the merger.

Possible Downward Adjustment to the $434 Million Amount to be Used in the Calculation of the Carlile Share Exchange Ratio (page 79)

The agreed amount to be used in the calculation of the Carlile Share Exchange Ratio and, therefore, to determine the fraction of a share of Independent common stock to be exchanged for each share of Carlile common stock in the merger and to calculate the amount of cash to be paid in the cashout of the Carlile stock options is $434 million, which is the agreed value of all of the outstanding shares of Carlile common stock and all of the outstanding and unexercised Carlile stock options. This agreed amount will be adjusted downward if the adjusted tangible equity of Carlile is less than $200 million on the fifth business day prior to the merger’s closing date. Specifically, if on that date Carlile’s adjusted tangible equity is less than $200 million, the $434 million agreed amount used in the calculation of the Carlile Share Exchange Ratio would be reduced by an amount equal to the difference between $200 million minus the actual Carlile adjusted tangible equity as of such date.

Pursuant to the terms of the reorganization agreement, the adjusted tangible equity of Carlile will be determined from Carlile’s financial statements prepared in accordance with GAAP, adjusted as provided for below. Any unrealized gains or losses in investment securities held by Carlile and the amount paid by Carlile in December 2016 to cash out a portion of the options to purchase shares of Carlile common stock then held by certain executive officers of Carlile will be excluded from the calculation of Carlile’s adjusted tangible equity.

As of December 31, 2016, the estimated adjusted tangible equity of Carlile (calculated in accordance with GAAP) was $     million. For purposes of determining the Carlile Share Exchange Ratio, that amount of Carlile’s adjusted tangible equity will be increased by the amount of the consolidated net income of Carlile or decreased by the amount of the consolidated net loss of Carlile from January 1, 2017 through the tangible equity determination date and reduced by the amount of certain costs and expenses to be incurred by Carlile in connection with the merger. Carlile currently estimates that it will have consolidated net income of between $     million and $     million from January 1, 2017 through March 24, 2017, which date would be the tangible equity determination date assuming that the closing date of the merger will be March 31, 2017 and the effective date of the merger will be April 1, 2017.

The table set forth below shows the range of estimates for the amounts that will affect the calculation of Carlile’s adjusted tangible equity, assuming the closing of the merger occurs on March 31, 2017:

	Low	High
Estimated adjusted tangible equity of Carlile as of December 31, 2016	$	$
Estimated consolidated net income of Carlile for the period from January 1, 2017 through March 24, 2017
Estimated costs and expenses of Carlile and Northstar Bank related to the merger, on an after tax equivalent basis, and other deductions contemplated by the reorganization agreement

Estimated adjusted tangible equity of Carlile as of March 24, 2017	$	$

If Carlile achieves the estimates in the range set forth above, Carlile’s adjusted tangible equity as of the closing date would be greater than $200 million, and, thus, the $434 million agreed amount used in the calculation of the Carlile Share Exchange Ratio would not be adjusted downward. No upward adjustment of the amount used to determine the Carlile Share Exchange Ratio and, thus, to calculate the fraction of a share of Independent common stock to be issued in exchange for a share of Carlile common stock in the merger, will be made as a result of Carlile adjusted tangible equity exceeding $200 million at the date of calculation.

The amounts shown in the table above are only estimates and are based upon several assumptions, many of which are beyond the control of Carlile and Northstar Bank. Accordingly, the actual amount of Carlile’s adjusted tangible equity on the tangible equity determination date may vary from either of the estimated amounts of adjusted tangible equity shown in the table above. Carlile will not resolicit proxies from holders of its common stock in the event that Carlile adjusted tangible equity is below $200 million on the tangible equity determination date and the $434 million agreed amount used in the calculation of the Carlile Share Exchange Ratio is adjusted downward as Carlile has no right to do so under the reorganization agreement. For more information regarding how the Carlile adjusted tangible equity will be calculated and how Carlile has estimated what that amount will be on or about March 24, 2017, the anticipated tangible equity determination date, please see “The Merger—Possible Downward Adjustment to the $434 Million Agreed Amount to be Used in the Calculation of the Carlile Share Exchange Ratio” beginning on page  79.

Value of the Merger Consideration To Be Received (page 82)

The following tables set forth a potential range of values of the consideration that holders of Carlile common stock and holders of the Carlile stock options may receive upon the merger’s completion based on a number of variables and not taking into account any cash that may be issued in lieu of fractional shares. The values in the following tables depend, in part, on the Average Stock Price assumed to exist and the Independent common stock price used to determine the value of the shares of Independent common stock that would be issued in the merger. The actual Average Stock Price, determined as provided in the reorganization agreement may be materially less or more than assumed Average Stock Price in each of the tables below and the price at which a share of Independent common stock is trading in the market at the effective time of the merger may be materially less or more than the stock price assumed for determining the value of the merger consideration shown in each of the tables below. As a result, the actual amounts and value of the merger consideration received by the Carlile shareholders and the holders of Carlile stock options in the merger may differ materially from those amounts and values set forth in any or all of the following tables.

Table I

The following table has been prepared based on the assumptions that:

•	35,064,719 shares of Carlile common stock are outstanding on the closing date of the merger;

•	Carlile has $200 million of adjusted tangible equity on the tangible equity determination date;

•	the Average Stock Price is $63.30, which was the closing price for a share of Independent common stock on the NASDAQ Global Select Market on January 11, 2017;

•	the value of a share of Independent common stock at the effective time of the merger is equal to the assumed Average Stock Price noted above; and

•	no Carlile stock options are exercised prior to closing.

Fraction of a Share of Independent Common Stock Received Per Share of Carlile Common Stock
0.2522
Value of the Fraction of a Share of Independent Common Stock Received
$15.96
Aggregate Number of Shares of Independent Common Stock Issued as Merger Consideration
8,843,322
Value of Aggregate Independent Common Stock Issued As Merger Consideration
$559,782,291
Aggregate Cash Payments to Options Holders
$19,789,142
Aggregate Merger Consideration
$579,571,433

Table II

The following table has been prepared based on the assumptions that:

•	35,064,719 shares of Carlile common stock are outstanding on the closing date of the merger;

•	Carlile has $195 million of tangible equity on the pertinent equity determination date;

•	the Average Stock Price is $63.30;

•	the value of a share of Independent common stock at the effective time of the merger is equal to the assumed Average Stock Price noted above; and

•	no Carlile stock options are exercised prior to closing.

Fraction of a Share of Independent Common Stock Received Per Share of Carlile Common Stock
0.2494
Value of the Fraction of a Share of Independent Common Stock Received
$15.79
Aggregate Number of Shares of Independent Common Stock Issued as Merger Consideration
8,745,141
Value of Aggregate Independent Common Stock Issued As Merger Consideration
$553,567,420
Aggregate Cash Payments to Options Holders
$19,251,746
Aggregate Merger Consideration
$572,819,166

Table III

The following table has been prepared based on the assumptions that:

•	35,064,719 shares of Carlile common stock are outstanding on the closing date of the merger;

•	Carlile has $200 million of adjusted tangible equity (as calculated in accordance with the terms of the reorganization agreement) on the tangible equity determination date;

•	the Average Stock Price is $53.95, which was the closing price of a share of Independent common stock on the NASDAQ Global Select Market on November 18, 2016, the trading day immediately preceding the day on which the execution of the reorganization agreement was announced to the public by Independent;

•	the value of a share of Independent common stock at the effective time of the merger is equal to the assumed Average Stock Price noted above; and

•	no Carlile stock options are exercised prior to closing.

Fraction of a Share of Independent Common Stock Received Per Share of Carlile Common Stock
0.2539
Value of the Fraction of a Share of Independent Common Stock Received
$13.70
Aggregate Number of Shares of Independent Common Stock Issued as Merger Consideration
8,902,932
Value of Aggregate Independent Common Stock Issued As Merger Consideration
$480,313,190
Aggregate Cash Payments to Options Holders
$13,679,553
Aggregate Merger Consideration Based on Average Stock Price
$493,992,742

Table IV

The following table has been prepared based on the assumptions that:

•	35,064,719 shares of Carlile common stock are outstanding on the closing date of the merger;

•	Carlile has $195 million of adjusted tangible equity on the tangible equity determination date;

•	the Average Stock Price is $53.95;

•	the value of a share of Independent common stock at the effective time of the merger is equal to the assumed Average Stock Price noted above; and

•	no Carlile stock options are exercised prior to closing.

Fraction of a Share of Independent Common Stock Received Per Share of Carlile Common Stock
0.2511
Value of the Fraction of a Share of Independent Common Stock Received
$13.55
Aggregate Number of Shares of Independent Common Stock Issued as Merger Consideration
8,804,751
Value of Aggregate Independent Common Stock Issued As Merger Consideration
$475,016,313
Aggregate Cash Payments to Options Holders
$13,212,544
Aggregate Merger Consideration
$488,228,857

The value of the total merger consideration and the per share merger consideration will increase or decrease based upon fluctuations in the market price of Independent common stock occurring prior to the closing of the merger.

Other Financial Aspects of the Merger (Page 85)

Under the terms of the reorganization agreement, Carlile may make cash distributions to its shareholders of up to an aggregate of $55,250,000 after the date of the reorganization agreement and prior to the effective time of the merger, a portion of which may be in the form of a return of capital to the Carlile shareholders. In addition, if the closing of the merger does not occur on or before June 30, 2017, the amount of cash distributions Carlile may make under the reorganization agreement will be increased by an amount equal to the consolidated net income of Carlile from July 1, 2017 through the tangible equity determination date for the adjusted tangible equity of Carlile. Carlile made cash distributions of $52,600,000 to its shareholders in December 2016 as a return of capital to the Carlile shareholders. Depending on the adjusted tangible equity of Carlile at the tangible equity determination date, Carlile may make additional cash distributions that, together with the December 2016 distributions, do not exceed the upper limit on such distributions. All such cash distributions made after December 31, 2016 will reduce the amount of adjusted tangible equity of Carlile.

Material U.S. Federal Income Tax Consequences (page 127)

The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as amended, or the Code, for U.S. federal income tax purposes, and the closing is conditioned upon the receipt by Independent of an opinion from Andrews Kurth Kenyon LLP, special counsel to Independent, and the receipt by Carlile of an opinion from Fenimore, Kay, Harrison & Ford, LLP, counsel to Carlile, to the effect that the merger so qualifies. This summary of U.S. federal income tax consequences assumes that the merger will be consummated as described in the reorganization agreement and this joint proxy statement/prospectus and that Independent and Carlile will not waive the opinion condition described in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger—Tax Opinions.” If the merger qualifies as such a reorganization, the material U.S. federal income tax consequences of the merger to a U.S. holder of Carlile common stock will generally be as follows: a holder of Carlile common stock will not recognize gain or loss as a result of the surrender of shares of Carlile common stock solely in exchange for shares of Independent common stock pursuant to the merger, except with respect to cash received instead of a fractional share of Independent common stock. A holder of Carlile common stock who receives cash instead of a fractional share of Independent common stock will be treated as having received the fractional share in the merger and then as having exchanged the fractional share for cash. This holder of Carlile common stock will generally recognize gain or loss equal to the difference between the holder’s adjusted tax basis in the Carlile common stock allocable to the fractional share and the amount of cash received.

For further information, please refer to “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.” The U.S. federal income tax consequences described above may not apply to all holders of Carlile common stock. The tax consequences to a holder of Carlile common stock will depend on his or her individual situation. Accordingly, we strongly urge holders of Carlile common stock to consult their tax advisors for a full understanding of the particular tax consequences of the merger to them.

Fairness Opinion of Financial Advisor to Independent (page 90)

Stephens, Inc., or Stephens, has delivered a written opinion to the board of directors of Independent that, as of the date of the reorganization agreement, based upon and subject to certain matters stated in the opinion, the consideration to be paid in the merger by Independent is fair, from a financial point of view, to Independent. This opinion is attached to this joint proxy statement/prospectus as Appendix B. The opinion of Stephens is not a recommendation to any Independent shareholder as to how to vote on the proposals to approve the reorganization agreement, the merger or the issuance of Independent common stock to the shareholders of Carlile in the merger. You should read this opinion completely to understand the procedures followed, matters considered and limitations on the reviews undertaken by Stephens in providing its opinion.

Fairness Opinion of Financial Advisor to Carlile (page 96)

Sandler O’Neill & Partners, L.P., or Sandler O’Neill, has delivered a written opinion, dated November 21, 2016, to the board of directors of Carlile to the effect that, as of the date of the opinion, based upon and subject to certain matters stated in the opinion, the aggregate merger consideration was fair to the holders of Carlile common stock, collectively as a group, from a financial point of view. This opinion is attached to this joint proxy statement/prospectus as Appendix C. The opinion of Sandler O’Neill is not a recommendation to any Carlile shareholder as to how to vote on the proposal to approve the reorganization agreement and the merger. You should read this opinion completely to understand the procedures followed, matters considered and limitations on the reviews undertaken by Sandler O’Neill in providing its opinion.

Independent Plans to Continue Payment of Quarterly Dividends (page 179)

Independent paid a cash dividend of $0.08 per share to its shareholders in each of the first three quarters of 2016 and a cash dividend of $0.10 per share in the fourth quarter of 2016. Independent intends to continue paying quarterly cash dividends in the first quarter of 2017 and following the merger.

Ownership of Independent After the Merger (page 135)

Although the exact number of shares of Independent common stock that would be issued upon consummation of the merger cannot be determined at the date of this joint proxy statement/prospectus, based on 18,881,352 shares of Independent common stock outstanding as of January 11, 2017, 35,064,719 shares of Carlile common stock outstanding as of January 11, 2017, and assuming no options to purchase Carlile common stock are exercised prior to the effective time of the merger, an Average Stock Price of $63.30 (the closing stock price of Independent common stock on January 11, 2017), and that Carlile has adjusted tangible equity of at least $200 million on the tangible equity determination date, Independent estimates it would issue a total of 8,843,322 shares of Independent common stock to the shareholders of Carlile in connection with the merger. In that circumstance, the former Carlile shareholders would own approximately 32% of the shares of Independent common stock that would be outstanding immediately after such shares are issued in connection with the merger. Such ownership percentage will be reduced by any future issuances of shares of Independent common stock.

Market Prices of Independent Common Stock (page 179)

Shares of Independent common stock are listed for trading on the NASDAQ Global Select Market under the symbol “IBTX.” On November 18, 2016, the last trading day before the merger was announced, Independent common stock closed at $53.95 per share. On January 11, 2017, Independent common stock closed at $63.30 per share. The market price of Independent common stock will fluctuate prior to the merger. You should obtain the most recent closing price for Independent common stock on the NASDAQ Global Select Market prior to deciding how to vote. Shares of Carlile are not traded on any national securities exchange or on an established public trading market and no quotations of any market price exists for Carlile shares.

Carlile Special Meeting (page 71)

The special meeting of shareholders of Carlile will be held on                     , 2017, at              p.m. Central Time, at the City Club of Fort Worth, 301 Commerce Street, Fort Worth, Texas 76102. At the Carlile special meeting, holders of shares of Carlile voting common stock will be asked to consider and vote on the following:

•	a proposal to approve the reorganization agreement, which provides for Independent to acquire Carlile through the merger, and to approve the merger; and

•	a proposal to adjourn the Carlile special meeting to a later date or dates if the board of directors of Carlile determines such adjournment is necessary to permit solicitation of additional proxies if there are not sufficient votes at the time of the Carlile special meeting to constitute a quorum or to approve the reorganization agreement and the merger.

Independent Special Meeting (page 64)

The special meeting of shareholders of Independent will be held on                     , 2017, at 3:30 p.m., Central Time, at the branch office of Independent Bank, 1600 Redbud Boulevard, Suite 100, McKinney, Texas 75069. At the Independent special meeting, Independent’s shareholders will be asked to consider and vote on the following:

•	a proposal to approve the reorganization agreement, which provides for Independent to acquire Carlile through the merger, and to approve the merger;

•	a proposal to approve the issuance of shares of Independent common stock to the Carlile shareholders as merger consideration under the reorganization agreement that in number and voting power would equal or exceed 20% of the number and voting power of the shares of Independent common stock to be outstanding immediately prior to the issuance of such shares of Independent common stock in connection with the merger;

•	a proposal to elect as directors of Independent each of Tom C. Nichols, Mark K. Gormley and Christopher M. Doody, who have been nominated by the Independent board of directors to stand for election as directors of Independent pursuant to the terms of the reorganization agreement and to fill the vacancies on Independent’s board of directors, subject to and conditioned upon the merger’s completion; and

•	a proposal to adjourn the Independent special meeting to a later date or dates if the board of directors of Independent determines such adjournment is necessary to permit solicitation of additional proxies if there are not sufficient votes at the time of the Independent special meeting to constitute a quorum or to approve the first three proposals listed above.

Carlile Record Date Set at                     , 2017; Two-Thirds Shareholder Vote Required to Approve the Reorganization Agreement and the Merger (page 71)

You may vote on the proposals to come before special meeting of Carlile shareholders if you owned shares of Carlile voting common stock of record as of 5:00 p.m. on                     , 2017. You can cast one vote for each share of Carlile voting common stock that you owned of record at that time. As of     , 2017, there were              shares of Carlile voting common stock outstanding.

Approval of the reorganization agreement and the merger requires the affirmative vote of the holders of at least two-thirds of the shares of Carlile voting common stock outstanding and entitled to vote as of 5:00 p.m. on the record date. If a holder of Carlile voting common stock fails to vote, it will have the effect of a vote against the reorganization agreement and the merger. The affirmative vote of a majority of the issued and outstanding shares of Carlile voting common stock entitled to vote at the Carlile special meeting and that is present in person or by proxy at the Carlile special meeting is required to approve the adjournment of the Carlile special meeting.

A holder of Carlile voting common stock may vote his or her shares of Carlile voting common stock by attending the special meeting and voting in person or by completing and mailing the enclosed proxy card. If you are the record holder of such shares, you can revoke your proxy at any time before the vote is taken at the Carlile special meeting by sending a written notice revoking the proxy or submitting a later-dated proxy to Ms. Mindy Hegi, Chief Financial Officer of Carlile, which notice or later dated proxy must be received no later than immediately prior to the vote at the Carlile special meeting. You may also revoke your proxy by voting in person at the Carlile special meeting. If your shares of Carlile voting common stock are held in “street name” and you desire to change any voting instructions you have previously given to the record holder of such shares of Carlile voting common stock of which you are the beneficial owner, you should contact the broker, bank or other nominee holding such shares in “street name” in order to direct a change in the manner your shares of Carlile voting common stock will be voted. See “The Carlile Special Meeting—Voting of Proxies by Holders of Record,” “—Attending the Meeting; Voting in Person” and “—Revocation of Proxies.”

Independent Record Date Set at                     , 2017; Two-Thirds Shareholder Vote Required to Approve the Reorganization Agreement and the Merger (page 64)

You may vote at the special meeting of Independent shareholders if you owned Independent common stock of record as of 5:00 p.m. on                     , 2017. You can cast one vote for each share of Independent common stock you owned of record at that time. As of January 11, 2017, there were 18,881,352 shares of Independent common stock outstanding.

Approval of the reorganization agreement and the merger requires the affirmative vote of the holders of at least two-thirds of the shares of Independent common stock outstanding and entitled to vote as of 5:00 p.m. on the Independent record date. If holders of Independent common stock fail to vote, it will have the effect of a vote against the reorganization agreement and the merger. Approval of the issuance of the shares of Independent common stock to be issued to holders of Carlile common stock in connection with the merger, which shares of Independent common stock will, in number and voting power, exceed 20% of the number and voting power of the shares of Independent common stock to be outstanding immediately prior to the effective time of the merger, requires the affirmative vote of a majority of votes cast by holders of Independent common stock entitled to vote at the Independent special meeting. Election of the three named director nominees as directors of Independent to fill the vacancies on the Independent board of directors requires an affirmative vote of at least a plurality of all votes cast at the Independent special meeting. The affirmative vote of a majority of the votes cast on any proposal to adjourn the Independent special meeting is required to approve the adjournment of the Independent special meeting.

You may vote your shares of Independent common stock by attending the special meeting and voting in person, by completing and mailing the enclosed proxy card or by following the instructions to vote via the Internet or by telephone as indicated on the proxy card and elsewhere in this joint proxy statement/prospectus. If you are the record holder of your shares, you can revoke your proxy at any time before the vote is taken at the Independent special meeting by sending a written notice revoking the proxy or submitting a later dated proxy to the Corporate Secretary of Independent, which must be received no later than immediately prior to the vote at the Independent special meeting. You may also revoke your proxy by voting in person at the Independent special meeting. If your shares of Independent common stock are held in “street name” and you desire to change any voting instructions you have previously given to the record holder of the shares of which you are the beneficial owner, you should contact the broker, bank or other nominee holding your shares in “street name” in order to direct a change in the manner your shares will be voted. See “The Independent Special Meeting—Voting of Proxies by Holders of Record,” “—Attending the Meeting; Voting in Person” and “—Revocation of Proxies.”

Carlile’s Reasons for the Merger and Recommendation of Carlile’s Board of Directors (page 88)

Based on the reasons discussed elsewhere in this joint proxy statement/prospectus, the board of directors of Carlile believes that the merger is fair, from a financial point of view to, and in the best interests of, the shareholders of Carlile and unanimously recommends that you vote FOR the proposal to approve the reorganization agreement and the merger. For a discussion of the circumstances surrounding the merger and the factors considered by Carlile’s board of directors in approving the reorganization agreement, see pages 85 and 88.

Certain Shareholders of Carlile are Expected to Vote Their Shares of Carlile Voting Common Stock For Approval of the Reorganization Agreement (page 126)

The directors of Carlile and certain entities that they represent have entered into an agreement to vote the shares of Carlile voting common stock that they control in favor of approval of the reorganization agreement and the merger and in the manner most favorable to the consummation of the merger and the transactions contemplated by the reorganization agreement; provided, however, that the Carlile shareholders who entered into the voting and lockup agreement would be permitted to vote to accept a superior proposal to acquire Carlile (as defined) of the reorganization agreement). As of the Carlile record date, 17,069,700 shares of Carlile voting common stock, or 62.2% of the outstanding shares of Carlile voting common stock entitled to vote at the Carlile special meeting, were bound by the voting and lockup agreement.

Independent’s Reasons for the Merger and Recommendations of Independent’s Board of Directors (page 89)

Based on the reasons discussed elsewhere in this joint proxy statement/prospectus, the board of directors of Independent believes that the merger is fair from a financial point of view to Independent and unanimously recommends that you vote FOR the proposal to approve the reorganization agreement and the merger, FOR the proposal to approve the issuance of shares of Independent common stock in connection with the merger that will exceed in number and voting power exceed 20% of the number and voting power of the shares of Independent common stock to be outstanding immediately prior to such issuance, and FOR the election of the nominees named in this joint proxy statement/prospectus for election as directors of Independent. For a discussion of the circumstances surrounding the merger and the factors considered by Independent’s board of directors in approving the reorganization agreement, see pages  85 and 89.

Effective Time of the Merger (page 109)

The merger will become effective at the date and time specified in the certificate of merger to be filed with the Texas Secretary of State. If Carlile and Independent shareholders approve the reorganization agreement and the merger at the special meetings, and if all necessary regulatory approvals are obtained and the other conditions to the parties’ respective obligations to effect the merger are satisfied or are waived by the party entitled to do so, Independent anticipates that the merger will be completed and effective on April 1, 2017, although delays in the completion of the merger could occur.

Carlile and Independent cannot assure you that the necessary shareholder and regulatory approvals will be obtained or that the other conditions to completion of the merger can or will be satisfied. See “Risk Factors—Risks Related to the Merger—The merger of Independent and Carlile may not be completed.”

Exchange of Carlile Stock Certificates (page 108)

After the effective time of the merger, the Carlile shareholders will receive a letter and instructions from Wells Fargo Shareowner Services, acting as Independent’s exchange and transfer agent, or the exchange agent, describing the procedures for surrendering their stock certificates representing shares of Carlile common stock in exchange for shares of Independent common stock. The shares of Independent common stock issuable in exchange for the shares of Carlile common stock will be issued solely in uncertificated book-entry form and a holder’s shares of Independent common stock will be reflected in the shareholder’s account established in the Direct Registration System by Independent’s stock transfer agent. As soon as practicable after the effective time of the merger, with the intent for that to be within five business days of the effective time of the merger, Independent will cause the exchange agent to mail to each record holder of Carlile common stock the letter and instructions for exchange. Please do not send Carlile or Independent any of your Carlile stock certificates until you receive these instructions. Carlile stock certificates delivered to the exchange agent without a properly completed letter of transmittal will be rejected and returned for corrective action.

Conditions to Completion of the Merger (page 114)

The completion of the merger depends on a number of conditions being satisfied. These include, among others:

•	approval by holders of the Carlile voting common stock and holders of Independent common stock of the reorganization agreement and the transactions contemplated thereby by the requisite vote under the Carlile certificate of formation or the Independent certificate of formation, as the case may be, and applicable law;

•	receipt of all approvals and consents required by applicable law from all applicable governmental authorities in connection with the reorganization agreement, any other agreement contemplated thereby and the consummation of the transactions contemplated by the reorganization agreement and such other agreements and all applicable waiting periods will have expired as to Independent only, which approvals and consents do not impose any material requirement upon Independent or its subsidiaries that are reasonably unacceptable to Independent;

•	the registration statement of which this joint proxy statement/prospectus forms a part has become effective and no stop order suspending its effectiveness is in effect and no proceedings for that purpose have been initiated and continuing or threatened by the SEC, and all necessary approvals under federal or applicable state securities laws relating to the issuance or trading of the Independent common stock to be issued have been received;

•	the shares of Independent common stock to be issued to Carlile shareholders being authorized for listing on the NASDAQ Global Select Market and such approval is not withdrawn or revoked;

•	no action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to the reorganization agreement, or the transactions contemplated hereby, by any governmental authority, including by means of the entry of a preliminary or permanent injunction, that would (i) make the reorganization agreement or any other agreement contemplated thereby, or the transactions contemplated thereby, illegal, invalid or unenforceable, (ii) as to Independent only, require the divestiture of a material portion of the assets of Carlile, (iii) impose material limits on the ability of any party to consummate the transactions contemplated by the reorganization agreement, (iv) as to Independent only, otherwise result in a material adverse change to Carlile, any Carlile subsidiary, Independent or Independent Bank or (v) could reasonably be expected to subject Independent, Carlile, or any of their respective subsidiaries, or any of their respective officers, directors, shareholders or employees, to criminal or civil liability upon the consummation of the reorganization agreement or any other agreement contemplated thereby, or the transactions contemplated thereby;

•	the other party’s representations and warranties contained in the reorganization agreement being true and correct in all material respects as of the date of the reorganization agreement as of the date of the closing;

•	the performance or compliance in all material respects by each party with its respective covenants and obligations required by the reorganization agreement to be performed or complied with before or at the closing of the merger; and

•	receipt by each party of all documents required to be delivered by the other party on or before the closing date, all in form and substance reasonably satisfactory to the receiving party.

In addition to the conditions listed above, Carlile’s obligations to complete the merger is subject to the satisfaction of the following conditions:

•	approval of the issuance of the shares of Independent common stock to the Carlile shareholders in connection with the merger and the election of the three nominees named in this joint proxy statement/

prospectus for election as directors of Independent by the requisite vote under the Independent certificate of formation and applicable law;

•	Independent’s delivery of the merger consideration to Wells Fargo Shareowner Services, as exchange agent;

•	no material adverse change (as defined in the reorganization agreement) shall have occurred as to Independent since June 30, 2016;

•	the Independent shareholders shall have elected all of the named director nominees to fill the three vacancies on the Independent board of directors and Independent shall have entered into mutually acceptable nominee agreements with respect to each named director nominee; and

•	the receipt by Carlile of an opinion from Fenimore, Kay, Harrison & Ford, LLP to the effect that for U.S. federal income tax purposes (i) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Independent and Carlile will be a party to such reorganization within the meaning of Section 368(b) of the Code.

In addition to the conditions listed above, Independent’s obligation to complete the merger is subject to the satisfaction of the following conditions:

•	the adjusted tangible equity of Carlile, as of the closing date of the merger, excluding the effect of the aggregate option holder payment on adjusted tangible equity of Carlile, must not be less than $195 million;

•	Northstar Bank’s allowance for loan and lease losses as of the closing date must be at least equal to $15.675 million;

•	no material adverse change (as defined in the reorganization agreement) shall have occurred as to Carlile or any subsidiary of Carlile since June 30, 2016;

•	all Carlile employee plans must be terminated in accordance with their respective terms and all applicable laws and regulations and the affected participants must have been notified of such terminations;

•	Carlile and each applicable Carlile subsidiary must have paid or accrued for the amounts and liabilities owed under the employment contracts as set forth in the reorganization agreement;

•	holders of no more than 5% of the capital stock of Carlile shall have demanded or exercised their statutory dissenters’ rights under the TBOC;

•	all material consents and approvals from all nongovernmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which Carlile is a party shall have been obtained;

•	the receipt by Independent of an opinion from Andrews Kurth Kenyon LLP to the effect that, for U.S. federal income tax purposes, (i) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Independent and Carlile will be a party to such reorganization within the meaning of Section 368(b) of the Code; and with respect to the bank merger, that (i) the bank merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Independent Bank and Northstar Bank will be a party to such reorganization within the meaning of Section 368(b) of the Code; and

•	the Carlile board of directors must have adopted resolutions providing for the termination and cancellation, and the administrator shall have taken all action required under the Carlile Equity Incentive Plan to effectuate the automatic cashout, of all options to purchase Carlile common stock outstanding and unexercised immediately prior to the closing date.

Additionally, the completion of the merger depends on the effectiveness of the following agreements, which agreements will not become effective until the effective time of the merger:

•	employment agreements among Independent, Independent Bank and each of Messrs. Tony Clark, Mark White and Stacy Curtis;

•	separation agreements between Independent and each of Messrs. Tom C. Nichols and Don E. Cosby and Ms. Mindy Hegi, which agreements provide for the payment of severance benefits and continued insurance coverage as provided for under their respective employment agreements with Carlile, and affirm the survival of the confidentiality, noncompetition and nonsolicitation obligations of such persons under their employment agreements;

•	releases from each of the directors and certain officers of Carlile and Northstar Bank, releasing Carlile and Northstar Bank and their respective successors from any and all claims of such directors and officers, subject to certain limited exceptions;

•	support agreements from each of the directors of Carlile and Northstar Bank, agreeing to support, and not compete with, the business of Independent Bank following the closing of the merger; and

•	resignations from each of the directors of Carlile and each Carlile subsidiary, resigning from the board of directors of Carlile and each Carlile subsidiary.

Any condition to the completion of the merger other than the required shareholder and regulatory approval and the absence of an order prohibiting the merger, may be waived in writing by the party to the reorganization agreement entitled to the benefit of such condition. A party to the reorganization agreement could choose to complete the merger even though a condition has not been satisfied, as long as permitted by applicable law. Neither Independent nor Carlile can be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals Required for the Merger (page 131)

The acquisition of Carlile by Independent requires the approval of the Board of Governors of the Federal Reserve System, or Federal Reserve. In addition, the bank merger requires the approval of the Federal Deposit Insurance Corporation, or the FDIC, and the Texas Department of Banking, or TDB. On December 30, 2016, Independent, Independent Bank and Northstar Bank filed applications with the Federal Reserve, the FDIC and the TDB to obtain approval of the merger and the bank merger. Independent expects to obtain all necessary regulatory approvals, although Independent cannot be certain if or when Independent will obtain them.

Amendment or Waiver of the Reorganization Agreement (page 122)

Independent and Carlile may amend the reorganization agreement and each party may waive its right to require the other party to adhere to any term or satisfy any condition of the reorganization agreement in accordance with the terms of the reorganization agreement. However, the merger consideration to be received by the shareholders of Carlile pursuant to the terms of the reorganization agreement may not be decreased after shareholder approval of the reorganization agreement without the further approval each of the Carlile and Independent shareholders.

No Solicitation (page 113)

Pursuant to the reorganization agreement, Carlile agreed that it will not, and that it will cause each Carlile subsidiary and their respective employees, directors, officers, financial advisors or agents of Carlile and Northstar Bank not to, propose to, solicit, knowingly encourage, initiate or participate in any negotiations or discussions with any third party with respect to any proposal that could reasonably be expected to lead to an acquisition proposal as described in the reorganization agreement, disclose to any third party any information concerning the business, properties, books or records of it in connection with any acquisition proposal, or cooperate with any third party to make any acquisition proposal. Promptly upon receipt of any unsolicited offer, Carlile will communicate to Independent the terms of any proposal or request for information and the identity of the parties involved.

Provided that Carlile has complied with the foregoing restrictions, if after the date of the reorganization agreement but prior to the closing of the merger, Carlile receives a bona fide, unsolicited written acquisition proposal, it may engage in negotiations and discussions with, and furnish any information and other access to, any person making such acquisition proposal if, and only if, Carlile’s board of directors determines in good faith, after consultation with outside legal and financial advisors, that such acquisition proposal is, or is reasonably, capable of becoming more favorable to Carlile’s shareholders from a financial point of view than the merger with Independent and the failure of Carlile’s board of directors to furnish such information or access or enter into such discussions or negotiations would reasonably be expected to be a violation of its fiduciary duties to the shareholders of Carlile and Carlile obtains an appropriately executed confidentiality agreement from such third party.

Termination of the Reorganization Agreement (page 122)

Independent and Carlile can mutually agree at any time to terminate the reorganization agreement without completing the merger. In addition, either Independent or Carlile may decide, without the consent of the other, to terminate the reorganization agreement if:

•	the conditions to each party’s obligations to close have not been satisfied on or before June 30, 2017, provided that if the conditions precedent have not been satisfied because approval of the reorganization agreement or any other agreement contemplated by it from any regulatory agency whose approval is required has not been received and such delay in the receipt of regulatory approval is not the result of a public comment or protest made in connection with an application for regulatory approval, then either Carlile or Independent can unilaterally extend the June 30, 2017 deadline by up to 30 days by providing written notice, and further provided that, if regulatory approval has not been received and such delay in the receipt of regulatory approval is the result of a protest, then the closing date deadline shall automatically be extended to December 31, 2017 without action by either party;

•	the required regulatory approvals have not been obtained; or

•	the merger is not approved by the shareholders of Independent and Carlile at their special meetings or the adjournment thereof.

Carlile may terminate the reorganization agreement, without the consent of Independent, if:

•	Independent breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the reorganization agreement or any other agreement contemplated by the reorganization agreement, and such failure has not been cured within a period of 30 calendar days after written notice from Carlile;

•	at any time prior to the closing date in order to enter concurrently with such termination into an acquisition agreement or similar agreement with respect to a superior proposal, that has been received and considered by Carlile and the Carlile board in accordance with all of the requirements of the reorganization agreement;

•	there has been any material adverse change, since June 30, 2016, in the assets, properties, liabilities, reserves, business, or financial condition or results of operation of Independent; or

•	at any time following the third trading day prior to the date of closing of the merger, (i) the number obtained by dividing (a) the Average Stock Price, by (b) $47.40, or the IBG Ratio, shall be less than 0.85, and (ii) the IBG Ratio is less than the number obtained by dividing (x) the average of the closing prices of the NASDAQ Bank Index for the 20 consecutive full trading days ending on and including the trading day prior to the third trading day prior to the closing date of the merger by (y) the closing price of the NASDAQ Bank Index on November 4, 2016, and subtracting 0.15 from the quotient. If Carlile elects to exercise its termination right pursuant to this section, it must give written notice to Independent. Following the receipt of notice, Independent has the right, but not the obligation, to increase the consideration to be received by the Carlile shareholders under the reorganization agreement by adjusting the Carlile Share Exchange Ratio to a number equal to the quotient of (A) the product of the (i) product of $47.40 multiplied by .90 multiplied by (ii) the Carlile Share Exchange Ratio, divided by (B) the Average Stock Price. Independent will give prompt written notice to Carlile of such election and the revised Carlile Share Exchange Ratio, in which case no termination will occur and reorganization agreement will remain in effect.

In addition, Independent may terminate the reorganization agreement, without the consent of Carlile, if:

•	Carlile breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the reorganization agreement or any other agreement contemplated by the reorganization agreement, and such failure has not been cured within a period of 30 calendar days after written notice from Independent;

•	the Carlile board has (i) recommended to the holders of Carlile common stock that they tender their shares in a tender or exchange offer commenced by an unaffiliated third party for more than 15% of the outstanding Carlile common stock, (ii) effected a change in the board’s recommendation with respect to the merger or recommended to the Carlile shareholders acceptance or approval of any alternative acquisition proposal or (iii) notified Independent in writing that Carlile intends to accept a superior proposal;

•	any of the following have occurred with respect to environmental matters regarding Carlile: (i) the factual substance of any representations and warranties of Carlile in the reorganization agreement is not materially true and accurate, (ii) the results of any environmental inspection or other environmental survey by Independent are disapproved by Independent because such inspection or survey identifies a material or potential material violation of applicable environmental laws, (iii) Carlile refuses to allow such inspection or survey in a manner that Independent reasonably considers necessary, (iv) such inspection or survey identifies an event, condition or circumstance that would or potentially could reasonably be expected to require a material remedial or cleanup action or result in a material adverse change in the assets, properties, business or financial condition of Carlile, (v) such inspection or survey reveals the presence of any underground or above ground storage tank in, on or under any real property owned or leased by Carlile or any Carlile subsidiary that is not shown to be in material compliance with all applicable environmental laws, or that has had a release of petroleum or some other hazardous material that has not been cleaned up to the satisfaction of the relevant governmental authority or any other party with a right to compel such cleanup or (vi) such inspection or survey identifies the presence of any asbestos-containing material in, on or under any real property owned or leased by Carlile or any Carlile subsidiary, the removal of which could reasonably be expected to result in a material adverse change in the assets, properties, business or financial condition of Carlile, subject, in the case of each of the foregoing, to notice and the right of Carlile to satisfactorily correct any such matter; or

•	there has been any material adverse change, since June 30, 2016, in the assets, properties, liabilities, reserves, business, financial condition or results of operation of Carlile or any Carlile subsidiary.

Termination Fee (page 124)

To compensate Independent for entering into the reorganization agreement, taking actions to consummate the transactions contemplated by the reorganization agreement and incurring the related costs and expenses and other losses and expense, including foregoing the pursuit of other opportunities, the reorganization agreement provides that Carlile has agreed to pay to Independent a termination fee of $10 million, which shall be Independent’s sole remedy if the reorganization agreement is terminated:

•	by Carlile because it receives an alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement, taking into account any adjustment made by Independent to the merger consideration, provided that Independent is not in material breach of the reorganization agreement;

•	by either Independent or Carlile if the Carlile shareholders do not approve the reorganization agreement and the merger by the requisite vote at their respective special meetings or any adjournment thereof and either (i) at the time of such disapproval, there exists an acquisition proposal with respect to Carlile other than that of Independent that has not been withdrawn prior to the special meeting or (ii) within 12 months of the termination of the reorganization agreement, Carlile enters into a definitive agreement with any third party with respect to any acquisition proposal; or

•	by Independent if the Carlile board has (i) recommended to the Carlile shareholders that they tender their shares in a tender or exchange offer commenced by an unaffiliated third party for more than 15% of the outstanding Carlile common stock, (ii) effected a change in the board’s recommendation with respect to the merger or recommended to the Carlile shareholders acceptance or approval of any alternative acquisition proposal or (iii) notified Independent in writing that Carlile intends to accept a superior proposal.

Except with respect to termination fees and expenses, as discussed above, in the event of the termination of the reorganization agreement without breach by any party, the reorganization agreement will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except as specifically contemplated in the reorganization agreement.

Some of the Directors and Officers of Carlile Have Financial Interests in the Merger that Differ from Your Interests (page 124)

Some of the directors and officers of Carlile have interests in the merger that differ from, or are in addition to, their interests as shareholders of Carlile. These interests include:

•	Employment Agreements with Independent Bank. Independent and Independent Bank have entered into employment agreements with each of Messrs. Tony Clark, Mark White and Stacy Curtis, who are currently executive officers and employees of Northstar Bank, to be effective, if at all, upon completion of the merger, that include noncompetition and nonsolicitation obligations to Independent Bank. Pursuant to these agreements, the employee will be entitled to receive a salary, annual bonus, restricted shares of Independent common stock and certain additional incentives from Independent and Independent Bank during the term of such person’s employment with Independent Bank.

•

Separation Agreements with Independent. In August of 2010, Carlile entered into employment agreements with each of Messrs. Tom C. Nichols and Don E. Cosby and Ms. Mindy Hegi, each of whom is an executive officer of Carlile. The employment agreements provide for the payment of severance benefits and continued insurance coverage for the executive in the event the employment agreement is terminated by Carlile without cause or by the executive with good reason (as such terms are defined in the employment agreements). In connection with the merger, Independent has decided to not employ Mr. Nichols, Mr. Cosby or Ms. Hegi, although Mr. Nichols is nominated for election as a director of Independent at the Independent special meeting and will be appointed as a director of Independent Bank if the merger is completed. In conjunction with the termination of their employment following completion of the merger, each of Mr. Nichols, Mr. Cosby and Ms. Hegi entered into separation agreements with Independent contemporaneously with the execution of the reorganization agreement, which agreements will become effective only if the merger is completed. The separation agreements confirm the obligation of Independent, as successor to Carlile in the merger, with respect to the payment of the severance benefits and the continued insurance coverage as provided for under their respective employment agreements with Carlile. The severance agreement also affirms the survival of the confidentiality, noncompetition and nonsolicitation obligations of these executive officers of Carlile under their employment agreements. The reorganization agreement provides that it is a condition to the closing of the merger that the separation agreements be in effect at closing. The aggregate amount of severance payments to be made to these three Carlile executive officers is $6,285,200. Those payments will reduce the adjusted tangible equity of Carlile for purposes of calculating the merger consideration payable to Carlile shareholders.

•	Change in Control Payments. In addition, each of Carlile and Northstar Bank is a party to preexisting change in control agreements or employment agreements with certain of their respective officers, which provide, among other things, for change in control payments to be made in connection with the completion of the merger. Under the terms of the reorganization agreement, these change in control payments must be paid or properly accrued for by Carlile for purposes of calculating its adjusted tangible equity. The total aggregate change in control payments that are expected to be paid to such individuals as a result of the completion of the merger is $3.6 million.

•	Support Agreements. Independent has entered into separate support agreements with each of the directors of Carlile and Northstar Bank, specifically, Messrs. Rick J. Calhoun, Robert W. Gentry, Mark K. Gormley, Kent R. Hance, Curtis F. Harrell, Mark G. Merlo, H. Gil Moutray, Craig R. Stapleton, Ben Stribling, David Tanner and John M. Tye, III, all of whom are directors of Carlile, and Ms. Myra Crownover and Messrs. Kent Key, Brook Mahoney, James Mansfield, Dana L. Rasic, Richard Smith and Robert J. Widmer, all of whom are directors of Northstar Bank, to be effective, if at all, upon completion of the merger. Each of those agreements provides, among other things, that such director agrees to use reasonable efforts to refrain from harming the goodwill and customer and client relationships of Independent Bank, as well as limited confidentiality, noncompetition and nonsolicitation obligations following the closing date.

•	Indemnification. The directors and officers of Carlile will receive indemnification from Independent for a period of four years after completion of the merger to the same extent and subject to the conditions set forth in the certificate of formation and bylaws of Carlile and continued director and officer liability coverage for a period of four years after completion of the merger. Any amounts paid by Northstar Bank to purchase continued director and officer liability coverage will reduce Carlile’s adjusted tangible equity for purposes of calculating the merger consideration payable to Carlile shareholders. See “—Possible Downward Adjustment to the $434 Million Agreed Amount to be Used in the Calculation of the Carlile Share Exchange Ratio.”

•	Cashout of Certain Outstanding Stock Options. Certain officers of Carlile and Northstar Bank hold options to purchase an aggregate of 2,504,726 shares of Carlile voting common stock. To the extent one or more of those persons do not exercise those options prior to the merger’s effective time, they will receive cash in connection with the cashout of those stock options that are outstanding and unexercised at the merger’s effective time. Any such payments made to those persons in respect of their options to purchase Carlile common stock will reduce the number of shares of Independent common stock to be issued in exchange for each share of Carlile common stock in the merger and, thus, reduce the merger consideration received by the Carlile shareholders in the merger.

Restrictions on Resale Under the Voting and Lockup Agreements (page 130)

The voting and lockup agreements between the directors of Carlile and certain entities that they represent and Independent provide that such individuals and entities may not transfer 94% of the shares of Independent common stock they receive in exchange for their shares of Carlile common stock in connection with the merger prior to the first anniversary of the effective date of the merger without the prior consent of Independent. However, such persons may, without such consent, make bona fide gifts of such shares of Independent common stock, make certain transfers of such shares for estate or charitable planning purposes or transfer such shares to one or more of their affiliates or to trusts or other entities that they control.

Comparison of Rights of Shareholders of Carlile and Independent (page 186)

Carlile is a Texas corporation that is a registered bank holding company, and the rights of shareholders of Carlile are governed by Texas law and Carlile’s certificate of formation and bylaws. Independent is a Texas corporation that is a registered bank holding company, and the rights of Independent’s shareholders are governed by Texas law and Independent’s certificate of formation and bylaws. Upon completion of the merger, shareholders of Carlile common stock will become shareholders of Independent and their rights as shareholders of Independent will be governed by Independent’s certificate of formation and bylaws, in addition to Texas law. Independent’s certificate of formation and bylaws will not be amended in the merger, but could be later restated, amended or, with respect to the bylaws, repealed.

Dissenters’ Rights of the Holders of Carlile Voting Common Stock (page 131)

The holders of Carlile voting common stock have the right under Texas law to dissent from the merger and have the appraised fair value of their shares of Carlile voting common stock as of the date immediately preceding the effective date of the merger paid to them in cash. The appraised fair value of any particular number of shares of Carlile voting common stock as of such date may be more or less than the value of the shares of Independent common stock that a holder of that particular number of shares of Carlile voting common stock would be issued in connection with the merger in exchange for that particular number of shares of Carlile voting common stock.

The holders of Carlile nonvoting common stock are not entitled to appraisal rights or dissenters’ rights in connection with the merger under Texas law or under the governing documents of Carlile with respect to their shares of Carlile nonvoting common stock

Persons having beneficial interests in Carlile voting common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to take the actions required under Texas law to exercise their dissenter’s rights.

In order to dissent, the holder of Carlile voting common stock must carefully follow the requirements of the TBOC, including providing Carlile, prior to the Carlile special meeting, with a written objection to the merger that states that he or she will exercise his or her right to dissent with respect to his or her shares of Carlile voting common stock if the holders of the Carlile voting common stock approve the reorganization agreement and the merger and the merger is completed. These steps for perfecting the right of dissent are summarized under the caption “—Dissenters’ Rights of Carlile Shareholders” on page 131. The provisions of the TBOC pertaining to dissenters’ rights are attached to this joint proxy statement/prospectus as Appendix D and the summaries of those provisions in this joint proxy statement/prospectus should be read in conjunction with, and are qualified in their entirety by, those provisions of the TBOC.

If you intend to exercise dissenters’ rights as to shares of Carlile voting common stock that you hold, you should read the provisions of the TBOC governing dissenters’ rights carefully and consult with your own legal counsel. Each holder of Carlile voting common stock should also remember that if he or she returns a signed proxy card, but fails to provide instructions on that proxy card as to how his or her shares of Carlile voting common stock are to be voted against the approval of the reorganization agreement and the merger, such Carlile shareholder’s shares of Carlile voting common stock will be considered to have voted in favor of the reorganization agreement and the merger. In that event, such Carlile shareholder will not be able to assert dissenters’ rights as to his or her shares of Carlile voting common stock.

If the Carlile shareholders approve the reorganization agreement, a holder of Carlile voting common stock who (i) delivers to the president and the secretary of Carlile a written objection to the merger prior to the Carlile special meeting that states that such holder will exercise his or her right to dissent if the reorganization agreement and the merger are approved and the merger is completed and includes an address for notice of the effectiveness of the merger, (ii) votes his or her shares of Carlile voting common stock against approval of the reorganization agreement and the merger are at the Carlile special meeting, (iii) not later than the 20th day after Independent sends such holder notice that the merger was completed, delivers to the president and secretary of Independent a written demand for payment of the fair value of his or her shares of Carlile voting common stock, which demand he or she holds shares of Carlile voting common stock and states the number of shares of Carlile voting common stock such holder owns, his or her estimate of the fair value of such shares and an address to which a notice relating to the dissent and appraisal procedures may be sent, and (iv) not later than the 20th day after he or she makes that demand for payment, submits to Independent the certificates representing his or her shares of Carlile voting common stock will be entitled under the TBOC to receive the appraised fair value of his or her shares of Carlile voting common stock as of the date immediately prior to the effective time of the merger.

Nomination of Directors (page 136)

Independent’s board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. Independent’s board of directors currently has a total of twelve (12) seats, three of which are vacant as a result of resignations of directors. The nomination of the named director nominees to each fill one of the Class I, Class II and Class III positions on the Independent board of directors, whose directorships will only become effective upon consummation of the merger, and the submission of the named director nominees to the Independent shareholders for election are all obligations of Independent under the terms of the reorganization agreement and Independent and Carlile mutually agreed as to the persons who are the named directors nominees. See “Independent Proposal Three—Election of Directors” beginning on page 136.

CERTAIN FINANCIAL INFORMATION REGARDING INDEPENDENT AND CARLILE

Selected Financial Information of Independent

The following selected historical consolidated financial information of Independent as of and for the nine months ended September 30, 2016 and 2015, has been derived from Independent’s unaudited consolidated financial statements as of and for the nine months ended September 30, 2016 and 2015, incorporated by reference in this joint proxy statement/prospectus. The following selected consolidated financial information of Independent as of and for the years ended December 31, 2015, 2014 and 2013, has been derived from Independent’s audited consolidated financial statements incorporated by reference in this joint proxy statement/prospectus, and the selected consolidated financial information as of and for the years ended December 31, 2012 and 2011, has been derived from Independent’s audited consolidated financial statements not appearing or incorporated by reference in this joint proxy statement/prospectus.

You should read the following financial information relating to Independent in conjunction with other information contained in this joint proxy statement/prospectus, including consolidated financial statements of Independent and related accompanying notes appearing in Independent’s Annual Report on Form 10-K most recently filed with the SEC and in the Quarterly Reports on Form 10-Q of Independent filed with the SEC after that Annual Report on Form 10-K was filed, if any, and in any Current Report on Form 8-K of Independent containing consolidated financial statements of Independent that was filed with the SEC after such Annual Report on Form 10-K, each of which reports is incorporated by reference in this joint proxy statement/prospectus. Independent’s historical results for any prior period are not necessarily indicative of results to be expected in any future period, and Independent’s historical results for the nine months ended September 30, 2016, are not necessarily indicative of its results to be expected for all of 2016. Independent has consummated several acquisitions in recent fiscal periods. The results and other financial information of those acquired operations are not included in the table below for the periods or dates prior to their respective acquisition dates and, therefore, the results for these prior periods are not comparable in all respects and may not be predictive of Independent’s future results. In addition, the selected financial information in the table immediately below does not include, on any basis, the results or financial condition of Carlile for any period or as of any date.

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
(dollars in thousands except per share)	(unaudited)
Selected Income Statement Data
Interest income	$156,145	$126,613	$174,027	$140,132	$87,214	$71,890	$59,639
Interest expense	18,865	14,666	19,929	15,987	12,281	13,337	13,358
Net interest income	137,280	111,947	154,098	124,145	74,933	58,553	46,281
Provision for loan losses	7,243	7,261	9,231	5,359	3,822	3,184	1,650
Net interest income after provision for loan losses	130,037	104,686	144,867	118,786	71,111	55,369	44,631
Noninterest income	14,331	11,874	16,128	13,624	11,021	9,168	7,708
Noninterest expense	86,429	74,671	103,198	88,512	57,671	47,160	38,639
Income tax expense	19,174	13,664	19,011	14,920	4,661	n/a	n/a
Net income	38,765	28,225	38,786	28,978	19,800	17,377	13,700
Pro forma net income(1) (unaudited)	n/a	n/a	n/a	n/a	16,174	12,147	9,357
Per Share Data (Common Stock)(2)
Earnings:
Basic	$2.10	$1.64	$2.23	$1.86	$1.78	$2.23	$2.00
Diluted(3)	2.09	1.63	2.21	1.85	1.77	2.23	2.00
Pro forma earnings:(1) (unaudited)
Basic	n/a	n/a	n/a	n/a	1.45	1.56	1.37
Diluted(3)	n/a	n/a	n/a	n/a	1.44	1.56	1.37
Dividends(4)	0.24	0.24	0.32	0.24	0.77	1.12	0.89
Book value(5)	34.79	31.81	32.79	30.35	18.96	15.06	12.55
Tangible book value(6)	20.03	17.72	17.85	16.15	15.89	11.19	10.53

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
(dollars in thousands except per share)	(unaudited)
Selected Period End Balance Sheet Data
Total assets	$5,667,195	$4,478,339	$5,055,000	$4,132,639	$2,163,984	$1,740,060	$1,254,377
Cash and cash equivalents	589,600	353,950	293,279	324,047	93,054	102,290	56,654
Securities available for sale	267,860	200,188	273,463	206,062	194,038	113,355	93,991
Total loans (gross)	4,367,787	3,535,493	4,001,704	3,205,537	1,726,543	1,378,676	988,671
Allowance for loan losses	29,575	25,088	27,043	18,552	13,960	11,478	9,060
Noninterest-bearing deposits	1,143,479	884,272	1,071,656	818,022	302,756	259,664	168,849
Interest-bearing deposits	3,273,014	2,649,768	2,956,623	2,431,576	1,407,563	1,131,076	861,635
Borrowings (other than junior subordinated debentures)	577,974	334,485	371,283	306,147	195,214	201,118	118,086
Junior subordinated debentures(7)	18,147	18,147	18,147	18,147	18,147	18,147	14,538
Series A preferred stock	—	23,938	23,938	23,938	—	—	—
Total stockholders’ equity	643,253	568,257	603,371	540,851	233,722	124,510	85,997
Selected Performance Metrics(8)
Return on average assets(9)	0.96%	0.89%	0.88%	0.87%	1.04%	1.17%	1.16%
Return on average equity(9)	8.25	7.04	6.83	6.65	9.90	16.54	17.36
Pro forma return on average assets(1)(9) (unaudited)	n/a	n/a	n/a	n/a	0.85	0.82	0.79
Pro forma return on average equity(1)(9) (unaudited)	n/a	n/a	n/a	n/a	8.09	11.56	11.86
Net interest margin(10)	3.89	4.08	4.05	4.19	4.30	4.40	4.42
Efficiency ratio(11)	57.01	60.31	60.62	64.25	67.10	69.64	71.57
Dividend payout ratio(12)	11.43	14.63	14.35	12.90	14.20	11.89	13.26
Credit Quality Ratios
Nonperforming assets to total assets	0.23%	0.34%	0.36%	0.36%	0.58%	1.59%	2.85%
Nonperforming loans to total loans(13)	0.26	0.33	0.37	0.32	0.53	0.81	1.14
Allowance for loan losses to nonperforming loans(13)	264.42	214.21	181.99	183.43	152.93	104.02	80.32
Allowance for loan losses to total loans	0.68	0.71	0.68	0.58	0.81	0.83	0.92
Net charge-offs to average loans outstanding (unaudited)(8)	0.15	0.03	0.02	0.03	0.09	0.06	0.11
Capital Ratios
Common equity Tier 1 Capital to risk-weighted assets(14)	7.92%	8.26%	7.94%	n/a	n/a	n/a	n/a
Tier 1 capital to average assets	7.46	8.67	8.28	8.15%	10.71%	6.45%	6.89%
Tier 1 capital to risk-weighted assets(14)	8.29	9.37	8.92	9.83	12.64	8.22	8.59
Total capital to risk-weighted assets(14)	11.24	11.86	11.14	12.59	13.83	10.51	11.19
Total stockholders’ equity to total assets	11.35	12.69	11.94	13.09	10.80	7.16	6.86
Tangible common equity to tangible assets(15)	6.86	7.15	6.87	7.07	9.21	5.42	5.81

(1)	Prior to April 1, 2013, Independent elected to be taxed for federal income tax purposes as an S corporation under the provisions of Sections 1361 through 1379 of the Internal Revenue Code of 1986, as amended, and, as a result, Independent did not pay U.S. federal income taxes and has not been required to make any provision or recognize any liability for federal income tax in its consolidated financial statements for any period ending on or before March 31, 2013. As of April 1, 2013, Independent terminated its S corporation election and commenced being subject to federal income taxation as a C corporation. Independent has calculated its pro forma net income, pro forma earnings per share on a basic and diluted basis, pro forma return on average assets and pro forma return on average equity for each period presented by calculating a pro forma provision for federal income taxes using an assumed annual effective federal income tax rate of 33.9%, 30.1% and 31.7% for the years ended December 31, 2013, 2012 and 2011, respectively, and adjusting its historical net income for each period presented to give effect to the pro forma provision for federal income taxes for such period.
(2)	The per share amounts and the weighted-average shares outstanding for each of the periods shown have been adjusted to give effect to the 3.2-for-one split of the shares of Independent’s common stock that was effective as of February 22, 2013.
(3)	Independent calculates its diluted earnings per share for each period shown as its net income divided by the weighted-average number of its common shares outstanding during the relevant period adjusted for the dilutive effect of its outstanding warrants to purchase shares of common stock. Earnings per share on a basic and diluted basis and pro forma earnings per share on a basic and diluted basis were calculated using the following outstanding share amounts, which includes participating shares (those shares with dividend rights):

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
Weighted average shares outstanding—basic	18,463,952	17,104,641	17,321,513	15,208,544	10,921,777	7,626,205	6,668,534
Weighted average shares outstanding—diluted	18,542,612	17,189,802	17,406,108	15,306,998	10,990,245	7,649,366	6,675,078

(4)	Dividends declared for the years ended December 31, 2013, 2012 and 2011 include quarterly cash distributions paid to its shareholders as to the three months ended March 31, 2013 and the years ended December 31, 2012 and 2011 to provide them with funds to pay their federal income tax liabilities incurred as a result of the pass-through of its net taxable income for such periods to its shareholders as holders of shares in an S corporation for federal income tax purposes. The aggregate amounts of such cash distributions relating to the payment of tax liabilities were $0.52 per share, $0.85 per share and $0.63 per share for the years ended December 31, 2013, 2012 and 2011, respectively.
(5)	Book value per share equals its total common stockholders’ equity (excludes preferred stock) as of the date presented divided by the number of shares of its common stock outstanding as of the date presented. The number of shares of its common stock outstanding as of September 30, 2016 and 2015, was 18,488,628 and 17,111,394, respectively, and as of December 31, 2015, 2014, 2013, 2012 and 2011 was 18,399,194 shares, 17,032,669 shares, 12,330,158 shares, 8,269,707 shares and 6,850,293 shares, respectively.
(6)	Independent calculates tangible book value per share as of the end of a period as total common stockholders’ book value (excluding preferred stock) less goodwill and other intangible assets at the end of the relevant period divided by the outstanding number of shares of its common stock at the end of that period. Tangible book value is a non-GAAP financial measure, and, as Independent calculates tangible book value, the most directly comparable GAAP financial measure is total stockholders’ equity. Independent believes that the presentation of tangible book value per share provides useful information to investors regarding its financial condition because, as do its management, banking regulators, many financial analysts and other investors, you can use the tangible book value in conjunction with more traditional bank capital ratios to assess its capital adequacy without the effect of its goodwill and other intangible assets and compare its capital adequacy with the capital adequacy of other banking organizations with significant amounts of goodwill and/or other intangible assets, which typically stem from the use of the purchase accounting method of accounting for mergers and acquisition. A reconciliation of tangible book value to total stockholders’ equity is presented below.
(7)	Each of five wholly owned, but nonconsolidated, subsidiaries of Independent Bank Group holds a series of its junior subordinated debentures purchased by the subsidiary in connection with, and paid for with the proceeds of, the issuance of trust preferred securities by that subsidiary. Independent has guaranteed the payment of the amounts payable under each of those issues of trust preferred securities.
(8)	The values for the selected performance metrics and for the net charge-offs to average loans outstanding ratio presented for the nine months ended September 30, 2016 and 2015, other than the dividend payout ratio, are annualized.
(9)	Independent has calculated its return on average assets and return on average equity for a period by dividing net income for that period by its average assets and average equity, as the case may be, for that period. Independent has calculated its pro forma return on average assets and pro forma return on average equity for a period by calculating its pro forma net income for that period as described in note 1 above and dividing that by its average assets and average equity, as the case may be, for that period. Independent calculates its average assets and average equity for a period by dividing the sum of its total asset balance or total stockholders’ equity balance, as the case may be, as of the close of business on each day in the relevant period and dividing by the number of days in the period. Independent calculates its return on average common equity by excluding the preferred stock dividends to derive our net income available to common stockholders and excluding the average balance of our Series A preferred stock from the total average equity to derive its common average equity. Independent calculates its return on average common equity by excluding the preferred stock dividends to derive its net income available to common stockholders and excluding the average balance of our Series A preferred stock from the total average equity to derive its common average equity.
(10)	Net interest margin for a period represents net interest income for that period divided by average interest-earning assets for that period.
(11)	Efficiency ratio for a period represents noninterest expenses for that period divided by the sum of net interest income and noninterest income for that period.
(12)	Independent calculates dividend payout ratio for each period presented as the dividends paid per share for such period (excluding cash distributions made to shareholders in connection with tax liabilities as described in note (4) above) divided by its basic earnings per share for such period.
(13)	Nonperforming loans include nonaccrual loans, loans past due 90 days or more and still accruing interest, and accruing loans modified under troubled debt restructurings.
(14)	Prior to 2015, Independent calculated its risk-weighted assets using the standardized method of the Basel II Framework, as implemented by the Federal Reserve and the FDIC. Beginning January 1, 2015, Independent calculated its risk-weighted assets using the Basel III Framework. The common equity tier 1 capital to risk-weighted assets ratio was a new ratio required under the Basel III Framework, effective January 1, 2015. This ratio is not applicable for periods prior to January 1, 2015. Independent calculates common equity as of the end of the period as total stockholders’ equity less the preferred stock at period end.
(15)	Independent calculates tangible common equity as of the end of a period as total common stockholders’ equity (excluding preferred stock) less goodwill and other intangible assets as of the end of the period and calculate tangible assets as of the end of a period as total assets less goodwill and other intangible assets as of the end of the period. Tangible common equity to tangible assets is a non-GAAP financial measure, and as Independent calculates tangible common equity to tangible assets, the most directly comparable GAAP financial measure is total stockholders’ equity to total assets. Independent believes that the presentation of tangible common equity to tangible assets provides useful information to investors regarding its financial condition because, as do its management, banking regulators, many financial analysts and other investors, you can use the tangible common equity in conjunction with more traditional bank capital ratios to assess its capital adequacy without the effect of its goodwill and core deposit intangibles and compare its capital adequacy with the capital adequacy of other banking organizations with significant amounts of goodwill and/or core deposit intangibles. A reconciliation of the ratios of tangible common equity to tangible assets to the ratios of total stockholders’ equity to total assets is presented below.

Reconciliations of Non-GAAP Financial Measures

The following information reconciles: (i) Independent’s tangible book value per common share, a non-GAAP financial measure, as of the dates presented to Independent’s book value per common share, a financial measure calculated and presented in accordance with GAAP, as of the dates presented; and (ii) its ratio of tangible common equity to tangible assets, a non-GAAP financial measure, as of the dates presented to Independent’s ratios of total common equity to total assets, a financial measure calculated and presented in accordance with GAAP, as of the dates presented.

	September 30		December 31
	2016	2015	2015	2014	2013	2012	2011
	(unaudited)
(dollars in thousands except per share)
Tangible Common Equity
Total common equity	$643,253	$544,319	$603,371	$516,913	$233,772	$124,510	$85,997
Adjustments:
Goodwill	(258,319)	(229,818)	(258,643)	(229,457)	(34,704)	(28,742)	(11,222)
Core deposit intangibles	(14,669)	(11,353)	(16,357)	(12,455)	(3,148)	(3,251)	(2,664)

Tangible Common Equity	$370,265	$303,148	$328,371	$275,001	$195,920	$92,517	$72,111

Common shares outstanding	18,488,628	17,111,394	18,399,194	17,032,669	12,330,158	8,269,707	6,850,293

Book value per common share	$34.79	$31.81	$32.79	$30.35	$18.96	$15.06	$12.55
Tangible book value per common share	20.03	17.42	17.85	16.15	15.89	11.19	10.53

Tangible Assets
Total assets—GAAP	$5,667,195	$4,478,339	$5,055,000	$4,132,639	$2,163,984	$1,740,060	$1,254,377
Adjustments:
Goodwill	(258,319)	(229,818)	(258,643)	(229,457)	(34,704)	(28,742)	(11,222)
Core deposit intangibles	(14,669)	(11,353)	(16,357)	(12,455)	(3,148)	(3,251)	(2,664)

Tangible Assets	$5,394,207	$4,237,168	$4,780,000	$3,890,727	$2,126,132	$1,708,067	$1,240,491

Total common equity to total assets	11.35%	12.15%	11.94%	12.51%	10.80%	7.16%	6.86%
Tangible common equity to tangible assets	6.86	7.15	6.87	7.07	9.21	5.42	5.81

Selected Financial Information of Carlile

The following selected historical consolidated financial information of Carlile as of and for the nine months ended September 30, 2016 and 2015, has been derived from Carlile’s unaudited financial statements, which Carlile’s management believes reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations as of and for the periods ended on such dates, regulatory filings made by Carlile, and from other information provided by Carlile. The following selected historical consolidated financial information of Carlile as of and for each of the five years ended December 31, 2015, has been derived from Carlile’s audited financial statements, regulatory filings made by Carlile, and from other information provided by Carlile. You should read the following selected financial information relating to Carlile in conjunction with other information appearing elsewhere in this prospectus or incorporated by reference herein, including the information set forth under “Carlile Bancshares’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in, and the consolidated financial statements of Carlile and related accompanying notes included in, an exhibit to our Current Report on Form 8-K that we filed with the SEC on January 20, 2017, and that is incorporated by reference herein.

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(unaudited)
(dollars in thousands except per share)
Selected Income Statement Data
Interest income	$65,352	$65,081	$86,255	$80,989	$75,254	$32,439	$10,476
Interest expense	3,849	3,390	4,538	4,947	6,172	3,109	795
Net interest income	61,503	61,691	81,717	76,042	69,082	29,330	9,681
Provision for loan losses	1,546	1,803	2,218	4,222	9,135	2,672	2,314
Net interest income after provision for loan losses	59,957	59,888	79,499	71,820	59,947	26,658	7,367
Noninterest income	21,420	20,627	25,869	24,657	22,711	8,741	(131)
Noninterest expense	57,496	56,888	75,084	76,459	75,989	34,601	10,007
Net income	17,294	16,561	22,287	13,885	3,450	5,530	(2,771)
Per Share Data (Common Stock)(1)
Earnings:
Basic(1)	$0.48	$0.47	$0.62	$0.43	$0.20	$0.44	$(0.68)
Diluted	0.48	0.47	0.62	0.43	0.20	0.44	(0.68)
Dividends	1.00	0.00	0.00	0.00	0.00	0.00	0.00
Book value(2)	10.92	11.28	11.38	10.75	10.26	10.15	9.13
Tangible book value(3)	7.42	7.75	7.85	7.18	7.84	7.17	6.80
Selected Period End Balance Sheet Data
Total assets	$2,320,317	2,316,328	$2,341,230	$2,389,778	$1,791,779	$1,988,986	$305,312
Cash and cash equivalents	114,853	224,969	250,246	195,348	242,266	383,291	76,112
Securities available for sale	369,219	408,948	405,722	428,512	247,879	210,659	61,089
Total loans (gross)	1,530,836	1,399,977	1,390,535	1,443,869	1,039,019	1,086,225	129,859
Allowance for loan losses	(15,675)	(14,308)	(14,479)	(12,780)	(10,110)	(3,365)	(1,578)
Goodwill and core deposit intangible	125,755	127,522	127,051	128,936	76,625	89,798	13,581
Other real estate owned	7,092	9,983	8,862	17,387	27,104	29,806	4,480
Noninterest-bearing deposits	652,286	622,202	638,092	615,899	371,863	351,859	84,753
Interest-bearing deposits	1,219,727	1,248,526	1,255,788	1,348,926	1,103,922	1,228,203	162,073
FHLB advances	21,300	0	0	0	0	0	0
Total shareholders’ equity	382,768	394,898	398,282	376,083	270,053	267,086	48,577
Total equity	382,768	399,411	402,885	380,318	274,526	273,617	48,577
Selected Performance Metrics(4)
Return on average assets(5)	1.00%	0.96%	0.94%	0.69%	0.28%	0.73%	(1.50)%
Return on average equity(5)	5.94	5.77	5.54	4.08	1.92	5.13	(2.54)
Net interest margin(6)	4.23	4.15	4.11	4.74	4.46	4.49	5.85
Efficiency ratio(7)	69.35	69.11	69.80	75.97	82.78	90.89	102.20

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(unaudited)
(dollars in thousands except per share)
Credit Quality Ratios
Nonperforming assets to total assets	0.91%	0.84%	0.89%	1.05%	1.82%	1.60%	1.77%
Nonperforming loans to total loans(8)	0.91	0.93	0.86	0.54	0.54	0.18	0.67
Allowance for loan losses to nonperforming loans(8)	112.59	110.23	121.19	165.29	181.54	168.17	182.01
Allowance for loan losses to total loans	1.02	1.02	1.04	0.89	0.97	0.31	1.22
Net charge-offs to average loans outstanding	0.03	0.05	0.04	0.14	0.24	0.25	0.83
Capital Ratios
Common equity Tier 1 capital to risk-weighted assets
Tier 1 capital to average assets	12.19%	12.80%	13.16%	11.19%	11.59%	11.24%	11.79%
Tier 1 capital to risk-weighted assets(9)	14.82	16.53	16.73	15.93	16.35	16.21	21.96
Total capital to risk-weighted assets(9)	15.70	17.39	18.36	16.74	17.19	16.48	22.87
Tangible equity to tangible assets(2)	11.85	12.57	12.60	11.28	12.17	10.19	12.33

(1)	Carlile calculates its diluted earnings per share for each period shown as its net income divided by the weighted-average number of its common shares outstanding during the relevant period adjusted for the dilutive effect of outstanding options to purchase shares of its common stock. Earnings per share on a basic and diluted basis were calculated using the following outstanding share amounts:

	As of September 30,		As of December 31,
	2016	2015	2015	2014	2013	2012	2011
Weighted average shares outstanding—basic	35,051,650	34,995,590	34,995,704	30,357,224	26,313,997	12,451,136	4,029,994
Weighted average shares outstanding—diluted	35,405,412	35,280,166	35,278,116	30,633,921	26,426,600	12,451,136	4,029,994

(2)	Book value per share equals Carlile’s total shareholders’ equity as of the date presented divided by the number of Carlile common shares outstanding as of the date presented. The number of Carlile common shares outstanding as of September 30, 2016 and 2015, was 35,064,719 and 34,995,044, respectively, and as of December 31, 2015, 2014, 2013, 2012 and 2011 was 34,996,044 shares, 34,995,044 shares, 26,313,997 shares, 26,313,997 shares and 5,318,953 shares, respectively.
(3)	Carlile calculates tangible book value per share as of the end of any period as total shareholders’ equity less goodwill and other intangible assets (net of any related deferred tax assets and liabilities) as of the end of the relevant period divided by the outstanding number of shares of its common stock at the end of that period. Tangible book value is a non-GAAP financial measure, and, as Carlile calculates tangible book value, the most directly comparable GAAP financial measure is total shareholders’ equity. Carlile calculates tangible assets as of the end of any period as total assets less goodwill and other intangible assets (net of any related deferred tax assets and liabilities) as of the end of the relevant period. Tangible assets is a non-GAAP financial measure, and, as Carlile calculates tangible assets, the most directly comparable GAAP financial measure is tangible assets. Carlile calculates tangible common equity as of the end of any period as total shareholders’ equity less goodwill and other intangible assets (net of any related deferred tax assets and liabilities) as of the end of the relevant period divided by total assets less good will and other intangible assets (net of any related deferred tax assets and liabilities) at the end of that period. The ratio of tangible common equity to tangible assets is a non-GAAP financial measure, and, as Carlile calculates this ratio, the most directly comparable GAAP financial measure is total shareholders’ equity to total assets. Carlile’s management believes that these non-GAAP financial measures are important information to be provided to you because, as do its management, banking regulators, many financial analysts and other investors, you can use the tangible book value per common share and the ratio of tangible common equity to tangible assets in conjunction with more traditional bank capital ratios to assess Carlile’s capital adequacy without the effect of its goodwill and other intangible assets (net of any related deferred tax assets and liabilities) and compare its capital adequacy with the capital adequacy of other banking organizations with significant amounts of goodwill and/or other intangible assets, which typically stem from the use of the purchase accounting method of accounting for mergers and acquisitions.

The following table presents, as of the dates set forth below, Carlile’s total assets, tangible assets, total common equity, total shareholders’ equity and tangible common equity and presents reconciliations of Carlile’s tangible book value per common share to its book value per common share and of its ratio of tangible common equity to tangible assets to its ratio of total shareholders’ equity to total assets:

	As of September 30,				As of December 31,
	2016		2015		2015		2014		2013		2012		2011
(dollars in thousands except per share data)
Tangible Assets	$		$		$		$		$		$		$
Total Assets		2,320,317		2,316,328		2,341,230		2,389,778		1,791,779		1,988,986		305,312
Adjustments
Goodwill, net		117,021		117,124		117,092		117,243		59,181		73,012		10,947
Core deposit intangibles, net		5,271		6,659		6,309		7,703		5,032		6,054		1,529
Tangible assets		$2,198,025		$2,192,545		$2,217,829		$2,264,832		$1,727,566		$1,909,920		$292,836
Tangible Common Equity
Total shareholders’ equity		$382,768		$394,898		$398,282		$376,083		$270,053		$267,086		$48,577
Adjustments:
Goodwill, net		117,021		117,124		117,092		117,243		59,181		73,012		10,947
Core deposit intangibles, net		5,271		6,659		6,309		7,703		5,032		6,054		1,529
Tangible common equity		$260,476		$271,115		$274,881		$251,137		$205,840		$188,020		$36,101
Common shares outstanding(a)		35,064,719		34,995,044		34,996,044		34,995,044		26,313,997		26,313,997		5,318,953
Book value per common share		$10.92		$11.28		$11.38		$10.75		$10.26		$10.15		$9.13
Tangible book value per common share		7.43		7.75		7.85		7.18		7.82		7.15		6.79
Total equity to total assets		16.50%		17.24%		17.21%		15.91%		15.32%		13.76%		15.91%
Tangible common equity to tangible assets		11.85		12.37		12.39		11.09		11.92		9.84		12.33

(a)	Carlile calculates the common shares outstanding as set forth in note (2) above.

(4)	The values for the selected performance metrics presented for the nine months ended September 30, 2016 and 2015, are annualized.
(5)	Carlile has calculated its return on average assets and return on average equity for a period by dividing net income for that period by its average assets and average equity, as the case may be, for that period. Carlile calculates its average assets and average equity for a period by dividing the sum of its total asset balance or total shareholder’s equity balance, as the case may be, as of the close of business on each day in the relevant period and dividing by the number of days in the period.
(6)	Net interest margin for a period represents net interest income for that period divided by average interest-earning assets for that period.
(7)	Efficiency ratio for a period represents noninterest expenses for that period divided by the sum of net interest income and noninterest income for that period, excluding realized gains or losses from sales of investment securities for that period.
(8)	Nonperforming loans include nonaccrual loans, loans past due 90 days or more and still accruing interest, and accruing loans modified under troubled debt restructurings.
(9)	Carlile calculates its risk-weighted assets using the standardized method of the Basel III Framework, as implemented by the FDIC.

Unaudited Pro Forma Combined Financial Information

Independent has prepared the unaudited pro forma consolidated income statements appearing below to present on a pro forma basis the consolidated income statements of Independent assuming that the acquisition of Carlile was consummated on January 1, 2015, and to provide information with respect to the pro forma consolidated results of operations that Independent would have had for the year ended December 31, 2015, and the nine months ended September 30, 2016, had the merger with Carlile been consummated on January 1, 2015. The merger of Independent and Carlile will be accounted for as an acquisition of Carlile and Northstar Bank by Independent and Independent Bank under the acquisition method of accounting in accordance with the Financial Accounting Standard Board’s Accounting Standard Codification Topic 805, “Business Combinations.” The unaudited pro forma combined financial statements of Independent and the other pro forma combined financial information appearing below have been prepared using the acquisition method of accounting. Such unaudited pro forma combined financial statements and other unaudited pro forma combined financial information are not necessarily indicative of the results that might have occurred had the merger taken place on January 1, 2015, for statement of income purposes and on September 30, 2016, for balance sheet purposes, and is not intended to be a projection of future results. Historical results for any prior period are not necessarily indicative of results to be expected in any future period, and historical results for the nine months ended September 30, 2016, are not necessarily indicative of its results to be expected for all of 2016. Future results may differ materially from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 55 and appearing under the caption “Risk Factors” in Independent’s most recently filed Annual Report on Form 10-K, which is incorporated by reference in this joint proxy statement/prospectus, and the factors discussed under the caption “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this joint proxy statement/prospectus.

The selected unaudited pro forma combined income statement data for the nine months ended September 30, 2016, and the year ended December 31, 2015, appearing below gives effect to the merger as if the merger had been completed on January 1, 2015 and includes the 400,000 shares of Independent common stock issued and sold by Independent for cash in the aggregate net amount of $19,950,000 (after underwriting discounts) on November 29, 2016, as well as 8,843,322 shares of Independent common stock assumed to be issued in the merger.

Pro Forma Consolidated Income Statement

(Unaudited)

	Nine Months Ended September 30, 2016
	Independent	Carlile	Pro Forma Adjustments		Pro Forma Independent with Carlile
(dollars in thousands except per share)
Interest income
Interest and fees on loans	$151,522	$58,717	$3,563	(a)	$213,802
Interest on securities	3,356	5,865	—		9,221
Interest on other	1,267	770	—		2,037

Total interest income	156,145	65,352	3,563		225,060
Interest expense
Interest on deposits	11,623	3,216	—		14,839
Interest on other borrowings	7,242	633	—		7,875

Total interest expense	18,865	3,849	—		22,714

Net interest income	137,280	61,503	3,563		202,346
Provision for loan losses	7,243	1,546	—		8,789

Net interest income after provision	130,037	59,957	3,563		193,557

Noninterest income
Service charges	5,287	3,095	—		8,382
Mortgage fee income	5,319	10,075	—		15,394
Gain on sale of assets	93	1,102	—		1,195
Other	3,632	7,148	—		10,780

Total noninterest income	14,331	21,420	—		35,751
Noninterest expense
Salaries and employee benefits	51,644	33,075	—		84,719
Occupancy	12,119	7,369	—		19,488
Merger expenses	732	550	—		1,282
Other	21,934	16,502	557	(b)	38,993

Total noninterest expense	86,429	57,496	557		144,482

Income before taxes	57,939	23,881	3,006		84,826
Income tax expense	19,174	6,587	1,052	(c)	26,813

Net income	38,765	17,294	1,954		58,013
Net income attributable to noncontrolling interest	—	(315)	—		(315)

Net income to shareholders	$38,765	$16,979	$1,954		$57,698

Pro Forma Combined Per Share Data (Common Stock)(1)
Earnings:
Basic	$2.10				$2.08
Diluted(2)	2.09				2.08
Dividends	0.24				0.24
Book value(3)	34.79				43.94
Tangible book value(4)	20.03				20.18
Weighted average shares outstanding:(2)
Basic	18,463,952				27,707,274
Diluted	18,542,612				27,785,933

Pro forma adjustments:

(a)	Adjustment to interest income for accretion on Carlile acquired loans based on expected fair market value adjustment to such loans.
(b)	Expected amortization of additional core deposit intangible of $7.4 million is based on a 10 year life using the straight-line amortization method.
(c)	Tax adjustment related to other pro forma adjustments is calculated at a 35% rate.

Pro Forma Consolidated Income Statement

	Year Ended December 31, 2015
	Independent	Carlile	Pro Forma Adjustments		Pro Forma Independent with Carlile
(dollars in thousands except per share)
Interest income
Interest and fees on loans	$169,504	$76,985	$4,750	(a)	$251,239
Interest on securities	3,951	8,409	—		12,360
Interest on other	572	861	—		1,433

Total interest income	174,027	86,255	4,750		265,032
Interest expense
Interest on deposits	12,024	3,799	—		15,823
Interest on other borrowings	7,905	739	—		8,644

Total interest expense	19,929	4,538	—		24,467

Net interest income	154,098	81,717	4,750		240,565
Provision for loan losses	9,231	2,218	—		11,449

Net interest income after provision	144,867	79,499	4,750		229,116

Noninterest income
Service charges	6,898	4,487	—		11,385
Mortgage fee income	5,269	10,956	—		16,225
Gain on sale of assets	540	—	—		540
Other	3,421	10,426	—		13,847

Total noninterest income	16,128	25,869	—		41,997
Noninterest expense
Salaries and employee benefits	60,541	42,940	—		103,481
Occupancy	16,058	10,178	—		26,236
Merger expenses	1,420	66	—		1,486
Other	25,179	21,900	743	(b)	47,822

Total noninterest expense	103,198	75,084	743		179,025

Income before taxes	57,797	30,284	4,007		92,088
Income tax expense	19,011	7,997	1,402	(c)	28,410

Net income	38,786	22,287	2,605		63,678
Net income attributable to noncontrolling interest	—	(627)	—		(627)

Net income	$38,786	$21,660	$2,605		$63,051

Pro Forma Combined Per Share Data (Common Stock)(1)
Earnings:
Basic	$2.23				$2.37
Diluted(2)	2.21				2.36
Dividends	0.32				0.32
Book value(3)	32.79				42.64
Tangible book value(4)	17.85				18.73
Weighted average shares outstanding:(2)
Basic	17,321,513				26,564,835
Diluted	17,406,108				26,649,430

Pro forma adjustments:

(a)	Adjustment to interest income for accretion on Carlile acquired loans based on expected fair market value adjustment to such loans.

(b)	Expected amortization of additional core deposit intangible of $7.4 million is based on a 10 year life using the straight-line amortization method.
(c)	Tax adjustment related to other pro forma adjustments is calculated at a 35% rate.

Footnotes to Pro Forma Consolidated Income Statements

(1)	The per share amounts and the weighted average shares outstanding for each of the periods shown have been adjusted to give effect to the 400,000 shares of our common stock sold on November 29, 2016 and the assumed issuance of a total of 8,843,322 shares of Independent common stock to Carlile’s shareholders in the merger, effective as of January 1, 2015.
(2)	The pro forma combined diluted earnings per share for each period presented are calculated as the pro forma combined net income for the relevant period divided by the weighted average number of Independent’s common shares outstanding during that period adjusted for the dilutive effect of outstanding warrants to purchase shares of Independent common stock, adjusted to give effect to the 400,000 shares of Independent common stock sold on November 29, 2016 and adjusted for the assumed issuance of a total of 8,843,322 shares of Independent common stock to Carlile’s shareholders in the merger, effective as of January 1, 2015. See Note 1 to Independent’s consolidated financial statements appearing in Independent’s most recently filed Annual Report on Form 10-K, which is incorporated by reference in this prospectus, for more information regarding the dilutive effect of Independent’s outstanding warrants and regarding certain nonvested shares of common stock, the effect of which is anti-dilutive. The pro forma combined earnings per share on a basic and diluted basis were calculated using the following outstanding share amounts:

	Independent		Pro Forma with Carlile
	As of September 30, 2016	As of December 31, 2015	As of September 30, 2016	As of December 31, 2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Weighted average shares outstanding—basic	18,463,952	17,321,513	27,707,274	26,564,835
Weighted average shares outstanding—diluted	18,542,612	17,406,108	27,785,933	26,649,430

(3)	Book value per share equals the pro forma combined total stockholders’ equity as of the date presented divided by the number of shares of Independent common stock outstanding as of the date presented adjusted to give effect to the issuance of 400,000 shares of Independent common stock issued and sold on November 29, 2016, and the assumed issuance of 8,843,322 shares of Independent common stock to Carlile’s shareholders in the merger, effective as of January 1, 2015. The pro forma number of shares of Independent common stock outstanding as of September 30, 2016, and December 31, 2015, was 27,731,950 and 27,642,516 shares, respectively.

(4)	As discussed above in Note (6) to the tabular presentation in “Certain Financial Information Regarding Independent and Carlile—Selected Financial Information of Independent” on page 37, tangible book value per common share is a non-GAAP financial measure. Independent’s management believes that such information is important information to be provided to you because, as do its management, banking regulators, many financial analysts and other investors, you can use the tangible book value per common share in conjunction with more traditional bank capital ratios to assess, on a pro forma basis, the combined companies’ capital adequacy without the effect of goodwill and other intangible assets and compare that capital adequacy with the capital adequacy of other banking organizations with significant amounts of goodwill and/or other intangible assets. Book value per common share is the most directly comparable financial measure calculated in accordance with GAAP. The following table presents, as of the dates set forth below, on a pro forma combined basis, the total stockholders’ equity and tangible common equity of the combined companies and presents a reconciliation of the pro forma combined tangible book value per common share compared to the pro forma combined book value per common share:

	Independent(a)		Pro Forma with Carlile(a)
	As of September 30, 2016	As of December 31, 2015	As of September 30, 2016	As of December 31, 2015
(dollars in thousands except per share data)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Tangible common equity
Total common stockholders’ equity	$643,253	$603,371	$1,218,645	$1,178,763
Adjustments:
Goodwill	(258,319)	(258,643)	(628,800)	(629,124)
Core deposit intangibles	(14,669)	(16,357)	(30,292)	(31,980)

Tangible common equity	$370,265	$328,371	$559,553	$517,659

Common shares outstanding(b)	18,488,628	18,399,194	27,731,950	27,642,516
Book value per common share	$34.79	$32.79	$43.94	$42.64
Tangible book value per common share	20.03	17.85	20.18	18.73

(a)	Pro forma balance sheet includes adjustments to record acquired assets and liabilities at estimated fair value as of the dates presented. These estimates of the fair values of the acquired assets and liabilities for inclusion in Independent’s consolidated financial statements as of dates on or after the effective date of the merger will be adjusted once final third party valuations are performed as of the actual effective time of the merger.
(b)	The pro forma number of common shares outstanding are calculated as set forth in note (5) above.

Independent has prepared the unaudited pro forma consolidated balance sheet appearing below to present on a pro forma basis the consolidated balance sheet of Independent assuming that the acquisition of Carlile was consummated on September 30, 2016, and to provide information with respect to the pro forma consolidated the financial condition that Independent would have had as of that date had the merger with Carlile been consummated on such date. When preparing the unaudited pro forma consolidated balance sheet appearing below, to determine the number of shares of Independent common stock that would be issued to the Carlile shareholders in the merger, Independent has assumed that its average daily volume-weighted stock price for the twenty trading days ending with and including the third trading day prior to the closing of the merger was its closing stock price on January 11, 2017, which was $63.30. Based on that assumed stock price, an aggregate of 8,843,322 shares of Independent common stock would have been issued to the Carlile shareholders in the merger.

The unaudited pro forma combined balance sheet information as of September 30, 2016, appearing below gives effect to the merger as if the merger was completed on September 30, 2016. You should read this information in conjunction with the other information contained or incorporated by reference in this joint proxy statement/prospectus including “Selected Financial Information of Independent,” “Selected Financial Information of Carlile,” appearing elsewhere in this joint proxy statement/prospectus and Carlile’s consolidated financial statements, related notes and management’s discussion and analysis of Carlile’s financial condition and results of operations, the consolidated financial statements of Independent, the related accompanying notes and management’s discussion and analysis of Independent financial condition and results of operations that are, in each case, incorporated by reference in this joint proxy statement/prospectus as described above and under the caption “Incorporation of Certain Documents by Reference” below.

Pro Forma Consolidated Balance Sheet

(unaudited)

	Independent	Carlile	Purchase Accounting Adjustment				Pro Forma Independent with Carlile Consolidated
(dollars in thousands)	As of September 30, 2016	As of September 30, 2016	Debits		Credits		As of September 30, 2016
Assets:
Cash and cash equivalents	$589,600	$114,853	$19,950	(h)	$81,157	(f)(i)(j)	$643,246
Certificates of deposit held in other banks	—	13,525	—		—		13,525
Securities available for sale	267,860	369,219	—		—		637,079
Loans held for sale	7,097	16,853	—		—		23,950
Loans (gross)	4,358,792	1,530,836	—		19,000	(a)	5,870,628
Allowance for loan losses	(29,575)	(15,675)	15,675	(b)	—		(29,575)
Premises and equipment, net	89,928	62,286	2,633	(c)	—		154,847
Other real estate	2,083	7,092	—		—		9,175
Goodwill	258,319	117,564	252,917	(e)	—		628,800
Core deposit intangible, net	14,669	8,191	7,432	(d)	—		30,292
Deferred tax asset	5,349	14,300	—		5,826	(g)	13,823
Other assets	103,073	81,273	—		—		184,346

Total Assets	$5,667,195	$2,320,317	$298,607		$105,983		$8,180,136

Liabilities and Stockholders’ Equity
Deposits:
Noninterest bearing	$1,143,479	$652,286	$—		$—		$1,795,765
Interest bearing	3,273,014	1,219,727	—		—		4,492,741

Total deposits	4,416,493	1,872,013	—		—		6,288,506
FHLB advances	470,765	21,300	—		—		492,065
Repurchase agreements	—	20,572	—		—		20,572
Other borrowings	107,209	—	—		—		107,209
Junior subordinated debentures(1)	18,147	12,342	—		—		30,489
Other liabilities	11,328	11,322	—		—		22,650

Total Liabilities	5,023,942	1,937,549	—		—		6,961,491

Stockholders’ equity:
Total Stockholders’ Equity	643,253	382,768	382,768	(f)	575,392	(h)(i)(j)	1,218,645

Total Liabilities and Stockholders’ Equity	$5,667,195	$2,320,317	$382,768		$575,392		$8,180,136

Pro forma adjustments

(a)	Estimated fair market value adjustment on the acquired loan portfolio.
(b)	Eliminate Carlile’s allowance for loan loss.
(c)	Estimated fair market value adjustment on premises acquired.
(d)	Estimated core deposit intangible at 1% of the acquired non time deposits.
(e)	Record goodwill for amount of consideration and liabilities assumed over fair value of the assets received.

(f)	Eliminate Carlile capital accounts. Assumes Carlile distributes permitted dividend of up to $55.25 million on September 30, 2016 and has $200 million in adjusted tangible equity (as calculated pursuant to the reorganization agreement) after transaction expenses.
(g)	Estimated fair market value adjustment on acquired deferred assets and record tax effect of purchase accounting adjustments at 35%.
(h)	Record sale of 400,000 shares of Independent Bank Group’s common stock, net of cost.
(i)	Record transaction expenses at 1% of the aggregate merger consideration.
(j)	Issue approximately 8,843,322 shares of our common stock (assuming an Average Stock Price of $63.30 per share) to former Carlile shareholders and pay $19.8 million in cash to Carlile option holders for a total consideration of $579.6 million. The estimated fair values of the assets acquired and liabilities assumed in the merger are as follows:

(dollars in thousands)
Assets of acquired bank:
Cash and cash equivalents	$57,840
Certificates of deposit held in other banks	13,525
Securities available for sale	369,219
Loans	1,528,689
Premises and equipment	64,919
Core deposit intangible	15,623
Goodwill	370,481
Other real estate	7,092
Deferred tax asset	8,474
Other assets	81,273

Total assets acquired	2,517,135

Liabilities of acquired bank:
Deposits	$1,872,013
FHLB advances	21,300
Junior subordinated debentures	12,342
Other liabilities	31,894

Total liabilities assumed	1,937,549

Net assets acquired	$579,586

Common stock issued	$559,782
Cash paid	19,804

Total purchase price	$579,586

Fair value estimates for loans, deposits, premises and the core deposit intangible are subject to adjustment upon receipt of third party appraisals.

Comparative Historical and Unaudited Pro Forma Per Share Financial Data

The following table presents: (1) historical per share information for Independent; (2) historical per share information for Carlile; (3) pro forma per share information of the combined company after giving effect to the merger; and (4) equivalent pro forma per share information for Carlile.

The combined company pro forma per share information was derived by combining information from the historical financial information presented above under “Selected Financial Information of Independent,” “Selected Financial Information of Carlile” and “Selected Unaudited Pro Forma Combined Financial

Information.” You should read this table together with the financial information discussed under those headings and the consolidated financial statements of Independent and the consolidated financial statements of Carlile incorporated by reference in this joint proxy statement/prospectus. You should not rely on the pro forma per share information as being necessarily indicative of actual results had the merger been effective on January 1, 2015, for purposes of net income per share data, and September 30, 2016, for purposes of book value per share data.

The information appearing in the column captioned “Combined Pro Forma” in the table below was prepared assuming that 8,843,322 shares of Independent common stock were issued to the shareholders of Carlile in the merger as of January 1, 2015, for purposes of net income per share data, and September 30, 2016, for purposes of book value per share data. The information appearing in the column captioned “Per Equivalent Carlile Share” was obtained by multiplying the pro forma amounts by 0.2522, the assumed Carlile Share Exchange Ratio at which shares of Independent common stock will be exchanged for a share of Carlile common stock in connection with the merger. Such assumed Carlile Share Exchange Ratio has been calculated based on the assumption that 35,064,719 shares of Carlile common stock were outstanding on the date indicated, which is the expected number of shares to be outstanding at the effective time of the merger (assuming that none of the outstanding options to purchase shares of Carlile common stock will be exercised for cash prior to the effective time of the merger). The exact number of shares of Carlile common stock issued and outstanding immediately prior to the effective time of the merger cannot be determined with complete precision because Independent and Carlile cannot know whether the holders of options to purchase shares of Carlile common stock will elect to exercise those options into shares of Carlile common stock prior to the effective time of the merger and to what extent, if any, there will be an adjusted tangible equity adjustment if the adjusted tangible equity of Carlile is less than $200 million on the effective date of the merger.

	Independent	Carlile	Combined Pro Forma	Per Equivalent Carlile Share
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Book value per share(1):
At September 30, 2016	$34.79	$10.92	$43.94	$11.08
Cash dividends declared per share:
Nine months ended September 30, 2016	$0.24	$1.00	$0.24	$0.31
Year ended December 31, 2015	0.32	0.00	0.32	0.08
Basic net income per share:
Nine months ended September 30, 2016	$2.10	$0.48	$2.08	$0.53
Year ended December 31, 2015	2.23	0.62	2.37	0.60
Diluted net income per share:
Nine months ended September 30, 2016	$2.09	$0.48	$2.08	$0.53
Year ended December 31, 2015	2.21	0.61	2.37	0.60

(1)	The pro forma combined book value per share of Independent common stock is based upon the pro forma combined common stockholders’ equity for Independent and Carlile as of September 30, 2016, divided by total pro forma common shares of Independent issued and outstanding as of that date assuming the merger was effective as of September 30, 2016, and 9,243,322 shares of the Independent common stock in the aggregate were issued in connection with the merger (including the 400,000 shares of Independent common stock issued and sold on November 29, 2016 and the assumed issuance of 8,843,322 shares of Independent common stock in connection with the merger) as of September 30, 2016.

Historical Consolidated Financial Statements of Independent and Carlile

Independent’s consolidated financial statements as of and for three years ended December 31, 2015, the related accompanying notes thereto, the report of RSM US LLP, Independent’s registered independent public accounting firm, with respect to their audit of those consolidated financial statements, and Independent’s management’s discussion and analysis of financial condition and results of operations relating to such consolidated financial statements appear in our Annual Report on Form 10-K for the year ended December 31, 2015. Independent’s condensed consolidated financial statements as of and for the nine months ended September 30, 2016 and 2015, the related accompanying notes thereto and our management’s discussion and analysis of financial condition and results of operations relating to such condensed consolidated financial statements are included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016. You may review those reports, which are incorporated by reference in this joint proxy statement/prospectus as described under “Incorporation of Certain Documents by Reference,” and obtain copies of those reports as described below in “Where You Can Find More Information.”

Carlile is not required to file periodic and other reports with the SEC under the Securities Exchange Act of 1934, as amended, or “Exchange Act.” The consolidated financial statements of Carlile as of December 31, 2015 and 2014, and each the three years ended December 31, 2015, and the related accompanying notes thereto, the report of Crowe Horwath LLP, independent auditors of Carlile, with respect to their audit of those consolidated financial statements of Carlile, and the unaudited consolidated financial statements of Carlile as of and for the three and nine months ended September 30, 2016 and 2015, and the accompanying notes thereto are included in an exhibit to Independent’s Current Report on Form 8-K filed with the SEC on January 20, 2017, which report is incorporated by reference in this prospectus as described under “Incorporation of Certain Documents by Reference.” In addition, Carlile’s management’s discussions and analyses of Carlile’s financial condition and results of operations relating to the dates and periods covered by such consolidated financial statements and condensed consolidated financial statements also appear in that exhibit to such Current Report on Form 8-K and are incorporated by reference in this prospectus. You may review such Current Report on Form 8-K and obtain copies of that report as described below in “Where You Can Find More Information.”

We urge you to review the historical financial statements, the related accompanying notes thereto and the related management’s discussions and analyses of financial condition and results of operations described above and incorporated by reference into this joint proxy statement/prospectus, as well as the selected financial information and pro forma financial statements appearing above, when considering how to vote on each proposal on which you are asked to vote as a shareholder of Carlile or Independent.

Comparative Stock Prices

The following table shows (1) the market values of Independent common stock at the close of business on November 18, 2016, the business day prior to the announcement of the proposed merger, and as of the most recent date practicable preceding the date of this joint proxy statement/prospectus and (2) the equivalent pro forma value of a share of Carlile common stock at such dates based on the value of the consideration to be received in the merger with respect to each share. Historical market value information regarding Carlile common stock is not provided because there is no active trading market for Carlile common stock.

	Independent Common Stock(1)	Equivalent Pro Forma Per Share of Carlile Common Stock(2)
November 18, 2016	$53.95	$13.70
January 11, 2017	63.30	15.96

(1)	Represents the closing price of Independent common stock on the NASDAQ Global Select Market on the date indicated.
(2)

Equivalent pro forma market value per share of Carlile common stock represents the historical market value per share of Independent common stock multiplied by, as to November 18, 2016, an assumed Carlile Share Exchange Ratio of 0.2539 of a share of Independent Common stock for each share of Carlile common stock

(which ratio is based on the closing price of $53.95 per share of Independent common stock on November 18, 2016) and, as to January 11, 2017, an assumed Carlile Share Exchange Ratio of 0.2522 share of Independent common stock (which ratio is based on the closing price of $63.30 per share of Independent common stock on January 11, 2017) for each share of Carlile common stock and assumes an adjusted tangible equity of Carlile (calculated in accordance with the reorganization agreement) of at least $200 million. Such assumed ratio was calculated based on the assumption that 35,064,709 shares of Carlile common stock were outstanding on the date indicated, which is the expected number of shares to be outstanding at the effective time of the merger and $19.8 million in the aggregate was paid to cashout the Carlile stock options (which includes $1.6 million paid by Carlile in December 2016 in connection with the cancellation of certain options to purchase Carlile common stock).

For an explanation of how the Carlile adjusted tangible equity will be calculated, the effect on the purchase price if adjusted tangible equity is less than $200 million on the effective date, the calculation of the number of shares of Carlile common stock that will be issued and outstanding on the effective date, and other estimates, please refer to “The Merger,” beginning on page  76 of this joint proxy statement/prospectus.

Dividends

Dividend Payments

As approved by Independent’s board of directors, Independent declared and paid a $0.08 per share dividend to holders of Independent common stock in each fiscal quarter of 2015 and the first three fiscal quarters of 2016 and a $0.10 per share dividend paid in the fourth fiscal quarter of 2016. Independent intends to continue to pay regularly quarterly cash dividends on its common stock in the first fiscal quarter of 2017 and following the merger, when, as and if declared by Independent’s board of directors out of funds legally available for that purpose and subject to regulatory restrictions. No dividends payable in the future have been declared by Independent’s board of directors.

Independent’s dividend policy may change with respect to the payment of dividends as a return on investment, and Independent’s board of directors may change or eliminate the payment of future dividends at its discretion, without notice to Independent’s shareholders. There can be no assurance that Independent will continue to pay dividends in the future. Future dividends on Independent common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, Independent’s ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the board of directors of Independent.

Dividend Restrictions; Source of Strength

Under the terms of its junior subordinated debentures issued in connection with the issuance of trust preferred securities by subsidiaries of Independent, Independent is not permitted to pay any dividends on its common stock if it is in default on any payments required to be made on the junior subordinated debentures.

Independent is regarded as a legal entity separate and distinct from Independent Bank. The principal source of Independent’s revenues is dividends received from Independent Bank. Texas state law places limitations on the amount that state banks may pay in dividends, which Independent Bank must adhere to when paying dividends to Independent. The Federal Reserve has issued a policy statement that provides that a bank holding company should not pay dividends unless (a) its net income over the last four quarters (net of dividends paid) has been sufficient to fully fund the dividends, (b) the prospective rate of earnings retention appears to be consistent with the capital needs, asset quality and overall financial condition of the bank holding company and its subsidiaries and (c) the bank holding company will continue to meet minimum required capital adequacy ratios.

Accordingly, Independent should not pay cash dividends that exceed its net income in any year or that can only be funded in ways that weaken its financial strength, including by borrowing money to pay dividends. Regulatory authorities could impose administratively stricter limitations on the ability of Independent Bank to pay dividends to Independent if such limits were deemed appropriate to preserve certain capital adequacy requirements.

Under Federal Reserve policy, bank holding companies have historically been required to act as a source of financial and managerial strength to each of its banking subsidiaries, and the Dodd-Frank Wall Street Reform and Consumer Protection Act codified this policy as a statutory requirement. Under this requirement, Independent is expected to commit resources to support Independent Bank, including at times when Independent may not be in a financial position to provide such resources. Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks. A bank holding company, in certain circumstances, could be required to guarantee the capital restoration plan of an undercapitalized banking subsidiary.

Dividends paid by Independent Bank have provided a substantial part of Independent’s operating funds, and for the foreseeable future, it is anticipated that dividends paid by Independent Bank to Independent will continue to be Independent’s principal source of operating funds. However, capital adequacy requirements serve to limit the amount of dividends that may be paid by Independent Bank. Under federal law, Independent Bank cannot pay a dividend if, after paying the dividend, it would be undercapitalized. The FDIC may declare a dividend payment to be unsafe and unsound even though Independent Bank would continue to meet its capital requirements after payment of the dividend.

Additionally, under the credit agreement between Independent and U.S. Bank National Association, or U.S. Bank, Independent cannot make any dividend payments without the prior written consent of U.S. Bank; provided, however, that, so long as no default under the credit agreement has occurred and is continuing, or will occur as a result of any such dividend, Independent may pay dividends and distributions to its shareholders as permitted by applicable governmental laws and regulations.

RISK FACTORS

An investment by Carlile’s shareholders in Independent common stock as a result of the exchange of shares of Independent common stock for shares of Carlile common stock in the merger involves certain risks. Similarly, a decision on the part of Independent shareholders to approve the merger and the issuance of shares of Independent common stock in connection with that merger also involves risks for the shareholders of Independent, who will continue to hold their shares of Independent common stock after the merger. Certain material risks and uncertainties connected with the merger and ownership of Independent common stock are discussed below. In addition, Independent discusses certain other material risks connected with the ownership of Independent common stock and with Independent’s business under the caption “Risk Factors” appearing in Independent’s Annual Report on Form 10-K most recently filed with the SEC and may include additional or updated disclosures of such material risks in its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that it files with the Commission after the date of this joint proxy statement/prospectus, each of which reports is or will be incorporated by reference in this joint proxy statement/prospectus.

Holders of Carlile voting common stock and holders of Independent common stock should carefully read and consider all of these risks and all other information contained in this joint proxy statement/prospectus, including the discussions of risk factors included in the documents incorporated by reference in this joint proxy statement/prospectus, in deciding whether to vote for approval of the various proposals for which they may vote at the special meeting of the Carlile shareholders or the special meeting of the Independent shareholder described herein. If any of the risks described in this joint proxy statement/prospectus or those documents incorporated by reference herein result in effects on Independent or Independent Bank, the value of Independent common stock that you, as an existing Independent shareholder, currently hold or that you, as an existing Carlile shareholder, would hold upon consummation of the merger could decline significantly, and the current holders of Independent common stock and/or the holders of Carlile common stock could lose all or part of their respective investments in the Independent common stock.

Risks Related to the Merger

The merger of Independent and Carlile may not be completed.

Completion of the merger of Independent and Carlile is subject to regulatory approval, which approval may not be obtained. If Independent is not successful in obtaining the required regulatory approval, the merger will not be completed. Even if such regulatory approval is received, the timing of that regulatory approval and any conditions imposed by the regulatory approval could result in certain closing conditions of the merger not being satisfied.

The shareholders of Independent and Carlile should bear in mind that regulatory approval reflects only the view that the merger does not contravene applicable competitive standards imposed by law, and that the merger is consistent with regulatory policies relating to safety and soundness. Further, regulatory approval is not an opinion that the proposed merger is favorable to the shareholders of either party to the merger from a financial point of view or that the regulatory authority granting such approval has considered the adequacy of the terms of the merger. Regulatory approval is not an endorsement or recommendation of the merger.

The consummation of the merger is also subject to other conditions precedent as set forth in the reorganization agreement. Those conditions precedent include the approval of the merger by Independent’s shareholders and the holders of Carlile’s voting common stock, Carlile having minimum adjusted tangible equity capital (as calculated in accordance with the reorganization agreement) of $195 million, Northstar Bank maintaining a minimum allowance for loan losses of approximately $16 million, there being no material adverse change in the condition of Carlile or Northstar Bank, on the one hand, or Independent, on the other hand, and the holders of not more than 5% of the outstanding shares of Carlile’s common stock exercising their statutory dissenters’ rights with respect to the merger. If a condition to either party’s obligation to consummate the merger is not satisfied, that party may be able to terminate the reorganization agreement and, in such case, the transaction would not be consummated.

Carlile and Northstar Bank will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Carlile and Northstar Bank and, consequently, on Independent and Independent Bank. Uncertainties surrounding the merger may impair the ability of one or more of Independent, Independent Bank, Carlile and Northstar Bank to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with either of the banks to seek to change their existing business relationships with such bank. In addition, the reorganization agreement restricts Carlile and Northstar Bank from taking other specified actions until the merger occurs without Independent’s consent. These restrictions may prevent Carlile or Northstar Bank from pursuing attractive business opportunities that may arise prior to the merger’s completion.

Integrating Northstar Bank into Independent Bank’s operations may be more difficult, costly or time-consuming than Independent expects.

Independent Bank and Northstar Bank have operated and, until the merger is completed, will continue to operate, independently. Accordingly, the process of integrating Northstar Bank’s operations into Independent Bank’s operations could result in the disruption of operations, the loss of Northstar Bank customers and employees and make it more difficult to achieve the intended benefits of the merger. Inconsistencies between the standards, controls, procedures and policies of Independent Bank and those of Northstar Bank could adversely affect Independent Bank’s ability to maintain relationships with current customers and employees of Northstar Bank if and when the merger is completed.

As with any merger of banking institutions, business disruptions may occur that may cause Independent Bank to lose customers or may cause Northstar Bank’s customers to withdraw their deposits from Northstar Bank prior to the merger’s consummation and from Independent Bank thereafter. The realization of the anticipated benefits of the merger may depend in large part on Independent’s ability to integrate Northstar Bank’s operations into Independent Bank’s operations, and to address differences in business models and cultures. If Independent is unable to integrate the operations of Carlile and Northstar Bank into Independent’s and Independent Bank’s operations successfully and on a timely basis, some or all of the expected benefits of the merger may not be realized. Difficulties encountered with respect to such matters could result in an adverse effect on the financial condition, results of operations, capital, liquidity or cash flows of Independent Bank and Independent.

Independent is entering the Fort Worth/Tarrant County and Colorado financial markets for the first time and Independent’s failure to achieve the post-merger results it desires in those markets could materially adversely affect its operations, results of operations, liquidity or cash flows.

Upon the consummation of Independent’s merger with Carlile and the merger of Northstar Bank into Independent Bank, Independent would be entering the Fort Worth/Tarrant County and Colorado financial markets for the first time. Independent has no experience with operations in those markets, and, as a result, would initially rely on the management team at Northstar Bank to provide guidance regarding operating in those new geographic markets. Should Independent be unable to retain the services of these employees after the mergers or should those employees be unable to provide the necessary support and guidance to Independent necessary for it to operate successfully in the new market, Independent may not achieve the results it desires from the merger and may be unable to realize all planned operating efficiencies as a result of the merger of Independent Bank’s and Northstar Bank’s operations. Moreover, to the extent that operating in either of those markets presents difficulties that Independent has not anticipated or does not anticipate in planning for the integration of the operations of Northstar Bank into those of Independent Bank, that integration may be more difficult, costly or time-consuming than Independent anticipates the integration to be and could require that Independent devote more management time and more resources to that integration than now expected. To the extent Independent is unable to successfully integrate the Northstar Bank operations in the Fort Worth/Tarrant County and Colorado markets into Independent’s operations, Independent may be unable to retain the current customers of Northstar Bank in those new markets, their deposits and their other banking business to the degree now expected and the anticipated benefits of the acquisition of Carlile to Independent and its shareholders would not be as substantial as anticipated. Any unsuccessful or materially inadequate integration of those operations could materially adversely affect Independent’s financial condition, results of operations, liquidity and cash flows.

Independent may fail to realize the cost savings anticipated from the merger.

Although Independent anticipates that it would realize certain cost savings as to the operations of Carlile and Northstar Bank and otherwise from the merger if and when the operations of Carlile and Northstar Bank are fully integrated into Independent’s and Independent Bank’s operations, it is possible that Independent may not realize all of the cost savings that Independent has estimated it can realize from the merger. For example, for a variety of reasons, Independent may be required to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced as a result of the merger. Independent’s realization of the estimated cost savings also will depend on Independent’s ability to combine the operations of Independent and Independent Bank with the operations of Carlile and Northstar Bank in a manner that permits those costs savings to be realized. If Independent is not able to integrate the operations of Carlile and Northstar Bank into Independent’s and Independent Bank’s operations successfully and to reduce the combined costs of conducting the integration operations of the two banks, the anticipated cost savings may not be fully realized, if at all, or may take longer to realize than expected. Independent’s failure to realize those cost savings could materially adversely affect Independent’s financial condition, results of operations, capital, liquidity or cash flows.

The completion of Independent’s merger with Carlile would result in the immediate dilution of Independent’s existing shareholders’ ownership percentages in Independent’s common stock and their voting power, which could adversely affect the market for Independent’s common stock.

The merger of Carlile with and into Independent would result in the issuance of a substantial number of additional shares of Independent’s common stock. That issuance would result in the immediate dilution of the percentage ownership and voting power of the existing holders of Independent’s common stock. Although Independent believes that the merger will be accretive to all of Independent’s shareholders, factors associated with the consummation of the merger of Carlile with and into Independent, such as those discussed above, could adversely affect the market for Independent’s common stock.

The fairness opinions obtained by the board of directors of each of Carlile and Independent from their financial advisors in connection with their company’s entry into the reorganization agreement will not reflect changes in circumstances subsequent to the date of the fairness opinion.

Sandler O’Neill, Carlile’s financial advisor in connection with the proposed merger, and Stephens, Independent’s financial advisor in connection with the proposed merger, have delivered to the respective boards of directors of Carlile and Independent their opinions on November 21, 2016. The opinions of the financial advisors, which are based upon and subject to the factors and assumptions set forth therein, speak only as of such dates and are necessarily based on economic, market, regulatory and other conditions as in effect on, and the information made available to the financial advisors, as of the date of those opinions. Events occurring after the date of the opinions could materially affect the factors used in preparing the opinions and result in actual results differing materially from such assumptions. As a result, a conclusion similar to that of each opinion might not be reached considering the subsequent events. Any such events, or other factors on which the opinions are based, may materially alter or affect the relative values of Independent and Carlile.

Risks Related to Carlile Shareholders’ Interests if the Merger is Consummated

The adjusted tangible equity of Carlile could be an amount that results in a reduction in the Carlile Share Exchange Ratio and that could affect Independent’s obligation to consummate the merger.

The Carlile Share Exchange Ratio, which will determine fraction of a share of Independent common stock to be issued in exchange for each outstanding share of Carlile common stock upon consummation of the merger, will be reduced if Carlile’s adjusted tangible equity, as calculated pursuant to the reorganization agreement, is less than $200 million as of the tangible equity determination date. If, on the fifth business day prior to the closing date of the merger, Carlile’s adjusted tangible equity is less than $200 million, the $434 million agreed amount used in the calculation of the Carlile Share Exchange Ratio and, therefore, the fraction of a share of Independent common stock for which an outstanding share of Carlile common stock will be exchanged in the merger, will be reduced dollar for dollar by the difference between (x) $200 million minus (y) Carlile’s adjusted tangible equity as of the tangible equity determination date. Moreover, Independent’s obligation to consummate the merger is conditioned upon Carlile having adjusted tangible equity, as calculated pursuant to the reorganization agreement and as described herein, of at least $195 million as of the closing date. For a more detailed explanation of how the adjusted tangible equity of Carlile will be calculated, please see “The Merger—Possible Downward Adjustment in the $434 Million Agreed Amount to be Used in the Calculation of the Carlile Share Exchange Ratio,” beginning on page 79.

Independent could elect to complete the merger transaction even if the Carlile adjusted tangible equity is less than $195 million on the fifth business day prior to the closing of the merger.

In the event that Carlile does not have adjusted tangible equity equal to or greater than $195 million on the fifth business day prior to the closing of the merger, Independent has the right to elect either to terminate the transaction without completing the merger or completing the merger regardless of Carlile’s adjusted tangible equity at that time. Carlile does not have the right to terminate the merger in the event the amount of its adjusted tangible equity is below $195 million under the terms of the reorganization agreement at that time. The result is that once the holders of Carlile common stock have approved the reorganization agreement and the merger, Independent can require Carlile to complete the merger even if Carlile adjusted tangible equity is below $195 million, in which case the number of shares of Independent common stock to be issued in conversion of the outstanding shares of Carlile common stock upon the consummation of the merger could be significantly reduced.

Neither Independent nor Carlile intends to resolicit proxies from their shareholders in the event that Carlile’s adjusted tangible equity is less than $195 million on the closing date.

If the Carlile adjusted tangible equity is below $195 million, Independent’s board of directors intends to exercise its independent judgment in determining whether to complete the merger or to terminate the reorganization agreement. Independent will not resolicit proxies from the holders of Independent common stock, some of whom may not have approved the reorganization agreement and the merger if they had known, at the time of the Independent special meeting, that the Carlile adjusted tangible equity would be less than $195 million prior to the merger’s completion.

Carlile does not have a corresponding contractual right to choose not to complete the merger should its adjusted tangible equity fall below $195 million, even though such an event will result in the reduction in the number of shares of Independent common stock for which the outstanding shares of Carlile common stock will be exchanged in the merger, which reduction could be by a substantial number of shares. In such event, the decision whether to complete the merger will rest solely with Independent. Without the right to decline to complete the merger, there would be no practical advantage for Carlile to resolicit proxies from its shareholders under these circumstances. In determining whether to approve the reorganization agreement and the merger, the holders of Carlile common stock should consider that each of their shares of Carlile common stock will be converted into a smaller fraction of a share of Independent common stock in the merger if the Carlile adjusted tangible equity is less than $195 million at the time of the closing of the merger.

Carlile shareholders will not know the exact fraction of a share of Independent common stock they will receive for each share of Carlile common stock they own when they vote on approving the reorganization agreement and the merger.

For reasons discussed above and because the fraction of a share of Independent common stock for which a share of Carlile common stock will be exchanged at the closing of the merger will depend in part on the Average Stock Price, when the Carlile shareholders vote on approving the reorganization agreement and the merger of Carlile with and into Independent, they will not know the exact fraction of a share of Independent common stock for which each of their outstanding shares of Carlile common stock will be exchanged in the merger and the exact number of shares of Independent common stock they will receive in the merger as consideration for their shares of Carlile common stock and must make their decision regarding how to vote with respect to the approval of the reorganization agreement and the merger without that information.

The value of the shares of Independent common stock to be received by the Carlile shareholders in the merger is dependent upon the market price of Independent’s common stock, which is subject to fluctuation and may decline over time thus reducing the economic benefits to be received by holders of Carlile common stock upon completion of the merger.

In instances in this joint proxy statement/prospectus, Independent has valued the Independent common stock to be issued in the merger to the holders of Carlile common stock based on the closing price of Independent’s common stock as of January 11, 2017, which was $63.30 a share. However, the value of each share of Independent common stock is subject to fluctuations in the marketplace, resulting in the possibility that its value could decrease between the date of this joint proxy statement/prospectus and the date of the Carlile special meeting when holders of Carlile common stock will be asked to approve the reorganization agreement and the merger, as well as between the date of that special meeting and the date of the closing of the merger. If the reorganization agreement and the merger are approved at the Carlile special meeting, there is the possibility that the value of the Independent common stock could decline materially prior to the issuance of the Independent common stock to the holders of Carlile common stock upon the completion of the merger and thereafter.

Carlile shareholders will have a reduced ownership and voting interest in Independent after the merger than they now have in Carlile and will exercise less influence over Independent’s management than they now exercise over Carlile’s management.

Carlile’s shareholders currently have the right to vote in the election of the board of directors of Carlile and on other matters affecting Carlile. The merger will transfer control of the operations of Carlile to Independent and to the shareholders of Independent. When the merger occurs, each Carlile shareholder will become a shareholder of Independent with a percentage ownership of Independent much smaller than such shareholder’s percentage ownership of Carlile immediately prior to the merger. Because of this occurrence, Carlile shareholders will have less influence on the management and policies of Independent than they now have on the management and policies of Carlile.

The shares of Independent common stock to be received by Carlile shareholders as a result of the merger will have different rights than the shares of Carlile common stock and in some cases may be less favorable.

The rights associated with Carlile voting common stock and with the Carlile nonvoting common stock are different from the rights associated with Independent common stock. In some cases, the rights associated with the Independent common stock may be less favorable to shareholders than those associated with the Carlile voting common stock or the Carlile nonvoting common stock. For example, holders of Carlile voting common stock currently elect each member of their board of directors at each annual meeting of the Carlile shareholders. Upon consummation of the merger, the holders of Carlile common stock will hold Independent common stock that provides that the members of only one of three classes of directors are elected at each annual meeting of Independent shareholders, which could have an anti-takeover effect and may delay, discourage or prevent an attempted acquisition or change in control of Independent. See “Comparison of Rights of Shareholders of Carlile and Independent” on page 186 for a more detailed description of the shareholder rights of each of Independent and Carlile.

The dissenters’ rights appraisal process relating to shares of the Carlile voting common stock is uncertain.

Holders of Carlile voting common stock may or may not be entitled to receive more than the amount provided for in the reorganization agreement for their shares of Carlile voting common stock if they elect to exercise their right to dissent from the proposed merger, depending on the appraisal of the fair value of the Carlile voting common stock pursuant to the dissenting shareholder procedures under the TBOC. See “The Merger—Dissenters’ Rights of Carlile Shareholders” on page 131 and Appendix D. For this reason, the amount of cash that such shareholders might be entitled to receive should they elect to exercise their right to dissent to the merger may be more or less than the value of the merger consideration to be paid pursuant to the reorganization agreement. In addition, it is a condition in the reorganization agreement that the holders of not more than 5% of the outstanding shares of Carlile common stock shall have exercised their statutory dissenters’ rights under the TBOC. The number of shares of Carlile common stock for which holders will exercise dissenters’ rights under the TBOC is not known and therefore there is no assurance of this closing condition being satisfied.

The holders of a significant number of shares of Carlile voting common stock have agreed to vote to approve the reorganization agreement.

The directors of Carlile and certain entities they represent have entered into a voting and lockup agreement with Independent pursuant to which they have agreed to vote the shares of Carlile voting common stock they own to approve the reorganization agreement. Those persons own an aggregate of 17,069,700 shares of Carlile voting common stock, or 62.2% of the shares of Carlile voting common stock that were outstanding on the date of this joint proxy statement/prospectus. If no other shares of Carlile voting common stock were to be outstanding on the record date for the Carlile special meeting, the holders of only an additional 1,456,528 shares or 5.3% of the Carlile voting common stock would have to vote to approve the reorganization agreement in order for the merger of Carlile with and into Independent to be approved by the Carlile shareholders. In the circumstances, only a small percentage of the Carlile shareholders who are not affiliates of Carlile need to vote to approve the reorganization agreement in order for the reorganization agreement and, thus, the merger to be approved. Consequently, management of Carlile believes that it is highly likely that the reorganization agreement will be approved by the Carlile shareholders.

Some of the directors and officers of Carlile may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the reorganization agreement.

The interests of some of the directors and officers of Carlile may be different from those of Carlile shareholders. The directors and certain officers of Carlile are or will be participants in arrangements relating to, or that are affected by the merger that are different from, or in addition to, those of Carlile shareholders including, without limitation, their receipt of change in control payments, in connection with the merger. These interests are described in more detail in the section of this joint proxy statement/prospectus entitled “The Merger—Financial Interests of Directors and Officers of Carlile in the Merger” beginning on page 124. Further, directors of Carlile and certain entities they represent have entered into an agreement to vote the shares of Carlile voting common stock that they control in favor of approval of the reorganization agreement and the merger and in the manner most favorable to the consummation of the merger and the transactions contemplated by the reorganization agreement, or voting and lockup agreement; provided, however, that the Carlile shareholders who entered into the voting and lockup agreement would be permitted to vote to accept a superior proposal to acquire Carlile (as defined in the reorganization agreement). As of the Carlile record date, 17,069,700 shares of Carlile voting common stock, or 62.2% of the outstanding shares of Carlile voting common stock entitled to vote at the Carlile special meeting, were bound by the voting and lockup agreement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this joint proxy statement/prospectus that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act. These forward-looking statements include information about possible or assumed future results of operations of Independent after the merger is completed as well as information about the merger, including Independent’s future revenues, income, expenses, provision for taxes, effective tax rate, earnings per share and cash flows, Independent’s future capital expenditures and dividends, Independent’s future financial condition and changes therein, including changes in Independent’s loan portfolio and allowance for loan losses, Independent’s future capital structure or changes therein, the plan and objectives of management for future operations, Independent’s future or proposed acquisitions, the future or expected effect of acquisitions on Independent’s operations, results of operations and financial condition, Independent’s future economic performance and the statements of the assumptions underlying any such statement. Such statements are typically, but not exclusively, identified by the use in the statements of words or phrases such as “aim,” “anticipate,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “is anticipated,” “is estimated,” “is expected,” “is intended,” “objective,” “plan,” “projected,” “projection,” “will affect,” “will be,” “will continue,” “will decrease,” “will grow,” “will impact,” “will increase,” “will incur,” “will reduce,” “will remain,” “will result,” “would be,” variations of such words or phrases (including where the word “could,” “may” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. The forward-looking statements that Independent make are based on Independent’s current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Many possible events or factors could affect the future financial results and performance of each of Independent and Carlile before the merger or Independent after the merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to:

•	Independent’s ability continue to sustain its current internal growth rate or total growth rate or total growth rate;

•	changes in geo-political, business and economic events, occurrences and conditions, including changes in rates of inflation or deflation, nationally, regionally and in Independent’s target markets, particularly in Texas and, if the merger is consummated, Colorado;

•	Independent’s dependence on its management team, including its Chief Executive Officer, David R. Brooks, and Independent’s ability to attract, motivate and retain qualified personnel;

•	the concentration of business within the geographic areas of operation in Texas and, if the merger is consummated, Colorado;

•	changes in the asset quality and higher levels of nonperforming loans and loan charge-offs;

•	deposit attrition, changes in operating costs, customer loss and business disruption before and after Independent’s acquisition of other financial institutions by Independent if it is consummated, as well as other acquisitions by Independent, including difficulties in maintaining relationships with employees;

•	the effects of the combination of the operations of financial institutions Independent acquires with the operations of Independent and the operations of Independent Bank, the effects of the integration of such operations being unsuccessful, and the effects of such integration being more difficult, time-consuming or costly than expected or not yielding the cost savings Independent expects;

•	the quality of the assets of financial institutions and companies that Independent acquires being different than Independent determine in our due diligence investigation in connection with the acquisition of such financial institutions and any inadequacy of loan loss reserves relating to, and exposure to unrecoverable losses on, loans acquired;

•	concentration of the loan portfolio of Independent, before and after the completion of its acquisition of financial institutions, including Carlile and Northstar Bank, in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate;

•	concentration of the loan portfolio of Independent Bank, before and after the completion of Independent’s acquisition of financial institutions, in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate;

•	the ability of Independent Bank to make loans with acceptable net interest margins and levels of risk of repayment and to otherwise invest in assets at acceptable yields and presenting acceptable investment risks;

•	inaccuracy of the assumptions and estimates that the managements of Independent and financial institutions that Independent acquires make in establishing reserves for probable loan losses and other estimates;

•	the liquidity of, and changes in the amounts and sources of liquidity available to, Independent, before and after its acquisition of any financial institutions that it acquires;

•	material increases or decreases in the amount of deposits held by Independent Bank or other financial institutions that Independent acquires;

•	regulatory requirements to maintain higher minimum capital levels;

•	Independent’s access to the debt and equity markets and its overall cost of funding its operations;

•	changes in market interest rates that affect the pricing of the loans and deposits of each of Independent Bank and the financial institutions that Independent acquires and the net interest income of each of Independent Bank and the financial institutions that Independent acquires;

•	changes in the cost of deposits to Independent Bank;

•	fluctuations in the market value and liquidity of the securities each of Independent Bank;

•	the development of products and services that appeal to Independent’s customers and consumer demand in general for Independent Bank’s products and services;

•	effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services;

•	changes in economic and market conditions that affect the amount and value of the assets of Independent Bank and financial institutions it acquires;

•	the institution and outcome of, and costs associated with, litigation and other legal proceedings against one or more of Independent, Independent Bank, and financial institutions it acquires or to which any of such entities is subject;

•	the failure of Carlile’s or Independent’s shareholders to approve the reorganization agreement;

•	the ability of Independent and Carlile to obtain the required regulatory approvals of the merger and the bank merger on the proposed terms and schedule;

•	the ability of Independent to continue to identify acquisition targets and successfully acquire desirable financial institutions to sustain its growth, to expand its presence in its markets and to enter new markets;

•	the occurrence of market conditions adversely affecting the financial industry generally;

•	the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by regulators, and changes in federal governmental policies, including as a result of initiatives of the administration of President Donald J. Trump;

•	changes in accounting policies, practices and auditing standards adopted by regulatory agencies, the Financial Accounting Standards Board, the SEC and Public Company Accounting Oversight Board, as the case may be;

•	governmental monetary and fiscal policies;

•	changes in the scope and cost of FDIC insurance and other coverage;

•	the effects of war or other conflicts, acts of terrorism (including cyber-attacks) or other catastrophic events, including storms, droughts, tornadoes and flooding, that may affect general economic conditions;

•	an increase in the rate of personal or commercial customer bankruptcies;

•	technology-related changes are harder to make or are more expensive than expected;

•	attacks on the security of, and breaches of, Independent or Independent Bank’s digital information systems the costs Independent or Independent Bank incurs to provide security against such attacks and any costs and liability Independent or Independent Bank incurs in connection with any breach of those systems; and

•	the other factors that are described or referenced above under the caption “Risk Factors” and in Part I, Item 1A. of Independent’s most recently filed Annual Report on Form 10-K under the caption “Risk Factors.”

For other factors, risks and uncertainties that could cause actual results to differ materially from estimates contained in forward-looking statements, please read the “Risk Factors” section of this joint proxy statement/prospectus.

Independent and Carlile urge you to consider all of these risks, uncertainties and other factors carefully in evaluating all such forward-looking statements made in this joint proxy statement/prospectus. As a result of these and other matters, including changes in facts, assumptions not being realized or other factors, the actual results relating to the subject matter of any forward-looking statement may differ materially from the anticipated results expressed or implied in that forward-looking statement. Any forward-looking statement made in this joint proxy statement/prospectus or made by Independent in any report, filing, document or information incorporated by reference in this joint proxy statement/prospectus, speaks only as of the date on which it is made. Neither Independent nor Carlile undertakes any obligation to update any such forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that these assumptions or bases have been chosen in good faith and that they are reasonable. However, we caution you that assumptions as to future occurrences or results almost always vary from actual future occurrences or results, and the differences between assumptions and actual occurrences and results can be material. Therefore, we caution you not to place undue reliance on the forward-looking statements contained in this proxy statement/prospectus or incorporated by reference herein.

GENERAL INFORMATION

This document constitutes a joint proxy statement/prospectus of Carlile and Independent and is being furnished to all record holders of Carlile common stock on the record date and all record holders of Independent common stock on the record date in connection with the solicitation of proxies by the boards of directors of Carlile and Independent to be used at the special meetings of shareholders of Carlile and Independent to be held on                     , 2017, and                     , 2017, respectively.

One of the purposes of the special meetings is to consider and vote to approve the reorganization agreement, which provides for, among other things, the merger of Carlile with and into Independent, with Independent being the surviving entity, followed by the merger of Northstar Bank with and into Independent Bank, with Independent Bank being the surviving bank. This document also constitutes a prospectus relating to the offer and sale of Independent common stock to be issued in connection with the merger to holders of Carlile common stock (including holders of stock options to purchase Carlile common stock that are exercised prior to the consummation of the merger).

Independent has supplied all of the information contained herein relating to Independent and Independent Bank, and Carlile has supplied all of the information contained herein relating to Carlile and Northstar Bank.

THE INDEPENDENT SPECIAL MEETING

This joint proxy statement/prospectus is being provided to the Independent shareholders as part of a solicitation of proxies by the Independent board of directors for use at the Independent special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment thereof. This joint proxy statement/prospectus provides Independent shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Independent special meeting.

Date, Time and Place

The special meeting of Independent shareholders will be held on                     , 2017, at 3:30 p.m. Central Time, at the branch office of Independent Bank, 1600 Redbud Boulevard, Suite 100, McKinney, Texas 75069-3257.

Purpose of the Independent Special Meeting

At the Independent special meeting, Independent shareholders will be asked to consider and vote on the following:

Independent Proposal One: to approve the reorganization agreement and the merger;

Independent Proposal Two: to approve the issuance of shares of Independent common stock to Carlile shareholders in connection with the merger that will in number and voting power exceed 20% of the number and voting power of the shares of Independent common stock outstanding immediately prior to the issuance of such new shares;

Independent Proposal Three: to elect each of the following three named director nominees, whose directorships will only become effective upon consummation of the merger, and whose business experience and qualifications are further described in the section entitled “Independent Proposal Three—Election of Directors—Election of Named Director Nominees” beginning on page 136, to fill the three vacancies on the Independent board of directors:

•	Tom C. Nichols, to serve as a Class I director for a term that will expire at the annual meeting of shareholders to be held in 2017;

•	Mark K. Gormley, to serve as a Class II director for a term that will expire at the annual meeting of shareholders to be held in 2018; and

•	Christopher M. Doody, to serve as a Class III director for a term that will expire at the annual meeting of shareholders to be held in 2019.

Independent Proposal Four: to approve the adjournment of the Independent special meeting to a later date or dates, if the board of directors of Independent determines it is necessary to permit solicitation of additional proxies if there are not sufficient votes at the time of the Independent special meeting to approve the first three proposals listed above.

Completion of the merger is conditioned on, among other things, the approval of the reorganization agreement and the merger, approval of the issuance of shares of Independent common stock to Carlile shareholders in connection with the merger and the election of the named director nominees to fill the vacancies on the Independent board of directors.

Recommendation of the Independent Board of Directors

On January 19, 2017, Independent’s Corporate Governance and Nominating Committee recommended Tom C. Nichols, Mark K. Gormley and Christopher M. Doody as nominees to fill the vacancies on the Independent board of directors. On January 19, 2017, the Independent board of directors nominated each of Messrs. Nichols, Gormley and Doody, as nominees for election by the Independent shareholders at the Independent special meeting to fill the vacancies on the Independent board of directors, whose directorships will only become effective upon the consummation of the merger and proposed each of these nominees for election.

At a special meeting held on November 21, 2016, the Independent board of directors unanimously determined that the merger and the other transactions contemplated by the reorganization agreement, including the issuance of shares of Independent common stock to Carlile shareholders in connection with the merger, are in the best interests of Independent and its shareholders.

Accordingly, the Independent board of directors unanimously recommends that Independent shareholders vote as follows:

“FOR” Independent Proposal One approving the reorganization agreement and the merger;

“FOR” Independent Proposal Two approving the issuance of shares of Independent common stock to Carlile shareholders in connection with the merger that will exceed in number and voting power 20% of the number and voting power of the shares of Independent common stock outstanding immediately prior to the issuance of such new shares;

“FOR” Independent Proposal Three electing each of the named director nominees, whose directorships will only become effective upon consummation of the merger, to fill the three vacancies on the Independent board of directors; and

“FOR” Independent Proposal Four approving the adjournment of the Independent special meeting, if necessary, to permit solicitation of additional proxies.

Independent shareholders should carefully read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Appendices in their entirety, for more detailed information concerning the merger and the transactions contemplated by the reorganization agreement.

Independent Record Date; Shareholders Entitled to Vote

The record date for the Independent special meeting is                     , 2017, or the Independent record date. Only record holders of shares of Independent common stock at 5:00 p.m. Central Time, or the close of business, on the Independent record date are entitled to notice of, and to vote at, the Independent special meeting or any adjournment thereof. At the close of business on the Independent record date, the only outstanding voting securities of Independent were shares of common stock, and              shares of Independent common stock were issued and outstanding.

Each share of Independent common stock outstanding on the Independent record date is entitled to one vote on each proposal.

Voting by Independent’s Directors and Executive Officers and a Significant Shareholder of Independent

At the close of business on the record date for the Independent special meeting, Independent directors and executive officers and their respective affiliates were entitled to vote              shares of Independent common stock or approximately     % of the shares of Independent common stock outstanding on that date. In addition, Mr. Vincent J. Viola, who is the largest shareholder of Independent and the father of Mr. Michael T. Viola, a director of Independent, owned              shares of Independent common stock as of the close of business on the record date for the Independent special meeting. We currently expect that Independent directors and executive officers and their affiliates, as well as Mr. Vincent J. Viola, will vote their shares in favor of all of the Independent proposals.

Quorum and Adjournment

No business may be transacted at the Independent special meeting unless a quorum is present. Shareholders who hold shares representing at least a majority of the shares outstanding and entitled to vote at the Independent special meeting must be present in person or represented by proxy to constitute a quorum, but the holders of at least two-thirds of the shares of Independent common stock outstanding and entitled to vote at the Independent special meeting must be present, in person or by proxy, at the special meeting in order for the necessary vote to be able to take action on the merger proposal. Specifically, the affirmative vote of at least two-thirds of the outstanding Independent common stock is required to approve the reorganization agreement and the merger. As a result, if shares representing at least two-thirds of the shares of Independent common stock outstanding on the close of business on the Independent record date are not present at the Independent special meeting, the presence of a quorum will still not permit the merger to be approved at the Independent special meeting.

If a quorum is not present, or if fewer shares than are required to approve the reorganization agreement and the merger, the issuance of shares of Independent common stock in the merger or the election of the named director nominees as directors of Independent are voted in favor of the reorganization agreement and the merger, then the Independent special meeting may be adjourned to allow for the solicitation of additional proxies provided that such proposal to adjourn the Independent special meeting is approved by a majority vote of the votes cast at the Independent special meeting by the holders of shares of Independent common stock entitled to vote at the Independent special meeting and present in person or represented by proxy at that meeting.

No notice of an adjourned Independent meeting need be given unless the adjournment is for more than 30 days or after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each Independent shareholder of record entitled to vote at the meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

All shares of Independent common stock represented at the Independent special meeting, including shares that are represented but that vote to abstain and broker nonvotes, will be treated as present for purposes of determining the presence or absence of a quorum.

Required Vote

The required votes to approve the Independent proposals are as follows:

Independent Proposal One approving the reorganization agreement and the merger requires the affirmative vote of at least two-thirds of the issued and outstanding shares of Independent common stock entitled to vote at the Independent special meeting. Failures to vote, broker nonvotes and abstentions will have the same effect as a vote against this proposal.

Independent Proposal Two approving of the issuance of the shares of Independent common stock to Carlile shareholders in connection with the merger that will, in number and voting power, exceed 20% of the number and voting power of the shares of Independent common stock outstanding immediately prior to such issuance requires the approval of a majority of the votes cast on this proposal at the Independent special meeting, assuming a quorum is present at the Independent special meeting. Failures to vote, broker nonvotes and abstentions will have no effect on the vote for the proposal.

Independent Proposal Three electing each of the named director nominees as directors of Independent, whose directorships will only become effective upon consummation of the merger, to fill the three vacancies on the Independent board of directors requires the approval of a plurality of the votes cast on this proposal at the Independent special meeting, assuming a quorum is present at the Independent special meeting. Failures to vote, broker nonvotes and abstentions will have no effect on the vote for the proposal.

Independent Proposal Four approving the adjournment of the Independent special meeting, if necessary, to permit solicitation of additional proxies requires the approval of a majority of the votes cast on this proposal at the Independent special meeting, regardless of whether or not there is a quorum present at the Independent special meeting. Failures to vote, broker nonvotes and abstentions will have no effect on the vote for the proposal.

Voting of Proxies by Holders of Record

If you were a record holder of Independent common stock at the close of business on the record date of the Independent special meeting, a proxy card is enclosed for your use. Independent requests that you vote your shares as promptly as possible by doing one of the following:

•	simply indicate on the proxy card applicable to your Independent common stock how you want to vote and sign, date and mail your proxy card(s) in the enclosed pre-addressed, postage-paid envelope as soon as possible, but in any event no later than the time necessary for your proxy card to be actually received by Independent immediately prior to the vote at the Independent special meeting;

•	call 1 (866) 888-3382 using a touch-tone telephone and follow the instructions for telephone voting provided on the call; or

•	Go to the website www.proxypush.com/ibtx and follow the instructions at that website.

Any proxy cards must be returned to Wells Fargo Shareowner Services as soon as possible, but in any event, no later than immediately prior to the vote at the Independent special meeting. Internet and telephone voting is available until 11:59 p.m. Central Time, on                     , 2017.

When the accompanying proxy card is properly executed, dated and returned, the shares of Independent common stock represented by it will be voted at the Independent special meeting or any adjournment thereof in accordance with the instructions contained in the proxy card. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

If a proxy card is returned without an indication as to how the shares of Independent common stock represented are to be voted with regard to a particular proposal, the Independent common stock represented by the proxy will be voted in accordance with the recommendation of the Independent board of directors and, therefore such shares will be voted:

“FOR” Independent Proposal One approving the reorganization agreement and the merger;

“FOR” Independent Proposal Two approving the issuance of shares of Independent common stock to Carlile shareholders in connection with the merger that will, in number and voting power, exceed 20% of the number and voting power of the shares of Independent common stock outstanding immediately prior to such issuance;

“FOR” Independent Proposal Three electing each of the named director nominees as directors of Independent, whose directorships will only become effective upon consummation of the merger, to fill the vacant seats on the Independent board of directors; and

“FOR” Independent Proposal Four approving the adjournment of the Independent special meeting, if necessary, to permit solicitation of additional proxies.

As of the date hereof, the Independent board of directors has no knowledge of any business that will be presented for consideration at the Independent special meeting and that would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in Independent’s Notice of Special Meeting of Shareholders.

No other matters can be brought up or voted on at the Independent special meeting.

Your vote is important. Accordingly, if you were a record holder of Independent common stock at the close of business on the record date of the Independent special meeting, please sign and return the enclosed proxy card or vote via the Internet or telephone whether or not you plan to attend the Independent special meeting in person. Proxies submitted through the specified Internet website or by phone must be received by 11:59 p.m. Central Time, on                     , 2017.

Attending the Meeting; Voting in Person

Only record holders of Independent common stock on the record date, their duly appointed proxies and invited guests may attend the Independent special meeting. All attendees must present government-issued photo identification (such as a driver’s license or passport) for admittance. The additional items, if any, that attendees must bring to gain admittance to the Independent special meeting depend on whether they are shareholders of record, beneficial owners, or proxy holders.

An Independent shareholder who holds shares directly registered in such shareholder’s name with Independent’s transfer agent, Wells Fargo Shareowner Services, and who desires to attend the Independent special meeting in person should bring government-issued photo identification.

A shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (referred to in this joint proxy statement/prospectus as a “beneficial owner”) who desires to attend the Independent special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares or a brokerage account statement or the voting instruction form provided by the broker.

A person who holds a validly executed proxy entitling such person to vote on behalf of a record owner of Independent shares who desires to attend the Independent special meeting in person must bring the validly executed proxy naming such person as the proxy holder, signed by the Independent shareholder, and proof of the signing shareholder’s record ownership as of the record date.

No cameras, recording equipment or other electronic devices will be allowed in the meeting room. Failure to provide the requested documents at the door or failure to comply with the procedures for the Independent special meeting may prevent Independent shareholders from being admitted to the Independent special meeting.

Revocation of Proxies

An Independent shareholder may revoke a previously provided proxy at any time before such time that the proxy card for any such holder of Independent common stock must be received in connection with the Independent special meeting by taking any of the following four actions:

•	delivering written notice of revocation to Jan Webb, Corporate Secretary, Independent Bank Group, Inc., 1600 Redbud Boulevard, Suite 400, McKinney, Texas 75069;

•	delivering a proxy card bearing a later date than the proxy that such shareholder desires to revoke;

•	logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card; or

•	attending the Independent special meeting and voting in person.

Merely attending the Independent special meeting will not, by itself, revoke your proxy; you must cast a subsequent vote at the Independent special meeting by using a ballot provided at the Independent special meeting for that purpose. Your last valid vote that Independent receives before or at the Independent special meeting is the vote that will be counted.

If you hold your shares in “street name” through a bank or broker, you must contact such bank or broker if you desire to revoke your proxy.

Tabulation of Votes

Independent has appointed Wells Fargo Shareowner Services to serve as the Inspector of Election for the Independent special meeting. Wells Fargo Shareowner Services will independently tabulate affirmative votes, negative votes and abstentions.

Solicitation of Proxies

Independent’s board of directors is soliciting proxies for the Independent special meeting from the Independent shareholders. In accordance with the reorganization agreement, Independent will pay the costs it incurs in soliciting proxies from its shareholders, including the cost of mailing this joint proxy statement/prospectus. In addition to solicitation of proxies by mail, proxies may be solicited by Independent’s officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.

Independent will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of Independent common stock. Independent may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists at the special meeting. Brokers that are members of the NYSE or The NASDAQ Stock Market LLC, as holders of record, are permitted to vote on certain routine matters in their discretion, but not on nonroutine matters. The proposals to approve the reorganization agreement, the issuance of the shares of Independent common stock in the merger and the election of each of the three named director nominees to serve as directors of Independent are nonroutine matters. Accordingly, if a shareholder holds shares in “street name” and does not provide voting instructions to his or her bank, broker or nominee that is a member of NYSE or The NASDAQ Stock Market LLC, those shares will not be voted on that proposal at the Independent special meeting unless you receive a proxy from that broker that will allow you to vote the shares you beneficially own and that are held by that broker. Abstentions and broker nonvotes act as votes against the proposal to approve the reorganization agreement and the merger, but will have no effect on the proposal to approve the issuance of the shares of Independent common stock in the merger, to elect additional directors or to adjourn the Independent special meeting.

Adjournments

Any adjournment of the Independent special meeting may be made from time to time if the approval of the holders of a majority of the votes cast at the Independent special meeting is obtained, whether or not a quorum exists at the Independent special meeting, without further notice of the adjournment other than by an announcement made at the Independent special meeting unless a new record date for the adjourned meeting is fixed. If a quorum is not present at the Independent special meeting then the Independent special meeting may be adjourned to solicit additional proxies by a majority vote of the holders of Independent common stock, present in person or by proxy at the Independent special meeting. If a quorum is present at the Independent special meeting but there are not sufficient votes to obtain the necessary shareholder approvals, then Independent shareholders may be asked to approve an adjournment of the meeting to permit the solicitation of additional proxies.

THE CARLILE SPECIAL MEETING

This joint proxy statement/prospectus is being provided to the holders of Carlile common stock as part of a solicitation of proxies by the Carlile board of directors for use at the Carlile special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment thereof. This joint proxy statement/prospectus provides the holders of Carlile voting common stock with information they need to know to be able to vote or instruct their vote to be cast at the Carlile special meeting.

Date, Time and Place

The special meeting of holders of Carlile common stock will be held at the City Club of Fort Worth, 301 Commerce Street, Fort Worth, Texas 76102., on                     , 2017, at              p.m. Central Time.

Purpose of the Carlile Special Meeting

At the Carlile special meeting, the holders of shares of Carlile voting common stock will be asked to consider and vote on the following:

Carlile Proposal One: to approve the reorganization agreement and the merger; and

Carlile Proposal Two: to approve the adjournment of the Carlile special meeting to a later date or dates, if the board of directors of Carlile determines it is necessary, among other things, to permit solicitation of additional proxies if there are not sufficient votes at the time of the Carlile special meeting to approve the first proposal listed above.

Completion of the merger is conditioned on, among other things, the approval of the reorganization agreement, the merger and the other transactions contemplated by the reorganization agreement.

Recommendation of the Carlile Board of Directors

On November 21, 2016, the Carlile board of directors unanimously determined that the merger and the other transactions contemplated by the reorganization agreement are in the best interests of Carlile and its shareholders and it approved the reorganization agreement, the merger and the other transactions contemplated by the reorganization agreement.

Accordingly, the Carlile board of directors unanimously recommends that Carlile shareholders vote as follows:

“FOR” Carlile Proposal One approving the reorganization agreement and the merger; and

“FOR” Carlile Proposal Two approving the adjournment of the Carlile special meeting if necessary to permit solicitation of additional proxies.

Holders of Carlile common stock should carefully read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Appendices in their entirety for more detailed information concerning the merger and the transactions contemplated by the reorganization agreement.

Carlile Record Date; Shareholders Entitled to Vote

The record date for the Carlile special meeting is                     , 2017, or the Carlile record date. Only record holders of shares of Carlile common stock at 5:00 p.m. Central Time, or the close of business, on the Carlile record date are entitled to notice of the Carlile special meeting. However, only holders of Carlile voting common stock are entitled to vote at the Carlile special meeting or any adjournment thereof. At the close of business on the Carlile record date, the only outstanding securities of Carlile with a right to vote on the proposals

were shares of Carlile voting common stock, with          shares of Carlile voting common stock being issued and outstanding at that time. Each share of Carlile voting common stock outstanding on the Carlile record date is entitled to one vote on each proposal. Holders of at least two-thirds of the outstanding shares of Carlile voting common stock must vote in favor of the reorganization agreement and the merger in order to permit consummation of the merger.

Voting by Carlile’s Directors and Executive Officers

At the close of business on the record date for the Carlile special meeting, Carlile directors and executive officers and their affiliates were entitled to vote              shares of Carlile voting common stock, or     % of the shares of Carlile voting common stock outstanding on that date. Carlile currently expects that its directors and executive officers and their affiliates, many of whom have entered into a voting and lockup agreement in respect of their shares, will vote their shares of Carlile voting common stock in favor of both of the Carlile proposals. A total of 17,069,700 shares of Carlile voting common stock, or 62.2% of the shares of Carlile voting common stock outstanding on the date of this joint proxy statement/prospectus, were subject to such voting and lockup agreements.

Shares of Carlile Subject to the Voting and Lockup Agreement

Directors and certain officers of Carlile have entered into an agreement to vote the shares of Carlile voting common stock that they control in favor of approval of the reorganization agreement and the merger and in the manner most favorable to the consummation of the merger and the transactions contemplated by the reorganization agreement. However, Carlile shareholders who entered into voting and lockup agreements would be permitted to vote to accept any superior proposal to acquire Carlile (as defined in the reorganization agreement). As of the Carlile record date, 17,069,700 shares of Carlile voting common stock, or 62.2% of the outstanding shares of Carlile voting common stock entitled to vote at the Carlile special meeting, are bound by the voting and lockup agreement.

Quorum and Adjournment

No business may be transacted at the Carlile special meeting unless a quorum is present. Shareholders who hold shares representing at least a majority of each class of the shares entitled to vote at the Carlile special meeting must be present in person or represented by proxy to constitute a quorum, but the holders of at least two-thirds of the shares of Carlile voting common stock entitled to vote at the Carlile special meeting must be present, in person or by proxy, at the Carlile special meeting in order for the necessary vote to be able to take action on the merger proposal. The affirmative vote of the holders of at least two-thirds of the outstanding Carlile voting common stock is required to approve the reorganization agreement and the merger. As a result, if shares representing at least two-thirds of the shares of Carlile voting common stock outstanding on the close of business on the Carlile record date are not present at the Carlile special meeting, the presence of a quorum will still not permit the merger to be approved at the Carlile special meeting.

If a quorum is not present, or if fewer shares than are required to approve the reorganization agreement and the merger are voted in favor of the proposal to approve the reorganization agreement and the merger, then the Carlile special meeting may be adjourned to allow for the solicitation of additional proxies provided that such proposal to adjourn the Carlile special meeting is approved by the holders of a majority of the shares of Carlile voting common stock who are entitled to vote at the Carlile special meeting and are present or represented by proxy at the Carlile special meeting.

No notice of an adjourned Carlile special meeting need be given unless, after the adjournment, a new record date is fixed for the adjourned Carlile special meeting, in which case a notice of the adjourned Carlile special meeting shall be given to each Carlile shareholder of record entitled to vote at the Carlile special meeting. At any adjourned Carlile special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the Carlile special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned Carlile special meeting.

All shares of Carlile voting common stock represented at the Carlile special meeting, including shares of Carlile voting common stock that are represented but that vote to abstain and broker nonvotes, will be treated as present for purposes of determining the presence or absence of a quorum.

Required Vote

The required votes to approve the Carlile proposals are as follows:

Carlile Proposal One: approving the reorganization agreement and the merger requires the affirmative vote of at least two-thirds of the issued and outstanding shares of Carlile voting common stock entitled to vote at the Carlile special meeting. Failures to vote, broker nonvotes and abstentions will have the same effect as a vote against this proposal. Please note that only the shares of Carlile voting common stock are entitled to be voted at the Carlile special meeting.

Carlile Proposal Two: approving the adjournment of the Carlile special meeting, if necessary, to allow for the solicitation of additional proxies requires the affirmative vote of at least a majority of the issued and outstanding shares of Carlile voting common stock and present or represented by proxy at the Carlile special meeting, regardless of whether there is a quorum present at the Carlile special meeting. Failures to vote, broker nonvotes and abstentions will have the same effect as a vote against the proposal. Please note that only the shares of Carlile voting common stock are entitled to be voted at the Carlile special meeting.

Voting of Proxies by Holders of Record of Carlile Voting Common Stock

If you were a record holder of Carlile voting common stock at the close of business on the Carlile record date, a proxy card is enclosed for your use. Carlile requests that you vote your shares as promptly as possible by submitting your Carlile proxy card by mail using the enclosed return envelope. When the accompanying proxy card is properly executed, dated and returned, the shares of Carlile voting common stock represented by it will be voted at the Carlile special meeting or any adjournment thereof in accordance with the instructions contained in the proxy card.

If a proxy card is returned without an indication as to how the shares of Carlile voting common stock represented by it are to be voted with regard to a particular proposal, the shares of Carlile voting common stock represented by the proxy will be voted in accordance with the recommendation of the Carlile board of directors and, therefore, such shares will be voted:

“FOR” Carlile Proposal One approving the reorganization agreement and the merger; and

“FOR” Carlile Proposal Two approving the adjournment of the Carlile special meeting if necessary to permit solicitation of additional proxies.

At the date hereof, the Carlile board of directors has no knowledge of any business that will be presented for consideration at the Carlile special meeting and that would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in the Carlile Notice of Special Meeting of Shareholders.

No other matter can be brought up or voted upon at the Carlile special meeting.

Your vote is important. Accordingly, if you were a record holder of Carlile voting common stock on the record date of the Carlile special meeting, please sign and return the enclosed proxy card whether or not you plan to attend the Carlile special meeting in person.

Attending the Meeting; Voting in Person

Only record holders of Carlile voting common stock and Carlile nonvoting common stock on the record date, the persons duly appointed as proxies to vote shares of Carlile voting common stock, and invited guests may attend the Carlile special meeting. Only the holders of record of shares of the Carlile voting common stock as of the record date for the Carlile special meeting will be entitled to vote at the meeting. Such persons may not, however, vote any shares of Carlile nonvoting common stock they may hold at such record date at the Carlile special meeting. All attendees must present government-issued photo identification (such as a driver’s license or passport) for admittance. The additional items, if any, that attendees must bring to gain admittance to the Carlile special meeting depend on whether they are shareholders of record or proxy holders.

A shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (referred to in this joint proxy statement/prospectus as a “beneficial owner”) who desires to attend the Carlile special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.

A person who holds a validly executed proxy entitling such person to vote on behalf of a record owner of shares of Carlile voting common stock who desires to attend the Carlile special meeting in person must bring the validly executed proxy naming such person as the proxy holder, signed by the Carlile shareholder of record, and proof of the signing shareholder’s record ownership of shares of Carlile voting common stock as of the record date.

No cameras, recording equipment or other electronic devices will be allowed in the meeting room. Failure to provide the requested documents at the door or failure to comply with the procedures for the Carlile special meeting may prevent Carlile shareholders from being admitted to the Carlile special meeting.

Revocation of Proxies

A Carlile shareholder entitled to vote at the Carlile special meeting may revoke a previously provided proxy at any time before such time that the proxy card for any such holders of Carlile voting common stock must be received at the Carlile special meeting by taking any of the following three actions:

•	delivering written notice of revocation to Mindy Hegi, Chief Financial Officer, Carlile Bancshares, Inc., 201 Main Street, Suite 1320, Fort Worth, Texas 76102;

•	delivering a proxy card bearing a later date than the date of the proxy that such shareholder desires to revoke; or

•	attending the Carlile special meeting and voting in person.

Merely attending the Carlile special meeting will not, by itself, revoke your proxy; a holder of Carlile voting common stock must cast a subsequent vote at the Carlile special meeting using a ballot provided at the Carlile special meeting for that purpose. The last valid vote that Carlile receives before or at the Carlile special meeting is the vote that will be counted.

If you hold your shares in “street name” through a bank or broker, you must contact such bank or broker if you desire to revoke your proxy.

Tabulation of Votes

Carlile has appointed Mindy Hegi to serve as the Inspector of Election for the Carlile special meeting. The Inspector of Election will independently tabulate affirmative votes, negative votes and abstentions.

Solicitation of Proxies

The Carlile board of directors is soliciting proxies for the Carlile special meeting from holders of shares of Carlile voting common stock entitled to vote at such special meeting. In accordance with the reorganization agreement, Carlile will pay its own cost of soliciting proxies from its shareholders, including the cost of mailing this joint proxy statement/prospectus. In addition to solicitation of proxies by mail, proxies may be solicited by Carlile’s officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.

Carlile will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of Carlile voting common stock. Carlile may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

Abstentions and shares of Carlile voting common stock held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists at the Carlile special meeting. Brokers that are members of the NYSE or NASDAQ Global Select Market, as holders of record, are permitted to vote on certain routine matters in their discretion, but not on nonroutine matters. The proposal to approve the reorganization agreement and the merger is a nonroutine matter. Accordingly, if a holder of shares of Carlile voting common stock holds such shares in “street name” and does not provide voting instructions to his or her bank, broker or nominee that is a member of NYSE or NASDAQ Global Select Market, those shares will not be voted on the proposal to approve the reorganization agreement and the merger at the Carlile special meeting unless you receive a proxy from that broker that will allow you to vote the shares you beneficially own and that are held by that broker.

Adjournments

Any adjournment of the Carlile special meeting may be made from time to time if the proposal to adjourn the meeting is approved by the affirmative vote of at least a majority of the issued and outstanding shares of Carlile voting common stock entitled to vote and present or represented by proxy at the Carlile special meeting, whether or not a quorum exists at the Carlile special meeting. Such adjournment may be made without further notice other than by an announcement made at the Carlile special meeting, unless a new record date for the adjourned special meeting is fixed. If a quorum is not present at the Carlile special meeting or if a quorum is present at the Carlile special meeting but there are not sufficient votes at the time of the Carlile special meeting to approve the proposals, then Carlile shareholders may be asked to vote on a proposal to adjourn the Carlile special meeting so as to permit solicitation of additional proxies.

INDEPENDENT AND CARLILE—PROPOSAL ONE

The shareholders of Independent and the shareholders of Carlile holding shares of Carlile voting common stock will each be voting upon a proposal to approve the reorganization agreement and the merger. Information about the merger and the reorganization agreement is presented below under “The Merger” and elsewhere in this joint proxy statement/prospectus

THE MERGER

The following information describes the material aspects of the merger. A copy of the reorganization agreement is included as Appendix A to this joint proxy statement/prospectus and is incorporated herein by reference. The description of the material aspects of the merger appearing below is qualified in its entirety by the terms of the reorganization agreement. You are urged to read each of the Appendices to this joint proxy statement/prospectus in its entirety.

Terms of the Merger

The reorganization agreement provides for Independent to acquire all of the issued and outstanding securities of Carlile through a merger of Carlile with and into Independent, with Independent being the surviving corporation following the merger. If the shareholders of Carlile and Independent approve the reorganization agreement at the special meetings, and if the required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are satisfied or are waived by the party entitled to do so, Independent and Carlile anticipate that the merger will be completed on April 1, 2017, although delays in the completion of the merger could occur.

Independent is the sole shareholder of Independent Bank, a Texas banking association, and Carlile is the sole shareholder of Northstar Bank, a Texas banking association. Upon the effectiveness of the merger, both Independent Bank and Northstar Bank will be wholly owned subsidiaries of Independent. Pursuant to the reorganization agreement, immediately following the effectiveness of the merger, Northstar Bank will merge with and into Independent Bank, with Independent Bank being the surviving bank following the bank merger.

Treatment of Shares of Carlile Common Stock

As a result of the merger, holders of Carlile common stock will be entitled to receive whole shares of Independent common stock in exchange for their shares of Carlile common stock, with cash paid in lieu of any fractional share, and will no longer be owners of Carlile common stock. Upon completion of the merger, certificates representing shares of Carlile common stock immediately prior to the merger’s completion will represent only the right to receive the shares of Independent common stock and payment for any fractional share of Independent common stock in accordance with the terms of the reorganization agreement. Carlile will cease to exist following the completion of the merger.

Each share of Carlile common stock will be exchanged for a fraction of a share of Independent common stock, which fraction will be equal to the Carlile Share Exchange Ratio. That fraction will be expressed as a decimal number that will be rounded to the nearest ten-thousandth. Only whole shares of Independent common stock will be issued, with Carlile shareholders to receive cash in lieu of any fractional share otherwise issuable to a Carlile shareholder, as discussed below under “—Cash in Lieu of Fractional Shares.”

The Carlile Share Exchange Ratio will be determined by means of a formula that uses the following factors:

•	the “Average Stock Price,” which will be the average of the daily volume-weighted average sales price for a share of Independent common stock for the twenty trading days ending on and including the third trading day preceding the closing date of the merger;

•	the “Gross Share Number,” which will equal the quotient of (a) $434,000,000, subject to adjustment as provided in the reorganization agreement, divided by (b) $47.40;

•	the “Deal Value,” which will equal the product of (a) the Gross Share Number multiplied by (b) the Average Stock Price; and

•	the “Shareholder Value,” which will equal (a) the Deal Value minus (b) the aggregate amount of cash (i) to be paid by Independent to effectuate the automatic cashout of the Carlile stock options in connection with the merger and (ii) paid by Carlile in December 2016 in connection with the cancellation of options to purchase 190,000 shares of Carlile common stock.

The formula in which those factors will be used provides that the Carlile Share Exchange Ratio will be equal to the quotient of (a) the quotient of (i) the Shareholder Value, divided by (ii) the number of shares of Carlile common stock outstanding immediately prior to the effective time of the merger, divided by (b) the Average Stock Price. Expressed as a mathematical equation, the formula is:

Carlile Share Exchange Ratio =	(Shareholder Value ÷ outstanding shares of Carlile common stock) Average Stock Price

The exact fraction of a share of Independent common stock into which a share of Carlile is converted will depend on the Average Stock Price, the amount of any adjustment made in computing the Gross Share Number if the adjusted tangible equity of Carlile is less than $200 million on the tangible equity determination date, the number of shares of Carlile common stock outstanding immediately prior to the effective time of the merger, which number may increase as a result of the exercise prior to the effective time of the merger of any of the options to purchase shares of Carlile common stock outstanding on the date of this joint proxy statement/prospectus, and the sum of the aggregate amount of cash to be paid to the holders of the Carlile stock options by Independent plus the aggregate amount of cash that was paid by Carlile in December 2016 in consideration for the cancellation of a portion of the options to purchase shares of Carlile common stock that were then held by certain executive officers of Carlile.

If the necessary shareholder and regulatory approvals are obtained and the merger is completed, assuming the Average Stock Price were $63.30, (the closing price for a share of Independent common stock on January 11, 2017), that 35,064,719 shares of Carlile common stock are outstanding immediately prior to the merger (which would mean that none of the options to acquire Carlile common stock outstanding on the date of this joint proxy statement/prospectus would be exercised after such date), the adjusted tangible equity of Carlile is at least $200 million at the tangible equity determination date and the payments to the holders of the outstanding Carlile stock options were an aggregate of $19.8 million in the aggregate (which includes $1.6 million paid by Carlile in December 2016 in connection with the cancellation of options to purchase 190,000 shares of Carlile common stock), each share of Carlile common stock then outstanding would be exchanged for 0.2522 of a share of Independent common stock and all outstanding shares of Carlile common stock would be exchanged for an aggregate of 8,843,322 shares of Independent common stock.

Treatment of Carlile Stock Options

Pursuant to the terms of the reorganization agreement and the provisions of the Carlile Equity Incentive Plan, the administrator of that plan will unilaterally provide for the vesting of each outstanding and unvested option to acquire shares of Carlile common stock not fully vested and immediately exercisable as of the fifth business day prior to the closing of the merger. All of the outstanding options to acquire shares of Carlile common stock will then no longer be subject to forfeiture and will be immediately exercisable. Each such Carlile stock option that is outstanding and not exercised immediately prior to the effective time of the merger will be automatically cashed out under the terms of the Carlile Equity Incentive Plan and the holder of each cashed out Carlile stock option will have the right to receive a cash payment for such cashed out option. The amount of such payment for each particular Carlile stock option will be determined pursuant to a formula set forth in the reorganization agreement that will use the following factors:

•	the “Option Shares,” which are the shares of Carlile common stock underlying that particular Carlile stock option;

•	the “Per Share Option Price,” which will be the difference between (i) the “Closing Date Fair Market Value” minus (ii) the per share exercise price applicable to that particular Carlile stock option as scheduled in the reorganization agreement;

•	the “Closing Date Fair Market Value” which will be the quotient of:

•	the sum of (I) the aggregate number of shares of Independent common stock into which the shares of Carlile common stock will be converted in the merger (calculated by using a Shareholder Value equal to the Deal Value determined as described above) multiplied by the Average Stock Price, plus (II) an amount equal to the aggregate amount of the cash distributions actually made by Carlile to its shareholders in accordance with the reorganization agreement that are not a return of capital to the Carlile shareholders plus (III) the aggregate exercise price payable to exercise all of the Carlile stock options outstanding and unexercised immediately prior to the effective time of the merger divided by

•	the sum of (i) the number of shares of Carlile common stock issued and outstanding immediately prior to the merger’s effective time plus (ii) the number of shares of Carlile common stock underlying the Carlile stock options outstanding and unexercised immediately prior to the effective time of the merger plus (iii) 190,000 shares, which represent the shares of Carlile common stock underlying the options to purchase shares of Carlile common stock that were cancelled in December 2016 in exchange for cash payments.

Each holder of a Carlile stock option outstanding and unexercised immediately prior to the effective time of the merger will be entitled to receive an amount of cash equal to the product of (i) Per Option Share Price for each particular Carlile stock option he or she holds that is outstanding and unexercised immediately prior to the effective time of the merger multiplied by (ii) the total number of Option Shares underlying that particular Carlile stock option. Such amount will be paid to the option holders within five business days following the closing date of the merger.

In connection with certain tax planning matters being conducted by Carlile, in December 2016, Carlile terminated and cancelled options to purchase an aggregate of 190,000 shares of Carlile voting common stock that were previously held by certain executive officers of Carlile in exchange for aggregate cash consideration of $1.6 million. In an effort to ensure that these executive officers ultimately receive the same consideration for the cancellation of their options that other Carlile option holders will receive from Independent following consummation of the merger, the executive officers and Independent agreed to a true-up mechanism whereby: (i) in the event that the cash amount paid by Carlile in December 2016, to cancel each option is less than the Per Option Share Price, Independent would make an additional cash payment to the executive officers equal to the amount of the deficiency multiplied by the number of shares of Carlile common stock underlying such cancelled options; and (ii) in the event that the cash amount paid to cancel each option is greater than the Per Option Share Price, the aggregate payment that the executive officers will be entitled to receive from Independent upon consummation of the merger would be reduced, on a dollar-for-dollar basis, by the amount of the excess multiplied by the number of shares of Carlile common stock underlying such cancelled options. As a result of this true-up procedure, if the exercise price of each of the options cancelled in December 2016 and all of the Carlile stock options cashed out in connection with the merger were the same, the executive officers who have received a cash payment in exchange for the cancellation of a portion of their stock options in December 2016 will have received the same net cash amount for their cancelled stock options as will be received by all other Carlile option holders upon the consummation of the merger. In addition, each of Carlile and Independent further clarified their intent that the cash payments made to the executive officers in exchange for the cancellation of a portion of their options will be disregarded for purposes of the calculation of Carlile’s adjusted tangible equity as of the tangible equity determination date so as to ensure that such payments do not otherwise affect the Carlile Share Exchange Ratio or the amount of the pre-closing distributions by Carlile as permitted by the reorganization agreement.

As of January 11, 2017, there were outstanding and unexercised options to purchase 2,504,726 shares of Carlile common stock granted under the Carlile Equity Incentive Plan (some of which by their terms will not vest until after the date of the Carlile special meeting). If all of these options remain outstanding and unexercised at the effective time of the merger, based on the assumptions appearing in Tables I-IV below under the caption “—Value of Total Merger Consideration to Be Received,” the aggregate cash payment made to cash out the Carlile stock options in the merger would be approximately $19.8 million. This amount includes the $1.6 million paid by Carlile in December 2016 in connection with the cancellation of the options to purchase 190,000 shares of Carlile common stock discussed above and a true-up adjustment for the stock options of an aggregate of $44,000 in the favor of the former optionholders in accordance with the true-up mechanism described above. Pursuant to the terms of the reorganization agreement, Carlile is prohibited from granting any additional options to purchase Carlile common stock prior to the closing date.

Estimated Number of Shares of Carlile Common Stock to be Issued and Outstanding on the Closing Date

The amount of per share merger consideration to be received by the Carlile shareholders is dependent, among other factors, upon the number of shares of Carlile common stock issued and outstanding immediately prior to the effective time of the merger. As of January 11, 2017:

•	35,064,719 shares of Carlile common stock were issued and outstanding; and

•	options to purchase 2,504,726 shares of Carlile voting common stock were outstanding and unexercised.

While Carlile anticipates that none of the options to purchase shares of its common stock now outstanding will be exercised prior to the merger’s effective time, if all outstanding stock options are exercised, then it is expected that there would be 37,569,445 shares of Carlile common stock issued and outstanding immediately prior to the effective time of the merger.

The shares of Carlile common stock outstanding at the time of the tangible equity determination date will include all shares of restricted stock of Carlile common stock currently outstanding. Pursuant to the terms of the reorganization agreement and the provisions of the Carlile Equity Incentive Plan, the administrator of that plan will unilaterally provide for the vesting of each outstanding and unvested share of restricted Carlile stock as of the fifth business day prior to the closing date of the merger. Upon such vesting, such restricted stock will no longer be subject to forfeiture or to the restrictions imposed by the provisions of the Carlile Equity Incentive Plan or any award agreement. Such shares will be exchanged for shares of Independent common stock in the merger on the same basis as all other shares of Carlile common stock issued and outstanding immediately prior to the effective time of the merger.

Carlile has agreed that, prior to the closing of the merger or the termination of the reorganization agreement, Carlile will not issue any additional shares of its capital stock or additional securities or rights, such as options to purchase Carlile common stock, that could result in the issuance of additional shares of its capital stock except pursuant to the Carlile stock options outstanding at the date of the reorganization agreement.

Possible Downward Adjustment to the $434 Million Agreed Amount to be Used in the Calculation of the Carlile Share Exchange Ratio

The agreed amount to be used in the calculation of the Carlile Share Exchange Ratio and, therefore, the fraction of a share of Independent common stock to be exchanged for each share of Carlile common stock in the merger and to calculate the amount of cash to be paid in the cashout of the Carlile stock options is $434 million, which is the agreed value of all of the outstanding shares of Carlile common stock and all of the outstanding and unexercised Carlile stock options. This $434 million agreed amount will be adjusted downward if the adjusted tangible equity of Carlile calculated in accordance with the terms of the reorganization agreement on the fifth business day prior to the closing date of the merger, which we refer to herein as the tangible equity determination date, is less than $200 million. Specifically, if on the tangible equity determination date, Carlile’s adjusted tangible equity is less than $200 million, the $434 million amount used in the calculation of the Carlile Share Exchange Ratio would be reduced by an amount equal to the difference between $200 million minus the actual Carlile adjusted tangible equity as of such date.

Pursuant to the terms of the reorganization agreement, the adjusted tangible equity of Carlile will be determined from Carlile’s financial statements prepared in accordance with GAAP (adjusted as provided for below) as of the fifth business day prior to the closing date of the merger. Any unrealized gains or losses in investment securities and amounts paid by Carlile in December 2016 to cash out the Carlile stock options then held by certain executive officers of Carlile will also be excluded from the calculation of adjusted tangible equity.

The calculation of Carlile’s adjusted tangible equity for purposes of calculating the merger consideration to be received by the Carlile shareholders in, and by the Carlile stock option holders in connection with, the merger will include a deduction for the costs and expenses of Carlile and Northstar Bank listed below, on an after tax basis, which are currently estimated to be, in the aggregate, approximately $        million:

•	all professional fees incurred by Carlile and any Carlile subsidiary in connection with transactions contemplated by the reorganization agreement, which would include any investment banking fees, legal fees and accounting fees and similar costs and expenses;

•	any costs or fees (including forfeited prepaid expenses) associated with the termination and de-conversion of material contracts of Carlile and any Carlile subsidiary, including their respective data processing and other information technology contracts, as scheduled in the reorganization agreement;

•	all payments owed under the employment agreements, change-in control agreements, salary arrangements, continuation arrangements, deferred compensation arrangements, severance plans, or similar arrangements by Carlile or one of its subsidiaries and all other payments, if any, made to director, officers and employees of Carlile or a subsidiary of Carlile related to the consummation of the merger;

•	the premium for four (4) years of director and officer insurance tail coverage required by the reorganization agreement; and

•	the portion of the payroll and income tax owed by Carlile resulting from the cashout of the Carlile stock options on a “net settlement” basis.

The adjusted tangible equity of Carlile (calculated in accordance with GAAP and the terms of the reorganization agreement) as of December 31, 2016, was estimated to be $         million. The amount of adjusted tangible equity will be increased by the amount of the consolidated net income of Carlile or decreased by the amount of the consolidated net loss of Carlile through the fifth business day prior to the merger’s effective date. Management of Carlile estimates that Carlile will have net income of between $         million and $         million from January 1, 2017, through March 24, 2017. The table set forth below shows the range of Carlile’s estimates for the amounts that will affect the calculation of the Carlile adjusted tangible equity, assuming the closing of the merger occurs on March 31, 2017 and the merger has an effective date of April 1, 2017:

The table set forth below shows the range of estimates for the amounts that will affect the calculation of the Carlile adjusted tangible equity, assuming the closing of the merger on March 31, 2017:

	Low Range	High Range
Estimated adjusted tangible equity of Carlile as of December 31, 2016 prior to deductions required by reorganization agreement	$	$
Estimated consolidated net income of Carlile for the period from January 1, 2017 through March 24, 2017
Estimated professional fees the transactions contemplated by the reorganization agreement, including investment banking, legal and accounting fees and similar costs and expenses
Estimated costs and fees associated with termination and de-conversion of material contracts
Estimated payments owed under employment contracts and other payments to be made to directors, officers and employees of Carlile and Northstar Bank relating to the consummation of the merger
Estimated premiums for director and officer insurance tail coverage (for 4 year period)
Estimated payroll and income tax to be owed by Carlile resulting from the cashout of the Carlile stock options on a “net settlement” basis

Estimated total costs and expenses

Estimated adjusted tangible equity of Carlile as of March 24, 2017	$	$

The amounts shown in the table above are only estimates and are based upon several assumptions, many of which are beyond the control of Carlile and Northstar Bank. Accordingly, the actual amount of Carlile’s adjusted tangible equity at March 24, 2017, may vary from these estimated amounts shown in the table above. Carlile will not resolicit proxies from holders of its common stock in the event that Carlile adjusted tangible equity is below $200 million on the tangible equity determination date and the $434 million agreed amount used in the calculation of the Carlile Share Exchange Ratio is adjusted downward as Carlile has no right to do so under the reorganization agreement.

Carlile will provide Independent with a preliminary calculation of adjusted tangible equity at least three business days before the closing date. If Independent disagrees with such calculation of adjusted tangible equity, Carlile and Independent will meet to resolve any such disagreement. If the parties cannot resolve any such disagreement, then an independent accounting firm mutually agreed to by Carlile and Independent will resolve any such disagreement, which resolution will be final and binding upon both parties.

If Carlile has consolidated net income for the period from January 1, 2017, through March 24, 2017, and the actual costs and expenses of the type described in the table above are within the range set forth in the table above, Carlile’s adjusted tangible equity as of the closing date would be greater than $200 million, and, thus, there would be no deduction from the agreed amount of $434 million to be used in calculating the Carlile Share Exchange Ratio and the amount of the payments to cash out the Carlile stock options.

Should the adjusted tangible equity be $195 million, then the $434 million amount to be used to calculate the Carlile Share Exchange Ratio would be reduced by $5 million (the difference between $200 million and $195 million) to $429 million. That reduction would reduce the Carlile Share Exchange Ratio and, thus, the fraction of a share of Independent common stock to be exchanged for a share of Carlile common stock in the merger, the aggregate number of shares of Independent common stock to be exchanged for all of the outstanding shares of Carlile common stock in the merger and the per Carlile stock option and aggregate payments made to cash out the Carlile stock options.

No upward adjustment of the $434 million agreed amount to be used in the calculation of the Carlile Share Exchange Ratio will be made if the adjusted tangible equity of Carlile exceeds $200 million on the tangible equity determination date. As a result, the per share consideration and the aggregate consideration to be received by the Carlile shareholders in the merger will not be increased as a consequence of the adjusted tangible equity of Carlile being in excess of $200 million on the determination date.

Independent’s obligation to consummate the merger is conditioned upon Carlile having a adjusted tangible equity (calculated pursuant to the reorganization agreement and after the deductions described above) of at least $195 million as of the closing date. Should the Carlile adjusted tangible equity be less than $195 million, then Independent may, in its sole discretion refuse to close the transactions and consummate the merger, or Independent may elect to proceed with the transactions and consummate the merger, in which case the $434 million amount of used in the calculation of the Carlile Share Exchange Ratio would be subject to a deduction equal to $200 million minus the calculated adjusted tangible equity of Carlile at the tangible equity determination date, which would further reduce the aggregate number of shares of Independent common stock to be issued in the merger and the aggregate payments to cash out the Carlile stock options. If the Carlile adjusted tangible equity is below $195 million at the tangible equity determination date, Independent’s board of directors intends to exercise its independent judgment in determining whether to complete the merger or to terminate the reorganization agreement. In making this determination, the Independent board of directors will exercise its fiduciary duties, including fulfilling its duty to review the reasons why the Carlile adjusted tangible equity was lower than $195 million, whether that lower valuation negatively impacts the benefits that Independent hoped to achieve as a result of the merger, whether the corresponding reduced number of shares of Independent common stock to be issued in the merger and amount of cash to be paid to cash out the Carlile stock options in such event off-sets any potential negative consequences of moving ahead with the merger, and the Independent board of directors will consult with its legal and financial advisors in evaluating whether it would be in the best interest of the Independent shareholders to complete the merger in light of all the relevant facts and circumstances surrounding the lower adjusted tangible equity of Carlile.

Neither Independent nor Carlile will resolicit proxies from their shareholders in the event that the Carlile adjusted tangible equity is below $195 million and Independent elects to complete the merger. Please refer to the risk factor, “Neither Independent nor Carlile intends to resolicit proxies from their shareholders in the event that Carlile’s adjusted tangible equity is less than $195 million on the closing date,” on page 58.

Value of the Merger Consideration To Be Received

The following tables set forth a potential range of values of the consideration that holders of Carlile common stock and holders of the Carlile stock options may receive upon the merger’s completion based on a number of variables and not taking into account any cash that may be issued in lieu of fractional shares. The values in the following tables depend, in part, on the Average Stock Price assumed to exist and the stock price used to determine the value of the shares of Independent common stock that would be issued in the merger. The actual Average Stock Price, determined as provided in the reorganization agreement, may be materially less or more than assumed Average Stock Price in each of the tables below and the price at which a share of Independent common stock is trading in the market at the effective time of the merger may be materially less or more than the stock price assumed for determining the value of the merger consideration shown in each of the tables below. As a result, the actual amounts and value of the merger consideration received by the Carlile shareholders and the holders of Carlile stock options in the merger may differ materially from those amounts and values set forth in any or all of the following tables.

Table I

The following table has been prepared based on the assumptions that:

•	35,064,719 shares of Carlile common stock are outstanding on the closing date of the merger;

•	Carlile has $200 million of adjusted tangible equity on the tangible equity determination date;

•	the Average Stock Price is $63.30, which was the closing price for a share of Independent common stock on the NASDAQ Global Select Market on January 11, 2017;

•	the value of a share of Independent common stock at the effective time of the merger is equal to the assumed Average Stock Price noted above; and

•	no Carlile stock options are exercised prior to closing.

Fraction of a Share of Independent Common Stock Received Per Share of Carlile Common Stock
0.2522
Value of the Fraction of a Share of Independent Common Stock Received
$15.96
Aggregate Number of Shares of Independent Common Stock Issued as Merger Consideration
8,843,322
Value of Aggregate Independent Common Stock Issued As Merger Consideration
$559,782,291
Aggregate Cash Payments to Options Holders
$19,789,142
Aggregate Merger Consideration
$579,571,433

Table II

The following table has been prepared based on the assumptions that:

•	35,064,719 shares of Carlile common stock are outstanding on the closing date of the merger;

•	Carlile has $195 million of tangible equity on the pertinent equity determination date;

•	the Average Stock Price is $63.30, which was the closing price of the Independent common stock on January 11, 2017;

•	the value of a share of Independent common stock at the effective time of the merger is equal to the assumed Average Stock Price noted above; and

•	no Carlile stock options are exercised prior to closing.

Fraction of a Share of Independent Common Stock Received Per Share of Carlile Common Stock
0.2494
Value of the Fraction of a Share of Independent Common Stock Received
$15.79
Aggregate Number of Shares of Independent Common Stock Issued as Merger Consideration
8,745,141
Value of Aggregate Independent Common Stock Issued As Merger Consideration
$553,567,420
Aggregate Cash Payments to Options Holders
$19,251,746
Aggregate Merger Consideration
$572,819,166

Table III

The following table has been prepared based on the assumptions that:

•	35,064,719 shares of Carlile common stock are outstanding on the closing date of the merger;

•	Carlile has $200 million of adjusted tangible equity (as calculated in accordance with the terms of the reorganization agreement) on the tangible equity determination date;

•	the Average Stock Price is $53.95, which was the closing price of a share of Independent common stock on the NASDAQ Global Select Market on November 18, 2016, the trading day immediately preceding the day on which the execution of the reorganization agreement was announced to the public by Independent;

•	the value of a share of Independent common stock at the effective time of the merger is equal to the assumed Average Stock Price noted above; and

•	no Carlile stock options are exercised prior to closing.

Fraction of a Share of Independent Common Stock Received Per Share of Carlile Common Stock
0.2539
Value of the Fraction of a Share of Independent Common Stock Received
$13.70
Aggregate Number of Shares of Independent Common Stock Issued as Merger Consideration
8,902,932
Value of Aggregate Independent Common Stock Issued As Merger Consideration
$480,313,190
Aggregate Cash Payments to Options Holders
$13,679,553
Aggregate Merger Consideration Based on Average Stock Price
$493,992,742

Table IV

The following table has been prepared based on the assumptions that:

•	35,064,719 shares of Carlile common stock are outstanding on the closing date of the merger;

•	Carlile has $195 million of adjusted tangible equity on the tangible equity determination date;

•	the Average Stock Price is $53.95;

•	the value of a share of Independent common stock at the effective time of the merger is equal to the assumed Average Stock Price noted above; and

•	no Carlile stock options are exercised prior to closing.

Fraction of a Share of Independent Common Stock Received Per Share of Carlile Common Stock
0.2511
Value of the Fraction of a Share of Independent Common Stock Received
$13.55
Aggregate Number of Shares of Independent Common Stock Issued as Merger Consideration
8,804,751
Value of Aggregate Independent Common Stock Issued As Merger Consideration
$475,016,313
Aggregate Cash Payments to Options Holders
$13,212,544
Aggregate Merger Consideration
$488,228,857

The value of the total merger consideration and the per share merger consideration will increase or decrease based upon the fluctuations in the market price of Independent common stock occurring prior to the closing of the merger.

Cash in Lieu of Fractional Shares

No fractional shares of Independent common stock will be issued in the merger. Rather, if a Carlile shareholder would be entitled to receive in exchange for his or her shares of Carlile common stock a total number of shares of Independent common stock including a fraction of such a share, Independent will pay that Carlile shareholder cash in lieu of issuing that fractional share of Independent common stock. Such payment will be in an amount equal to the product of a share of Independent common stock that would otherwise be issuable to the Carlile shareholders multiplied by the Average Stock Price and will not accrue interest. The market price of shares of Independent common stock will fluctuate from the date of this joint proxy statement/prospectus to the date of completion of the merger, and any such fluctuations will impact the amount of cash paid for fractional shares. See “The Merger—Treatment of Shares of Carlile Common Stock” above for an estimate of the fraction of a share of Independent common stock to be issued in exchange for each share of Carlile common stock in the merger.

Other Financial Aspects of the Merger

Under the terms of the reorganization agreement, Carlile may make cash distributions to its shareholders of up to an aggregate of $55,250,000 after the date of the reorganization agreement and prior to the effective time of the merger, a portion of which cash distributions may be in the form of a return of capital to the Carlile shareholders. In addition, if the closing of the merger does not occur on or before June 30, 2017, the amount of cash distributions Carlile may make under the reorganization agreement will be increased by an amount equal to the consolidated net income of Carlile from June 1, 2017, through the tangible equity determination date for the adjusted tangible equity of Carlile, calculated in accordance with the terms of the reorganization agreement. Carlile made cash distributions of $52,600,000 to its shareholders in December 2016 as a return of capital to the Carlile shareholders. Depending on the adjusted tangible equity of Carlile at the tangible equity determination date, Carlile may make additional cash distributions that, together with the December 2016 distributions, do not exceed the upper limit on such distributions. If the merger is completed before June 30, 2017, the additional amount of cash that Carlile may distribute to its shareholders prior to the completion of the merger would be $2,650,000. All such cash distributions made after December 31, 2016 will reduce the amount of adjusted tangible equity of Carlile as of December 31, 2016 as set forth in the table above.

Treatment of Shares of Independent Common Stock

Each share of Independent common stock outstanding immediately prior to the effective time of the merger shall remain issued and outstanding as one share of Independent common stock as Independent is the corporation surviving the merger.

Background of the Merger

In connection with the ongoing consideration and evaluation of its long-term strategic alternatives and prospects, Carlile’s board of directors and executive management team have considered and regularly reviewed the strategic direction and business objectives of its consolidated organization as part of their continuous efforts to enhance value to its shareholders and other constituencies. This strategic planning exercise generally included an evaluation of the merits and drawbacks of (i) continuing to operate as an independent institution, (ii) continued expansion through the strategic acquisition of other institutions and branch offices, and (iii) entering into a strategic merger with another financial institution. These considerations have focused on, among other things, prospects and developments in the regulatory environment, in the economy generally and in financial markets, for financial institutions generally and Carlile, in particular, as well as conditions and ongoing consolidation in the financial services industry. In furtherance of these objectives, Carlile has evaluated and completed a number of strategic acquisitions of other financial institutions and other ancillary business entities. In addition, Carlile has periodically received inquiries from potential acquirers and other merger partners in the industry.

As a result of an ongoing desire to provide shareholder liquidity and a perceived recent improvement in market pricing for larger community bank franchises in Texas, in September 2015, Tom C. Nichols, Carlile’s Chairman of the Board, appointed an ad hoc committee of the board of directors, consisting of Messrs. Tom C. Nichols, Don E. Cosby, Mark K. Gormley, David A. Tanner, Christopher M. Doody and Robert W. Gentry, to evaluate potential strategic opportunities involving Carlile, including potential acquisitions by Carlile of other institutions and branch offices, mergers of equals and the prospect of merging Carlile into a larger institution.

During the fourth quarter of 2015 and first half of 2016, Carlile’s executive management team attended in-person meetings and participated in conference telephone calls with representatives for 8 to 10 banking organizations, including Independent, regarding a potential business combination with Carlile. Carlile entered into confidentiality agreements with eight of the banking organizations, including a mutual confidentiality and nondisclosure agreement with Independent on July 22, 2016. Carlile’s ad hoc committee was updated by the executive management team from time to time on these discussions.

To further advance Carlile’s strategic growth objectives, on June 29, 2016, Carlile’s executive management team met with representatives of Sandler O’Neill to discuss potential acquisition opportunities and to identify potential strategic merger partners.

In August of 2016, Carlile’s board held a retreat to discuss and evaluate the findings and preliminary recommendations of the ad hoc committee and the executive management team with respect to potential transactions and merger partners.

Following the board retreat, and after several additional preliminary meetings and discussions between Carlile’s executive management and representatives of Sandler O’Neill, on August 29, 2016, Carlile formally engaged Sandler O’Neill to act as its financial advisor and to explore a possible business combination transaction with four specifically identified institutions, one of which was Independent, which Carlile’s board believed had the greatest strategic interest in Carlile and could best enhance Carlile shareholder value based on the previous discussions with these institutions and Carlile’s financial analyses of their capacity to fund a strategic transaction with Carlile.

In accordance with the directives of Carlile’s board, representatives of Sandler O’Neill and Carlile’s executive management team had ongoing discussions with representatives of all four institutions to gauge their level of interest in a potential transaction with Carlile. While all four of the institutions had an interest in a potential acquisition of, or combination with Carlile, two of the institutions never made proposals that included the potential terms for a transaction. Independent and a second institution (hereafter referred to as “Bank A”) indicated a desire to provide transaction proposals.

In early September, 2016, Independent provided Carlile with an oral indication of interest. This proposal provided for total consideration of $481.25 million, which consisted of $400.0 million of Independent common stock and $81.25 million in a preclosing cash distribution by Carlile to its shareholders. Around the same time, Bank A orally indicated to representatives of Sandler O’Neill that Bank A would be interested in acquiring Carlile in an all-stock transaction with consideration within a range of $400 - $425 million.

To review Independent’s oral indication of interest and Bank A’s oral acquisition proposal, Carlile’s ad hoc committee and Sandler O’Neill participated in conference telephone calls on September 8 and 29, 2016.

After meeting with the ad hoc committee, Carlile’s executive management team prepared updated financial projections and expected cost savings expenses. These were provided to Independent pursuant to the mutual confidentiality and nondisclosure agreement with Independent.

On September 23, 2016, Carlile and Bank A entered into a mutual nondisclosure agreement, and Bank A was provided with the confidential projections consistent with those provided to Independent. In late September, Bank A reconfirmed to representatives of Sandler O’Neill its oral indication of interest, which provided for Carlile shareholders to receive total consideration in the form of Bank A common stock in an amount ranging between $400 - $425 million.

On September 30, 2016, Carlile received a nonbinding written expression of interest from Independent, which confirmed the terms Independent orally indicated earlier in the month.

From September 30, 2016 to October 10, 2016, Carlile and Independent negotiated terms of the nonbinding written expression of interest. On October 10, 2016, after consideration of Independent’s offer and the status of the negotiations, Carlile’s board of directors decided to pursue Independent’s proposal as set forth in the nonbinding written expression of interest and Independent and Carlile entered into a standstill agreement on that date, which was effective through November 30, 2016.

Following execution of the standstill agreement, the parties established virtual electronic data rooms to facilitate due diligence investigation. Over the next several weeks, Carlile and Independent worked to complete their respective due diligence investigations.

Carlile received the first draft of the reorganization agreement from Independent on October 25, 2016 and the parties negotiated the financial terms of the transaction and the reorganization agreement until the reorganization agreement was executed on November 21, 2016. As part of that process, Independent and Carlile continued negotiating the financial terms of the proposed transaction. Carlile’s ad hoc committee and Sandler O’Neill participated in conference telephone calls on November 7 and 9, 2016 regarding Independent’s revised proposal and additional negotiations with Independent. As a result of these negotiations, the parties agreed on aggregate merger consideration value of $434.0 million based on $47.40 per share of Independent common stock, which was approximately the average of the daily volume-weighted average sales price per share of Independent common stock for the twenty consecutive trading days during November 2016. In addition, the parties agreed that Carlile would be permitted to make pre-closing distributions of up to $55,250,000, provided that Carlile delivered adjusted tangible equity (as defined in accordance with the terms of the reorganization agreement) of at least $200 million at closing. Furthermore, the parties agreed that Carlile’s outstanding stock options would be cancelled and paid in cash at closing.

On November 17, 2016, Carlile’s board of directors met to consider and discuss the terms of the reorganization agreement and the merger. At this meeting, Sandler O’Neill reviewed financial aspects of the transaction and discussed on a preliminary basis the fairness opinion to be delivered by Sander O’Neill prior to execution of the reorganization agreement. At that meeting, Carlile’s board of directors unanimously approved the reorganization agreement, subject to the delivery of the fairness opinion from Sandler O’Neill, and authorized Carlile to finalize the terms of the reorganization agreement.

After Carlile and Independent finalized the terms of the reorganization agreement, on November 21, 2016, Sandler O’Neill delivered its opinion, dated November 21, 2016, to Carlile’s board of directors, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O’Neill as set forth in its opinion, the aggregate merger consideration was fair, from a financial point of view, to the holders of Carlile common stock, collectively as a group.

The Independent board of directors separately approved the reorganization agreement on November 21, 2016.

On November 21, 2016, Carlile and Independent entered into the reorganization agreement and Independent issued a press release announcing the proposed merger.

Recommendation of Carlile’s Board and Its Reasons for the Merger

Carlile’s board of directors has unanimously approved the reorganization agreement and unanimously recommends that the Carlile shareholders vote “FOR” approval of the reorganization agreement and the merger.

Carlile’s board of directors has determined that the merger is fair to, and in the best interests of, Carlile’s shareholders. In approving the reorganization agreement, Carlile’s board of directors consulted with Sandler O’Neill with respect to the financial aspects of the merger and with its outside legal counsel as to its legal duties and the terms of the reorganization agreement. In arriving at its determination, Carlile’s board also considered a number of factors, including the following:

•	Carlile’s board of directors’ familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of Carlile;

•	the current and prospective environment in which Carlile operates, including national, regional and local economic conditions, the competitive environment for banks, thrifts and other financial institutions generally and the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry;

•	the results that Carlile could expect to obtain if it continued to operate independently, and the likely benefits to shareholders of that course of action, as compared with the value of the merger consideration offered by Independent;

•	that shareholders of Carlile will receive the merger consideration in shares of Independent common stock, which is publicly traded on the NASDAQ Global Select Market;

•	the financial presentation of Sandler O’Neill and the opinion of Sandler O’Neill dated November 21, 2016, to the effect that, as of the date of such opinion, and subject to the assumptions, limitations and qualifications set forth in the opinion, the aggregate merger consideration to be received by the holders of Carlile common stock was fair to such holders, collectively as a group, from a financial point of view (see “Merger—Fairness Opinion of Financial Advisor to Carlile,” beginning on page 96);

•	the treatment of the merger as a “reorganization” within the meaning of Section 368(a) of the Code with respect to Carlile stock exchanged for Independent stock;

•	the ability of Independent to pay the aggregate merger consideration without a financing contingency and without the need to obtain financing to close the transaction;

•	the ability of Independent to receive the requisite regulatory approvals in a timely manner;

•	the terms and conditions of the reorganization agreement, including the parties’ respective representations, warranties, covenants and other agreements, the conditions to closing, including a provision that permits Carlile’s board of directors, in the exercise of its fiduciary duties, under certain conditions, to furnish information to a third party that has submitted an unsolicited proposal to acquire Carlile;

•	that under the reorganization agreement Carlile could not solicit competing proposals for the acquisition of Carlile;

•	the merger with a larger holding company would provide the opportunity to realize economies of scale, increase efficiencies of operations and enhance the development of new products and services;

•	the agreement of Independent to honor certain existing employee benefits;

•	that some of Carlile’s directors and executive officers have other financial interests in the merger in addition to their interests as Carlile shareholders, including financial interests that are the result of existing compensation arrangements with Carlile and/or prospective compensation arrangements with Independent and the manner in which such interests would be affected by the merger;

•	the Carlile stock options will be cashed out pursuant to the Carlile Equity Incentive Plan and as contemplated by the reorganization agreement; and

•	the requirement that Carlile conduct its business in the ordinary course and other restrictions on the conduct of Carlile’s business before completion of the merger, which may delay or prevent Carlile from undertaking business opportunities that may arise before completion of the merger.

The reasons set out above for the merger are not intended to be exhaustive but do include all material factors considered by Carlile’s board of directors in approving the merger. In reaching its determination, the Carlile board of directors did not assign any relative or specific weights to different factors, and individual directors may have given different weights to different factors. Based on the reasons stated, the board believed that the merger was in the best interest of Carlile’s shareholders, and therefore the board of directors of Carlile unanimously approved the reorganization agreement and the merger. In addition, all members of Carlile’s board of directors have entered into voting and lockup agreements requiring them to vote the shares of Carlile common stock over which they have voting authority in favor of the reorganization agreement.

CARLILE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF CARLILE COMMON STOCK VOTE FOR THE REORGANIZATION AGREEMENT AND THE MERGER.

Recommendation of Independent’s Board and its Reasons for the Merger

One of Independent’s key strategies is growth through strategic acquisitions. To execute this strategy, Independent routinely identifies market areas and evaluates opportunities to acquire financial institutions in those market areas.

Independent had previously identified the Fort Worth and Tarrant County markets as an area into which Independent should expand. Further, although Independent has banking centers located in Denton County, it does not have a presence in the City of Denton. After extensive review of the banking organizations located in the Fort Worth, Tarrant and Denton, Texas, markets and meetings and discussions with organizations with operations in these markets and Independent’s financial advisors, management of Independent identified Carlile as a top tier banking organization with which Independent could partner to support its entry into the Fort Worth and Tarrant County market and to expand its presence in the Denton County market. In addition, while not previously identified as a target market of Independent, the acquisition of Carlile also provides Independent with an entry into the Colorado banking market with locations on the “Front Range” of the Rocky Mountains, along the dynamic Interstate Highway 25 corridor between Denver and Colorado Springs, Colorado.

As discussed above under the heading “Background of the Merger,” Independent and Carlile went through a detailed process of initial discussions, meetings among various members of each organization’s management, thorough due diligence, and extensive negotiation of the reorganization agreement. The Strategic Planning Committee of Independent’s board of directors initially provided oversight for this process in the second quarter of 2016 and the Independent board of directors began consideration of the potential acquisition during the third quarter of 2016. The Independent board of directors continued consideration of the proposed acquisition at its meeting in October 2016. After the diligence process had been completed and negotiation of the reorganization agreement had been finalized, the Independent board of directors met on November 21, 2016, to fully review and discuss the proposed transaction. At that meeting, the Independent board of directors consulted with Stephens with respect to the financial aspects of the transaction and with its outside legal counsel as to its legal rights and obligations under the reorganization agreement. Following these presentations and discussion at the meeting, the Independent board of directors determined that the proposed transaction was in the best interests of Independent. In arriving at its determination, the Independent board of directors considered a variety of factors, including the following:

•	information regarding the financial condition, operations, competitive position, and future prospects of Carlile;

•	information regarding the Fort Worth/Tarrant County and Denton, Texas and Colorado banking markets, including local economic conditions and prospects, as well as the competitive environment and the position of Carlile in those markets;

•	the results of management’s due diligence review of Carlile and Northstar Bank;

•	the anticipated impact of the proposed acquisition on Independent’s financial condition, capital, results of operation, cash flows and liquidity and that the proposed acquisition is anticipated to be accretive to Independent’s earnings per share and tangible book value and to improve Independent’s capital ratios;

•	the terms of the proposed acquisition, including the amount and form of the merger consideration;

•	the impact of the issuance of 8,843,322 shares of Independent common stock pursuant to the merger on Independent’s ownership structure, including that, pursuant to the requirements of the NASDAQ Global Select Market, the merger and the issuance of shares in connection with the merger would be subject to the approval of Independent’s shareholders;

•	the representations, warranties, covenants and conditions to closing set forth in the reorganization agreement, including the obligation of Carlile to deliver a minimum amount of adjusted tangible equity at closing and to cause the cashout of the Carlile stock options in connection with the merger;

•	the impact on the Independent board of directors of the inclusion of the three named director nominees;

•	the ability to retain the key members of the Northstar Bank management team through the execution of employment agreements;

•	the compatibility of Northstar Bank’s management with Independent Bank’s management;

•	the strength of the Carlile asset quality metrics and the similarity of the Carlile credit culture to Independent’s credit culture;

•	the opportunities for future growth in the Fort Worth/Tarrant County and Denton, Texas, market areas and the Colorado market;

•	the potential to realize cost savings through the integration of the operations of Carlile;

•	Independent’s track record of assimilating the operations of acquired banks and the strength of Independent’s management and infrastructure to successfully complete the integration process;

•	that Independent’s management had previously met with the Federal Reserve, the Texas Department of Banking, and the FDIC and received a positive initial reaction to the proposed transaction;

•	the valuation for both Carlile and Independent as well as the financial and other effects that the merger would have on Independent’s shareholders, including the potential effect on the market price of Independent’s common stock; and

•	the financial presentation of Stephens and the opinion of Stephens that the merger consideration to be paid by Independent is fair, from a financial point of view, to Independent.

INDEPENDENT’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF INDEPENDENT COMMON STOCK VOTE FOR THE REORGANIZATION AGREEMENT AND THE MERGER.

Fairness Opinion of Financial Advisor to Independent

On October 31, 2016, Independent engaged Stephens to act as financial adviser to Independent in connection with the acquisition of Carlile. As part of the engagement, Stephens was asked to assess the fairness to Independent, from a financial point of view, of the merger consideration to be paid by Independent in the acquisition. Independent engaged Stephens because it is a nationally recognized investment banking firm with offices throughout the United States and has substantial experience in transactions similar to the merger. As part of its investment banking business, Stephens is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. As specialists in the securities of banking companies, Stephens has experience in, and knowledge of, the valuation of banking enterprises.

As part of its engagement, at the request of Independent, representatives of Stephens attended meetings of the board of directors of Independent in which the board of directors evaluated the proposed merger, including, among others, a meeting of the board of directors held on November 21, 2016. At this meeting, the board of directors requested and received reports, discussion and commentary from its advisors, management and members regarding the proposed merger. As one of Independent’s advisors at that meeting, Stephens reviewed the financial aspects of the proposed transaction and rendered its opinion that, as of such date and based upon and subject to the factors and assumptions referenced in its opinion letter, the consideration to be paid in the merger was fair, from a financial point of view, to Independent. The board of directors of Independent, after considering advice, reports, discussion and commentary from its advisors, management and members, approved the reorganization agreement and the merger at this meeting.

The full text of Stephens’s written opinion, dated November 21, 2016, is attached as Appendix B to this document and incorporated herein by reference. Independent’s shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Stephens. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

Stephens’s opinion speaks only as of its date, and Stephens has undertaken no obligation to update or revise its opinion. The opinion was directed to the board of directors of Independent and addresses only the fairness, from a financial point of view, of the consideration to be paid in the merger by Independent. It does not address the underlying business decision to proceed with the merger. The opinion does not constitute a recommendation to any shareholder of Independent as to how the shareholder should vote or act with respect to the merger or any related matter. Independent and Carlile determined the merger consideration through the negotiation process.

In rendering its opinion, Stephens, among other things:

•	reviewed the reorganization agreement dated November 21, 2016;

•	reviewed certain publicly available financial and business information of Carlile, Independent and their respective affiliates that Stephens deemed to be relevant;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities, liquidity and prospects of Carlile and Independent;

•	reviewed materials detailing the merger prepared by or on behalf of Carlile, Independent and their respective affiliates;

•	conducted conversations with members of senior management and representatives of Carlile and Independent regarding the matters described above, as well as their respective businesses and prospects before and after giving effect to the merger;

•	compared certain financial metrics of Carlile to other selected banks that Stephens deemed to be relevant;

•	analyzed the merger consideration relative to other transactions that Stephens deemed to be relevant to its analysis of the merger;

•	analyzed the merger consideration relative to the tangible book value of Carlile as of September 30, 2016;

•	analyzed the merger consideration offered relative to the last twelve months’ net income of Carlile as well as to the estimated net income for the fiscal years ending December 31, 2017 and 2018;

•	analyzed the merger consideration offered relative to the premium paid on tangible common equity divided by the core deposits (core deposits defined as total deposits less time deposits greater than $100,000);

•	analyzed the projected pro forma impact of the merger on certain projected balance sheet ratios, capital ratios, and earnings per share of Independent;

•	reviewed the overall environment for investments in depository institutions in the United States; and

•	conducted such other financial studies, analyses and investigations and took into account such other matters as it deemed appropriate for purposes of its opinion, including its assessment of general economic, market and monetary conditions.

Stephens’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of the opinion and the information made available to Stephens through the date of the opinion. In conducting its review and arriving at its opinion, Stephens relied upon the accuracy and completeness of all of the financial and other information provided to it or otherwise publicly available. Stephens did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. Stephens relied upon management of Independent and Carlile as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and basis therefore) provided to Stephens. Stephens assumed that such forecasts and projections reflected the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. Stephens is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and has assumed, with Independent’s consent, that the aggregate allowance for loan and lease losses for Independent and Carlile was adequate to cover such losses. Stephens did not make or obtain any evaluation or appraisal of the assets or liabilities of Independent, Carlile or their respective affiliates, nor did it examine any individual credit files. Stephens was not asked to and did not undertake any independent verification of any such information, and Stephens did not assume any responsibility or liability for the accuracy and completeness thereof.

The projections furnished to Stephens and used in its analysis were prepared by the senior management teams of Independent and Carlile, respectively. Neither Independent nor Carlile publicly discloses internal management projections of the type provided to Stephens in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, Stephens assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the reorganization agreement, without material waiver or modification;

•	the representations and warranties of each party in the reorganization agreement and in all related documents and instruments referred to in the reorganization agreement are true and correct;

•	each party to the reorganization agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers;

•	there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of Carlile or Independent since either the date of the last financial statements made available to Stephens and the date of the reorganization agreement, and that no legal, political, economic, regulatory or other development has occurred that will adversely impact Carlile or Independent;

•	all required governmental, regulatory, shareholder and third party approvals have been or will be received in a timely manner and without any conditions or requirements that would have a material adverse effect on the contemplated benefits of the merger to the Company; and

•	the merger will be accounted in accordance with the acquisition method of accounting under GAAP.

Stephens’s opinion is limited to whether the consideration to be paid in the merger by Independent is fair from a financial point of view to Independent. Stephens was not asked to, and it did not, offer any opinion as to the terms of the reorganization agreement or the form of the merger or any aspect of the merger, other than the fairness, from a financial point of view, of the consideration to be paid by Independent in the merger. The opinion did not address, and Stephens expressed no view or opinion with respect to, the relative merits or effect of the merger as compared to any other strategic alternatives or business strategies or combinations that may be or may have been available to or contemplated by Independent or its board of directors. Moreover, Stephens did not express an opinion as to the fairness of the amount or nature of any compensation payable to or to be received by any officers, directors or employees of any of the parties to the merger relative to the aggregate consideration. Additionally, the opinion was not an expression of an opinion as to the price at which shares of Independent common stock would trade at the time of issuance to shareholders of Carlile under the reorganization agreement or the prices at which Independent’s or Carlile’ common stock may trade at any time.

In performing its analyses, Stephens made numerous assumptions with respect to general business, economic, market, industry and financial conditions and other matters, which were beyond the control of Stephens, Independent and Carlile. Any estimates contained in the analyses performed by Stephens were not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities did not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Stephens opinion was one factor among many factors taken into consideration by the board of directors of Independent in making its determination to approve the reorganization agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the board of directors of Independent with respect to the fairness of the consideration.

The following is a summary of the material analyses performed by Stephens and presented by it to the board of directors of Independent on November 21, 2016, in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the Stephens opinion or the presentation made by Stephens to the board of directors of Independent, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Stephens did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of the analyses and factors considered. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, Stephens’s analyses and the summary of its analyses must be considered as a whole, and selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Summary of Proposal. Under the terms of the reorganization agreement, and based on Independent’s closing stock price of $53.95 on November 18, 2016, the most recent closing stock price prior the delivery of Stephens’ opinion, the issued and outstanding shares of common stock of Carlile, other than certain shares specified in the reorganization agreement, would be converted into the right to receive an aggregate 8,902,932 shares of common stock of Independent subject to certain adjustments, and the options of Carlile would be cancelled in exchange for approximately $13.7 million in cash.

Implied Valuation. Using publicly available information, Stephens compared certain performance metrics of Carlile to selected groups of financial institutions deemed relevant by Stephens. Transaction multiples for the merger were derived from an aggregate transaction value of $494.0 million.

Carlile’s peer group consisted of the following selected publicly traded bank holding companies headquartered in Texas with assets less than $6.0 billion:

•	Independent Bank Group, Inc.

•	Southside Bancshares, Inc.

•	Allegiance Bancshares, Inc.

•	Veritex Holdings, Inc.

To perform this analysis, Stephens used financial information as of and for the twelve months ended September 30, 2016. Market price information was as of November 18, 2016. Stephens’s analysis showed the following concerning Carlile and its peer group’s minimum, median, and maximum performance metrics:

Carlile Peer Multiples						Carlile Implied Valuation ($ in millions)
	Price/						Price/
	TBV (%)	LTM EPS (x)	2017 EPS (x)(1)	2018 EPS (x)(1)	Core Deposit Premium		TBV ($)	LTM EPS ($)	2017 EPS ($)	2018 EPS ($)	Core Deposit Premium
Maximum	269	20.2	17.5	17.1	21.2	Maximum	548.4	446.1	435.6	469.5	561.0
Median	229	19.5	16.4	14.1	14.4	Median	465.9	431.0	407.7	386.4	445.5
Minimum	168	18.8	15.9	13.9	11.2	Minimum	341.8	416.0	394.1	383.1	391.8
Independent/Carlile	243	22.4	19.9	18.0	17.3

(1)	Based on First Call consensus estimates.

No company used as a comparison in the above analysis is identical to Carlile, Independent or the proposed transaction. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Comparable Transaction Analysis. Stephens reviewed publicly available information related to recent bank acquisition transactions involving targets headquartered in Texas with an aggregate announced deal value between $200 million and $600 million, and targets with nonperforming assets to total assets of less than three percent at the time of the transaction announcement. The transactions included in this group were:

Buyer	Seller
Southside Bancshares, Inc.	OmniAmerican Bancorp, Inc.
ViewPoint Financial Group, Inc.	LegacyTexas Group, Inc.
East West Bancorp, Inc.	MetroCorp Bancshares, Inc.
Cullen/Frost Bankers, Inc.	WNB Bancshares, Inc.
Prosperity Bancshares, Inc.	FVNB Corporation

Transaction multiples for the merger were derived from an aggregate transaction value of $494.0 million. Using the comparable transactions, Stephens derived and compared, among other things, the implied deal value paid for the acquired company to:

•	tangible equity of the acquired company based on the most recent publicly available financial statements prior to announcement, adjusted for an expected one-time transaction dividend of approximately $52.5 million;

•	the last twelve months net income of the acquired company based on the most recent publicly available financial statements prior to announcement; and

•	the premium paid on tangible common equity divided by the core deposits (core deposits defined as total deposits less time deposits greater than $100,000) of the acquired company based on the most recent publicly available financial statements prior to announcement.

As illustrated in the following table, Stephens compared the proposed transaction ratios to the minimum, median and maximum transaction ratios of the selected comparable transactions.

Carlile Comparable Transaction Multiples				Carlile Implied Valuation ($ in millions)
	Price/				Price/
	TBV (%)	LTM EPS (x)	Core Deposit Premium		TBV ($)	LTM EPS ($)	Core Deposit Premium
Maximum	284	23.6	15.7	Maximum	578.4	521.7	467.1
Median	239	17.4	13.2	Median	485.8	383.8	426.2
Minimum	147	12.8	11.9	Minimum	299.5	282.4	403.1
Independent / Carlile	243	22.4	17.3

No company or transaction used as a comparison in the above analysis is identical to Carlile, Independent or the proposed transaction. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Cash Flow Analysis. Stephens performed a discounted cash flow analysis to estimate a range of present values of after-tax cash flows that Carlile could contribute to Independent through 2022, standalone as well as including estimated cost savings of 35% of Carlile’ projected noninterest expense. In performing this analysis, Stephens relied on guidance from Independent management to derive projected after-tax cash flows for fiscal years 2017-2022. Stephens assumed that Carlile would maintain a tangible common equity to tangible asset ratio of 8.0% and would retain sufficient earnings to maintain that level. Any earnings in excess of what would need to be retained represented dividendable cash flows for Carlile. The analysis assumed discount rates ranging from 11.0% to 13.0% and terminal multiples ranging from 14.0 times to 16.0 times fiscal year 2022 forecasted earnings. On a standalone basis, this analysis resulted in a range of values of Carlile from $419.7 million to $501.2 million. Including estimated cost savings of 35% of Carlile’ projected noninterest expense, this analysis resulted in a range of values of Carlile from $617.6 million to $737.1 million. The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be effective to determine the actual current or expected future values of Carlile.

Financial Impact Analysis. Stephens performed pro forma merger analyses that combined projected income statement and balance sheet information of Independent and Carlile. Analytic assumptions obtained from management of Independent regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger could have on certain projected financial results of Independent. In the course of this analysis, Stephens used earnings estimates for Independent and Carlile for 2016-2022 provided by management of each institution. This analysis indicated that the merger is expected to be accretive to Independent’s estimated earnings per share in 2017, excluding estimated one-time buyer transaction costs, and accretive to Independent’s estimated earnings per share in 2018. The analysis also indicated that following the merger the pro forma entity would maintain well capitalized capital ratios. For all of the above analyses, the actual results achieved by Independent following the merger will likely vary from the projected results, and the variations may be material.

Relationships. In the ordinary course of its business as a broker-dealer, Stephens may, from time to time, purchase securities from, and sell securities to Independent, Carlile or their respective affiliates. Stephens may also from time to time have a long or short position in, and buy or sell, debt or equity securities of Independent or its affiliates for its own account and for the accounts of its customers.

Stephens has acted exclusively for the board of directors of Independent in rendering its opinion in connection with the merger and will receive a fee from Independent for its services. Stephens was paid a fee of $300,000 upon advising the board of directors of Independent that it was prepared to render the fairness opinion, regardless of the conclusions set forth in the opinion. Stephens has consented to the inclusion of its opinion in the registration statement of which this joint proxy statement/prospectus is a part. Upon the successful closing of the merger, Stephens is also entitled to a fee for its financial advisory services to Independent and the Board. In addition, Independent has agreed to reimburse Stephens for reasonable and customary out-of-pocket expenses and disbursements, including fees and reasonable expenses of counsel, and to indemnify Stephens against certain liabilities, including liabilities under the federal securities laws. In addition, Stephens served as the sole placement agent for the $21 million private investment in public equity transaction completed principally for the purpose of raising capital in anticipation of the completion of the merger. In addition to the services provided to Independent in connection with the merger, within the past two years Stephens has provided investment banking and financial advisory services to Independent in connection with Independent’s merger with Grand Bank, and in connection with Independent’s issuance of $45 million of subordinated debentures. Stephens has not provided investment banking and financial advisory services to Carlile in the past two years.

Fairness Opinion of Financial Advisor to Carlile

Carlile retained Sandler O’Neill to act as financial advisor to Carlile’s board of directors in connection with Carlile’s consideration of a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the reorganization agreement. On November 21, 2016, prior to Carlile’s execution of the reorganization agreement, Sandler O’Neill provided to Carlile’s board of directors its opinion dated November 21, 2016, to the effect that, as of such date, the aggregate merger consideration to be received by holders of Carlile common stock in the merger was fair to the holders of Carlile common stock, collectively as a group, from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Carlile common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to Carlile’s board of directors in connection with its consideration of the reorganization agreement and the merger and does not constitute a recommendation to any shareholder of Carlile as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the reorganization agreement and the merger. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the aggregate merger consideration to the holders of Carlile common stock, collectively as a group and without regard to any differences between Carlile voting common stock and Carlile nonvoting common stock, and does not address the underlying business decision of Carlile to engage in the merger, the form or structure of the merger or any other transactions contemplated in the reorganization agreement (including any adjustments to the consideration in the merger pursuant to the reorganization agreement), the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Carlile or the effect of any other transaction in which Carlile might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Carlile or Independent, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder, including the aggregate merger consideration to be received by the holders of Carlile common stock. Sandler O’Neill’s opinion was approved by its fairness opinion committee.

In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:

•	a draft of the reorganization agreement, dated November 20, 2016;

•	certain financial statements and other historical financial information of Carlile that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of Independent that Sandler O’Neill deemed relevant;

•	certain internal financial projections for Carlile for the years ending December 31, 2016 through December 31, 2019 and estimated annual long-term asset and earnings per share growth rates and dividend assumptions for Carlile, as provided by the senior management of Carlile;

•	publicly available consensus mean analyst estimates for Independent for the years ending December 31, 2016, December 31, 2017 and December 31, 2018, as well as estimated annual long-term asset and earnings per share growth rates and dividend assumptions for Independent, as provided by or discussed with the senior management of Independent;

•	the pro forma financial impact of the merger on Independent based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Independent;

•	the publicly reported historical price and trading activity for Independent common stock, including a comparison of certain stock market information for Independent common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial information for Carlile and Independent with similar institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry on a nationwide basis, to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of Carlile the business, financial condition, results of operations and prospects of Carlile and held similar discussions with certain members of the senior management of Independent regarding the business, financial condition, results of operations and prospects of Independent.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Carlile or Independent or their respective representatives or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill relied on the assurances of the respective managements of Carlile and Independent that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Carlile or Independent or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Carlile or Independent. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Carlile or Independent, or of the combined entity after the merger, and Sandler O’Neill did not review any individual credit files relating to Carlile or Independent. Sandler O’Neill assumed, with Carlile’s consent, that the respective allowances for loan losses for both Carlile and Independent are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used certain internal financial projections for Carlile for the years ending December 31, 2016 through December 31, 2019 and estimated annual long-term asset and earnings per share growth rates and dividend assumptions for Carlile, as provided by the senior management of Carlile, as well as publicly available consensus mean analyst estimates for Independent for the years ending December 31, 2016, December 31, 2017 and December 31, 2018 and estimated annual long-term asset and earnings per share growth rates and dividend assumptions, as provided by or discussed with the senior management of Independent. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Independent. With respect to the foregoing information, the respective senior managements of Carlile and Independent confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available consensus mean analyst estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective senior managements as to the future financial performance of Carlile and Independent, respectively, and the other matters covered thereby, and Sandler O’Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O’Neill expressed no opinion as to such information or the assumptions on which such information was based. Sandler O’Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Carlile or Independent since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that Carlile and Independent would remain as going concerns for all periods relevant to its analysis.

Sandler O’Neill assumed that the aggregate merger consideration actually received by the holders of Carlile common stock in the merger would not differ from the aggregate merger consideration that Sandler O’Neill assumed in any respect that would be material to Sandler O’Neill’s analysis or its opinion. Sandler O’Neill also assumed, with Carlile’s consent, that (i) each of the parties to the reorganization agreement would comply in all material respects with all material terms and conditions of the reorganization agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Carlile, Independent or the merger or any related transaction, (iii) the merger and any related transactions (including, without limitation, the payment of shareholder dividends by Carlile prior to the closing of the merger as projected by the management of Carlile) would be consummated in accordance with the terms of the reorganization agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the merger would qualify as a tax-free reorganization for federal income tax purposes. Finally, with Carlile’s consent, Sandler O’Neill relied upon the advice that Carlile received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the reorganization agreement. Sandler O’Neill expressed no opinion as to any such matters.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of the opinion. Events occurring after the date thereof could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill expressed no opinion as to the trading values of Carlile common stock or Independent common stock at any time or what the value of the shares of Independent common stock would be once they are actually received by the holders of Carlile common stock.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to Carlile’s board of directors, but is a summary of all material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Carlile or Independent and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Carlile and Independent and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the aggregate merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of Carlile, Independent and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Carlile’s board of directors at its November 21, 2016 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Carlile common stock or the prices at which Carlile common stock or Independent common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by Carlile’s board of directors in making its determination to approve the reorganization agreement and should not be viewed as determinative of the aggregate merger consideration or the decision of Carlile’s board of directors or management with respect to the fairness of the merger. The type and amount of consideration payable in the merger were determined through negotiation between Carlile and Independent.

Summary of Aggregate Merger Consideration and Implied Transaction Metrics. Sandler O’Neill reviewed the financial terms of the proposed merger. Based on an assumption that the aggregate merger consideration to the holders of Carlile common stock would be 8,902,932 shares of Independent common stock and using the closing price of Independent common stock on November 18, 2016 of $53.95 per share for deriving an implied value for the Independent common stock issuable in the merger and deriving an implied Aggregate Option Holder Payment, Sandler O’Neill calculated an aggregate implied transaction value of $494 million. Based upon historical financial information for Carlile as of or for the last twelve months (“LTM”) ended September 30, 2016 and projected financial information for 2016 and 2017 as provided by the senior management of Carlile, Sandler O’Neill calculated the following implied transaction metrics:

Transaction Value / Last Twelve Months Earnings:	21.8x
Transaction Value / 2016E Earnings:	22.1x
Transaction Value / 2017E Earnings:	19.3x
Transaction Value / September 30, 2016 Book Value:	125%
Transaction Value / September 30, 2016 Tangible Book:	187%
Transaction Value / Adjusted Tangible Book:[1]	236%
Tangible Book Premium / Core Deposits:[2]	13.3%
Adjusted Tangible Book Premium1 / Core Deposits:[2]	16.5%

(1)	Adjusted for “Return of Capital Distribution” by Carlile prior to the closing of the transaction.
(2)	Calculated as transaction value less tangible common equity, as a percentage of core deposits (defined as total deposits less time deposits with balances over $100,000).

Stock Trading History. Sandler O’Neill reviewed the historical stock price performance of Independent common stock for the year-to-date period ended and the three-year period ended November 18, 2016. Sandler O’Neill then compared the relationship between the stock price performance of the Independent common stock to movements in the Independent Peer Group (as described below) as well as certain stock indices.

Independent Year-to-Date Stock Price Performance

	January 1, 2016	Year-to-Date (through November 18, 2016)
Independent	100%	168.6%
Independent Peer Group	100%	144.1%
NASDAQ Bank Index	100%	124.5%
S&P 500 Index	100%	106.7%

Independent Three-Year Stock Price Performance

	November 18, 2013	Three-Years Ended November 18, 2016
Independent	100%	131.4%
Independent Peer Group	100%	149.6%
NASDAQ Bank Index	100%	143.7%
S&P 500 Index	100%	121.8%

Comparable Company Analyses. Sandler O’Neill used publicly available information to compare selected financial information for Carlile with a group of financial institutions, including Independent, selected by Sandler

O’Neill (the “Carlile Peer Group”). The Carlile Peer Group consisted of major exchange traded banks and thrifts headquartered in the Southwest with assets between $1 billion and $6 billion that had been profitable over the last 12 months and had an average weekly volume as a percent of shares outstanding greater than 0.75%, excluding announced merger targets. The Carlile Peer Group consisted of the following companies:

Allegiance Bancshares, Inc.	National Bank Holdings Corporation

CoBiz Financial Inc.	People’s Utah Bancorp

Guaranty Bancorp	Southside Bancshares, Inc.

Home Bancorp, Inc.	Southwest Bancorp, Inc.

Independent Bank Group, Inc.	Triumph Bancorp, Inc.

MidSouth Bancorp, Inc.	Veritex Holdings, Inc.

The analysis compared financial information for Carlile as of or for the twelve months ended September 30, 2016 with the corresponding publicly available data for the Carlile Peer Group as of or for the twelve months ended September 30, 2016. The analysis also included certain other information of the Carlile Peer Group based on pricing data as of November 18, 2016. The table below sets forth the data for Carlile and the high, low, median and mean data for the Carlile Peer Group.

Carlile Comparable Company Analysis
	Carlile	Carlile Peer Group Median	Carlile Peer Group Mean	Carlile Peer Group High	Carlile Peer Group Low
Total assets (in millions)	$2,325	$2,522	$3,039	$5,667	$1,269
Loans/Deposits	82.5%	91.9%	88.7%	101.0%	69.3%
Nonperforming assets(1)/Total assets	1.37%	0.97%	1.09%	3.24%	0.18%
Tangible common equity/Tangible assets	11.70%	9.09%	9.30%	13.58%	6.81%
Leverage Ratio	12.19%	10.37%	10.76%	13.93%	7.46%
Total RBC Ratio	15.70%	14.64%	14.85%	20.04%	11.24%
CRE/Total RBC	175.3%	202.8%	219.3%	417.9%	106.3%
Last Twelve Months Return on average assets	0.97%	0.95%	0.89%	1.40%	0.35%
Last Twelve Months Return on average tangible common equity	9.0%	10.3%	9.7%	14.5%	3.7%
Last Twelve Months Net interest margin	4.13%	3.86%	4.10%	6.09%	3.35%
Last Twelve Months Efficiency ratio	67.7%	60.2%	62.1%	72.0%	53.8%
Price/Tangible book value	—	176%	185%	269%	94%
Price/Last Twelve Months Earnings per share(2)	—	19.6x	19.7x	26.1x	14.9x
Price/ 2016E Earnings per share(2),(3)	—	18.3x	18.6x	24.9x	14.7x
Price/ 2017E Earnings per share(3)	—	16.4x	16.8x	24.9x	13.3x
Current Dividend Yield	—	1.4%	1.3%	3.3%	0.0%
Average weekly volume/Shares outstanding	—	1.23%	1.49%	3.73%	0.86%
Market value (in millions)	—	$407	$509	$996	$122

(1)	Nonperforming assets defined as nonaccrual loans, and leases, real estate owned and repossessed assets.
(2)	Excludes multiples of one financial institution which were either negative or greater than 40x.
(3)	Based on publicly available consensus median analyst estimates.

Sandler O’Neill used publicly available information to perform a similar analysis for Independent and a group of financial institutions selected by Sandler O’Neill (the “Independent Peer Group”). The Independent Peer Group consisted of major exchange traded banks and thrifts headquartered in the Southwest with assets between $3 billion and $10 billion that had been profitable over the last 12 months and had an average weekly volume as a percent of shares outstanding greater than 0.75%, excluding announced merger targets. The Independent Peer Group consisted of the following companies:

BancFirst Corporation	LegacyTexas Financial Group, Inc.

CoBiz Financial Inc.	National Bank Holdings Corporation

First Financial Bankshares, Inc.	Southside Bancshares, Inc.

Guaranty Bancorp

The analysis compared financial information for Independent provided by Independent as of or for the twelve months ended September 30, 2016 with the corresponding publicly available data for the Independent Peer Group as of or for the twelve months ended September 30, 2016, with pricing data as of November 18, 2016. The analysis also compared market price to 2016 earnings per share and market price to 2017 earnings per share multiples of Independent and the Independent Peer Group. The table below sets forth the data for Independent and the high, low, median and mean data for the Independent Peer Group:

Independent Comparable Company Analysis
	Independent	Independent Peer Group Median	Independent Peer Group Mean	Independent Peer Group High	Independent Peer Group Low
Total assets (in millions)	$5,667	$5,465	$5,540	$8,440	$3,346
Loans/Deposits	98.7%	73.8%	82.6%	116.0%	63.8%
Nonperforming assets(1)/Total assets	0.23%	0.65%	0.73%	1.14%	0.29%
Tangible common equity/Tangible assets	6.86%	8.53%	9.06%	11.09%	7.00%
Leverage Ratio	7.46%	10.10%	10.10%	12.40%	8.55%
Total RBC Ratio	11.24%	15.06%	15.20%	18.28%	11.41%
CRE/Total RBC	417.9%	192.8%	191.5%	302.8%	90.0%
Last Twelve Months Return on average assets	0.94%	0.97%	0.99%	1.57%	0.35%
Last Twelve Months Return on average tangible common equity	14.5%	11.5%	11.4%	15.0%	3.7%
Last Twelve Months Net interest margin	3.91%	3.66%	3.65%	4.12%	3.27%
Last Twelve Months Efficiency ratio	55.2%	59.7%	59.0%	69.0%	48.9%
Price/Tangible book value	269%	214%	246%	410%	148%
Price/Last Twelve Months Earnings per share(2)	20.2x	20.2x	21.4x	28.7x	19.3x
Price/ 2016E Earnings per share(2),(3)	17.7x	18.8x	20.3x	28.7x	17.9x
Price/ 2017E Earnings per share(3)	15.9x	17.6x	19.5x	27.1x	14.8x
Current Dividend Yield	0.7%	1.6%	1.7%	2.7%	1.0%
Average weekly volume/Shares outstanding	1.78%	1.68%	1.92%	3.73%	0.85%
Market value (in millions)	$996	$990	$1,294	$2,976	$568

(1)	Nonperforming assets defined as nonaccrual loans, and leases, real estate owned and repossessed assets.
(2)	Excludes multiples of one financial institution which were either negative or greater than 40x.
(3)	Based on publicly available consensus median analyst estimates except, in the case of Independent, for which 2016 and 2017 earnings projections were based on publicly available consensus mean analyst estimates.

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed a group of selected merger and acquisition transactions involving U.S. banks and thrifts (the “Precedent Transactions”). The Precedent Transactions group consisted of transactions announced from January 1, 2015 to November 18, 2016 with target total assets between $1.5 billion and $3.0 billion and Nonperforming assets/Total assets less than 3.0%. The Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Community Bank System, Inc.	Merchants Bancshares, Inc.
First Midwest Bancorp, Inc.	Standard Bancshares, Inc.
People’s United Financial, Inc.	Suffolk Bancorp
South State Corporation	Southeastern Bank Financial Corporation
Bar Harbor Bankshares	Lake Sunapee Bank Group
WesBanco, Inc.	Your Community Bankshares, Inc.
Mechanics Bank	California Republic Bancorp
OceanFirst Financial Corp.	Cape Bancorp, Inc.
First Busey Corporation	Pulaski Financial Corp.
Capital Bank Financial Corp.	CommunityOne Bancorp
MB Financial, Inc.	American Chartered Bancorp, Inc.
Bank of the Ozarks, Inc.	C1 Financial, Inc.
Yadkin Financial Corporation	NewBridge Bancorp
Western Alliance Bancorporation	Bridge Capital Holdings

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to forward year estimated earnings per share (for the nine transactions in which such information was publicly available), transaction price to tangible book value per share, and tangible book premium to core deposits. Sandler O’Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Precedent Transactions group.

	Carlile/ Independent		Precedent Transactions Median	Precedent Transactions Mean	Precedent Transactions High	Precedent Transactions Low
Transaction price/Last Twelve Months earnings per share:	21.8x		17.8x	18.2x	28.4x	2.1x
Transaction price/Estimated forward year earnings per share:	22.1x		19.5x	20.6x	32.0x	13.7x
Transaction price/Tangible book value per share:	187%/36	%(1)	191%	182%	222%	131%
Core deposit premium:	13.3%/6.5	%(1)	11.2%	10.7%	18.3%	5.2%

(1)	Adjusted for “Return of Capital Distribution” by Carlile prior to the closing of the transaction.

Net Present Value Analyses. Sandler O’Neill performed an analysis that estimated the aggregate net present value of Carlile common stock assuming Carlile performed in accordance with financial projections for the years ending December 31, 2016 through December 31, 2019 and estimated annual long-term asset and earnings growth rates and dividend assumptions for Carlile, as provided by the senior management of Carlile. To approximate the terminal value of Carlile common stock at December 31, 2020, Sandler O’Neill applied price to 2020 aggregate earnings multiples ranging from 16.0x to 21.0x and price to December 31, 2020 aggregate tangible book value multiples ranging from 165% to 215%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0% which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Carlile common stock. As illustrated in the following tables, the analysis indicated an imputed range of values of Carlile common stock in the aggregate of $356,278,000 to $554,447,000 when applying multiples of earnings and $354,322,000 to $547,624,000 when applying multiples of tangible book value.

Aggregate Earnings Multiples

Discount Rate	16.0x	17.0x	18.0x	19.0x	20.0x	21.0x
9.0%	$434,891	$458,802	$482,713	$506,624	$530,535	$554,447
10.0%	$420,207	$443,208	$466,209	$489,210	$512,210	$535,211
11.0%	$406,204	$428,337	$450,469	$472,602	$494,735	$516,868
12.0%	$392,843	$414,148	$435,453	$456,758	$478,064	$499,369
13.0%	$380,090	$400,605	$421,120	$441,636	$462,151	$482,666
14.0%	$367,912	$387,673	$407,434	$427,196	$446,957	$466,718
15.0%	$356,278	$375,319	$394,361	$413,402	$432,443	$451,484

Note: Dollar amounts in thousands.

Aggregate Tangible Book Value Multiples

Discount Rate	165%	175%	185%	195%	205%	215%
9.0%	$432,435	$455,473	$478,511	$501,548	$524,586	$547,624
10.0%	$417,845	$440,005	$462,166	$484,327	$506,487	$528,648
11.0%	$403,930	$425,255	$446,579	$467,904	$489,228	$510,553
12.0%	$390,654	$411,181	$431,708	$452,235	$472,762	$493,289
13.0%	$377,983	$397,749	$417,515	$437,281	$457,046	$476,812
14.0%	$365,882	$384,922	$403,961	$423,001	$442,040	$461,080
15.0%	$354,322	$372,668	$391,014	$409,360	$427,705	$446,051

Note: Dollar amounts in thousands.

Sandler O’Neill also considered and discussed with the Carlile board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Carlile’s net income varied from 15% above projections to 15% below projections. This analysis resulted in the following range of values for Carlile common stock in the aggregate, applying the price to 2020 aggregate earnings multiples range of 16.0x to 21.0x referred to above and a discount rate of 12.63%.

Aggregate Earnings Multiples

Annual Budget Variance	16.0x	17.0x	18.0x	19.0x	20.0x	21.0x
(15.0%)	$334,812	$352,494	$370,177	$387,860	$405,543	$423,226
(10.0%)	$351,454	$370,177	$388,900	$407,623	$426,346	$445,069
(5.0%)	$368,097	$387,860	$407,623	$427,386	$447,150	$466,913
0.0%	$384,740	$405,543	$426,346	$447,150	$467,953	$488,756
5.0%	$401,382	$423,226	$445,069	$466,913	$488,756	$510,600
10.0%	$418,025	$440,909	$463,792	$486,676	$509,559	$532,443
15.0%	$434,668	$458,591	$482,515	$506,439	$530,363	$554,287

Note: Dollar amounts in thousands.

Sandler O’Neill also performed an analysis that estimated the net present value per share of Independent common stock assuming that Independent performed in accordance with publicly available consensus mean analyst estimates for Independent for the years ending December 31, 2016, December 31, 2017 and

December 31, 2018, as well as estimated long-term annual earnings growth rate and dividend assumptions as provided by the senior management of Independent. The analyst estimates for Independent were adjusted for the share impact of Independent’s private placement announced concurrently with the merger. To approximate the terminal value of Independent common stock at December 31, 2020, Sandler O’Neill applied price to 2020 earnings per share multiples ranging from 17.0x to 22.0x and price to December 31, 2020 tangible book value per share multiples ranging from 200% to 250%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 13.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Independent common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Independent common stock of $49.09 to $76.41 when applying multiples of earnings per share and $44.56 to $66.98 when applying multiples of tangible book value per share.

Earnings Per Share Multiples

Discount Rate	17.0x	18.0x	19.0x	20.0x	21.0x	22.0x
8.0%	$59.38	$62.79	$66.19	$69.60	$73.00	$76.41
9.0%	$57.12	$60.40	$63.67	$66.94	$70.22	$73.49
10.0%	$54.97	$58.12	$61.27	$64.42	$67.57	$70.72
11.0%	$52.92	$55.95	$58.98	$62.01	$65.04	$68.07
12.0%	$50.96	$53.88	$56.79	$59.71	$62.63	$65.54
13.0%	$49.09	$51.90	$54.71	$57.52	$60.33	$63.14

Tangible Book Value Per Share Multiples

Discount Rate	200%	210%	220%	230%	240%	250%
8.0%	$53.88	$56.50	$59.12	$61.74	$64.36	$66.98
9.0%	$51.84	$54.35	$56.87	$59.39	$61.91	$64.43
10.0%	$49.89	$52.31	$54.73	$57.15	$59.57	$62.00
11.0%	$48.02	$50.36	$52.69	$55.02	$57.35	$59.68
12.0%	$46.25	$48.49	$50.74	$52.98	$55.22	$57.47
13.0%	$44.56	$46.72	$48.88	$51.04	$53.20	$55.36

Sandler O’Neill also considered and discussed with the Carlile board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Independent’s net income varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for Independent common stock, applying the price to 2020 earnings per share multiples range of 17.0x to 22.0x referred to above and a discount rate of 9.51%.

Earnings Per Share Multiples

Annual Budget Variance	17.0x	18.0x	19.0x	20.0x	21.0x	22.0x
(15.0%)	$47.83	$50.56	$53.29	$56.01	$58.74	$61.47
(10.0%)	$50.56	$53.45	$56.34	$59.22	$62.11	$65.00
(5.0%)	$53.29	$56.34	$59.38	$62.43	$65.48	$68.53
0.0%	$56.01	$59.22	$62.43	$65.64	$68.85	$72.06
5.0%	$58.74	$62.11	$65.48	$68.85	$72.22	$75.59
10.0%	$61.47	$65.00	$68.53	$72.06	$75.59	$79.13
15.0%	$64.20	$67.89	$71.58	$75.27	$78.96	$82.66

Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the merger closes at the end of the first calendar quarter of 2017. In performing this analysis, Sandler O’Neill utilized the following information: (i) financial projections for Carlile for the years ending December 31, 2016 through December 31, 2019 and estimated annual long-term asset and earnings per share growth rates as provided by senior management of Carlile; (ii) publicly available consensus mean analyst estimates for Independent for the years ending December 31, 2016, December 31, 2017 and December 31, 2018 as well as estimated annual long-term asset and earnings per share growth rates and dividend assumptions as provided by the senior management of Independent; and (iii) certain assumptions relating to purchase accounting adjustments, cost savings, transaction expenses and Independent’s private placement announced concurrently with the merger, as provided by the senior management of Independent. The analysis indicated that the merger could be accretive to Independent’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2017, December 31, 2018, December 31, 2019 and December 31, 2020, approximately neutral to Independent’s estimated tangible book value per share at closing and accretive to Independent’s estimated tangible book value per share at December 31, 2017, December 31, 2018, December 31, 2019 and December 31, 2020.

In connection with this analysis, Sandler O’Neill considered and discussed with the Carlile board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship. Sandler O’Neill has acted as financial advisor to Carlile in connection with the merger and will receive a fee for such services in an amount equal to 1.1% of the aggregate purchase price, a substantial portion of which fee is contingent upon the closing of the merger. Sandler O’Neill also received a $500,000 fee upon rendering its fairness opinion to the Carlile board of directors, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O’Neill on the day of closing of the merger. Carlile has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of its engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with its engagement.

Except for services provided in connection with Carlile’s exploration of a possible business combination with four specifically identified institutions, one of which was Independent, commencing on August 29, 2016 and in connection with the merger. Sandler O’Neill has not provided investment banking services to Carlile in the two years preceding the date of its opinion. Sandler O’Neill has been previously engaged by Independent to provide investment banking services to Independent, and, in the two years preceding the date of Sandler O’Neill’s opinion, received fees of approximately $400,000 in the aggregate from Independent for those investment banking services. Sandler O’Neill was engaged to provide certain financial advisory services to Independent in 2015, and also acted as a book-running manager of an underwritten public offering of Independent subordinated notes made by Independent in 2016, and an underwritten public offering of shares of Independent common stock by certain directors and officers of Independent in 2016. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Carlile and its affiliates. Sandler O’Neill may also actively trade the equity and debt securities of Independent and its affiliates for its own account and for the accounts of its customers.

Certain Unaudited Prospective Financial Information of Carlile

Carlile does not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the assumptions and estimates underlying such projections. However, Carlile is including in this document certain unaudited prospective financial information that was made available to Independent’s financial advisor in connection with the merger. The inclusion of this information should not be regarded as an indication that any of Carlile, Independent, Stephens or Sandler O’Neill or any of their respective representatives considered, or now considers, the information to be necessarily predictive of actual future results.

This information, which was prepared by management of Carlile, was prepared solely for internal use and is subjective in many respects. The unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to the business of Carlile, all of which are difficult to predict and many of which are beyond the control of Carlile. The unaudited prospective financial information reflects assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Carlile can give no assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, because the unaudited prospective financial information covers multiple years, the information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to the business of Carlile, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or policies. For other categories of factors that could cause actual results to differ from those projected results disclosed below, please see the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 61 of this joint proxy statement/prospectus.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in the historical GAAP financial statements of Carlile. Neither Carlile’s independent accountants, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information shown below, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Carlile can give no assurance that, had the unaudited prospective financial information been prepared as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Carlile does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects on either Independent or Carlile, as applicable, of the merger and does not attempt to predict or suggest future results of the combined company. The unaudited prospective financial information does not give effect to the impact of negotiating or executing the reorganization agreement, the expenses that may be incurred in connection with the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the reorganization agreement having been executed, or the effect on Carlile of any business or strategic decisions or actions that would likely have been taken if the reorganization agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on Carlile of any possible failure of the merger to occur. None of Independent, Carlile, Stephens or Sandler O’Neill or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Carlile or Independent, or any other person, regarding Carlile’s actual performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The inclusion of the unaudited prospective financial information should not be deemed an admission or representation by Carlile or Independent that it is viewed as material information of Carlile, particularly in light of the inherent risks and uncertainties associated with such unaudited prospective financial information of Carlile, which represents forecasts. The summary of the unaudited prospective financial information included below is not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but is being provided solely because it was made available to Independent’s financial advisor in connection with the merger.

In light of the foregoing, and considering that the special meeting of shareholders of Carlile will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, shareholders of Carlile are cautioned not to place unwarranted reliance on such information in connection with their consideration of the merger.

The following table presents selected unaudited prospective financial data of Carlile for the years ending December 31, 2017, 2018, and 2019.

	Projected Periods Ending
Income Statement Highlights ($M)	December 31, 2017	December 31, 2018	December 31, 2019
Net Interest Income	$85.9	$90.8	$97.5
Provision for Loan Losses	2.5	2.7	2.9
Total Noninterest Income	27.7	28.0	28.4
Total Noninterest Expense	75.6	76.8	78.2
Net Income before Taxes	$35.5	$39.3	$44.8

Tax Provision	$10.7	$11.8	$13.5

Effective Tax Rate	30.1%	30.0%	30.1%
Net Income	$24.8	$27.5	$31.3

Net Income Available for Carlile Common Stock	$24.8	$27.5	$31.3

Exchange of Carlile Stock Certificates

If you are a holder of Carlile common stock, as soon as practicable, with the intent to be within five business days after the effective time of the merger, Independent’s transfer and exchange agent, Wells Fargo Shareowner Services, will mail a letter of transmittal and instructions to you for use in surrendering your Carlile stock certificates. When you properly surrender your Carlile stock certificates or provide other satisfactory evidence of ownership, and return the letter of transmittal duly executed and completed in accordance with its instructions, Wells Fargo Shareowner Services will promptly cancel the surrendered stock certificates and deliver to you a notice required under the TBOC specifying, among other things, the number of shares of Independent common stock, which shall be solely in uncertificated book-entry form credited to the account of the holder of record as established in the Direct Registration System, and cash for fractional shares, if any, to which you are entitled under the reorganization agreement. No Independent stock certificates will be issued with respect to the Independent common stock to be issued under the reorganization agreement.

You should not send in your certificates until you receive the letter of transmittal and instructions.

At the effective time of the merger, and until surrendered as described above, other than shares of Carlile common stock subject to the exercise of dissenters’ rights, each outstanding Carlile stock certificate will be deemed for all purposes to represent only the right to receive the merger consideration to be paid pursuant to the reorganization agreement, without interest thereon. With respect to any Carlile stock certificate that has been lost, stolen or destroyed, Independent will pay the merger consideration attributable to such Carlile stock certificates, upon receipt of a surety bond or other adequate indemnity, as required in accordance with Independent’s standard policy, and receipt of evidence reasonably satisfactory to Independent of ownership of the shares in question. After the effective time of the merger, Carlile’s transfer books will be closed and no transfer of the shares of Carlile stock outstanding immediately prior to the effective time of the merger will be permitted on Independent’s stock transfer books.

To the extent permitted by law, you will be entitled to vote after the effective time of the merger, at any special meeting of Independent’s shareholders the number of whole shares of Independent common stock into which your shares of Carlile common stock are converted as a result of the merger, regardless of whether you have surrendered your Carlile stock certificates to the exchange agent. Whenever Independent declares a dividend or other distribution on Independent common stock which has a record date after the effective time of the merger, the declaration will include dividends or other distributions on all shares of Independent common stock issued pursuant to the reorganization agreement. However, no dividend or other distribution payable to the holders of record of Independent common stock will be delivered to you until you surrender your Carlile stock certificates. Wells Fargo Shareowner Services, as Independent’s transfer and exchange agent, will deliver to holders of Carlile stock a notice required under the TBOC specifying, among other things, the number of shares of Independent common stock which shall be in uncertificated book-entry only form, and your share of the cash portion of the merger consideration, any cash in lieu of any fractional share of Independent common stock to which holders of Carlile common stock would otherwise be entitled and any undelivered dividends, without interest.

Effective Time of the Merger

The merger will become effective at the date and time specified in the certificate of merger to be filed with the Secretary of State of Texas regarding the merger of Carlile and Independent and which will be designated in the certificate of merger as the last day of the month in which all required approvals were obtained and all waiting periods satisfied. It is anticipated that the bank merger will be completed on the same day. If the shareholders of Carlile and Independent approve the reorganization agreement at their respective special meetings, and if all required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are satisfied or waived by the party entitled to do so, Independent anticipates that the merger will be completed on April 1, 2017, although delays could occur.

Independent cannot assure you that the necessary shareholder and regulatory approvals will be obtained or that the other conditions to completion of the merger can or will be satisfied.

Conduct of Business Pending Effective Time

From the date of the reorganization agreement to and including the closing date, Carlile has agreed to and has agreed to cause the Carlile subsidiaries to:

•	maintain its corporate existence in good standing;

•	maintain the general character of its business and conduct its business in its ordinary and usual manner;

•	extend credit only in accordance with existing lending policies and practices;

•	use commercially reasonable efforts to preserve its business organization intact; retain the services of its present employees, officers, directors and agents; retain its present customers, depositors, suppliers and correspondent banks; and preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it;

•	maintain all offices, machinery, equipment, materials, supplies, inventories, vehicles and other properties owned, leased or used by it (whether under its control or the control of others) in good operating repair and condition, ordinary wear and tear excepted;

•	comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to its properties and operations, where such noncompliance could be reasonably expected to cause a material adverse change;

•	timely file all tax returns required to be filed by it and promptly pay all taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings;

•	withhold from each payment made to each of its employees the amount of all taxes (including federal income taxes, FICA taxes and state and local income and wage taxes) required to be withheld therefrom and pay the same to the proper governmental authority;

•	continue to follow and implement policies, procedures and practices regarding the identification, monitoring, classification and treatment of all assets in substantially the same manner as it has in the past;

•	account for all transactions in accordance with generally accepted accounting principles (unless otherwise instructed by regulatory accounting principles, in which instance account for such transaction in accordance with regulatory accounting principles) specifically, without limitation, paying or accruing for by the calculation date all liabilities, obligations, costs and expenses owed or incurred by Carlile or any Carlile subsidiary on or before such date;

•	perform all of its material obligations under contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as it may in good faith reasonably dispute;

•	maintain and keep in full force and effect, in all material respects, presently existing insurance coverage and give all notices and present all claims under all insurance policies in due and timely fashion;

•	timely file all reports required to be filed with governmental authorities and observe and conform, in all material respects, to all applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits, except those being contested in good faith by appropriate proceedings;

From the date of the reorganization agreement through the earlier of the effective time of the merger or the termination of the reorganization agreement, Carlile has agreed not to, and has agreed to cause the Carlile subsidiaries not to, without the prior written consent of Independent:

•	introduce any new material method of management or operation;

•	intentionally take any action that could reasonably be anticipated to result in a material adverse change to its financial condition, assets, properties, liabilities, reserves, business or results of operations;

•	take or fail to take any action that could reasonably be expected to cause its representations and warranties made in the reorganization agreement (other than the representations related to making any capital expenditures or capital additions or betterments in excess of an aggregate of $100,000 or altering any of the material terms of any loan to any single borrower and his related interests in excess of the principal amount of $2,500,000, each since June 30, 2016) to be inaccurate in any material respect at the effective time of the merger or preclude Carlile from making such representations and warranties at the effective time of the bank merger;

•	declare, set aside or pay any dividend or other distribution with respect to its capital stock other than the payment of dividends from Northstar Bank to Carlile and the payment of distributions by Carlile to the Carlile shareholders that may total up to $55,250,000;

•	enter into, alter, amend, renew or extend any material contract or commitment that would result in an obligation of Carlile to make payments in excess of $100,000, except for loans and extensions of credit in the ordinary course of business;

•	mortgage, pledge or subject to lien, charge, security interest or any other encumbrance or restriction any of its properties, business or assets, tangible or intangible, except in the ordinary course of business and consistent with past practices;

•	cause or allow the loss of insurance coverage, unless replaced with coverage that is substantially similar (in amount and insurer) to that in effect as of the date of the reorganization agreement;

•	incur any indebtedness, obligation or liability, whether absolute or contingent, other than the receipt of deposits and trade debt or except in the ordinary course of business and consistent with prudent banking practices or in connection with the transactions contemplated by the reorganization agreement or any of the agreements or documents contemplated therein;

•	discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business and consistent with past practices;

•	issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto, except to the extent any commitment to do so is outstanding as of the date of the reorganization agreement;

•	amend or otherwise change its articles of association or bylaws;

•	sell, transfer, lease to others or otherwise dispose of any material amount of its assets or properties, discount or arrange for a payoff of a charged off or deficiency credit, cancel or compromise any material debt or claim, or waive or release any right or claim other than in the ordinary course of business and consistent with past practices, provided that any such transaction involving amounts in excess of $500,000 shall be deemed to not be in the ordinary course of business;

•	enter into any material transaction other than in the ordinary course of business;

•	except with respect to the collection of checks and other negotiable instruments or otherwise in the ordinary course of the business and consistent with past practices, enter into or give any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any other third person, firm or corporation;

•	sell or knowingly dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

•

except for salary increases and the accrual for annual bonuses in the ordinary course of business and consistent with past practices, and the payment of employee bonuses in connection with the completion of the merger (all of which shall be included as a deduction in the calculation of adjusted tangible equity) (i) make any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, (ii) pay, agree to, or orally promise to pay, conditionally or otherwise, any additional bonus or extra compensation, pension, severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers or employees or (iii) enter into any employment or consulting contract (other than as contemplated by the reorganization agreement) or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate (other than termination of any employee benefit plans contemplated by the reorganization agreement) any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation or collective bargaining agreement, any group insurance contract (except as contemplated by the reorganization agreement) or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;

•	engage in any transaction with any of its affiliates, except in the ordinary course of business and consistent with past practices;

•	acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity, except (i) through settlement of indebtedness, foreclosure or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person;

•	except as contemplated by the reorganization agreement, terminate, cancel or surrender any contract, lease or other agreement, or unreasonably permit any damage, destruction or loss which, in any case or in the aggregate, may reasonably be expected to result in a material adverse change to its financial condition, assets, properties, liabilities, reserves, business or results of operations;

•	dispose of, permit to lapse, transfer or grant any rights under, or knowingly breach or infringe upon, any United States or foreign license or proprietary right or materially modify any existing rights with respect thereto, except in the ordinary course of business and consistent with past practices;

•	make any capital expenditures, capital additions or betterments except in the ordinary course of business consistent with past practices;

•	hire or employ any new officer or hire or employ any new nonofficer employee, other than to replace nonofficer employees;

•	make any, or acquiesce with any, change in accounting methods, principles or material practices, except as required by generally accepted accounting principles or regulatory accounting principles, including, without limitation, making any “reverse provision for loan losses” or other similar entry or accounting method that would reduce the allowance for loan and lease losses of Carlile;

•	pay a rate on deposits at Carlile materially higher than is consistent with the ordinary course of business and consistent with past practices;

•	make any new loan except in compliance with Carlile’s existing policies and procedures and consistent with past practices;

•	renew, extend the maturity of, or alter the material terms of, any loan except in compliance with Carlile’s existing policies and procedures and consistent with past practices;

•	renew, extend the maturity of, or alter any of, the material terms of any loan classified as “substandard” and “doubtful”;

•	sell (provided, however, that payment at maturity or prepayment is not deemed a sale) investment securities or purchase investment securities, other than U.S. Treasuries with a maturity of two years or less; or

•	redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock.

For a complete description of such restrictions on the conduct of the business of Carlile and the Carlile subsidiaries, Independent refers you to the reorganization agreement, which is attached as Appendix A to this joint proxy statement/prospectus.

From the date of the reorganization agreement through the effective time of the merger, Independent has agreed to and has agreed to cause Independent Bank to:

•	maintain its corporate existence in good standing;

•	maintain the general character of its business and conduct its business in its ordinary and usual manner;

•	extend credit only in accordance with existing lending policies and practices; and

•	use commercially reasonable efforts to preserve its business organization intact; retain the services of its present employees, officers, directors and agents; retain its present customers, depositors, suppliers and correspondent banks; and preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it.

No Solicitation

Carlile agreed that it will not, and that it will cause each Carlile subsidiary and their respective employees, directors, officers, financial advisors and agents not to:

•	solicit, knowingly encourage, initiate or participate in any negotiations or discussions with any third party with respect to any proposal that could reasonably be expected to lead to an acquisition proposal, whether by acquisition, business combination, purchase of securities or assets or otherwise;

•	disclose to any third party any information concerning the business, properties, books or records of Carlile or any Carlile subsidiary in connection with any acquisition proposal, other than as provided in the reorganization agreement or as required by applicable law; or

•	cooperate with any third party to make any acquisition proposal, other than the sale by Carlile or any Carlile subsidiary of assets in the ordinary course of business consistent with past practices.

Promptly upon receipt of any unsolicited offer, Carlile will communicate to Independent the terms of any proposal or request for information and the identity of the parties involved.

Provided that Carlile has complied with the restrictions set forth above, if, after the date of the reorganization agreement and before the closing date, Carlile receives a bona fide, unsolicited written acquisition proposal, it may engage in negotiations and discussions with, and furnish any information and other access to, any person making such acquisition proposal if, and only if, the board of directors of Carlile determines in good faith, after consultation with outside legal and financial advisors, that (i) such acquisition proposal is or is reasonably capable of becoming a superior proposal and (ii) the failure of the Carlile board of directors to furnish such information or access or enter into such discussions or negotiations would reasonably be expected to be a violation of its fiduciary duties to the shareholders of Carlile; but before furnishing any material nonpublic information, Carlile must receive from the person making such acquisition proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the mutual confidentiality and nondisclosure agreement entered into with Independent. In such case, Carlile is required to:

•	promptly notify Independent of the receipt of such acquisition proposal or any request for nonpublic information relating to Carlile or for access to its properties, books or records by any person that has made, or may be considering making, an acquisition proposal;

•	communicate the material terms of such acquisition proposal to Independent, including as they may change upon any modification or amendment to the terms thereof; and

•	keep Independent reasonably apprised of the status of and other matters relating to any such acquisition proposal on a timely basis.

An “acquisition proposal” means a written offer or proposal from a party other than Independent that contains a fixed price per share or a mathematically ascertainable formula for calculating a price per share for the Carlile common stock, regarding any of the following (other than transactions contemplated by the reorganization agreement) involving Carlile: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets or equity securities or deposits of Carlile, in a single transaction or series of related transactions, which could reasonably be expected to impede, interfere with, prevent or materially delay the completion of the merger; or (ii) any tender offer or exchange offer for 50% or more of the outstanding shares of Carlile common stock or the filing of a registration statement in connection therewith. A “superior proposal” means a bona fide acquisition proposal made by a party other than Independent that the Carlile board determines in its good faith judgment, after consultation with its outside counsel and its independent financial advisor (i) is or would result in a transaction that if consummated would be more favorable to Carlile’s shareholders from a financial point of view than the merger, taking into account all of the terms and conditions of such proposal and of the reorganization agreement (including any proposal by Independent to amend the terms of the reorganization agreement) and (ii) is capable of being, and is reasonably likely to be, consummated on the terms so proposed taking into account all financial, regulatory, legal and other aspects of such proposal.

Conditions to Completion of the Merger

The reorganization agreement contains a number of conditions to the obligations of Independent and Carlile to complete the merger that must be satisfied as of the closing date, including, but not limited to, the following:

•	approval by holders of the Carlile voting common stock and holders of Independent common stock of the reorganization agreement and the transactions contemplated thereby by the requisite vote under the Carlile certificate of formation or the Independent certificate of formation, as the case may be, and applicable law;

•	receipt of all approvals and consents required by applicable law from all applicable governmental authorities in connection with the reorganization agreement, any other agreement contemplated thereby and the consummation of the transactions contemplated by the reorganization agreement and such other agreements and all applicable waiting periods will have expired as to Independent only, which approvals and consents do not impose any material requirement upon Independent or its subsidiaries that are reasonably unacceptable to Independent;

•	the registration statement of which this joint proxy statement/prospectus forms a part has become effective and no stop order suspending its effectiveness is in effect and no proceedings for that purpose have been initiated and continuing or threatened by the SEC, and all necessary approvals under federal or applicable state securities laws relating to the issuance or trading of the Independent common stock to be issued have been received;

•	the shares of Independent common stock to be issued to Carlile shareholders being authorized for listing on the NASDAQ Global Select Market and such approval is not withdrawn or revoked;

•	no action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to the reorganization agreement, or the transactions contemplated hereby, by any governmental authority, including by means of the entry of a preliminary or permanent injunction, that would (i) make the reorganization agreement or any other agreement contemplated thereby, or the transactions contemplated thereby, illegal, invalid or unenforceable, (ii) as to Independent only, require the divestiture of a material portion of the assets of Carlile, (iii) impose material limits on the ability of any party to consummate the transactions contemplated by the reorganization agreement, (iv) as to Independent only, otherwise result in a material adverse change to Carlile, any Carlile subsidiary, Independent or Independent Bank or (v) could reasonably be expected to subject Independent, Carlile, or any of their respective subsidiaries, or any of their respective officers, directors, shareholders or employees, to criminal or civil liability upon the consummation of the reorganization agreement or any other agreement contemplated thereby, or the transactions contemplated thereby;

•	the other party’s representations and warranties contained in the reorganization agreement being true and correct in all material respects as of the date of the reorganization agreement as of the date of the closing;

•	the performance or compliance in all material respects by each party with its respective covenants and obligations required by the reorganization agreement to be performed or complied with before or at the closing of the merger; and

•	receipt by each party of all documents required to be delivered by the other party on or before the closing date, all in form and substance reasonably satisfactory to the receiving party.

In addition to the conditions listed above, Carlile’s obligations to complete the merger is subject to the satisfaction of the following conditions:

•	approval of the issuance of the shares of Independent common stock to the Carlile shareholders in connection with the merger by the requisite vote under the Independent certificate of formation and applicable law;

•	Independent’s delivery of the merger consideration to Wells Fargo Shareowner Services, as exchange agent;

•	no material adverse change (as defined in the reorganization agreement) shall have occurred as to Independent since June 30, 2016;

•	the Independent shareholders shall have elected all of the named director nominees to fill the three vacant director seats and Independent shall have entered into mutually acceptable nominee agreements with respect to each named director nominee; and

•	the receipt by Carlile of an opinion from Fenimore, Kay, Harrison & Ford, LLP to the effect that for U.S. federal income tax purposes (i) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Independent and Carlile will be a party to such reorganization within the meaning of Section 368(b) of the Code.

In addition to the conditions listed above, Independent’s obligation to complete the merger is subject to the satisfaction of the following conditions:

•	the adjusted tangible equity of Carlile, as of the closing date of the merger, excluding the effect of the aggregate option holder payment on adjusted tangible equity of Carlile, must not be less than $195 million;

•	Northstar Bank’s allowance for loan and lease losses as of the closing date must be at least equal to $15.675 million;

•	no material adverse change (as defined in the reorganization agreement) shall have occurred as to Carlile or any subsidiary of Carlile since June 30, 2016;

•	all Carlile employee plans must be terminated in accordance with their respective terms and all applicable laws and regulations and the affected participants must have been notified of such terminations;

•	Carlile and each applicable Carlile subsidiary must have paid or accrued for the amounts and liabilities owed under the employment contracts as set forth in the reorganization agreement;

•	holders of no more than 5% of the capital stock of Carlile shall have demanded or exercised their statutory dissenters’ rights under the TBOC;

•	all material consents and approvals from all nongovernmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which Carlile is a party shall have been obtained;

•

the receipt by Independent of an opinion from Andrews Kurth Kenyon LLP to the effect that, for U.S. federal income tax purposes, (i) the merger will be treated as a reorganization within the meaning of

Section 368(a) of the Code, and (ii) each of Independent and Carlile will be a party to such reorganization within the meaning of Section 368(b) of the Code; and with respect to the bank merger, that (i) the bank merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Independent Bank and Northstar Bank will be a party to such reorganization within the meaning of Section 368(b) of the Code; and

•	the Carlile board of directors must have adopted resolutions providing for the termination and cancellation, and the administrator shall have taken all action required under the Carlile award plan to effectuate the automatic cashout, of all options outstanding and unexercised immediately prior to the closing date.

Any condition to the completion of the merger, except the required shareholder and regulatory or governmental approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the reorganization agreement entitled to the benefit of such condition.

Additional Agreements

In addition to the agreements described above, each party agreed in the reorganization agreement to take certain other actions, including but not limited to the following:

•	use commercially reasonable efforts to cause the consummation of the transactions contemplated by the reorganization agreement in accordance with its terms and conditions;

•	promptly notify the other party in writing of any litigation, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of litigation, against such party or affecting any of its properties, if such litigation or potential litigation is reasonably likely, in the event of an unfavorable outcome, to result in a material adverse change to such party;

•	promptly notify the other party of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the best knowledge of such party, threatened against such party, or any Carlile subsidiary in the case of Carlile, or Independent Bank in the case of Independent, that (i) questions or would reasonably be expected to question the validity of the reorganization agreement or the agreements contemplated thereby, or any actions taken or to be taken by such party, or any Carlile subsidiary in the case of Carlile, pursuant thereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated by the reorganization agreement;

•	promptly notify the other party in writing if any change occurred or was threatened (or any development occurred or was threatened involving a prospective change) in the business, financial condition or operations of such party, or any Carlile subsidiary in the case of Carlile, or Independent Bank in the case of Independent, that has resulted in or would reasonably be expected to result in a material adverse change;

•	that the confidential information provided by the other party would be used solely for the purpose of reviewing and evaluating the transactions contemplated by the reorganization agreement and any other agreement contemplated thereby, and that such confidential information would be kept confidential by such party;

•	that it would not make, issue or release, or cause to be made, issued or released, any announcement, statement, press release, acknowledgment or other public disclosure of the existence, terms, conditions or status of the reorganization agreement or the transactions contemplated thereby without the prior written consent of the other party; and

•	provide to the other party, at least three business days prior to the closing of the merger supplemental disclosure schedules pursuant to the reorganization agreement reflecting any material changes between the date of the reorganization agreement and the closing date.

Carlile agreed in the reorganization agreement to take certain other actions, including, but not limited to the following:

•	use commercially reasonable efforts to obtain all consents and approvals from third parties required in connection with the consummation of the transactions contemplated by the reorganization agreement, and to cooperate in all commercially reasonable respects with Independent to obtain all such approvals and consents required of such other party;

•	to the extent permitted by law, use its commercially reasonable efforts to provide Independent all information concerning Carlile that is required for inclusion in this joint proxy statement/prospectus, or any other application, filing, statement or document to be made or filed with any regulatory or governmental authority in connection with the merger and the other transactions contemplated by the reorganization agreement and to promptly inform Independent if Carlile becomes aware that any information provided or cross referenced contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading and to take the necessary steps to correct such information;

•	promptly notify Independent in writing if it becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any material written information furnished to Independent by Carlile or any representation or warranty made in or pursuant to the reorganization agreement or that results in Carlile’s failure to comply with any covenant, condition or agreement contained in the reorganization agreement;

•	afford Independent’s officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives access during regular business hours to the books, contracts, commitments, personnel and records of Carlile and each Carlile subsidiary, and furnish during such period such other information concerning Carlile and each Carlile subsidiary as Independent may reasonably request;

•	cause Northstar Bank to maintain its allowance for loan and lease losses at a level consistent with Northstar Bank’s historical methodology and in compliance with generally accepted accounting principles and regulatory accounting principles, and at a minimum, maintain its allowance at a level equal to at least $15,675,000; provided that if the allowance is less than $15,675,000 on the fifth business day preceding the closing date of the merger, Northstar Bank shall take or cause to be taken all action necessary to increase the allowance to an amount equal to $15,675,000 as of the closing date;

•	terminate, and cause each Carlile subsidiary to terminate, subject to compliance with applicable law, all employee benefit plans of Carlile or any Carlile subsidiary;

•	accrue for or make the payments required, and cause each Carlile subsidiary to accrue for or make the payments required, pursuant to the employment contracts set forth in the reorganization agreement, and use commercially reasonable efforts to obtain a release from each officer with respect to their agreement;

•	make available to Independent a list of the Carlile’s shareholders and their addresses, a list showing all transfers of Carlile common stock, a list showing the grant and exercise of options, and such other information as Independent may reasonably request regarding both the ownership and prior transfers of the Carlile common stock and options;

•	consistent with generally accepted accounting principles, regulatory accounting principles and applicable banking laws and regulations, to make such accounting entries as Independent may reasonably request in order to conform the accounting records of Carlile to the accounting policies and practices of Independent;

•	purchase before closing of the merger an extended reporting period for four years under its existing directors and officers liability insurance policy for purposes of covering actions occurring prior to the effective time of the merger;

•	use its commercially reasonable efforts to obtain releases signed by, and receipt of resignations from, each of the directors and executive officers of Carlile and each Carlile subsidiary releasing Carlile and each Carlile subsidiary and their respective successors from any and all claims of such directors and officers, subject to certain limited exceptions, and resigning from the board of Carlile and each Carlile subsidiary, as applicable;

•	use its commercially reasonable efforts to cause each outside director of Carlile and Northstar Bank to execute and deliver to Independent a director support agreement providing for the continuing support of Independent Bank by the outside directors;

•	that Independent, at its sole cost and expense, shall have the right to the same extent that Carlile has the right to, upon written notice to Carlile, inspect any real property leased or owned by Carlile or any Carlile subsidiary, including conducting asbestos surveys and sampling, environmental assessments and investigations, and other environmental surveys and analysis, and to conduct further investigation if deemed desirable by Independent and upon reasonable written notice to Carlile and subject to Carlile’s right to place reasonable time and place restrictions on any such further investigation, and further subject to Independent’s obligation to make available to Carlile the results and reports of any such investigation or survey;

•	use commercially reasonable efforts, including but not limited to notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that the data processing contracts and contracts related to the provision of any other electronic banking services, if the merger occurs, be terminated after the consummation of the merger on a date mutually agreed upon by Independent and Carlile; and shall use reasonable efforts and cooperate with Independent to facilitate a smooth conversion of data processing, item processing, network and related hardware and software, telephone systems, telecommunications, data communications and other technologies, including participating in conversion planning, design, mapping and testing activities before the closing date of the merger;

•	use commercially reasonable efforts to cause the executive officers identified in the reorganization agreement to execute and deliver to Independent an employment agreement providing for their continued employment with Independent Bank following the merger;

•	reasonably cooperate with Independent to permit Independent, upon completion of the merger, to assume expressly the obligations of Carlile under indentures with its special purpose trust subsidiaries, Northstar Statutory Trust II and Northstar Statutory Trust III, but in no event will Carlile or its counsel be required to deliver opinions or certificates except as the trustees of the trusts may reasonably require with respect to the establishment and status of the trust and Carlile’s performance of its obligations before, and not in connection with, the assumption of the obligations by Independent;

•	provide Independent the opportunity to participate in the defense or settlement of any stockholder litigation against Carlile and/or its directors relating to the merger and other transactions contemplated by the reorganization agreement, and no such settlement shall be agreed to without the prior written consent of Independent;

•	use commercially reasonably efforts to cause the executive officers of Carlile identified in the reorganization agreement to execute and deliver a separation agreement providing for the separation of their employment with Carlile as of the closing date of the merger; and

•	Carlile and each Carlile subsidiary will not make any payment or provide any benefit to any officer, director or employee of Carlile or any Carlile subsidiary, or any of their affiliates who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) under any employment, severance, or termination agreement, other compensation arrangement or benefit plan currently in effect if such payment or benefit would be an “excess parachute payment” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986) solely as a result of the transactions contemplated by the reorganization agreement or if the payment or benefit would result in the excise tax of Section 4999 of the Internal Revenue Code of 1986 being imposed on any such person.

Independent agreed in the reorganization agreement to take certain other actions, including, but not limited to the following:

•	prepare and file a registration statement with the SEC with respect to the shares of Independent common stock to be issued pursuant to the reorganization agreement, and use its reasonable best efforts to cause the registration statement to become and remain effective; Independent further agreed that none of the information supplied or to be supplied by it for inclusion in (i) the registration statement will, at the time the registration statement and any amendment or supplement thereto becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the joint proxy statement/prospectus and any amendment or supplement thereto will, at the date(s) of mailing to Carlile shareholders and at the time of the special meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and Independent will take the necessary steps to correct such information and promptly inform Carlile;

•	file all documents required to be filed to have the shares of the Independent common stock to be issued pursuant to the reorganization agreement included for listing on the NASDAQ Global Select Market and use its commercially reasonable efforts to effect said listing;

•	prepare all documentation, to effect all filings and to use its commercially reasonable best efforts to obtain all permits, consents, approvals and authorizations of all third parties and federal or state bank regulatory or governmental authority necessary to consummate the merger and the transactions contemplated by the reorganization agreement;

•	at the special meeting of the board of Independent to include as a proposal to elect at least three individuals who are directors of Carlile mutually determined by Independent and Carlile to the board of directors of Independent, provided that if the number of nominees to be nominated for election to satisfy the conditions of the reorganization agreement does not constitute at least 25% of the total number of Independent directors following the election of the named director nominees, then the number of nominees to be nominated pursuant to the agreement of Independent and Carlile and in accordance with the reorganization agreement shall be increased such that the total number of such nominees will constitute not less than 25% of the total number of Independent directors following election of such nominees; to nominate one of the named director nominees to be elected as a Class I director whose term ends in 2017, one of the named director nominees to be elected as a Class II director whose term ends in 2018, and one of the named director nominees to be elected as a Class III director whose term ends in 2019; to include the Class I nominee in Independent’s proxy statement, and recommend that the Independent shareholders elect the Class I nominee to the board of directors at the 2017 annual meeting of Independent shareholders; if the number of nominees nominated pursuant to the agreement of Independent and Carlile and in accordance with the reorganization agreement will exceed three individuals, to allocate such additional nominees as necessary to satisfy the conditions of the reorganization agreement as evenly as possible among the classes of the Independent board of directors, beginning with the class that has the longest remaining term as of the closing of the merger; and to cause Independent Bank to elect all of the nominees nominated pursuant to the agreement of Independent and Carlile and in accordance with the reorganization agreement nominated to the Independent Bank board of directors. Notwithstanding the foregoing, Independent’s obligation to nominate and recommend, as the case may be, a nominee to satisfy the conditions of the reorganization agreement is subject to such nominee’s compliance with Independent’s or Independent Bank’s, as the case may be, governance and ethics policies in place from time to time, and that at least two of such nominees qualify as an “independent” director as defined by applicable rules for the NASDAQ Global Select Market.

•	for a period of four years from the effective time of the merger to indemnify, defend and hold harmless each person entitled to indemnification from Carlile or any Carlile subsidiary against all liabilities arising out of actions or omissions occurring at or prior to the effective time of the merger;

•	to the extent permitted by applicable law, upon reasonable notice from Carlile, afford and cause each of its subsidiaries to afford Carlile’s employees and officers and authorized representatives reasonable access to the properties, books and records of Independent and its subsidiaries during normal business hours and furnish Carlile with such additional financial and operating data and other information as to the business and properties of Independent as Carlile may reasonably request from time to time; and

•	for a period of two years after the effective time of the merger (or such shorter period of time as may be applicable for “affiliates” of Carlile to sell shares of Independent common stock in accordance with Rule 145 of the Securities Act), to use its commercially reasonable efforts to file in a timely manner all reports with the Securities and Exchange Commission, or SEC, required to be filed by it pursuant to Section 13 and Section 15(d) of the Exchange Act (other than current reports on Form 8-K) and submit electronically and post on its corporate website, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T.

Representations and Warranties of Carlile and Independent

In the reorganization agreement, Carlile has made representations and warranties to Independent, and Independent has made representations and warranties to Carlile. The more significant of these relate to (among other things):

•	corporate organization and existence;

•	authority and power to execute the reorganization agreement and the bank merger agreement and to complete the transactions contemplated by the reorganization agreement and the bank merger agreement;

•	the absence of conflicts between the execution of the reorganization agreement and completion of the transactions contemplated by the reorganization agreement and the parties’ charter documents, applicable law and certain other agreements;

•	capitalization;

•	compliance with applicable laws and regulatory filings, including tax filings;

•	the accuracy of their financial statements and reports;

•	pending or threatened litigation and other proceedings;

•	the absence of certain changes and events; and

•	the absence of undisclosed liabilities.

Carlile also has made additional representations and warranties to Independent with respect to (among other things):

•	its ownership of each Carlile subsidiary, including Northstar Bank;

•	its investments;

•	its loan portfolio and reserve for loan losses;

•	the existence of indebtedness, certain loan agreements and related matters;

•	title and conditions of personal property assets;

•	its compliance with regulatory and environmental laws;

•	its compliance with tax laws, payment of taxes and filing of tax returns;

•	the existence of certain contracts and commitments and contractual relationships;

•	actions taken by regulatory authorities and its ability to receive required regulatory approval;

•	its insurance coverage and fidelity bonds;

•	its employment relations;

•	its employees, compensation and benefits plans;

•	its deferred compensation and salary continuation arrangements, including no excess parachute payments;

•	its related person transactions;

•	its absence of certain business practices;

•	the absence of guarantees;

•	its data processing agreements;

•	its deposit accounts;

•	its loan practices and compliance with financial institution laws, rules and regulations;

•	its ownership and use of intellectual property rights;

•	completeness of its books and records;

•	its compliance with zoning and related laws;

•	dissenting shareholders;

•	business combination restrictions;

•	the receipt of a fairness opinion by its board of directors;

•	its performance of its fiduciary responsibilities as trustee, custodian, guardian or escrow agent;

•	its derivative contracts;

•	its internal controls;

•	indemnification obligations; and

•	the organization and qualification of its special purpose trust subsidiaries.

Independent has also made additional representations and warranties to Carlile with respect to (among other things):

•	its ownership of Independent Bank;

•	the “well capitalized” status of Independent and Independent Bank as defined by federal regulations as of the date of the reorganization agreement, its Community Reinvestment Act rating of “satisfactory,” lack of awareness of any fact or circumstance regarding Independent or any Independent subsidiary that would reasonably be likely to materially impede or delay Independent’s ability to obtain all requisite regulatory approvals necessary to consummate the merger in a timely manner;

•	its independent public accounting firm’s view on its financial statements and accounting procedures;

•	the timeliness and completeness of its tax filings;

•	the accuracy and completeness of the listed representations and warranties; and

•	its compliance with its SEC reporting obligations and the accuracy of such reports.

For detailed information concerning these representations and warranties, reference is made to the reorganization agreement included as Appendix A to this joint proxy statement/prospectus.

The reorganization agreement contains representations and warranties that Carlile and Independent made to and solely for the benefit of each other. These representations and warranties are subject to materiality standards, which may differ from what may be viewed as material by investors and shareholders, and, in certain cases, were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The assertions embodied in those representations and warranties also are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the reorganization agreement. Although neither Carlile nor Independent believes that the disclosure schedules contain information that the federal securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached reorganization agreement.

Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the reorganization agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the reorganization agreement, which subsequent information may or may not be fully reflected in this joint proxy statement/prospectus or in Independent’s public disclosures.

Amendment or Waiver of the Reorganization Agreement

No termination, cancellation, modification, amendment, deletion, addition or other change in the reorganization agreement, or any provision thereof, or waiver of any right or remedy therein provided, is effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion is not deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

Termination of the Reorganization Agreement

Independent and Carlile can mutually agree at any time to terminate the reorganization agreement without completing the merger. In addition, either Independent or Carlile may decide, without the consent of the other, to terminate the reorganization agreement if:

•	the conditions to each party’s obligations to close have not been satisfied on or before June 30, 2017, provided that if the conditions precedent have not been satisfied because approval of the reorganization agreement or any other agreement contemplated by it from any regulatory agency whose approval is required has not been received and such delay in the receipt of regulatory approval is not the result of a public comment or protest made in connection with an application for regulatory approval, then either Carlile or Independent can unilaterally extend the June 30, 2017 deadline by up to 30 days by providing written notice, and further provided that, if regulatory approval has not been received and such delay in the receipt of regulatory approval is the result of a protest, then the closing date deadline shall automatically be extended to December 31, 2017 without action by either party;

•	the required regulatory approvals have not been obtained; or

•	if the merger is not approved by the shareholders of Independent and Carlile at their special meetings or the adjournment thereof.

Carlile may terminate the reorganization agreement, without the consent of Independent, if:

•	Independent breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the reorganization agreement or any other agreement contemplated by the reorganization agreement, and such failure has not been cured within a period of 30 calendar days after written notice from Carlile;

•	at any time prior to the closing date in order to enter concurrently with such termination into an acquisition agreement or similar agreement with respect to a superior proposal, that has been received and considered by Carlile and the Carlile board in accordance with all of the requirements of the reorganization agreement;

•	there has been any material adverse change, since June 30, 2016, in the assets, properties, business or financial condition of Independent; or

•	if at any time following the third trading day prior to the date of closing of the merger, (i) the number obtained by dividing (a) the average of the daily volume-weighted average sales price per share of Independent common stock on the NASDAQ Global Select Market for the 20 consecutive days ending on and including the third trading day preceding the date of closing of the merger, as reported by Bloomberg, by (b) $47.40 shall be less than 0.85, and (ii) the ratio in (i) is less than the number obtained by dividing (x) the average of the closing prices of the NASDAQ Bank Index for the 20 consecutive full trading days ending on and including the trading day prior to the third trading day prior to closing by (y) the closing price of the NASDAQ Bank Index on November 4, 2016, and subtracting 0.15 from the quotient. If Carlile elects to exercise its termination right pursuant to this section, it must give written notice to Independent. Following the receipt of notice, Independent will have the option to increase the consideration to be received by the Carlile shareholders under the reorganization agreement by adjusting the share exchange ratio. Independent will give prompt written notice to Carlile of such election and the revised share exchange ratio, in which case no termination will occur and reorganization agreement will remain in effect.

In addition, Independent may terminate the reorganization agreement, without the consent of Carlile, if:

•	Carlile breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the reorganization agreement or any other agreement contemplated by the reorganization agreement, and such failure has not been cured within a period of 30 calendar days after written notice from Independent;

•	the Carlile board has (i) recommended to the holders of Carlile common stock that they tender their shares in a tender or exchange offer commenced by an unaffiliated third party for more than 15% of the outstanding Carlile common stock, (ii) effected a change in the board’s recommendation with respect to the merger or recommended to the Carlile shareholders acceptance or approval of any alternative acquisition proposal or (iii) notified Independent in writing that Carlile intends to accept a superior proposal;

•

any of the following have occurred with respect to environmental matters regarding Carlile: (i) the factual substance of any representations and warranties of Carlile in the reorganization agreement is not materially true and accurate, (ii) the results of any environmental inspection or other environmental survey by Independent are disapproved by Independent because such inspection or survey identifies a material or potential material violation of applicable environmental laws, (iii) Carlile refuses to allow such inspection or survey in a manner that Independent reasonably considers necessary, (iv) such inspection or survey identifies an event, condition or circumstance that would or potentially could reasonably be expected to require a material remedial or cleanup action costing in excess of $250,000 or result in a material adverse change in the assets, properties, business or financial condition of Carlile, (v) such inspection or survey reveals the presence of any underground or above ground storage tank in, on or under any real property owned or leased by Carlile or any Carlile subsidiary that is not shown to be in material compliance with all applicable environmental laws, or that has had a release of petroleum or some other hazardous material that has not been cleaned up to the satisfaction of the relevant governmental authority or any other party with a right to compel such cleanup or (vi) such inspection or survey identifies the presence of any asbestos-containing material in, on or under any real property owned or leased by Carlile or any Carlile subsidiary, the removal of which could reasonably be expected to result in a material adverse change in the assets, properties, business or financial condition of Carlile, subject, in the case of each of the foregoing, to notice and the right of Carlile to satisfactorily correct any such matter; or

•	there has been any material adverse change, since June 30, 2016, in the assets, properties, business or financial condition of Carlile or any Carlile subsidiary.

Termination Fee

To compensate Independent for entering into the reorganization agreement, taking actions to consummate the transactions contemplated by the reorganization agreement and incurring the related costs and expenses and other losses and expense, including foregoing the pursuit of other opportunities, the reorganization agreement provides that Carlile has agreed to pay to Independent a termination fee of $10 million, which shall be Independent’s sole remedy, if the reorganization agreement is terminated:

•	by Carlile because it receives an alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement, taking into account any adjustment made by Independent to the merger consideration, provided that Independent is not in material breach of the reorganization agreement;

•	by either Independent or Carlile if the Carlile shareholders do not approve the reorganization agreement and the merger by the requisite vote at their respective special meetings or any adjournment thereof and either (i) at the time of such disapproval, there exists an acquisition proposal with respect to Carlile other than that of Independent that has not been withdrawn prior to the special meeting or (ii) within 12 months of the termination of the reorganization agreement, Carlile enters into a definitive agreement with any third party with respect to any acquisition proposal; or

•	by Independent if the Carlile board has (i) recommended to the Carlile shareholders that they tender their shares in a tender or exchange offer commenced by an unaffiliated third party for more than 15% of the outstanding Carlile common stock, (ii) effected a change in the board’s recommendation with respect to the merger or recommended to the Carlile shareholders acceptance or approval of any alternative acquisition proposal or (iii) notified Independent in writing that Carlile intends to accept a superior proposal.

Except with respect to termination fees and expenses, as discussed above, in the event of the termination of the reorganization agreement without breach by any party, the reorganization agreement will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except as specifically contemplated in the reorganization agreement.

Financial Interests of Directors and Officers of Carlile in the Merger

In considering the recommendation of the board of directors of Carlile to vote for the proposal to approve the reorganization agreement, Carlile shareholders should be aware that certain directors and officers of Carlile have interests in the merger that are in addition to, or different from, their interests as shareholders of Carlile. The board of Carlile was aware of these interests and considered them in approving the reorganization agreement. These interests include:

Employment Agreements with Independent Bank. Independent and Independent Bank have entered into employment agreements with each of Messrs. Tony Clark, Mark White and Stacy Curtis, who are currently executive officers and employees of Northstar Bank, to be effective, if at all, upon completion of the merger, that include noncompetition and nonsolicitation obligations to Independent Bank. Pursuant to these agreements, the employee will be entitled to receive a salary, annual bonus, restricted shares of Independent common stock and certain additional incentives from Independent and Independent Bank during the term of such person’s employment with Independent Bank.

Separation Agreements with Independent. In August of 2010, Carlile entered into employment agreements with each of Messrs. Tom C. Nichols and Don E. Cosby and Ms. Mindy Hegi, each of whom is and executive officer of Carlile. The employment agreements provide for the payment of severance benefits and continued insurance coverage for the executive in the event the employment agreement is terminated by Carlile without cause or by the executive with good reason (as such terms are defined in the employment agreements). In connection with the merger, Independent has decided to not employ Mr. Nichols, Mr. Cosby or Ms. Hegi, although Mr. Nichols will be appointed to the boards of directors of Independent and Independent Bank. In conjunction with the termination of their employment following completion of the merger, each of Mr. Nichols, Mr. Cosby and Ms. Hegi entered into separation agreements with Independent contemporaneously with the execution of the reorganization agreement, which agreements will become effective only if the merger is completed. The separation agreements confirm the obligation of Independent, as successor to Carlile in the merger, with respect to the payment of the severance benefits and the continued insurance coverage as provided for under their respective employment agreements with Carlile. The severance agreement also affirms the survival of the confidentiality, noncompetition and nonsolicitation obligations of these executive officers of Carlile under their employment agreements. The reorganization agreement provides that it is a condition to the closing of the merger that the separation agreements be in effect at closing. The aggregate amount of severance payments to be made to these three Carlile executive officers is $6,285,200. Those payments will reduce the adjusted tangible equity of Carlile for purposes of calculating the merger consideration payable to Carlile shareholders.

Change in Control Payments. In addition, each of Carlile and Northstar Bank is a party to preexisting change in control agreements or employment agreements with certain of their respective officers, which provide, among other things, for change in control payments to be made in connection with the completion of the merger. Under the terms of the reorganization agreement, these change in control payments must be paid or properly accrued for by Carlile for purposes of calculating its adjusted tangible equity. The total aggregate change in control payments that are expected to be paid to such individuals as a result of the completion of the merger is $3.6 million.

Support Agreements. Independent has entered into separate support agreements with each of the directors of Carlile and Northstar Bank, specifically, Messrs. Rick J. Calhoun, Robert W. Gentry, Mark K. Gormley, Kent R. Hance, Curtis F. Harrell, Mark G. Merlo, H. Gil Moutray, Craig R. Stapleton, Ben Stribling, David Tanner and John M. Tye, III, all of whom are directors of Carlile, and Ms. Myra Crownover and Messrs. Kent Key, Brook Mahoney, James Mansfield, Dana L. Rasic, Richard Smith and Robert J. Widmer, all of whom are directors of Northstar Bank, to be effective, if at all, upon completion of the merger. Each of those agreements provides, among other things, that such director agrees to use reasonable efforts to refrain from harming the goodwill and customer and client relationships of Independent Bank, as well as limited confidentiality, noncompetition and nonsolicitation obligations following the closing date.

Indemnification. The directors and officers of Carlile will receive indemnification from Independent for a period of four years after completion of the merger to the same extent and subject to the conditions set forth in the certificate of formation and bylaws of Carlile and continued director and officer liability coverage for a period of four years after completion of the merger. Any amounts paid by Northstar Bank to purchase continued director and officer liability coverage will reduce Carlile’s adjusted tangible equity for purposes of calculating the merger consideration payable to Carlile shareholders. See “—Possible Downward Adjustment to the $434 Million Agreed Amount to be Used in the Calculation of the Carlile Share Exchange Ratio.”

Cashout of Certain Outstanding Stock Options. Certain officers of Carlile and Northstar Bank hold options to purchase an aggregate of 2,504,726 shares of Carlile voting common stock. To the extent one or more of those persons do not exercise those options prior to the merger’s effective time, they will receive cash in connection with the cashout of those stock options that are outstanding and unexercised at the merger’s effective time. Any such payments made to those persons in respect of their options to purchase Carlile common stock will reduce the number of shares of Independent common stock to be issued in exchange for each share of Carlile common stock in the merger and, thus, reduce the merger consideration received by the Carlile shareholders in the merger.

Certain Compensation Related to the Transactions

The following table sets forth information regarding the compensation for Carlile’s named executive officers (as identified in accordance with SEC regulations) based on the proposed transactions, assuming that the proposed transactions were completed on January 11, 2017, and each of the named executive officers are terminated without cause on the same day, or on the next business day following the completion of the merger, as applicable.

Compensation Related to the Transaction Contemplated by the Reorganization Agreement—Carlile

Name	Cash(1)		Perquisites/ Benefits(2)	Total
Tom C. Nichols	$2,700,000	(3)	$9,900	$2,709,900
Don E. Cosby	2,268,000	(4)	9,900	2,277,900
Mindy Hegi	1,317,200	(5)	9,600	1,326,800

(1)	Amounts represents a “single-trigger” lump-sum cash payment, which must be paid to the executive as soon as administratively possible following the termination of the executive’s employment as outlined in his or her agreement, but in no event, later than 10 business days after the execution of separation and release agreements, calculated in accordance with such executive’s employment agreement.
(2)	Amounts represent the benefit received by the executive from continued participation in Independent’s medical insurance plan for a period of one year
(3)	Mr. Nichols’s employment agreement with Carlile provides for a lump sum payment upon the termination of his employment as outlined in his employment agreement equal to (3.0) times 125% of the sum of (i) his annual base salary in effect at the time of the termination and (ii) the greater of the bonus paid to him for the previous year or the maximum bonus that would be paid under his bonus award methodology for the year in which the termination occurred.
(4)	Mr. Cosby’s employment agreement with Carlile provides for a lump sum payment upon the termination of his employment as outlined in his employment agreement equal to (3.0) times 125% of the sum of (i) his annual base salary in effect at the time of the termination and (ii) the greater of the bonus paid to him for the previous year or the maximum bonus that would be paid under his bonus award methodology for the year in which the termination occurred.
(5)	Ms. Hegi’s employment agreement with Carlile provides for a lump sum payment upon the termination of her employment as outlined in her employment agreement equal to (3.0) times 125% of the sum of (i) her annual base salary in effect at the time of the termination and (ii) the greater of the bonus paid to her for the previous year or the maximum bonus that would be paid under her bonus award methodology for the year in which the termination occurred.

The tabular disclosure set forth above (i) assumes that each of the listed Carlile named executive officers is terminated without cause or resigns for good reason in connection with the proposed transactions under circumstances that entitle such individual to severance payments and benefits under his or her employment as of January 11, 2017 (the latest practicable date, determined pursuant to Item 402(t) of Regulation S-K). Upon the assumed termination, Independent or Carlile, as the case may be, would make payments in the tabular disclosure set forth above in a lump-sum or monthly as the case may be to the named executive officer. Any such payment is conditional upon the named executive officer signing an agreement that will include noncompetition and nonsolicitation provisions.

Voting and Lockup Agreement

The directors and of Carlile and their related entities have entered into an agreement to vote the shares of Carlile common stock that they control in favor of approval of the reorganization agreement and the merger and in the manner most favorable to the consummation of the merger and the transactions contemplated by the reorganization agreement; provided, however, that the Carlile shareholders who entered into the voting and lockup agreement would be permitted to vote to accept a superior proposal, if any, under the terms of the reorganization agreement, referred to in this joint proxy statement/prospectus as the voting and lockup agreement. As of the Carlile record date, 17,069,700 shares of Carlile voting common stock, or approximately 62.2% of the outstanding shares of the Carlile voting common stock entitled to vote at the special meeting, were bound by the voting and lockup agreement. See “The Merger—Restrictions on Resales of Independent Common Stock Received in the Merger” for a discussion of the lockup provisions of such agreements.

NASDAQ Global Select Market Listing

Independent has agreed to file all documents required to be filed to have the shares of Independent common stock to be issued pursuant to the reorganization agreement approved for listing on the NASDAQ Global Select Market and to use its commercially reasonable efforts to effect such listing. The obligations of the parties to complete the merger are subject to such shares having been authorized for listing on the NASDAQ Global Select Market.

Material U.S. Federal Income Tax Consequences of the Merger

For ease of reference, the merger of Carlile with and into Independent is referred to in this joint proxy statement/prospectus as the “merger.”

The following discussion addresses the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Carlile common stock. The discussion is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code,” Treasury regulations, administrative rulings and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations, and is the opinion of Andrews Kurth Kenyon LLP and Fenimore, Kay, Harrison & Ford, LLP insofar as it sets forth specific legal conclusions under U.S. federal income tax law.

This discussion applies only to U.S. holders (as defined below) that hold their Carlile common stock as a capital asset within the meaning of Section 1221 of the Code, each of which we refer to in this document as a “holder.” Further, this discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular stockholder in light of its personal circumstances or to stockholders subject to special treatment under U.S. federal income tax laws, including:

•	banks or trusts,

•	tax-exempt organizations,

•	insurance companies,

•	dealers in securities or foreign currency,

•	traders in securities who elect to apply a mark-to-market method of accounting,

•	pass-through entities and investors in such entities,

•	foreign persons,

•	U.S. expatriates,

•	regulated investment companies and real estate investment trusts,

•	broker-dealers,

•	holders liable for the alternative minimum tax,

•	holders that have a functional currency other than the U.S. dollar,

•	holders who received their Carlile common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation, and

•	holders who hold Carlile common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Carlile common stock who is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions; (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source; or (iv) a trust (A) if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) that was in existence on August 29, 1996 and has made a valid election to be treated as a United States person for U.S. federal income tax purposes.

This discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold their Carlile common stock through partnerships or other pass-through entities for U.S. federal income tax purposes. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of Carlile common stock, the U.S. federal income tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. We urge such partners and partnerships to consult their own tax advisors regarding the particular tax consequences of the merger to them.

We urge each holder of Carlile common stock to consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

Tax Opinions

The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by Independent and Carlile of opinions from Andrews Kurth Kenyon LLP and Fenimore, Kay, Harrison & Ford, LLP, respectively, each dated the closing date of the merger, that for U.S. federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The conditions relating to receipt of the opinions may be waived by both Independent and Carlile. Neither Independent nor Carlile currently intends to waive the conditions related to the receipt of the opinions. However, if these conditions were waived, Carlile would resolicit the approval of its shareholders prior to completing the merger. In addition, the obligation of each of Andrews Kurth Kenyon LLP and Fenimore, Kay, Harrison & Ford, LLP to deliver such opinions is conditioned on the merger’s satisfying the continuity of proprietary interest requirement. That requirement generally will be satisfied if the aggregate value of the Independent stock constitutes at least 42% of the aggregate value of the aggregate merger consideration at the time the merger becomes effective. The opinions will be based on certain facts, representations, covenants and assumptions, including representations of Independent and Carlile.

If any of the representations or assumptions upon which such opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. These opinions are not binding on the Internal Revenue Service or the courts, and neither Independent nor Carlile intends to request a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the merger. Therefore, while the merger is conditioned upon the delivery by tax counsel to each of Independent and Carlile of its opinion that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below.

U.S. Federal Income Tax Consequences of the Merger Generally

The following discussion regarding the U.S. federal income tax consequences of the merger is the opinion of Andrews Kurth Kenyon LLP and Fenimore, Kay, Harrison & Ford, LLP insofar as it sets forth specific legal conclusions under U.S. federal income tax law and assumes that the merger will be consummated as described in the reorganization agreement and this joint proxy statement/prospectus and Independent and Carlile will not waive the opinion condition described above in “—Tax Opinions.” The merger will be treated for U.S. federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and as a consequence the merger will have the following U.S. federal income tax consequences.

If, pursuant to the merger, a holder of Carlile common stock exchanges all of the shares of Carlile common stock actually owned by it for Independent common stock, the holder will not recognize gain or loss, except with respect to cash received instead of a fractional share of Independent common stock (discussed below under “—Cash Received Instead of a Fractional Share”). The aggregate adjusted tax basis of Independent common stock received (including fractional shares deemed received and redeemed as described below) by a holder that exchanges its shares of Carlile common stock for Independent common stock pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of Carlile common stock surrendered for Independent common stock. The holding period of the Independent common stock (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of Carlile common stock surrendered.

Cash Received Instead of a Fractional Share

A holder of Carlile common stock who receives cash instead of a fractional share of Independent common stock will be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the holder’s aggregate adjusted tax basis of the shares of Carlile common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Carlile common stock is more than one year at the effective time of the merger. Long-term capital gains of noncorporate taxpayers are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Dissenters

Upon the proper exercise of dissenters’ rights, a holder of Carlile common stock will exchange all of the shares of Carlile common stock actually owned by that holder solely for cash and that holder will recognize gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of Carlile common stock surrendered, which gain or loss will be long-term capital gain or loss if the holder’s holding period with respect to the Carlile common stock surrendered is more than one year. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. We urge holders to consult their tax advisors regarding the manner in which cash should be allocated among different blocks of Carlile common stock. Long-term capital gains of noncorporate taxpayers are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Although the law is unclear, if the holder constructively owns shares of Carlile common stock that are exchanged for shares of Independent common stock in the merger or otherwise owns shares of Independent common stock actually or constructively after the merger, the consequences to that holder may be that all or a portion of the consideration is treated as a dividend, and the amount of consideration, if any, treated as a dividend may not be limited to the amount of that holder’s gain. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage stock ownership of Independent. These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, we urge each holder that may be subject to these rules to consult its tax advisor as to the application of these rules to the particular facts relevant to such holder.

Certain Tax Reporting Rules

Under applicable Treasury regulations, “significant holders” of Carlile stock will be required to comply with certain reporting requirements. A Carlile stockholder should be viewed as a “significant holder” if, immediately before the merger, such holder held 5% or more, by vote or value, of the total outstanding Carlile common stock. Significant holders generally will be required to file a statement with the holder’s U.S. federal income tax return for the taxable year that includes the consummation of the merger. That statement must set forth the holder’s adjusted tax basis in, and the fair market value of, the shares of Carlile common stock surrendered pursuant to the merger (both as determined immediately before the surrender of shares), the date of the merger, and the name and employer identification number of Independent and Carlile, and the holder will be required to retain permanent records of these facts. We urge each holder of Carlile common stock to consult its tax advisor as to whether such holder may be treated as a “significant holder.”

Information Reporting and Backup Withholding

Payments of cash pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the recipient provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against such holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

This discussion of certain material U.S. federal income tax consequences is not tax advice. We urge holders of Carlile common stock to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting under accounting principles generally accepted in the United States of America. Under this method, Carlile’s assets and liabilities as of the date of the merger will be recorded at their respective fair values. Any difference between the purchase price for Carlile and the fair value of the identifiable net assets acquired (including intangibles) will be recorded as goodwill. In accordance with ASC Topic 805, Business Combinations, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Independent in connection with the merger will be amortized to expense in accordance with such rules. The consolidated financial statements of Independent issued after the merger will reflect the results attributable to the acquired operations of Carlile beginning on the date of completion of the merger.

Restrictions on Resales of Independent Common Stock Received in the Merger

The shares of Independent common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended, except for shares of Independent common stock issued to any Carlile shareholder who may be deemed to be an “affiliate” of Independent after completion of the merger. “Affiliates” generally are defined as persons or entities who control, are controlled by or are under common control with Independent at or after the effective time of the merger and generally include executive officers, directors and beneficial owners of 10% or more of the common stock of Independent. Former Carlile shareholders who are not affiliates of Independent after the merger’s completion may sell their shares of Independent common stock received in the merger at any time.

Former Carlile shareholders who become affiliates of Independent after completion of the merger will be subject to the volume and sale limitations of Rule 144 under the Securities Act of 1933, as amended, until they are no longer affiliates of Independent. This joint proxy statement/prospectus does not cover resales of Independent common stock received by any person upon completion of the merger, and no person is authorized to make any use of or rely on this joint proxy statement/prospectus in connection with or to effect any resale of Independent shares.

The directors of Carlile and certain entities that they represent that have agreed in voting and lockup agreements they entered into with Independent and Carlile that they will not sell or otherwise transfer 94% of the shares of Independent common stock they receive in exchange for their shares of Carlile common stock in connection with the merger prior to the first anniversary of the effective date of the merger without the prior consent of Independent. However, such persons may make, without Independent’s consent, bona fide gifts of such shares of Independent common stock, make certain transfers of such shares for estate or charitable planning purposes or transfer such shares to one or more of their affiliates or to trusts or other entities they control.

Regulatory Approvals Required for the Merger

The acquisition of Carlile by Independent requires the approval of the Federal Reserve. The bank merger requires the approval of the FDIC and the TDB. Independent filed an application with the Federal Reserve, and Independent Bank and Northstar Bank filed applications with the FDIC and TDB for applicable regulatory approval on December 30, 2016.

Independent expects to receive all necessary regulatory approvals. You should note that the approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

Independent cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, Independent cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any litigation challenging them. Independent and Carlile are not aware of any other material governmental approvals or actions that are required prior to the parties’ completion of the merger.

Dissenters’ Rights of Carlile Shareholders

General. If you hold one or more shares of Carlile voting common stock, you are entitled to dissenters’ rights under Texas law and have the right to dissent from the merger and have the appraised fair value of your shares of Carlile voting common stock as of the date immediately prior to the effective date of the merger paid to you in cash. The appraised fair value of any particular number of shares of Carlile voting common stock may be more or less than the value of the shares of Independent common stock that a holder of that particular number of shares of Carlile voting common stock would be issued in the merger in exchange for that particular number of shares of Carlile voting common stock. If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Chapter 10, Subchapter H of the TBOC, which are attached to this joint proxy statement/prospectus as Appendix D and which qualify in all respects the following discussion of those provisions, and consult with your legal counsel before electing or attempting to exercise these rights. The following discussion describes the steps you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law carefully. In this description of the dissenters’ rights of the Carlile shareholders, references to the “merger” are to the merger of Carlile and Independent.

The holders of Carlile nonvoting common stock are not entitled to appraisal rights or dissenters’ rights in connection with the merger under Texas law or under the governing documents of Carlile with respect to their shares of Carlile nonvoting common stock.

How to Exercise and Perfect Your Right to Dissent. To be eligible to exercise your right to dissent to the merger:

•	you must, prior to the Carlile special meeting, provide Carlile with a written objection to the merger that states that your right to dissent will be exercised if the reorganization agreement are approved and the merger is completed and that provides an address to which a notice of effectiveness of the merger should be delivered or mailed to you if the merger is completed;

•	you must vote your shares of Carlile voting common stock against approval of the reorganization agreement at the Carlile special meeting in person or by proxy;

•	you must, not later than the 20th day after Independent (which will be the ultimate the successor to Carlile) sends you notice that the merger was completed, deliver to Independent a written demand for payment of the fair value of the shares of Carlile voting common stock that you own shares of Carlile voting common stock and the number of shares of Carlile voting common stock that you own, your estimate of the fair value of such shares of Carlile voting common stock and an address to which a notice relating to the dissent and appraisal procedures may be sent; and

•	you must, not later than the 20th day after you make your demand for payment to Independent as described above, submit your certificates representing your shares of Carlile voting common stock to Independent.

If you intend to exercise your right to dissent from the merger, prior to the special meeting you must send the notice of objection to Carlile, addressed to:

Carlile Bancshares, Inc.

201 Main Street, Suite 1320

Fort Worth, Texas 76102

Attention: President and Secretary

If you fail (i) to send the written objection to the merger in the proper form prior to the Carlile special meeting, (ii) to vote your shares of Carlile voting common stock at the Carlile special meeting against the approval of the merger and the reorganization agreement or (iii) to submit your demand for payment in the proper form on a timely basis, you will lose your right to dissent from the merger. If you fail to submit to Independent on a timely basis the certificates representing the shares of Carlile voting common stock that you hold after you have submitted the demand for payment as described above, Independent will have the option to terminate your right of dissent as to your shares of Carlile voting common stock. In any instance of a termination or loss of your right of dissent, you will instead receive the merger consideration. If you comply with items (i) and (ii) above and the merger is completed, Independent will send you a written notice advising you that the merger has been completed. Independent Bank must deliver this notice to you within ten days after the merger is completed.

Your Demand for Payment. If the merger is completed, you have provided your written objection to the merger to Carlile in a timely manner and in proper form and you have voted against the reorganization agreement at the special meeting as described above and you desire to receive the fair value of your shares of Carlile voting common stock in cash, you must, within 20 days of the date on which Independent sends to you the notice of the effectiveness of the merger, give Independent a written demand for payment of the fair value of your shares of Carlile voting common stock. The fair value of your shares of Carlile voting common stock will be the value of the shares on the day immediately preceding the merger, excluding any appreciation or depreciation in anticipation of the merger. After the merger is completed, your written demand and any notice sent to Independent must be addressed to:

Independent Bank Group, Inc.

1600 Redbud Boulevard, Suite 400

McKinney, Texas 75069-3257

Attention: President and Secretary

Your written demand must include a demand for payment for your shares of Carlile voting common stock for which rights of dissent and appraisal are sought and must state the number of shares and class of Carlile voting common stock that you own and your estimate of the fair value of your shares of Carlile voting common stock and an address to which a notice relating to the dissent and appraisal procedures may be sent. This written demand must be delivered to Independent within 20 days of the date on which Independent sends to you the notice of the effectiveness of the merger. If your written demand for payment in proper form is not received by Independent within that 20 day period, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of Carlile voting common stock. Instead, you will receive shares of Independent common stock and cash as the merger consideration set forth in the reorganization agreement.

Delivery of Stock Certificates. If you have satisfied the requirements for the exercise of your right to dissent described above, including the delivery of the written demand for payment to Independent as described above, you must, not later than the 20th day after you make your written demand for payment to Independent, submit to Independent your certificate or certificates representing the shares of Carlile voting common stock that you own. You may submit those certificates with your demand for payment if you prefer. In accordance with the provisions of the TBOC, Independent will note on each such certificate that you have demanded payment of the fair value of the shares of Carlile voting common stock that were represented by such certificate under the provisions of the TBOC relating to the rights of dissenting owners. After making those notations on those certificates, Independent will return each such certificate to you at your request. If you fail to submit all of the certificates representing the shares of Carlile voting common stock for which you have exercised the right of dissent in a timely fashion, Independent will have the right to terminate your rights of dissent and appraisal with respect to all of your shares of Carlile common stock unless a court, for good cause shown, directs Independent not to terminate those rights.

Independent’s Actions Upon Receipt of Your Demand for Payment. Within 20 days after Independent receives your written demand for payment and your estimate of the fair value of your shares of Carlile voting common stock submitted as described above, Independent must send you written notice stating whether or not it accepts your estimate of the fair value of your shares.

If Independent accepts your estimate, Independent will notify you that it will pay the amount of your estimated fair value within 90 days after the effective date of the merger. Independent will make this payment to you only if you have surrendered the share certificates representing your shares of Carlile voting common stock duly endorsed for transfer, to Independent.

If Independent does not accept your estimate, Independent will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares of Carlile voting common stock that it is willing to pay you within 120 days after the effective date of the merger, which you may accept within 90 days after the effective date of the merger or decline.

Payment of the Fair Value of Your Shares of Carlile Voting Common Stock upon Agreement of an Estimate. If you and Independent have reached an agreement on the fair value of your shares of Carlile voting common stock within 90 days after the effective date of the merger, Independent must pay you the agreed amount within 120 days after the effective date of the merger, provided that you have surrendered the share certificates representing your shares of Carlile voting common stock duly endorsed for transfer, to Independent.

Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled. If you and Independent have not reached an agreement as to the fair market value of your shares of Carlile common stock within 90 days after the effective date of the merger, you or Independent may, within 60 days after the expiration of the 90 day period, commence proceedings in Collin County, Texas, asking the court to determine the fair value of your shares of Carlile voting common stock. The court will determine if you have complied with the provisions of the TBOC regarding their right of dissent and if you have become entitled to receive payment for your shares of

Carlile voting common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares in the manner prescribed by the TBOC. The appraisers will determine the fair value of your shares and will report this value to the court. Once the appraisers’ report is filed with the court, you will receive a notice from the court indicating that the report has been filed. You will be responsible for obtaining a copy of the report from the court. If you or Independent objects to the report or any part of it, the court will hold a hearing to determine the fair value of your shares of Carlile voting common stock. Both you and Independent may address the court about the report. The court will determine the fair value of your shares and direct Independent to pay that amount, plus interest, which will begin to accrue 91 days after the merger is completed. The court may require you to share in the court costs relating to the matter to the extent the court deems it fair and equitable that you do so.

Rights as a Shareholder. If you have made a written demand on Independent for payment of the fair value of your shares of Carlile voting common stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder of Independent, but will only have the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your shares of Carlile voting common stock or money damages with respect to the merger.

Withdrawal of Demand. If you have made a written demand on Independent for payment of the fair value of your Carlile voting common stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand or are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the merger and you will have the same rights to receive of the merger consideration with respect to your shares of Carlile voting common stock as you would have had if you had not made a demand for payment as to those shares, as well as to participate to the appropriate extent in any dividends or distributions on the shares of Independent common stock that may have been paid to Independent shareholders after the effective date of the merger. Such rights will, however, be subject to any change in or adjustment to those shares made because of an action taken after the date your demand for payment.

Beneficial Owners. Persons who beneficially own shares of Carlile voting common stock that are held of record in the name of another person, such as a broker, bank, trustee or other nominee, and who wish to have the right of dissent exercised as to those shares must act promptly to cause the record holder of those shares to take the actions required under Texas law to exercise the dissenter’s rights with respect to those shares. Only the persons in whose names shares of Carlile voting common stock are registered on the share transfer records of Carlile may exercise the right of dissent and appraisal discussed above.

U.S. Federal Income Tax Consequences. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 127 for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the merger.

You should remember that if you return a signed proxy card, but fail to provide instructions as to how your shares of Carlile voting common stock are to be voted, you will be considered to have voted in favor of the reorganization agreement and you will not be able to assert dissenters’ rights. You should also remember that if you otherwise vote at the special meeting in favor of the reorganization agreement, you will not be able to assert dissenters’ rights.

INDEPENDENT PROPOSAL TWO—ISSUANCE OF INDEPENDENT COMMON STOCK

As discussed previously in this joint proxy statement/prospectus, Independent is asking its shareholders to approve the proposal to issue shares of Independent common stock to the Carlile shareholders in connection with the merger that (i) will, in number, exceed 20% of the number of shares of Independent common stock outstanding immediately prior to the issuance of the new shares of Independent common stock in the merger and (ii) have in the aggregate, voting power that will exceed 20% of the voting power of the Independent common stock outstanding immediately prior to the issuance of the new shares of Independent common stock in the merger. For a summary of and detailed information regarding this proposal, see the information about the merger, the reorganization agreement and the issuance of shares of Independent common stock in connection with the merger elsewhere is this joint proxy statement/prospectus, including the information set forth in the section entitled “The Merger” beginning on page 76. You are urged to read carefully this joint proxy statement/prospectus and the reorganization agreement included as Appendix A in their entirety before voting on this proposal.

The rules of the Nasdaq Stock Market, LLC governing companies with equity securities listed on the NASDAQ Global Select Market require Independent to obtain shareholder approval of the issuance of shares of its common stock in a transaction involving the acquisition of the stock or assets of another company that will be equal to or in excess of 20% of the number of shares of Independent common stock outstanding immediately prior to that issuance or will have voting power that will be equal to or in excess of 20% of the voting power of all of Independent’s voting securities outstanding immediately prior to such issuance. As of January 11, 2017, Independent had 18,881,352 shares of common stock outstanding, and it is currently estimated that Independent will issue approximately 8,843,322 new shares of Independent common stock in connection with the merger. At the date of this joint proxy statement/prospectus, Independent has no voting equity securities outstanding other than the shares of Independent common stock and does not expect to issue any other voting securities prior to the effective time of the merger. Based on Independent’s expectation that a maximum of 8,843,322 shares of Independent common stock could be issued to the Carlile shareholders in the merger (which assumes that none of the outstanding Carlile stock options will be exercised), such shares of Independent common stock would equal approximately 47% of the 18,881,352 shares of Independent common stock that were outstanding on January 11, 2017. Independent anticipates that the aggregate number of shares of Independent common stock to be issued to the Carlile shareholders in connection with the merger will be approximately 32% of the shares of Independent common stock to be issued and outstanding immediately after the issuance of such shares of Independent common stock in connection with the merger.

Pursuant to the reorganization agreement, approval of the proposal to issue shares of Independent common stock pursuant to the reorganization agreement as contemplated by this Independent Proposal Two is a condition to the closing of the merger. If this proposal is not approved, the merger will not be completed.

The affirmative vote of a majority of the shares of Independent common stock voted at the special meeting on Proposal Two will be required to approve the issuance of Independent common stock in connection with the merger of Carlile with and into Independent that will exceed in number and voting power 20% of the number and voting power of the Independent common stock to be outstanding immediately prior to such issuance as contemplated by Independent Proposal Two.

The Independent board of directors recommends that Independent shareholders vote “FOR” Independent Proposal Two to approve the issuance of shares of Independent common stock in connection with the merger that will exceed in number and voting power 20% of the number and voting power of the Independent common stock to be outstanding immediately prior to such issuance.

INDEPENDENT PROPOSAL THREE—ELECTION OF DIRECTORS

Changes to Independent’s Board of Directors

There have been certain changes to Independent’s board of directors since Independent’s annual meeting in May 2016. These changes have created three vacancies on the Independent board of directors.

Specifically, M. Brian Aynesworth resigned from his position as a Class III director effective January 18, 2017 in connection with his rejoining Independent Bank as Executive Vice President - Senior Credit Officer. Mr. Aynesworth previously served as an officer of Independent Bank and resigned from that position in February 2013, in connection with Independent’s initial public offering. Mr. Aynesworth has been appointed as Executive Vice President - Senior Credit Officer of Independent Bank to enhance Independent Bank’s lending and credit administration team in the Austin/Central Texas region. He will also join the Independent Bank board of directors. Jack Radke resigned from his position as a Class I director effective January 18, 2017. Mr. Radke’s term as a Class I director was to expire at the Independent annual meeting of shareholders in May 2017, and his resignation facilitates the recomposition of the Independent board of directors as part of the Carlile transaction. Mr. Radke will join the Independent Bank board of directors. Finally, Torry Berntsen resigned from his position as an officer and Class I director in October 2016 to pursue new career opportunities.

These resignations have created two vacancies in the Class I directors and one vacancy in the Class III directors. As a result, there was an uneven distribution among the director classes. To correct this uneven distribution, Class II directors Daniel W. Brooks and Craig E. Holmes resigned as Class II directors effective January 18, 2017. Effective January 19, 2017, Mr. Brooks and Mr. Holmes were appointed by the Independent board of directors to fill the two Class I vacancies for a term that will expire at the annual meeting of shareholders in 2017.

As a result of these changes, there are nine directors of Independent with three members in each of the three director classes, and there are three vacancies on the Independent board of directors. The reorganization agreement provides that Independent will submit the Carlile nominees to its shareholders for election. The election of such individuals is an express condition to the completion of the merger. If the Carlile nominees are elected as proposed, there will be twelve members of the Independent board of directors with four members of each class of directors. The Carlile nominees will represent 25% of the total number of directors of Independent.

Election of Named Director Nominees

On January 19, 2017, the Corporate Governance and Nominating Committee of the Independent board of directors recommended for nomination the following three individuals for election to the Independent board of directors. On January 19, 2017, the Independent board of directors approved, nominated and recommended the named director nominees for election as directors of Independent by the Independent shareholders, with such directorships only becoming effective upon consummation of the merger, to serve in the respective Independent director classes set forth below:

•	Tom C. Nichols, to serve as a Class I director for a term that will expire at the annual meeting of shareholders to be held in 2017;

•	Mark K. Gormley, to serve as a Class II director for a term that will expire at the annual meeting of shareholders to be held in 2018; and

•	Christopher M. Doody, to serve as a Class III director for a term that will expire at the annual meeting of shareholders to be held in 2019.

Under the terms of the reorganization agreement, Independent has also agreed to nominate Mr. Tom C. Nichols for election to the Independent board of directors at the 2017 annual meeting of Independent shareholders and recommend that the Independent shareholders vote to elect Tom C. Nichols to the board of directors of Independent at the 2017 Independent annual shareholders meeting.

It is intended that the persons named in the accompanying proxy, unless otherwise directed, will vote for the election of such named director nominees at the Independent special meeting to fill three vacancies on the Independent board of directors. Each of the named director nominees has indicated his willingness to serve as a member of the board of directors, if elected. However, in the event any named director nominee becomes unavailable for election to the Independent board for any reason not presently known or contemplated, the proxy holders will be vested with discretionary authority in such instance to vote the enclosed proxy for such substitute as the board designates.

Name of Nominee	Age	Position(s)	Director Since
Tom C. Nichols(1)	69	Chairman of the Board and Chief Executive Officer of Carlile	New candidate
Mark K. Gormley(2)	58	Director of Carlile and Partner of Lee Equity Partners, LLC	New candidate
Christopher M. Doody(3)	43	Principal and President of Stone Point Capital, LLC and a Principal of certain Trident Funds	New candidate

*	Independent Director as defined by Nasdaq Rule 5605(a)(2).
(1)	Upon election, in connection with consummation of the merger, such individual to be appointed as a member of the Strategic Planning Committee of the Independent board of directors.
(2)	Upon election, in connection with consummation of the merger, such individual to be appointed as a member of the Audit Committee of the Independent board of directors.
(3)	Upon election, in connection with consummation of the merger, such individual to be appointed as a member of the Corporate Governance and Nominating Committee of the Independent board of directors.

The following is a brief discussion of the business and banking background and experience of each of the named director nominees:

Tom C. Nichols. Mr. Nichols is Chairman of the Board and Chief Executive Officer of Carlile. Mr. Nichols has acquired, managed and sold banking organizations and other financial services companies for over 30 years.

Mr. Nichols began his banking career in 1969 as a bank examiner with the FDIC. From 1973 – 1978, he served in various banking capacities in Oklahoma, New Mexico and Texas. In 1978, Mr. Nichols joined Gerald J. Ford (Ford Bank Group) and from 1978 – 1994, was involved in buying and operating numerous banks in Texas and New Mexico. Mr. Nichols served Ford Bank Group as the President and Chief Operating Officer and later, Chairman, President and CEO of Ford’s lead bank, First National Bank of Lubbock. In 1993, Ford Bank Group merged with United New Mexico Financial Corporation forming First United Bank Group, at which time Mr. Nichols served as President and Chief Operating Officer. The Norwest Corporation acquired First United Bank Group in 1994 and Mr. Nichols served as Regional President of Norwest Bank Texas, N.A. from 1994 to 1995.

In 1996, Mr. Nichols formed State National Bancshares, Inc. (“SNBI”) and chartered its subsidiary, State National Bank, a de novo national banking association originally chartered in Lubbock, Texas. He recruited a number of other senior officers formerly with Ford Bank Group and United New Mexico to form the management team. From 1996 – 2005, SNBI completed 9 acquisitions and grew from a de novo in 1996 to assets of over $1.7 billion at the time of its acquisition by BBVA on January 3, 2007.

Mr. Nichols served as a member of the Board and Audit Committee of United New Mexico Financial Corporation from 1985 – 1988. He served as a Board member of the Texas Higher Education Coordinating Board and Chairman of the campus Planning Committee from 1992 – 1998. Mr. Nichols also served as a Director and member of the Audit Committee and Compensation Committees of BBVA-Compass USA from 2007 – 2009. Since 2005, Mr. Nichols has served as a Director and member of the Audit Committee and Compensation Committees of First Acceptance Corporation (FAC-NYSE).

Mr. Nichols holds a B.S. in Economics from Abilene Christian University. He is a resident of Colleyville, Texas.

The particular experience, qualifications, attributes and skills of Mr. Nichols that led the Independent Board of Directors to conclude that he should serve as a director of Independent were Mr. Nichols’ significant experience with the operations of a bank holding company, including, among other things, with the acquisition of other bank holding companies, banks and other financial institutions, as well as the day-to-day operations of bank holdings companies and his familiarity with the operations of Carlile.

Mark K. Gormley. Mr. Gormley is a director of Carlile. Mr. Gormley is a Partner at Lee Equity Partners, LLC. Prior to co-founding the firm in 2006, Mr. Gormley was a Partner at Capital Z Financial Services Partners (“CZFS”), a leading financial services private equity firm, where he played a leading role in the operations and investment activities of the $1.85 billion fund. Mr. Gormley co-founded the firm in 1998 and shared responsibility for the oversight of all of the firm’s investment and monitoring activities. Prior to joining CZFS in 1998, Mr. Gormley served as a Managing Director at Donaldson, Lufkin & Jenrette (“DLJ”), specializing in the insurance and asset management industries. While at DLJ, Mr. Gormley worked on corporate finance and merger and acquisition assignments, as well as on principal related activities on behalf of DLJ Merchant Banking. Prior to joining DLJ in 1989, he was a founding member of the Insurance Investment Banking Group at Merrill Lynch in 1985.

Mr. Gormley serves or has served as a director of numerous public and private companies, including MidCap Financial, Universal American, Captive Resources, SKOPOS Financial, Edelman Financial, Permanent General, NewStar Financial, British Marine Holdings, Catlin Group and NACOLAH Holdings, among others.

Mr. Gormley received a B.S.B.A. cum laude in Finance and Economics from the University of Denver and an M.B.A. from New York University. He is a resident of New York, New York.

The particular experience, qualifications, attributes and skills of Mr. Gormley that led the Independent Board of Directors to conclude that he should serve as a director of Independent were Mr. Gormley’s significant experience with the operations of Carlile gained by him as a director of Carlile and his experience as a director of other financial institutions.

Christopher M. Doody. Mr. Christopher M. Doody serves as Principal and Vice President at Stone Point Capital, L.L.C., a private equity firm focused primarily on the financial services industry. Prior to the formation of Stone Point Capital in 2005, he served as a Vice President at MMC Capital Corporation, Inc., which he joined in 1998. He served at BofA Merrill Lynch & Co., Inc., where he was an Analyst in the Financial Institutions Investment Banking Group from 1995 to 1998. Mr. Doody serves on the Boards of Directors listed below as a representative of Stone Point:

•	Grandpoint Capital, Inc. (Los Angeles): 2010 to Present

•	Director of the Grandpoint bank holding company, not the underlying bank.

•	Standard Bancshares, Inc. (Hickory Hills, IL): 2013 to Present

•	Director of the Standard bank holding company, not the underlying bank.

•	Standard has announced a sale to First Midwest Bancorp, Inc. That transaction is expected to close in early January, 2017. Upon closing of the merger, Mr. Doody will no longer be a director at Standard.

•	Alostar Bank of Commerce (Birmingham, AL): 2011 to Present

•	HCBF Holding Company, Inc. (Fort Pierce, FL): 2011 to Present

•	Director of the HCBF bank holding company, not the underlying bank.

In addition, Mr. Doody serves on the boards of NXT Capital (Chicago, IL) and Preston Hollow Capital (Dallas, TX). Both NXT and Preston Hollow are nonbank commercial finance companies in which Stone Point has a sizeable investment.

Mr. Doody holds an M.B.A. from the Columbia University Graduate School of Business and a B.A. in Economics from Middlebury College. He is a resident of New York, New York.

The particular experience, qualifications, attributes and skills of Mr. Doody that led the Independent Board of Directors to conclude that he should serve as a director of Independent were Mr. Doody’s experience gained by him as a director of several bank holding companies and his experience with financial services companies as a principal of a private equity firm focused primarily on the financial services industry.

Shareholder Approval

The affirmative vote of a plurality of the shares of Independent common stock outstanding present in person or by proxy at the Independent special meeting is required for the election of each of the named director nominees for director.

The Independent board recommends a vote “FOR” the election of each of the named director nominees.

Independent Board Composition

The size of Independent’s board of directors currently is set at twelve directors, of which there are nine directors currently serving, with three vacant seats.

The nomination of the individual named director nominees identified in this joint proxy statement/prospectus to fill the vacancies on the Independent board of directors, and the submission of the named director nominees to the Independent shareholders for election are all obligations of Independent under the terms of the reorganization agreement. The number of directors may be changed only by resolution of the board of directors within the range set forth in Independent’s certificate of formation (unless Independent’s shareholders act to amend the authorized number of directors designated in Independent’s certificate of formation). The board of directors may increase the number of directors by two and fill these vacancies until the next annual meeting of shareholders. As discussed in greater detail below, the board of directors has affirmatively determined that seven of its current nine directors qualify as independent directors based upon the rules of the NASDAQ Global Select Market and the SEC. Moreover, the Independent Board of directors has affirmatively determined that the director nominees will qualify as independent directors of Independent based upon the rules of the NASDAQ Global Select Market and the SEC if the named director nominees are elected as directors of Independent. In addition, the Independent board of directors has affirmatively determined that Mr. Gormley will be an independent director of Independent under the enhanced independence rules applicable to members of audit committees of board of directors of companies with securities listed on the NASDAQ Stock Market Rules and the SEC’s rules.

If each of the named director nominees is elected to the Independent board of directors, ten out of the total of twelve directors of Independent would qualify as independent under Rule 5605(a)(2) of the NASDAQ Stock Market Rules and each of the members of the Audit Committee and the Compensation Committee of the Independent board of directors will be independent under all applicable rules regarding such independence.

Election and Classification of Directors

In accordance with the terms of Independent’s amended and restated certificate of formation, Independent’s board of directors is divided into three classes, Class I, Class II and Class III, with each class serving a staggered three-year term. As a result of the resignations of Messrs. M. Brian Aynesworth III, Torry J. Berntsen and Jack M. Radke as directors of Independent, the size of the classes of directors on the Independent board had become unbalanced and would continue be so if the named directors nominees were elected to the various classes of directors as required by the reorganization agreement. To rebalance the size of the classes of directors, on January 18, 2017, Messrs. Daniel W. Brooks and Craig E. Holmes resigned as directors of Independent, and, as permitted by the bylaws of Independent, on January 19, 2017 the remaining members of the Independent board of directors appointed Mr. Daniel W. Brooks and Mr. Holmes to be Class I directors of Independent to serve in that capacity for a term to expire at the annual meeting of shareholders to be held in 2017. After such actions, the nine serving directors of Independent were members of the classes of directors as follows:

•	the Class I directors are Daniel W. Brooks, Craig E. Holmes and G. Stacy Smith, and their term will expire at the annual meeting of shareholders to be held in 2017;

•	the Class II directors are William E. Fair, Donald L. Poarch and Michael T. Viola, and their term will expire at the annual meeting of shareholders to be held in 2018;

•	the Class III directors are David R. Brooks, Douglas A. Cifu and J. Webb Jennings, III, and their term will expire at the annual meeting of shareholders to be held in 2019; and

If elected at the Independent special meeting, Tom C. Nichols, Mark K. Gormley and Christopher M. Doody would serve as Class I, Class II, and Class III directors, respectively, with Tom C. Nichols being recommended by the Independent board of directors for election to the board of directors at the 2017 annual meeting of Independent shareholders.

At each annual meeting of shareholders, or special meeting in lieu thereof, upon the expiration of the term of a class of directors, the successors to such directors will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and the election and qualification of his or her successor. Any additional directorships resulting from an increase in the number of directors (as discussed above) will be distributed by the board of directors among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Independent Board of Director Meetings

The board of directors of Independent (including regularly scheduled and special meetings) met twelve (12) times during the 2016 fiscal year. The Audit Committee met ten (10) times during the 2016 fiscal year. The Compensation Committee met three (3) times during the 2016 fiscal year. The Corporate Governance and Nominating Committee met one (1) time during the 2016 fiscal year. The Strategic Planning Committee met four (4) times during the 2016 fiscal year. During fiscal year 2016, each director participated in at least 75% or more of the aggregate of (i) the total number of meeting of the board of directors (held during the period for which he was a director) and (ii) the total number of meetings of all committees of the board of directors on which he served (during the period that he served).

Shareholder Communications with Present Directors

To communicate with Independent’s directors, shareholders should submit their comments to Jan Webb, Corporate Secretary, either by sending written correspondence via mail or courier to Independent Bank Group, Inc., 1600 Redbud Boulevard, Suite 400, McKinney, Texas 75069; or via email at jwebb@ibtx.com. Shareholder communications will be sent directly to the specific director or directors of Independent indicated in the communication or to all of Independent’s directors if not specified.

Executive Officers and Directors

The following table sets forth the name, age and position with Independent of each of Independent’s directors, director nominees and executive officers during the fiscal year 2016. The business address for all of these individuals is 1600 Redbud Boulevard, Suite 400, McKinney, Texas 75069-3257.

Name	Age	Position with Independent
David R. Brooks(1)	57	Chairman of the Independent Board, Chief Executive Officer, President and Director
Daniel W. Brooks	56	Vice Chairman, Chief Risk Officer and Director
Brian E. Hobart	51	Vice Chairman and Chief Lending Officer
Michelle S. Hickox	49	Executive Vice President and Chief Financial Officer
James C. White	52	Executive Vice President and Chief Operations Officer
Jan C. Webb	58	Corporate Secretary
Douglas A. Cifu(2)	51	Director
William E. Fair(3)	54	Director
Craig E. Holmes(4)	59	Director
J. Webb Jennings, III(5)	45	Director
Donald L. Poarch(6)	65	Director
G. Stacy Smith(7)	48	Director
Michael T. Viola(8)	30	Director
Tom C. Nichols	69	Director nominee
Mark K. Gormley	58	Director nominee
Christopher M. Doody	43	Director nominee

(1)	Member, Strategic Planning Committee
(2)	Chairman, Corporate Governance and Nominating Committee
(3)	Chairman, Compensation Committee and member of Strategic Planning Committee
(4)	Chairman, Audit Committee
(5)	Member, Audit Committee and Compensation Committee
(6)	Member, Corporate Governance and Nominating Committee
(7)	Member, Audit Committee, Compensation Committee and Chairman of Strategic Planning Committee
(8)	Member, Corporate Governance and Nominating Committee

The following is a brief discussion of the business and banking background and experience of Independent’s current directors and executive officers. The business and banking background and experience of each of the director nominees for election to Independent’s board of directors are set forth in the section entitled “Independent Proposal Three—Election of Directors” on page 136 above. Other than as described above and below, no director or director nominee has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or with any of Independent’s executive officers. All officers of Independent are elected annually by the Independent board and serve at the discretion of the Independent board.

David R. Brooks. David R. Brooks is Chairman of the Independent board, Chief Executive Officer, President and a director of Independent, positions he has held since Independent was formed in 2002. Mr. Brooks began his banking career in the early 1980s with a large regional bank and has been active in community banking since he led the investor group that acquired Independent Bank in 1988. Mr. Brooks has previously served as a board member of the Independent Bankers Association of Texas. He currently serves on the board of directors of Capital Southwest Corporation and on the Board of Trustees of Houston Baptist University, and previously served as the Chairman of the Board of Noel-Levitz, Inc., a higher education consulting firm, from 2009 to 2014 and as Chief Financial Officer at Baylor University from 2000 to 2004. Mr. Brooks previously served on the McKinney City Council, as President of the Board of Trustees of the McKinney Independent School District, and on the McKinney Economic Development Corporation Board and the McKinney Chamber of Commerce Board. David R. Brooks is the brother of Daniel W. Brooks. Mr. Brooks’ qualifications to serve on Independent’s board of directors include his extensive experience managing and overseeing the operations and growth of Independent and Independent Bank during his tenure as Chairman and Chief Executive Officer of Independent.

Daniel W. Brooks. Daniel W. Brooks is Vice Chairman, Chief Risk Officer and a director of Independent. He has served as Vice Chairman and a director of Independent since 2009 and as Chief Risk Officer of Independent since April 2013. He previously served as President and a director of Independent from 2002 to 2009 and has functioned as Independent’s Chief Credit Officer throughout his tenure. Mr. Brooks began his banking career in the early 1980s with a large regional bank and has been active in community banking since the late 1980s. Mr. Brooks has served in numerous leadership roles in the Collin County community, including service as Chairman of the Board for Medical Center of McKinney and on the boards of directors of McKinney Christian Academy and the McKinney Education Foundation. Daniel W. Brooks is the brother of David R. Brooks. Mr. Brooks’ qualifications to serve on Independent’s board of directors include his extensive experience in the banking industry, and specifically as an executive officer and director of Independent.

Brian E. Hobart. Brian E. Hobart is Vice Chairman and Chief Lending Officer of Independent. From 2009 to 2013, he served as President and as a director of Independent and Independent Bank while also functioning as Independent’s Chief Lending Officer. Mr. Hobart was one of the founders of IBG Central Texas and served as its President and as a director from 2004 until it was combined with Independent in 2009. Prior to joining IBG Central Texas, he served as a senior officer of other Waco banks since the early 1990s. Mr. Hobart has served in various volunteer roles over his career with an emphasis on children.

Michelle S. Hickox. Michelle S. Hickox is Executive Vice President and Chief Financial Officer of Independent. Prior to joining Independent in May 2012, Ms. Hickox was an audit partner with McGladrey LLP (now known as RSM US LLP), the fifth largest public accounting firm in the United States. Over her twenty-two year career in public accounting, Ms. Hickox provided audit, financial reporting, internal control assistance and training to community banks and was a designated financial institution specialist within McGladrey LLP. Ms. Hickox is a licensed certified public accountant and is a member of the AICPA, the Texas Society of Certified Public Accountants and the Dallas CPA Society.

James C. White. James C. White is the Executive Vice President and Chief Operations Officer of Independent, joining Independent in April 2016. He has over thirty years’ experience in the banking industry and has held a variety of management positions in finance, operations, product development, strategic planning, compliance and information technology. Prior to joining Independent, Mr. White served as Executive Vice President and Chief Operating Officer of Fischer & Company, a global corporate real estate firm that provides consulting, brokerage, and technology solutions to many Fortune 500 companies from July 2015 to April 2016. Prior to Fischer, Mr. White served as Executive Vice President and Chief Operations Officer of Texas Capital Bank from February 2000 to June 2015 where he directed key operational areas and introduced and managed changes which supported growth for that bank. Mr. White holds a bachelor’s of science degree from the University of North Texas in business and control systems, and is certified in Six Sigma, a Certified Treasury Professional and a current member of the Association of Financial Professionals.

Jan C. Webb. Jan C. Webb is Corporate Secretary of Independent. Ms. Webb previously served as Executive Vice President and Secretary of Independent and Executive Vice President, Senior Operations Officer and Secretary of Independent Bank from April 2013 to April 2016, and as Executive Vice President, Chief Operations Officer and a director of Independent from May 2012 to April 2013. Prior to May 2012, Ms. Webb served as Executive Vice President, Chief Financial Officer and a director of Independent since it was formed in 2002 and served in various positions, including Executive Vice President and Cashier and as Chief Financial Officer, at Independent Bank since 1988. Ms. Webb has over thirty years of experience in the banking industry, including approximately twenty-eight years of experience with Independent’s management team. She is active in her church, serving on various committees, including the finance committee.

Douglas A. Cifu. Douglas A. Cifu is a member of the board of directors of Independent, joining the board in 2008. Mr. Cifu is the Chief Executive Officer of Virtu Financial LLC, a global electronic market making firm.

He had previously served as President and Chief Executive Officer of Virtu Financial since 2008 when he co-founded the business with Independent’s largest shareholder, Vincent Viola. Mr. Cifu also has served as the President and Chief Operating Officer of Virtu Management LLC since 2008. Prior to the founding of Virtu Financial LLC in 2008, Mr. Cifu was a partner at the international law firm of Paul, Weiss, Rifkind, Wharton & Garrison, LLP, where he served as Deputy Chairman of the Corporate Department, Head of the Private Equity Group and a member of the firm’s Management Committee. Mr. Cifu’s qualifications to serve on Independent’s board of directors include his extensive experience representing and working with publicly traded companies and his experience as a director of Independent.

William E. Fair. William E. Fair is a member of the board of directors of Independent. He joined the board when IBG Central Texas was combined with Independent in 2009, prior to which he served as a director of IBG Central Texas beginning in 2007. Mr. Fair has served as the Chairman and Chief Executive Officer of Home Abstract and Title Company, a title insurance agency located in Waco, Texas, since 1984 and has served on the board of directors of Capstone Mechanical, LLC since 2005. He also serves on the board of trustees of Hillcrest Baptist Medical Center, Scott & White Healthcare, further serving as Chairman of the Board of Development for that organization. Mr. Fair’s qualifications to serve on Independent’s board of directors include his extensive experience in the real estate industry and his experience as a director of Independent, Independent Bank and IBG Central Texas.

Craig E. Holmes. Craig E. Holmes is a member of the board of directors of Independent, joining the board in February 2013. Mr. Holmes currently serves as the Senior Vice President at Global Power Equipment Group, Inc., an engineering and construction company. He also serves on the board of directors of Hobi International, Inc., a certified IT asset management company, joining the board in August 2009. He previously served as Chief Financial Officer of Goodman Networks Incorporated, a telecommunications services company, from December 2014 to March 2015 and as Chief Financial Officer of Sizmek, Inc., formerly Digital Generation, Inc., a global advertising campaign management company, from October 2012 until December 2014. Mr. Holmes also previously served as Executive Vice President and Chief Financial Officer of Quickoffice, Inc., a mobile software company, from 2011 to 2012, and provided advisory and consulting services to the board of directors and management and led the finance functions for Enfora, Inc., a global manufacturing and software development company, from 2009 to 2011. Prior to 2009, Mr. Holmes held executive positions at several public and private companies. Mr. Holmes was a partner at Arthur Andersen, a national public accounting firm, where he worked from 1982 to 1995. Mr. Holmes holds a Masters and BBA from Texas Tech University. He served on the University of Texas at Dallas School of Management Board of Advisors from January 2003 to December 2009 and the Dallas Summer Musicals Board of Directors from December 2004 to January 2010. Mr. Holmes’ qualifications to serve on Independent’s board of directors include his extensive experience as chief financial officer of publicly traded companies, and his experience in finance, accounting and executive management.

J. Webb Jennings, III. J. Webb Jennings, III is a member of the board of directors of Independent, joining the board in April 2014 in connection with Independent’s acquisition of BOH Holdings, Inc. and its subsidiary, Bank of Houston. Mr. Jennings founded Salt Investment Partners in January 2016 to focus on direct investing in lower, middle-market companies. He previously served as a vice president at Hancock Park Associates, a middle-market private equity firm with offices in Houston, Texas, and Los Angeles, California, from 2007 to 2015. Mr. Jennings served on the Bank of Houston board of directors since that bank was formed in 2005 as well as the BOH Holdings board of directors. He currently serves on the boards of directors of Alloy Merchant Finance, Automation Technology, Inc., and a privately held, diversified investment company. Mr. Jennings also serves on the boards of directors of several Houston based charitable organizations and foundations. Mr. Jennings graduated with a B.A. from The University of Texas and an M.B.A. from Southern Methodist University. Mr. Jennings’ qualifications to serve on Independent’s board of directors include his extensive business experience in Houston and his experience as a director of BOH Holdings, Bank of Houston, and Independent.

Donald L. Poarch. Donald L. Poarch is a member of the board of directors of Independent, joining the board in April 2014 in connection with Independent’s acquisition of BOH Holdings, Inc. and its subsidiary, Bank of Houston. Mr. Poarch has been a partner and co-owner of The Sprint Companies since 1976. The Sprint Companies are a diverse group of approximately ten different companies operating throughout the Texas Gulf Coast area. He had been a member of the BOH Holdings board of directors since 2008, and its chairman since 2012, and he was a member of the Bank of Houston’s board of directors since 2005, and its chairman since 2012, until the BOH Holdings merger was completed in April 2014. In the past 25+ years, Mr. Poarch has bought, sold and grown more than twenty companies. Mr. Poarch currently serves on the boards of directors for Keep Houston Beautiful and the Houston Clean City Commission. Mr. Poarch attended The University of Texas at Austin and is currently active in various civic and charitable foundations. Mr. Poarch’s qualifications to serve on Independent’s board of directors include his extensive experience in the Houston business community and his experience as a director of BOH Holdings, Bank of Houston, and Independent.

G. Stacy Smith. G. Stacy Smith is a member of the board of directors of Independent, joining the board in February 2013. Mr. Smith is the Managing Partner of SCW Capital, L.P., a private equity hedge fund focusing on financial and energy sectors, a position he has held since August 2013. Mr. Smith is also co-founder and an active partner in Trinity Investment Group, which invests in private equity, public equity and hard assets. In addition, he serves as an advisor of EAW Energy Partners, an oil and gas minerals acquisition firm. In 1997, Mr. Smith co-founded Walker Smith Capital, a long/short equity hedge fund based in Dallas, Texas, and he served as portfolio manager of that firm for sixteen years. From 1994 through 1996, Mr. Smith was a co-founder and manager of Gryphon Partners, a long/short equity hedge fund focused on small and mid-cap domestic equities. He started his investment career as an energy analyst at Wasserstein Perella & Co., an international investment bank. Mr. Smith is a member of the Salesmanship Club of Dallas, an association of business professionals that supports local charitable organizations. Mr. Smith’s qualifications to serve on Independent’s board of directors include his extensive experience in overseeing the management of investment firms, his knowledge of the Texas banking market and his experience as a director of Independent.

Michael T. Viola. Michael T. Viola is a member of the board of directors of Independent, joining the board in February 2013. Mr. Viola is an energy and commodities futures trader at Virtu Financial LLC, a global electronic market making firm that employs advanced proprietary technologies to trade on electronically accessible financial exchanges and market centers worldwide that he joined in 2010, serving as an executive assistant and a project manager. Mr. Viola also served on the board of a family-founded nonprofit organization focused on Catholic education initiatives in inner-city communities from 2010 to 2011. Mr. Viola is the son of Independent’s largest shareholder, Vincent Viola. Mr. Viola’s qualifications to serve on Independent’s board of directors include his knowledge of financial markets, his familiarity with Independent given his family’s ownership of Independent Bank over the past twenty-seven years, and his experience as a director of Independent.

Independent Board and Committee Matters

Director Independence

Under the rules of the NASDAQ Global Select Market, independent directors must comprise a majority of Independent’s board of directors. The rules of the NASDAQ Global Select Market, as well as those of the SEC, also impose several other requirements with respect to the independence of directors.

Independent’s board of directors has evaluated the independence of its members based upon the rules of the NASDAQ Global Select Market and the SEC. Applying these standards, the board of directors has affirmatively determined that, with the exception of David R. Brooks and Daniel W. Brooks, each of Independent’s directors is an independent director, as defined under the applicable rules. The board of directors determined that each of David R. Brooks and Daniel W. Brooks does not qualify as an independent director because of his position as an executive officer of Independent or Independent Bank.

Independent Board Leadership Structure

David R. Brooks currently serves as Independent’s Chairman of the Independent board, Chief Executive Officer and President. Mr. Brooks has served as Independent’s Chairman of the Independent board and Chief Executive Officer since the inception of Independent in 2002. Mr. Brooks’ primary duties are to lead Independent’s board of directors in establishing Independent’s overall vision and strategic plan and to lead Independent’s management in carrying out that plan. While Independent recognizes the inherent conflict of interest that arises when the positions are held by one person, Independent believes that the overall benefit of Mr. Brooks’ leadership in these roles outweighs any potential disadvantage of this structure. Independent’s lead independent director is Douglas A. Cifu who has served in this role since 2013. As lead independent director, Mr. Cifu serves as a liaison between the Chairman and the independent directors, presides over executive sessions of the independent directors, and consults with the Chairman on major corporate decisions.

Independent has also structured its management team to mitigate the corporate governance risk related to the multiple positions held by David R. Brooks. Daniel W. Brooks, Independent’s Vice Chairman and Chief Risk Officer, is responsible for overseeing Independent’s credit function, the most important component of Independent’s operations. By having other executive officers with separate and distinct roles, Independent believes that it will obtain benefits similar to the benefits of having a separate Chairman and Chief Executive Officer.

Independent Board Committees

In February 2013, Independent’s board of directors established standing committees at the Independent level in connection with the discharge of its responsibilities. These committees include an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, and a Strategic Planning Committee.

In the future, Independent’s board of directors also may establish such additional committees as it deems appropriate, in accordance with applicable law and regulations and its certificate of formation and bylaws.

Independent Audit Committee

General

The members of Independent’s Audit Committee are Craig E. Holmes (Chairman), G. Stacy Smith and J. Webb Jennings III. Independent’s board of directors has evaluated the independence of each of the members of the Audit Committee and has affirmatively determined that (i) each of the members meets the definition of an “independent director” under NASDAQ Global Select Market rules, (ii) each of the members satisfies the additional independence standards under applicable SEC rules for audit committee service and (iii) each of the members has the ability to read and understand fundamental financial statements. In addition, the board of directors has determined that Mr. Holmes also qualifies as a financial expert and has the required financial sophistication due to his experience and background, which NASDAQ Global Select Market rules require at least one such Audit Committee member have.

Independent’s Audit Committee has responsibility for, among other things:

•	selecting and reviewing the performance of Independent’s independent auditors and approving, in advance, all engagements and fee arrangements;

•	reviewing the independence of Independent’s independent auditors;

•	reviewing actions by management on recommendations of the independent auditors and internal auditors;

•	meeting with management, the internal auditors and the independent auditors to review the effectiveness of Independent’s system of internal control and internal audit procedures;

•	reviewing Independent’s earnings releases and reports filed with the SEC;

•	reviewing reports of bank regulatory agencies and monitoring management’s compliance with recommendations contained in those reports; and

•	handling such other matters that are specifically delegated to the Audit Committee by Independent’s board of directors from time to time.

Independent’s Audit Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Audit Committee is available on Independent’s website at www.ibtx.com.

Report of the Independent Audit Committee

Explanatory Note regarding the following Report of the Independent Audit Committee: Independent has not filed with the SEC its Annual Report on Form 10-K for the year ended December 31, 2016, which will contain Independent’s consolidated financial statements as of and for the year ended December 31, 2016 and the accompanying notes thereto and the report of RSM US LLP, Independent’s independent registered public accounting firm, regarding RSM US LLP’s audit of those consolidated financial statements. Independent is not required to file such annual report on Form 10-K with the SEC until March 16, 2017. Independent’s consolidated financial statements as of and for the year ended December 31, 2015, are the audited consolidated financial statements of Independent most recently published by Independent and those consolidated financial statements, the accompanying notes thereto and the report of RSM US LLP relating to its audit of those consolidated financial statements appear in Independent’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed by Independent with the SEC and which is incorporated by reference in this joint proxy statement/prospectus. Consequently, the report of the Audit Committee of the board of directors of Independent set forth below reports on Independent’s Audit Committee’s actions with respect to the preparation of the Independent’s consolidated financial statements as of and for the year ended December 31, 2015, the audit thereof and Independent’s Audit Committee’s recommendation that such consolidated financial statements as of and for the year ended December 31, 2015 be included in Independent’s Annual Report on Form 10-K for the year ended December 31, 2015.

The Audit Committee oversees Independent’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in this joint proxy statement/prospectus with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with RSM US LLP (formerly known as McGladrey LLP), the independent registered public accounting firm to Independent, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgment as to the quality, not just the acceptability, of Independent’s accounting principles, the matters required to be discussed by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including those matters required to be discussed by Auditing Standard No. 16, Communication with Audit Committees. In addition, the Audit Committee has discussed with RSM US LLP the auditors’ independence from management and Independent, including the matters in the written disclosures and the letter from RSM US LLP required by applicable professional and regulatory standards, including those of the Public Company Accounting Oversight Board, and considered the compatibility of nonaudit services with the auditors’ independence.

The Audit Committee discussed with RSM US LLP their audit of Independent’s 2015 financial statements. The Audit Committee meets with RSM US LLP, with and without management present, to discuss the results of their examinations, their evaluations of Independent’s internal controls, and the overall quality of Independent’s financial reporting. The Audit Committee held ten (10) meetings during fiscal year 2015.

The Audit Committee recommended to Independent’s board of directors (and the board of directors approved) that the audited financial statements be included in the annual report to shareholders on Form 10-K for the prior fiscal year for filing with the SEC.

Respectfully submitted,

AUDIT COMMITTEE

of the Board of Directors

Craig E. Holmes, Audit Committee Chairman

Jack M. Radke, Audit Committee Member

G. Stacy Smith, Audit Committee Member

Independent Auditors

The Independent Audit Committee has appointed RSM US LLP (formerly known as McGladrey LLP), as Independent’s independent accountants to audit the consolidated financial statements of Independent for fiscal 2016. RSM US LLP has been Independent’s independent accountants since 2002. RSM US LLP served as Independent’s independent accountants for fiscal 2015 and reported on Independent’s consolidated financial statements for that year, as well as the effectiveness of Independent’s internal controls over financial reporting.

Representatives of RSM US LLP are expected to be in attendance at the Independent special meeting and will be afforded the opportunity to make a statement. The representatives will also be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

The Independent Audit Committee has reviewed the following audit and nonaudit fees that Independent has paid to RSM US LLP for 2015 and 2016 for purposes of considering whether such fees are compatible with maintaining the auditor’s independence. The policy of the Audit Committee is to pre-approve all audit and nonaudit services performed by RSM US LLP before the services are performed, including all of the services described under “Audit Fees,” “Audit Related Fees,” “Tax Fees” and “All Other Fees” below.

Audit Fees. Estimated fees billed for service rendered by RSM US LLP for the reviews of Independent’s quarterly reports filed on Form 10-Q, the audit of the consolidated financial statements of Independent and services provided for other SEC filings were $428,200 and $316,500 for 2015 and 2016, respectively. Fees totaling $170,000 for the 2016 audit are expected to be billed in 2017.

Audit-Related Fees. Aggregate fees billed for all audit-related services rendered by RSM US LLP were $25,000 and $26,000 for 2015 and 2016, respectively. Such services included an audit of Independent’s 401(k) plan.

Tax Fees. Aggregate fees billed for permissible tax services rendered by RSM US LLP consisted of $6,070 and $1,850 for 2015 and 2016, respectively. These amounts include tax strategy services, assistance in responding to an audit of federal income tax returns and local tax compliance services.

All Other Fees. Aggregate fees billed for all other services rendered by RSM US LLP consisted of none and $53,173 for 2015 and 2016, respectively. Such other services included a Fair Lending review.

Independent Audit Committee Pre-Approval Policy

The Independent Audit Committee has established a policy and related procedures regarding the pre-approval of all audit, audit-related and nonaudit services to be performed by Independent’s independent auditors. The Audit Committee will approve the maximum aggregate amount of the costs that may be incurred under a general pre-approval of certain audit services. Any proposed audit services for which the cost to Independent would exceed these levels or amounts, or services that have not received general pre-approval, requires specific pre-approval by the Audit Committee.

The term of any general pre-approval is twelve (12) months from the stated date of pre-approval, unless the Audit Committee considers a different period and specifically states otherwise. The Audit Committee annually reviews and pre-approves the services, and the associated cost levels or budgeted amounts, that may be provided by its independent auditor without obtaining specific pre-approval from the Audit Committee. The Audit Committee adds to or subtracts from the list of general pre-approved services from time to time, based on subsequent determinations.

In addition to the annual audit services engagement approved by the Audit Committee, the Audit Committee may grant general pre-approval for audit-related services and other audit services. Unless granted general pre-approval, all audit-related services and other audit services must be specifically pre-approved by the Audit Committee. All nonaudit services must be specifically pre-approved by the Audit Committee. Independent’s independent auditor may not be engaged to provide any service that is prohibited by applicable law to be provided to an audit client by an independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. All requests or applications for services to be provided by the independent auditor that do not require specific approval by the Audit Committee will be submitted to the Chief Financial Officer of Independent. The Chief Financial Officer will determine, upon consultation with the chairman of the Audit Committee, whether such services are included within the list of services that have received the general pre-approval of the Audit Committee.

Independent Compensation Committee

The members of Independent’s Compensation Committee are currently William E. Fair (Chairman), G. Stacy Smith and J. Webb Jennings, III. Independent’s board of directors has evaluated the independence of each of the members of the Compensation Committee and has affirmatively determined that each meets the definition of an “independent director” under NASDAQ Global Select Market rules.

Independent’s board of directors has determined that each of the members of the Compensation Committee qualifies as a “nonemployee director” within the meaning of Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

None of the directors who served on the Compensation Committee at any time during fiscal 2015 were officers or employees of Independent or were former officers or employees of Independent. Further, none of the directors who served on the Compensation Committee at any time during fiscal 2016 has any relationship with Independent requiring disclosure under “Certain Relationships and Related Person Transactions” below, other than William E. Fair, as described in that section. Finally, no executive officer of Independent serves, or in the past fiscal year has served, as a member of the compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on Independent’s Compensation Committee. Independent’s Compensation Committee has responsibility for, among other things:

•	reviewing, monitoring and approving Independent’s overall compensation structure, policies and programs (including benefit plans) and assessing whether the compensation structure establishes appropriate incentives for Independent’s executive officers and other employees and meets Independent’s corporate objectives;

•	determining the annual compensation of Independent’s named executive officers as noted in “Executive Compensation and Other Matters”;

•	reviewing the compensation decisions made by Independent’s named executive officers with respect to Independent’s other executive officers;

•	overseeing the administration of Independent equity plans and other incentive compensation plans and programs and preparing recommendations and periodic reports to Independent’s board of directors relating to these matters; and

•	handling such other matters that are specifically delegated to the Compensation Committee by Independent’s board of directors from time to time.

From time to time, the Compensation Committee may, by resolution of the Compensation Committee, delegate to one or more other committees of the board of directors of Independent separate but concurrent authority, to the extent specified in such resolution, to administer such plans with respect to employees of Independent and its subsidiaries and consultants who are not subject to the short-swing profit restrictions of Section 16(b) of the Exchange Act.

Since 2013, the Compensation Committee has engaged Johnson Associates, Inc. (“Johnson Associates”) as an independent compensation consultant. Johnson Associates has and continues to advise the Compensation Committee on a variety of matters regarding executive compensation, including compensation levels, incentive awards and plans, and performance awards and plans, and conducts analyses and performance measures when requested by the Compensation Committee. Other than its engagement through the Compensation Committee, Johnson Associates does not perform and has never performed any other services for Independent.

Independent’s Compensation Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Compensation Committee is available on Independent’s website at www.ibtx.com.

Independent Compensation Committee Interlocks and Insider Participation

During 2016, no executive officer of Independent served as (1) a member of a compensation committee (or other Independent board committee performing equivalent functions or, in the absence of any such committee, the entire Independent board) of another entity, one of whose executive officers served on Independent’s Compensation Committee, (2) a director of another entity, one of whose executive officers served on Independent’s Compensation Committee or (3) a member of the compensation committee (or other Independent board committee performing equivalent functions or, in the absence of any such committee, the entire Independent board) of another entity, one of whose executive officers served as a director of Independent. In addition, none of the members of the Compensation Committee (a) was an officer or employee of Independent or any of its subsidiaries in 2016, (b) was formerly an officer or employee of Independent or any of its subsidiaries or (c) had any relationship that required disclosure under “Certain Relationships and Related Transactions,” except as is disclosed under such section for William E. Fair.

Independent Corporate Governance and Nominating Committee

The members of Independent’s Corporate Governance and Nominating Committee are Douglas A. Cifu (Chairman), Michael T. Viola and Donald L. Poarch. Independent’s board of directors has evaluated the independence of each of the members of the Corporate Governance and Nominating Committee and has affirmatively determined that each meets the definition of an “independent director” under NASDAQ Global Select Market rules.

Independent’s Corporate Governance and Nominating Committee has responsibility for, among other things:

•

recommending persons to be selected by Independent’s board of directors as nominees for election as directors and to fill any vacancies on Independent’s board of directors; provided that if this Committee is not comprised solely of independent directors under the NASDAQ Global Select Market rules, the Committee shall make its recommendations to the independent members of Independent’s board of directors, who, in turn, shall nominate persons to be selected by Independent’s board of directors as nominees for election as directors and to fill any vacancies on Independent’s board of directors;

•	monitoring the function of Independent’s standing committees and recommending any changes, including the creation or elimination of any committee;

•	developing, reviewing and monitoring compliance with Independent’s corporate governance guidelines;

•	reviewing and approving all related person transactions for potential conflicts of interest situations on an ongoing basis;

•	reviewing annually the composition of Independent’s board of directors as a whole and making recommendations; and

•	handling such other matters that are specifically delegated to the Corporate Governance and Nominating Committee by Independent’s board of directors from time to time.

Independent’s Corporate Governance and Nominating Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Corporate Governance and Nominating Committee is available on Independent’s website at www.ibtx.com.

In carrying out its functions, the Corporate Governance and Nominating Committee has developed the following qualification criteria for all potential nominees for election, including incumbent directors, board nominees and shareholder nominees:

•	integrity and high ethical standards in the nominee’s professional life;

•	sufficient educational and professional experience, business experience or comparable service on other boards of directors to qualify the nominee for service on Independent’s board of directors;

•	evidence of leadership and sound judgment in the nominee’s professional life;

•	whether the nominee is well recognized in the community and has a demonstrated record of service to the community;

•	a willingness to abide by any published code of conduct or ethics for Independent; and

•	a willingness and ability to devote sufficient time to carrying out the duties and responsibilities required as a member of Independent’s board of directors.

Governance and Nominating Committee evaluates potential nominees for Independent’s board of directors to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and determines whether they are “independent” in accordance with NASDAQ Global Select Market rules (to ensure that, at all times, at least a majority of Independent’s directors are independent). Although Independent does not have a separate diversity policy, the committee considers the diversity of Independent’s directors and nominees in terms of knowledge, experience, skills, expertise and other demographics that may contribute to the board of directors.

Prior to nominating or, if applicable, recommending to the independent members of Independent’s board of directors, an existing director for re-election to the board of directors, the Corporate Governance and Nominating Committee will consider and review the following attributes with respect to each existing director:

•	attendance and performance at meetings of Independent’s board of directors and the committees on which such director serves;

•	length of service on Independent’s board of directors;

•	experience, skills and contributions that the existing director brings to Independent’s board of directors;

•	independence and any conflicts of interest; and

•	any significant change in the director’s status, including the attributes considered for initial membership on Independent’s board of directors.

Director Nominations

Independent’s board of directors does not have a policy with respect to the consideration of any director candidates recommended by shareholders. All recommended candidates will be considered by the Corporate Governance and Nominating Committee of the board of directors for nomination.

A notice of a shareholder to make a nomination of a person for election as a director of Independent must be made in writing and received by the Corporate Secretary of Independent (i) in the event of an annual meeting of shareholders, not more than one hundred twenty (120) days and not less than ninety (90) days in advance of the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called on a date that is not within thirty (30) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the fifteenth (15) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs; or (ii) in the event of a special meeting of shareholders, such notice shall be received by the Corporate Secretary not later than the close of business on the fifteenth (15) day following the day on which notice of the meeting is first mailed to shareholders or public disclosure of the date of the special meeting was made, whichever first occurs.

Every such notice by a shareholder must set forth:

(i) the name and residence address of the shareholder of Independent who intends to make a nomination or bring up any other matter;

(ii) a representation that the shareholder is a holder of Independent’s voting stock (indicating the class and number of shares owned) and intends to appear in person or by proxy at the meeting to make the nomination or bring up the matter specified in the notice;

(iii) with respect to notice of an intent to make a nomination for the election of a person as a director of Independent, a description of all arrangements or understandings among the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and

(iv) with respect to an intent to make a nomination, such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the board of directors of Independent.

At the meeting of shareholders, the Chairman shall declare out of order and disregard any nomination or other matter not presented in accordance with these requirements.

The shareholder must also submit the nominee’s consent to be elected and to serve. The board of directors may require any nominee to furnish any other information that may be needed to determine the eligibility and qualifications of the nominee. Any recommendations in proper form received from shareholders will be evaluated in the same manner that potential nominees recommended by directors or management are evaluated.

Independent Strategic Planning Committee

The members of the Strategic Planning Committee are G. Stacy Smith (Chairman) and William E. Fair and David R. Brooks. Independent’s board of directors has evaluated the independence of each of the members of the

Strategic Planning Committee and has affirmatively determined that Mr. Smith and Mr. Fair meet the definition of an “independent director” under NASDAQ Global Select Market rules. Mr. Brooks does not meet the definition of an “independent director” under the NASDAQ Global Select Market rules because he is an executive officer of Independent.

Independent’s Strategic Planning Committee has responsibility for, among other things:

•	establishing plans for the growth of Independent, including organic growth plans and strategic acquisitions;

•	identifying new market areas;

•	identifying new management candidates to enhance product and geographic expansion;

•	identifying acquisition targets and developing plans to pursue acquisitions of such identified targets; and

•	reviewing capital and financing levels, financial partners, and ensuring continued access to capital and financing.

Independent’s Strategic Planning Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Strategic Planning Committee is available on Independent’s website at www.ibtx.com.

Code of Conduct; Code of Ethics for Chief Executive Officer and Senior Financial Officers

Independent has a Code of Conduct in place that applies to all of Independent’s directors, officers and employees. The Code of Conduct sets forth the standard of conduct that Independent expects all of Independent’s directors, officers and employees to follow, including Independent’s Chief Executive Officer and Chief Financial Officer. In addition, Independent has a Code of Ethics for the Chief Executive Officer and Senior Financial Officers that applies to each of Independent’s senior executive officers, including Independent’s Chief Executive Officer and Chief Financial Officer, and sets forth specific standards of conduct and ethics that Independent expects from such individuals in addition to those set forth in the Code of Conduct. Independent’s Code of Conduct and Independent’s Code of Ethics for the Chief Executive Officer and Senior Financial Officers is available on Independent’s website at www.ibtx.com. Independent expects that any amendments to the Code of Conduct or the Code of Ethics for the Chief Executive Officer and Senior Financial Officers, or any waivers of their respective requirements, will be disclosed on Independent’s website, as well as any other means required by NASDAQ Global Select Market rules or the SEC.

Corporate Governance Guidelines

Independent has adopted Corporate Governance Guidelines to assist Independent’s board of directors in the exercise of its fiduciary duties and responsibilities and to promote the effective functioning of the board of directors and its committees. Independent’s Corporate Governance Guidelines are available on Independent’s website at www.ibtx.com.

INDEPENDENT EXECUTIVE COMPENSATION AND OTHER MATTERS

The individuals who served as Independent’s Chief Executive Officer and Chief Financial Officer during 2015, as well as Independent’s three other most highly compensated executive officers for 2015, are collectively referred to as Independent’s “named executive officers.” Their compensation for 2016, 2015 and 2014 is discussed below.

Summary Compensation Table

The following table sets forth information regarding the compensation paid to each of Independent’s named executive officers for 2016, 2015 and 2014.

Name and Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	All Other Compensation(4)	Total
David R. Brooks, Chairman, President(5) and Chief Executive Officer	2016	$650,000	$670,000	$307,505	$50,888	$1,678,393
	2015	650,000	335,000	340,095	41,636	1,366,731
	2014	650,000	335,000	300,025	568,511	1,853,536

Michelle S. Hickox, Executive Vice President and Chief Financial Officer	2016	$275,000	$200,000	$81,385	$24,070	$580,455
	2015	265,000	100,000	80,022	12,850	457,872
	2014	250,000	90,000	62,484	12,523	415,007

Daniel W. Brooks, Vice Chairman and Chief Risk Officer	2016	$375,000	$350,000	$99,481	$38,974	$863,455
	2015	375,000	175,000	100,028	34,622	684,650
	2014	350,000	160,000	87,478	303,409	900,887

Brian E. Hobart, Vice Chairman and Chief Lending Officer	2016	$350,000	$330,000	$90,448	$51,390	$821,838
	2015	350,000	165,000	90,041	38,612	643,653
	2014	325,000	150,000	81,229	261,758	817,987

James C. White, Executive Vice President and Chief Operations Officer(6)	2016	$165,625	$100,000	$417,360	$15,512	$698,497

James D. Stein, former Vice Chairman and Chief Executive Officer-Houston Region(7)	2016	$133,333	$—	$81,385	$764,020	$978,738
	2015	400,000	170,000	90,041	52,137	712,178
	2014	283,333	170,000	3,465,000	2,034,462	5,952,795

(1)	The amounts shown in this column represent salaries earned during the fiscal year shown.
(2)	The amounts of bonuses for each year shown were cash bonuses earned for that year, but that were paid in the following fiscal year.
(3)	The market values of the outstanding stock awards presented as of December 31, 2016, 2015 and 2014, are based on the market value of Independent’s common stock on the date of the grant which was $29.91 on January 29, 2016, and $31.21 on January 31, 2015 and $50.80 on January 31, 2014.
(4)	Includes 401(k) contributions, health and welfare benefits, restricted stock related payments, insurance premiums and certain perquisites and other benefits. Other than certain restricted stock related payments and other compensation to Mr. Stein described in Footnote 7 below, none of these components of All Other Compensation exceeded $25,000 in any one year.
(5)	Mr. Brooks became President of Independent on October 3, 2016.
(6)	Mr. White joined Independent as Chief Operations Officer effective April 21, 2016 and the salary shown was received for the portion of the year in which he was employed by Independent during 2016. Such salary accrued at a rate of $265,000 per annum. As a result of Mr. White being an executive officer of Independent for only 2016, only his compensation for 2016 is disclosed herein.
(7)

Mr. Stein ceased to be an executive officer of Independent on April 21, 2016. However, his compensation information is included in this joint proxy statement/prospectus in accordance with SEC rules. Mr. Stein joined Independent as Vice Chairman of Independent and Chief Executive Officer-Houston Region in April 2014. He resigned from those positions and terminated his employment with Independent on April 21, 2016. Mr. Stein’s salary under such employment agreement accrued at a rate of $400,000 per annum. The salary shown for 2014 was received for the portion of the year in which he was employed by Independent during 2014. In 2014, Mr. Stein received the stock award shown and a $2,000,000 cash payment, which is included in All Other Compensation for 2014 pursuant to the employment agreement he entered into upon joining Independent. Pursuant to a separation agreement entered into between Independent and Mr. Stein in connection with his termination of his employment with Independent, Independent continued to pay Mr. Stein’s salary for the remainder of 2016 and paid his annual incentive bonus of $260,000 for 2016, along with certain other benefits (which salary and bonus payments and other benefits are included in All Other Compensation) for 2016. Under such separation agreement, Independent will pay Mr. Stein an amount equal to the pro rata portion of $400,000 through April 15, 2017.

Narrative Discussion of Summary Compensation Table

General. Independent has compensated Independent’s named executive officers through a mix of base salary, cash incentive bonuses, restricted stock grants, and other benefits, including to a limited extent, perquisites. Independent believes the current mix of these compensation elements and the amounts of each element provide Independent’s named executive officers with compensation that is reasonable, competitive within Independent’s markets, appropriately reflects Independent’s performance and their particular contributions to that performance, and takes into account applicable regulatory guidelines and requirements. Each of Independent’s named executive officers is also an officer of Independent Bank and has substantial responsibilities in connection with the day-to-day operations of Independent Bank. As a result, each named executive officer devotes a substantial majority of his or her business time to the operations of Independent Bank, and the compensation he or she receives is paid largely to compensate that named executive officer for his or her services to Independent Bank.

Independent does not maintain any defined benefit plan, actuarial benefit plan, supplemental executive retirement plan or deferred compensation plan for Independent’s named executive officers or any other employees. Moreover, Independent has no plan, agreement or other arrangement with any of Independent’s named executive officers relating to the payments of any amounts upon the retirement of such named executive officer from employment with Independent or any other separation from service with Independent.

Base Salary. The base salaries of Independent’s named executive officers are reviewed annually by the Compensation Committee as part of Independent’s performance review process as well as upon the promotion of an executive officer to a new position or another change in job responsibility. Following this review, the Compensation Committee makes recommendations to Independent’s board of directors, which reviews the recommendation and sets the annual salary. In establishing base salaries for Independent’s named executive officers for 2016, the Compensation Committee relied on external market data obtained from outside sources, including Johnson Associates, the Compensation Committee’s compensation consultant, and the Independent Bankers Association of Texas and other banking industry trade groups. In addition to considering the information obtained from such sources, the Compensation Committee, has considered:

•	each named executive officer’s scope of responsibility;

•	each named executive officer’s years of experience;

•	the types and amount of the elements of compensation to be paid to each named executive officer;

•	Independent’s financial performance and performance with respect to other aspects of Independent’s operations, such as Independent’s growth, asset quality, profitability and other matters, including the status of Independent’s relationship with the banking regulatory agencies; and

•	each named executive officer’s individual performance and contributions to Independent’s performance, including leadership, team work and community service.

Cash Bonuses and Stock Awards. Independent typically has paid a cash bonus and made grants of restricted shares of Company common stock under Independent’s 2013 Equity Incentive Plan to its named executive officers. The Compensation Committee uses annual incentive cash and stock awards to recognize and reward those named executive officers who contribute meaningfully to Independent’s performance for the year. The Compensation Committee has, within its sole discretion, determined whether such cash bonuses will be paid for any year and the amount of any bonus paid as well as determined whether stock awards will be granted for any year and the number of any restricted shares granted. In determining whether to pay annual cash bonuses and make stock awards, the Compensation Committee establishes performance goals for Independent and the executive officer at the beginning of the year and then reviews Independent’s and the executive’s performance at the end of the year to determine the extent to which the pre-established goals have been obtained. Performance measures used by the Compensation Committee in establishing performance goals have included such factors as:

•	the overall financial soundness of Independent (asset quality, risk controls, balance sheet/capital management);

•	Independent’s organic loan and growth and growth through strategic acquisitions;

•	Independent’s profitability (earnings growth and operating efficiencies);

•	the executive’s role in Independent’s achievement of target percentage increases in growth and profitability;

•	the executive’s role in specific strategic and operational functions, such as successful implementation of Independent’s acquisition strategy, overall management of financial reporting, and supervision of Independent’s credit function; and

•	the personal performance of the executive officer and contributions to Independent’s performance for the year, including leadership, team work and community service.

The Compensation Committee also reviews external market data in weighting achievement of performance goals and applies market medians to the level of performance in setting the cash and stock awards. The Compensation Committee also establishes performance measures and sets applicable performance targets for each performance measure with respect to performance-based cash incentive and equity incentive awards under the 2015 Performance Award Plan.

Benefits and Perquisites. Independent’s named executive officers are eligible to participate in the same benefit plans designed for all of Independent’s full-time employees, including health, dental, vision, disability and basic group life insurance coverage. Independent also provides its employees, including its named executive officers, with a 401(k) plan to assist its employees, including its named executive officers, in planning for retirement and securing appropriate levels of income during retirement. The purpose of Independent’s employee benefit plans is to help Independent attract and retain quality employees, including executives, by offering benefit plans similar to those typically offered by Independent’s competitors. Except as described below, none of the perquisites or benefits paid or provided to any of Independent’s named executive officers exceeded $25,000 in amount for 2016, 2015 or 2014.

Independent Bank Group 401(k) Profit Sharing Plan. The Independent Bank Group 401(k) Profit Sharing Plan, or the 401(k) Plan, is designed to provide retirement benefits to all eligible full-time and part-time employees. The 401(k) Plan provides employees the opportunity to save for retirement on a tax-favored basis. Independent’s named executive officers, all of whom were eligible to participate in the 401(k) Plan during 2016, 2015 or 2014, may elect to participate in the 401(k) Plan on the same basis as all other employees. Employees may defer from 1% to 100% of their compensation to the 401(k) Plan up to the applicable IRS limit. Independent matches from 50% to 100% of an employee’s annual contribution to the 401(k) Plan, depending on the employee’s years of service with Independent, up to a total of 6% per annum of the employee’s eligible salary. Independent makes its matching contributions in cash, and that contribution is invested according to the employee’s current investment allocation. Beginning in 2014, the 401(k) Plan began to permit investments in Company common stock. Independent made contributions to its named executive officers’ accounts in the 401(k) plan in 2016, 2015 or 2014 in varying amounts depending on the amounts of the contributions made by the named executive officers to their respective 401(k) Plan accounts.

Health and Welfare Benefits. Independent’s named executive officers are eligible to participate in Independent’s standard health and welfare benefits program, which offers medical, dental, vision, life, accident and disability coverage to all of its eligible employees. Independent does not provide the named executive officers with any health and welfare benefits that are not generally available to its other employees.

Restricted Stock-related Payments. Under Independent’s stock grant plans in effect until April 2013, Independent agreed to pay to the holders of restricted stock granted by Independent a cash amount equal to 25% of the then fair market value of any shares vesting within thirty days after those shares vest. Independent pays that amount to provide the holder of vested shares a source of funds to pay the federal income taxes due with respect to compensation income recognized upon the vesting of the shares. In 2014, Independent’s named executive officers who received such payments in excess of $25,000 and the aggregate amount of such payments were David R. Brooks, $535,315 and Daniel W. Brooks, $271,218. In 2015, no such payments in excess of $25,000 were paid to Independent’s named executive officers. In 2016, the Company paid $30,210 related to payroll taxes on restricted stock vesting for James D. Stein.

Insurance Premiums. Independent Bank maintains bank-owned life insurance policies with respect to each of Independent’s named executive officers. Although Independent Bank is the named beneficiary of each of those policies, Independent has agreed with each of those named executive officers that if the officer dies while employed by Independent Bank, Independent will pay such named executive officer’s estate an amount equal to the amount of that officer’s salary for the year in which his or her death occurs out of the benefits Independent Bank receives under such policy.

Perquisites and Other Compensation. Independent previously provided certain of its named executive officers with a limited number of perquisites that Independent believed were reasonable and consistent with Independent’s overall compensation program to better enable Independent to attract and retain superior employees for key positions. Independent’s board of directors had periodically reviewed the levels of perquisites and other personal benefits provided to named executive officers. Based on this periodic review, perquisites were awarded or adjusted on an individual basis. The perquisites received by Independent’s named executive officers in 2013 included automobile allowances and country club memberships. Independent discontinued awarding such perquisites to its named executive officers in July 2013, except that Independent continues to pay country club membership dues for Mr. Hobart, who was not a named executive officer prior to 2016.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding outstanding unvested stock awards held by the named executive officers as of December 31, 2016. The then outstanding stock awards were shares of restricted stock subject to forfeiture provisions that expire on the fifth anniversary of the date of grant (for awards made in connection with Independent’s initial public offering in 2013) or the third anniversary of the date of the grant (for awards made in subsequent years unrelated to Independent’s initial public offering) so long as the holder of the shares remains employed by Independent or Independent Bank on that date.

	Stock Awards as of December 31, 2016
Name	Number of Shares of Stock that have not Vested(1)	Market Value of Shares of Stock that have not Vested(2)
David R. Brooks	29,755	1,856,712
Michelle S. Hickox	11,241	701,438
Daniel W. Brooks	14,357	895,877
Brian E. Hobart	13,161	821,246
James C. White	12,000	748,800
James D. Stein	20,645	1,288,248

(1)	The following table shows the dates on which the shares of restricted stock shown in the table above vest, i.e., the date on which the forfeiture provisions expire as to the shares of restricted stock held by each of Independent’s named executive officers:

Name	Vesting Dates	Number of Shares to Vest
David R. Brooks	January 31, 2017	9,028
	April 8, 2017	5,120
	January 31, 2018	7,060
	April 8, 2018	5,120
	January 31, 2019	3,427

Michelle S. Hickox	January 31, 2017	2,172
	April 8, 2017	1,600
	May 1, 2017	3,200
	January 31, 2018	1,762
	April 8, 2018	1,600
	January 31, 2019	907

Daniel W. Brooks	January 1, 2017	3,200
	January 31, 2017	2,750
	April 8, 2017	2,560
	January 31, 2018	2,178
	April 8, 2018	2,560
	January 31, 2019	1,109

Brian E. Hobart	January 1, 2017	3,200
	January 31, 2017	2,503
	April 8, 2017	2,240
	January 31, 2018	1,970
	April 8, 2018	2,240
	January 31, 2019	1,008

Name	Vesting Dates	Number of Shares to Vest
James C. White	May 16, 2017	2,400
	May 16, 2018	2,400
	May 16, 2019	2,400
	May 16, 2020	2,400
	May 16, 2021	2,400

James D. Stein(a)	January 15, 2017	10,000
	April 15, 2017	10,645

(a)	Such shares of restricted stock to vest on such dates in accordance with the terms of Mr. Stein’s separation agreement with Independent.
(2)	The market values for the outstanding stock awards presented as of December 31, 2016, are based on a fair market value of Independent’s common stock of $62.40 per share as of December 31, 2016, which was the closing sale price of Independent’s common stock on the NASDAQ Global Select Market on such date.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2016, regarding Independent’s equity compensation plans under which Independent’s equity securities are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	—	N/A	310,394	(1)
Equity compensation plans not approved by security holders	—	N/A	—

(1)	Shares of Company common stock issuable pursuant to the 2013 Equity Incentive Plan.

Director Compensation

The following table sets forth information regarding 2016 compensation for those of Independent’s directors during 2016 who are currently directors and who were not named executive officers of Independent for 2016:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation(2)	Total
M. Brian Aynesworth(3)	$35,000	$27,128	$12,000	$74,128
Douglas A. Cifu	35,000	27,128	—	62,128
William E. Fair	35,000	27,128	—	62,128
Craig E. Holmes	40,000	27,128	—	67,128
J. Webb Jennings, III	30,000	27,128	—	57,128
Donald L. Poarch	30,000	27,128	—	57,128
Jack M. Radke(3)	30,000	27,128	—	57,128
G. Stacy Smith	30,000	27,128	—	57,128
Michael T. Viola	30,000	27,128	—	57,128

(1)	Reflects awards granted for service in 2016.
(2)	Reflects fees received for service on the Independent Bank loan committee.
(3)	Resigned from the Independent board of directors in January 2017.

During 2016, each of Independent’s nonmanagement directors received a cash retainer of $30,000 and an award of shares of restricted stock under the 2013 Equity Incentive Plan with a market value of $27,128, for their service as a director. In addition, the chairman of the Audit Committee of Independent’s board of directors received an additional cash retainer of $10,000 and the chairmen of Independent’s Compensation Committee, Corporate Governance and Nominating Committee and Strategic Planning Committee received an additional cash retainer of $5,000 for their service in those roles. Independent’s directors were reimbursed for the reasonable out-of-pocket expenses they incur in connection with their service as directors, including travel costs to attend the meetings of the board of directors and committees. Independent’s directors who were also Independent’s named executed officers did not receive fees or other compensation for their service as directors of Independent. M. Brian Aynesworth received $1,000 per meeting for serving on Independent Bank’s Loan Committee.

Mr. David R. Brooks and Mr. Daniel W. Brooks, who are directors and executive officers of Independent, do not receive any compensation in their capacity as directors of Independent.

Chief Executive Officer Compensation

The compensation that Independent paid David R. Brooks, Independent’s Chairman and Chief Executive Officer, was reviewed and determined by the Compensation Committee. The compensation paid reflects the Compensation Committee’s view of Mr. Brooks’ continuing contribution to the success of Independent’s operations. That compensation, including Mr. Brooks’ salary for 2016 and his cash bonus and equity awards for 2016, are intended to compensate Mr. Brooks for his successful leadership of Independent and Independent Bank and management of their operations, as reflected by Independent’s growth in assets, deposits and net income, the expansion of Independent’s markets, and the maintenance of Independent’s strong asset quality and credit culture despite volatile economic conditions during 2016.

Agreements and Arrangements with Named Executive Officers

Independent does not have employment agreements with any of Independent’s named executive officers other than Mr. James C. White, an Executive Vice President and Chief Operations Officer of Independent. The other named executive officers of Independent identified herein (other than Mr. James D. Stein, who is no longer employed by Independent) are employees “at will” of Independent. The compensation that Independent pays to its named executive officers other than Mr. White is determined at the discretion of Independent’s board of directors based upon the Compensation Committee’s recommendation.

Mr. White’s employment agreement with Independent is for an indefinite term and may be terminated by either party at any time on thirty days’ prior written notice. The agreement provides for Mr. White to receive a salary of $265,000 per annum and to be eligible to receive an annual incentive bonus if he and Independent attain pre-established performance goals for the year in question. The annual bonus amount will be determined by Independent’s board of directors based on its review of the extent to which the annual performance goals have been attained. The target amount of the annual bonus is approximately 50% of Mr. White’s annual base salary, with any bonus paid being payable 65% in cash and 35% in restricted shares of Independent common stock that will vest if Mr. White remains employed by Independent for three years after the restricted shares are awarded. Mr. White’s employment agreement also provided for the grant of 12,000 restricted shares of Independent common stock to Mr. White that will vest if Mr. White remains employed by Independent for five years after their grant.

In connection with the issuance of the shares of restricted stock Independent issued to Independent’s executive officers and certain senior officers of Independent Bank pursuant to the 2013 Equity Incentive Plan, Independent requires that each recipient of an award enter into an award agreement that includes noncompetition and nonsolicitation covenants. Each such agreement provides that the award recipient will not compete with Independent for a specified period following the termination of his or her employment with Independent or

Independent Bank. Competition for such purposes is defined to include such person acting as an officer, director, manager or employee of, or a consultant to, any bank holding company, bank or other financial institution conducting banking operations in Independent’s market areas in the State of Texas. The periods for which such competition is prohibited is two years for David R. Brooks, one year for each of Daniel W. Brooks, Michelle S. Hickox, Brian E. Hobart and James C. White and three months for those award recipients who are senior officers of Independent Bank. The various award recipients also agree not to solicit other employees or customers of Independent or Independent Bank. The nonsolicitation period for Independent’s executive officers is one year following the termination of their employment with Independent or Independent Bank. The nonsolicitation period for officers of Independent Bank is set by the Compensation Committee for each officer and ranges from three months to one year following termination of employment. In addition, Independent Bank has entered into a separation agreement with Mr. Stein, which continues the confidentiality, noncompetition and nonsolicitation covenants that were in his employment agreement. See “Independent Executive Compensation and Other Matters—Summary Compensation Table” above for information regarding such separation agreement with Mr. Stein.

On July 26, 2016, Independent, entered into Change in Control Agreements (the “Change in Control Agreements”) with David R. Brooks, Chairman, President and Chief Executive Officer, Daniel W. Brooks, Vice Chairman and Chief Risk Officer, Brian E Hobart, Vice Chairman and Chief Lending Officer, and Michelle S. Hickox, Executive Vice President and Chief Financial Officer (each individually, the “Executive”). Each of the Change in Control Agreements provides, among other things, that if, within twelve months following the occurrence of a Change in Control of Independent (as defined in Independent’s 2013 Equity Incentive Plan (the “Plan”)), (a) Independent terminates the Executive’s employment without Cause (as defined in the applicable Change in Control Agreement) or the Executive terminates his or her employment for Good Reason (as defined in the applicable Change in Control Agreement) and (b) the Executive signs and allows to become effective a general release of all known and unknown claims, in favor of Independent and its affiliates, then (i) the Executive will be entitled to a lump sum cash payment in an amount equal to three times the sum, for David R. Brooks, or two times the sum, for Daniel W. Brooks, Brian E. Hobart and Michelle S. Hickox, of (x) the Executive’s current annual base salary, plus (y) the Executive’s target total annual bonus for the year of termination, (ii) all of Executive’s unvested grants of restricted stock will become vested and will no longer be subject to restriction or forfeiture, and (iii) Executive shall continue to be a participant in the Independent Bank Survivor Benefit Plan such that, upon Executive’s death and provided certain thresholds are met, Independent will pay to the Executive’s beneficiary, as a survivor benefit, a single lump sum cash payment equal to the Executive’s annual base salary in effect on the date of the termination of the Executives’ employment. Each of the Change in Control Agreements provides further that the amount of payments and benefits payable to the Executive is subject to reduction to the extent necessary to ensure that such amount does not constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “IRC”). In addition, on April 21, 2016, Independent entered into an employment agreement with James C. White, Executive Vice President and Chief Operations Officer, which provides, among other things, that upon termination of employment within one year of a change in control of Independent, Independent will pay to Mr. White a lump sum cash amount equal to two times Mr. White’s base salary plus the amount of his incentive bonus from the previous year and all of Mr. White’s unvested stock grants from Independent will vest and will no longer be subject to restriction or forfeiture.

Compensation Committee of Independent’s Board of Directors

Historically, Independent Bank’s board of directors has maintained a Compensation Committee that has overseen the compensation for Independent Bank’s senior officers. In February 2013, Independent’s board of directors established a Compensation Committee comprised solely of directors who are independent under SEC rules and the rules for the NASDAQ Global Select Market, including NASDAQ Global Select Market’s rules relating to the independence of the members of Compensation Committees. See “Independent Proposal Three— Election of Directors—Independent Board and Committee Matters—Compensation Committee” for a description of the Compensation Committee’s responsibilities.

In accordance with its charter, the Compensation Committee has the responsibility and authority of establishing the philosophy that underlies Independent’s executive compensation program, for establishing and implementing that program and for reviewing and setting the compensation of each of Independent’s named executive officers and other executive officers. Independent’s board of directors has directed the Compensation Committee, in accordance with its charter, to ensure that Independent’s executive compensation program is designed and executed in a manner necessary to reflect Independent’s executive compensation philosophy, to achieve Independent’s goals and objectives and is consistent with regulatory requirements. Specifically, Independent’s board of directors has directed the Compensation Committee to review Independent’s executive officer compensation program and determine if:

•	Independent’s executive officer compensation is appropriately linked to Independent’s short-term and long-term financial and other performance;

•	the interests of Independent’s executive officers are appropriately aligned with the interests of Independent’s shareholders or can be more appropriately aligned through greater equity ownership by Independent’s executive officers and by having a greater proportion of executive officer compensation tied to Independent’s financial and other performance; and

•	the base salaries and incentive compensation opportunities provided to Independent’s executive officers are competitive with those packages offered by other similarly situated and similarly performing financial institutions.

Independent’s board of directors has also instructed the Compensation Committee to address such other matters relating to Independent’s executive compensation program as they deem appropriate.

At the recommendation of the Compensation Committee, Independent’s board of directors adopted the 2015 Performance Award Plan which was approved by Independent’s shareholders at the 2015 annual meeting. Pursuant to the 2015 Performance Award Plan, executive officers are eligible to receive cash and equity based performance awards based upon the achievement of goals related to the performance of Independent. At the end of each year, the Compensation Committee reviews the level of achievement of the pre-established performance goals. For 2016 and 2015, Independent granted target awards based upon pre-tax net income. The 2016 and 2015 awards are intended to qualify as deductible “performance based” compensation for federal income tax purposes.

Compensation Policies and Practices and Independent’s Risk Management

Independent does not believe that any risks arise from Independent’s compensation policies and practices for Independent’s executive officers and other employees that are reasonably likely to have a material adverse effect on Independent’s operations, results of operations or financial condition.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transaction Review Policy

Independent has adopted a formal written policy concerning related party transactions. A related party transaction is a transaction, arrangement or relationship or a series of similar transactions, arrangements or relationships in which the amount involved exceeds $120,000, in which Independent or one of Independent’s consolidated subsidiaries participates (whether or not Independent or the subsidiary is a direct party to the transaction), and in which a director, nominee to become a director, executive officer or employee of Independent or one of Independent’s consolidated subsidiaries or any of his or her immediate family members or any entity that any of them controls or in which any of them has a substantial beneficial ownership interest has a direct or indirect material interest; or in which any person who is the beneficial owner of more than 5% of Independent’s voting securities or a member of the immediate family of such person has a direct or indirect material interest. A copy of Independent’s policy may be found on Independent’s website at www.ibtx.com.

Independent’s policy requires Independent’s Corporate Governance and Nominating Committee to ensure that Independent maintains an ongoing review process for all related party transactions for potential conflicts of interest and requires that the Corporate Governance and Nominating Committee pre-approve any such transactions or, if for any reason pre-approval is not obtained, to review, ratify and approve or cause the termination of such transactions. Independent’s Corporate Governance and Nominating Committee evaluates each related party transaction for the purpose of recommending to the disinterested members of Independent’s board of directors whether the transaction is fair, reasonable and permitted to occur under Independent’s policy, and should be pre-approved or ratified and approved by Independent’s board of directors. Relevant factors considered relating to any approval or ratification include the benefits of the transaction to Independent, the terms of the transaction and whether the transaction will be or was on an arm’s-length basis and in the ordinary course of Independent’s business, the direct or indirect nature of the related party’s interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. At least quarterly, management will provide Independent’s Corporate Governance and Nominating Committee with information pertaining to related party transactions. Related party transactions entered into, but not approved or ratified as required by Independent’s policy concerning related party transactions, will be subject to termination by us or the relevant subsidiary, if so directed by Independent’s Corporate Governance and Nominating Committee or Independent’s board of directors, taking into account factors as deemed appropriate and relevant. Lending and other banking transactions in the ordinary course of business and consistent with the insider loan provisions of Regulation O of the Federal Reserve are not treated as related party transactions under this policy and, instead, these transactions are monitored and approved, if necessary, by Independent Bank’s board. In addition, any transaction in which the rates or charges are determined by competitive bids are not subject to approval under the policy.

Independent’s directors, officers, beneficial owners of more than 5% of Independent’s voting securities and their associates were customers of and had transactions with Independent in the past, and additional transactions with these persons are expected to take place in the future. All outstanding loans and commitments to loan with these persons were made in the ordinary course of business, were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Independent or Independent Bank and did not involve more than the normal risk of collectability or present other unfavorable features. All such loans are approved by Independent Bank’s board of directors in accordance with the bank regulatory requirements. Similarly, all certificates of deposit and depository relationships with these persons were made in the ordinary course of business and involved substantially the same terms, including interest rates, as those prevailing at the time for comparable depository relationships with persons not related to Independent or Independent Bank.

Related Person Transactions

The following is a description of transactions after 2013 in which Independent has participated and in which one or more of Independent’s directors, executive officers or beneficial holders of more than 5% of Independent’s capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.

Issuance of Warrants

Independent restructured its credit facility with TIB—The Independent Bankers Bank, or TIB, in December 2008. At that time, Independent reallocated its credit facility between senior secured debt and subordinated debt. To complete this restructure, certain shareholders of Independent agreed to purchase $4.5 million in subordinated debt held by TIB in certain circumstances. Independent issued warrants to purchase shares of Independent’s common stock to these shareholders to compensate them for undertaking this credit enhancement risk.

Independent issued the warrants in December 2008 to purchase a total of 150,544 shares, all of which are currently outstanding and currently exercisable. The exercise price is $17.19 per share. The warrants must be exercised by December 23, 2018, and are not assignable. When, if and to the extent the warrants are exercised, Independent will receive additional capital and the number of outstanding shares of Independent’s common stock will increase. The following table lists as of December 31, 2016, the warrants issued to certain of Independent’s directors, executive officers and beneficial holders of 5% of Independent’s voting securities and their respective affiliates:

Shareholder/Directors/Executive Officers	Warrants
Vincent J. Viola	93,091
David R. Brooks	23,270

Issuance of Subordinated Debentures

Since January 2009, Independent has conducted four separate private placements of Independent’s 7% fixed rate subordinated debentures to raise capital to support Independent’s growth and expansion efforts. The material terms of each series of debentures are the same and are as follows:

•	Interest accruing at the rate of 7% per annum, payable quarterly;

•	Principal payments due on the third anniversary of issuance of debentures of the series and then semi- annually over the remaining four years until maturity;

•	Prepayable at Independent’s option and without any prepayment penalty or premium after the third anniversary of issuance of debentures of the series;

•	Maturing on the last day of the seventh year of the term of the series of debenture;

•	Subordinated in right of payment to all existing and future senior debt; and

•	Unsecured with no sinking fund requirement.

The following table lists the aggregate principal amount of debentures purchased by a director and the amount of principal and interest paid from January 1, 2014, through January 15, 2016, at which date the subordinated debentures were paid in full.

Name	Aggregate Principal Amount Purchased(1)	Interest Paid	Principal Paid
M. Brian Aynesworth	$250,000	$41,563	$250,000

(1)	Includes $100,000 held by Mr. Aynesworth’s SEP account. Mr. Aynesworth resigned from the Independent board in January 2017.

Other Transactions

IBG Aircraft. IBG Aircraft Company III, a subsidiary of Independent Bank, or IBG Aircraft, owns an airplane. The Company uses the airplane to facilitate the travel of the Company’s executives for corporate purposes related to the Company’s business. Independent Bank uses the aircraft to facilitate the travel of Independent Bank employees to and from Independent Bank’s locations across Texas. Until December 31, 2013, Independent Bank had an arrangement with Noel-Levitz LLC regarding the use of the airplane. Noel-Levitz is a higher education consulting firm headquartered in Colorado that, until December 31, 2012, was controlled by Vincent Viola and David R. Brooks, the Company’s largest shareholder and the Company’s Chairman of the Board and Chief Executive Officer, respectively. Until August 2014, David R. Brooks served on the board of managers of Noel-Levitz. As part of the arrangement between Independent Bank and Noel-Levitz, David R. Brooks used the airplane for corporate travel related to the business of Noel-Levitz. Noel-Levitz reimbursed Independent Bank for the costs of operation of the airplane (computed on an hourly basis and including fuel, maintenance reserves and other operating costs) as established by Independent Bank’s aviation committee, a joint committee of the Company’s and Independent Bank’s boards of directors comprised of David R. Brooks, Torry Berntsen, William E. Fair and David Wood. The Company believes the terms of this arrangement were at least as favorable to Independent Bank as could have been arranged with an unrelated third party and were in compliance with third party regulations established by bank regulatory agencies. David R. Brooks elects to receive a portion of his cash bonus in the form of personal use of the aircraft. Under this arrangement, the Compensation Committee establishes the cash bonus for Mr. Brooks. Mr. Brooks is then charged a rate per flight hour for use of the aircraft which is established by the aviation committee based upon actual costs of operation of the aircraft. This amount is then charged against Mr. Brook’s bonus amount, reducing the cash portion of the bonus awarded to Mr. Brooks. The Compensation Committee and the joint aviation committee have reviewed and approved this arrangement, and the Company believes that this arrangement is in compliance with third party regulations established by bank regulatory agencies.

Branch Lease. Independent Bank leases its Woodway Branch in Waco from Waco Fairbank Realty, Ltd., of which William E. Fair, one of Independent’s directors, is a limited partner. Independent Bank pays rent of $26.43 per square foot for this 4,787 square foot facility, or $126,497 annually. Additionally, in March 2011, Independent Bank sold a 2,000 square foot office building to Mr. Fair’s IRA. Independent Bank had previously foreclosed on the building and was holding it as ORE. The purchase price was $200,000. Independent Bank had marketed the property with two separate real estate agents that produced offers from unrelated parties for less than $200,000. Mr. Fair’s IRA also paid the closing costs. As part of the transaction, Independent Bank loaned Mr. Fair’s IRA $150,000 at a fixed interest rate of 5.50%. Principal and interest is payable monthly on the basis of fifteen years with a balloon payment due at maturity in May 2016. In December 2011, the loan was modified to lower the interest rate to 4.75% and to extend the maturity date to December 2016. Independent believes that these arrangements are at least as favorable to Independent Bank as could have been arranged with unrelated third parties and are in compliance with third party regulations for transactions with directors and their affiliates established by bank regulatory agencies.

Tax Indemnification Agreements. Independent is party to certain tax indemnification agreements with each of Independent’s existing shareholders. Pursuant to these agreements, Independent has agrees that upon filing any tax return (amended or otherwise), or in the event of any restatement of Independent’s taxable income, in each case for any period during which Independent was an S corporation, Independent will make a payment to each shareholder on a pro rata basis in an amount sufficient so that the shareholder with the highest incremental estimated tax liability (calculated as if the shareholder would be taxable on its allocable share of Independent’s taxable income at the highest applicable federal, state and local tax rates and taking into account all amounts Independent previously distributed in respect of taxes for the relevant period) receives a payment equal to its incremental tax liability. Independent also agrees to indemnify the shareholders for any interest, penalties, losses, costs or expenses (including reasonable attorneys’ fees) arising out of any claim under the agreements.

BENEFICIAL OWNERSHIP OF INDEPENDENT COMMON STOCK BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF INDEPENDENT

The following table sets forth certain information regarding the beneficial ownership of Independent’s common stock as of January 11, 2017, by (1) directors and named executive officers of Independent, (2) each person who is known by Independent to own beneficially 5% or more of Independent’s common stock and (3) all directors and named executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of Independent believes that each person has sole voting and dispositive power over the shares indicated as owned by such person.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Percentage Beneficially Owned(3)
Directors and Executive Officers:
David R. Brooks	883,652	(4)	4.7%
Daniel W. Brooks	156,384	(5)	0.8
Brian E. Hobart	155,037	(7)	0.8
Michelle S. Hickox	19,391		*
James C. White	12,100		*
M. Brian Aynesworth	400,907	(6)	2.1
Douglas A. Cifu	100,534	(8)	*
William E. Fair	215,186	(9)	1.1
Craig E. Holmes	11,579		*
J. Webb Jennings III	40,869		*
Donald L. Poarch	128,264	(10)	*
Jack M. Radke	140,973	(11)	*
G. Stacy Smith	226,400	(12)	1.2
Michael T. Viola	22,678		*

All Directors and Executive Officers as a Group (14 persons)	2,513,954	(13)	13.3%
Principal Shareholders:
5% Security Holders:
Vincent J. Viola	4,723,788	(14)	24.9%

*	Indicates ownership that does not exceed 1%.
(1)	The address of the persons shown in the foregoing table who are beneficial owners of more than 5% of the common stock are as follows: Vincent J. Viola, 1600 Redbud Boulevard, Suite 400, McKinney, Texas 75069.
(2)	Beneficial ownership does not include certain officers’ restricted shares rights granted pursuant to its 2012 Stock Grant Plan which have not vested.
(3)	Ownership percentages reflect the ownership percentage assuming that such person, but no other person, exercises all warrants to acquire shares of our common stock held by such person that are currently exercisable. The ownership percentage of all executive officers and directors, as a group, assumes that all 14 persons, but no other persons, exercise all warrants to acquire shares of our common stock held by such persons that are currently exercisable. The percentages are based upon 18,881,352 shares issued and outstanding as of January 11, 2017.
(4)	Of these shares, 780,382 are held of record by David R. Brooks and 80,000 shares are held of record by trusts for his children of which he and his wife are trustees. Mr. Brooks holds warrants to purchase 23,270 shares, which are included in his total shares, and 400,000 of Mr. Brooks’ shares are pledged as security for bank loans.
(5)	Includes warrants to purchase 4,656 shares and 40,000 shares pledged as security for bank loans.
(6)	Includes warrants to purchase 5,818 shares.

(7)	Includes warrants to purchase 4,218 shares and 22,222 shares pledged to secure bank loans.
(8)	Includes 5,990 shares owned of record by Mr. Cifu and 94,544 shares to be beneficially owned indirectly by Mr. Cifu through his ownership interest in VV-IB, LLC, which entity owns 405,000 shares of Independent common stock previously owned by Vincent Viola individually. VV-IB, LLC is beneficially owned by Mr. Cifu (23.3442%) and Vincent J. Viola (76.6558%). Mr. Viola is the sole managing member of VV-IB, LLC and has sole dispositive and voting power with respect to the shares of common stock of Independent owned by VV-IB, LLC. Mr. Cifu disclaims beneficial ownership of the shares held by VV-IB, LLC.
(9)	Includes 201,449 shares held of record by William E. Fair and 7,919 shares held of record by an IRA of which he is beneficiary. Mr. Fair holds warrants to purchase 5,818 shares which are included in his total shares, and 124,658 shares pledged as security for bank loans.
(10)	Of these shares, 120,000 shares are held of record by Poarch Family Limited Partnership, of which Mr. Poarch is the President of its General Partner, Donald L. Poarch, Inc., and 8,264 shares are held of record by Donald Poarch.
(11)	Of these shares, 122,199 are held of record by Ag-Power, Inc., of which Mr. Radke is the owner, 14,000 shares are held of record by Radke Partners, LP, of which Mr. Radke is the general partner, and 3,027 shares are held of record by Jack Radke. Mr. Radke holds warrants to purchase 1,747 shares, which are included in his total shares and 122,199 shares are pledged as security for bank loans.
(12)	Of these shares, 119,670 shares are held of record by G. Stacy Smith and 21,730 shares are held of record by SCW Partners, LLC of which he is a principal, and 85,000 shares are held of record by SCW Capital LP, of which Mr. Smith is the principal.
(13)	Includes warrants to purchase 45,527 shares.
(14)	Of Mr. Viola’s shares, 405,000 are held of record by VV-IB, LLC. Mr. Viola is the sole managing member of VV-IB, LLC and has full voting and dispositive control over all of these shares. Includes warrants to purchase 93,091 shares.

There are no arrangements currently known to us, the operation of which may at a subsequent date result in a change in control of Independent, except that Independent understands that Vincent Viola, its largest shareholder, is considering certain estate planning transfers, which could result in his son, Michael Viola, who is a director of Independent, having shared voting and dispositive power over certain shares of Independent common stock placed in trust for the benefit of members of Vincent Viola’s family.

Independent’s policies prohibit directors and executive officers from holding shares of Independent common stock in a margin account. This prohibition recognizes the risk that directors or executives may be forced to sell shares to meet a margin call which could negatively impact Independent’s stock price and may violate insider trading laws and policies. However, Independent’s policies do not prohibit the pledge of shares of Independent common stock by directors or executive officers to secure personal indebtedness. The indebtedness incurred by directors and executive officers who have pledged their shares is indebtedness incurred to purchase Independent common stock or for personal reasons and is not part of a hedging strategy to immunize the director or executive officer from economic exposure with respect to Independent’s common stock. Further, the pledge of shares typically does not result in a forced sale by the director or executive officer in the event of default on the loan. Rather, upon default, other arrangements typically are made such as the pledge of additional collateral to secure the loan. Ultimately, if suitable arrangements cannot be made and if the loan remains in default, the lender may foreclose upon and take ownership of the pledged shares. The lender may or may not sell the foreclosed shares. Presumably, the lender would sell the foreclosed shares only under circumstances that would maximize the value of the foreclosed shares. For these reasons, the pledge of shares does not present the same risks as holding shares in a margin account and Independent believes that the pledging of shares of Independent common stock by directors and executive officers does not present undue risk to Independent or its shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on its review of the copies of such report forms received by it with respect to fiscal year 2016, Independent believes that all filing requirements applicable to its directors, executive officers and persons who own more than 10% of a registered class of Independent’s equity securities have been timely complied with in accordance with Section 16(a) of the Exchange Act, except for the following late filings:

•	Filing made by M. Brian Aynesworth in connection with his purchase of common stock on February 2, 2016. The Form 4 was filed with the SEC on February 17, 2016.

•	Filing made by Donald L. Poarch in connection with the purchase of common stock by the Poarch Family Limited Partnership on February 3, 2016. The Form 4 was filed with the SEC on February 12, 2016.

BENEFICIAL OWNERSHIP OF CARLILE COMMON STOCK BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF CARLILE

The following table sets forth certain information regarding the beneficial ownership of Carlile voting common stock as of December 31, 2016, by (1) each director and executive officer of Carlile, (2) each person who is known by Carlile to own beneficially 5% or more of the voting common stock of Carlile, and (3) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of Carlile believes that each person has sole voting and dispositive power over the shares indicated as owned by such person.

Name of Beneficial Owner	Number of Shares of Voting Common Stock		Percentage Beneficially Owned(1)
Principal Shareholders:
LEP Carlile Holdings, LLC	4,080,000	(2)	14.9%
Stone Point Capital LLC	4,080,000	(3)	14.9%
Arlon Capital Partners, LP	3,092,500	(4)	11.3%
HarbourVest Partners, LLC	2,710,900	(5)	9.9%
Directors and Executive Officers:
Rick J. Calhoon	1,030,800	(6)	3.8%
Don E. Cosby	643,568	(7)	2.3%
Laurie Freeman	21,400	(8)	*
Robert W. Gentry	600,000	(9)	2.2%
Mark K. Gormley	—	(10)	*
Kent R. Hance	113,400		*
Curtis F. Harrell	566,900	(11)	2.1%
Max Hefner	92,500	(12)	*
Mindy Hegi	123,823	(13)	*
Mark G. Merlo	—		*
H. Gil Moutray	309,300	(14)	1.1%
Tom C. Nichols	2,133,835	(15)	7.5%
Craig R. Stapleton	206,200	(16)	*
Ben Stribling	257,700	(17)	*
David A. Tanner	—	(18)	*
John M. Tye, III	106,200		*
All Directors and Executive Officers as a Group (16 persons)	6,205,626		21.2%

Indicates ownership that does not exceed 1.00%.
(1)	Ownership percentage is based on 27,452,367 shares of Carlile voting common stock outstanding as of December 31, 2016, plus shares of voting common stock which may be acquired by the beneficial owner within 60 days of December 31, 2016, through the exercise of options, which are identified in the footnotes to this table. Ownership percentage reflects the ownership percentage assuming that such person, but no other person, exercises all options to acquire shares of Carlile voting common stock held by such person that are currently exercisable. The ownership percentage of all directors and executive officers, as a group, assumes that all 16 persons, but no other persons, exercise all options to acquire shares of Carlile voting common stock held by such persons that are currently exercisable.
(2)

Includes 4,080,000 shares of voting common stock directly owned by LEP Carlile Holdings, LLC. Does not include 3,620,100 shares of nonvoting common stock directly owned by LEP Carlile Holdings, LLC. LEP Carlile Holdings, LLC has appointed Mark K. Gormley as its representative on the board of directors of Carlile pursuant to Carlile’s shareholders’ agreement. Lee Equity Partners, LLC is the investment manager of Lee Equity Partners Realization Fund, L.P. and Lee Equity Strategic Partners Realization Fund, L.P. (collectively, the “Funds”). Mr. Gormley is a member and equity owner of the general partner of the Funds.

Mr. Gormley disclaims beneficial ownership of shares held by LEP Carlile Holdings, LLC and the Funds, except to the extent of his or its pecuniary interest therein, if any.
(3)	Includes 4,012,071 shares of voting common stock owned by Trident IV Depository Holdings LLC and 67,929 shares of voting common stock owned by Trident IV PF Depository Holdings LLC. The sole member of Trident IV Depository Holdings LLC is Trident IV, L.P., the general partner of which is Trident Capital IV, L.P. The sole member of Trident IV PF Depository Holdings LLC is Trident IV Professionals Fund, L.P., the general partner of which is Stone Point GP Ltd. Does not include 3,333,561 shares of nonvoting common stock owned by Trident IV Depository Holdings LLC and 56,439 shares of nonvoting common stock owned by Trident IV PF Depository Holdings LLC. The Trident funds have appointed Ambassador Craig R. Stapleton as their representative on the board of directors of Carlile pursuant to Carlile’s shareholders’ agreement. Ambassador Stapleton disclaims beneficial ownership with respect to all shares of common stock indirectly owned by the Trident funds.
(4)	Includes 3,092,500 shares of voting common stock owned directly and indirectly by Arlon Capital Partners, LP, which has appointed David A. Tanner as its representative on the board of directors of Carlile pursuant to Carlile’s shareholders’ agreement. Mr. Tanner disclaims beneficial ownership with respect to all shares of common stock owned directly and indirectly by Arlon Capital Partners, LP.
(5)	Includes 1,807,300 shares of voting common stock owned by HarbourVest Partners 2007 Direct Fund L.P. (“2007 Direct”) and 903,600 shares of voting common stock owned by HarbourVest Partners VIII-Buyout Fund L.P. (“Fund VIII Buyout”). HarbourVest Partners, LLC is the managing member of HarbourVest 2007 Direct Associates LLC, which is the general partner of HarbourVest 2007 Direct Associates L.P., which is the general partner of 2007 Direct. Each of HarbourVest Partners, LLC, HarbourVest 2007 Direct Associates LLC and HarbourVest 2007 Direct Associates L.P. may be deemed to have a beneficial interest in the securities held by 2007 Direct and each disclaims beneficial ownership of the securities held by 2007 Direct, except to the extent of its pecuniary interest which is subject to indeterminable future events. HarbourVest Partners, LLC is the managing member of HarbourVest VIII-Buyout Associates LLC, which is the general partner of HarbourVest VIII-Buyout Associates L.P., which is the general partner of Fund VIII Buyout. Each of HarbourVest Partners, LLC, HarbourVest VIII-Buyout Associates LLC and HarbourVest VIII Buyout Associates L.P. may be deemed to have a beneficial interest in the securities held by Fund VIII Buyout and each disclaims beneficial ownership of the securities held by Fund VIII Buyout, except to the extent of its pecuniary interest which is subject to indeterminable future events. Does not include 192,700 shares of nonvoting common stock owned by 2007 Direct and 96,400 shares of nonvoting common stock owned by Fund VIII-Buyout.
(6)	Includes 1,030,000 shares of voting common stock owned by El Dorado Capital, LLC, which is controlled by Mr. Calhoon.
(7)	Includes options to purchase 498,968 shares of voting common stock.
(8)	Includes options to purchase 17,500 shares of voting common stock.
(9)	Includes 600,000 shares of voting common stock owned by Gentry Family Partners, LTD., which is controlled by Mr. Gentry.
(10)	Does not include 4,080,000 shares of voting common stock owned by LEP Carlile Holdings, LLC. Does not include 3,620,100 shares of nonvoting common stock owned by LEP Carlile Holdings, LLC. LEP Carlile Holdings, LLC has appointed Mr. Gormley as its representative on the board of directors of Carlile pursuant to Carlile’s shareholders’ agreement. Lee Equity Partners, LLC is the investment manager of Lee Equity Partners Realization Fund, L.P. and Lee Equity Strategic Partners Realization Fund, L.P. (collectively, the “Funds”). Mr. Gormley is a member and equity owner of the general partner of the Funds. Mr. Gormley disclaims beneficial ownership of shares held by LEP Carlile Holdings, LLC and the Funds, except to the extent of his or its pecuniary interest therein, if any.
(11)	Includes 515,400 shares of voting common stock owned by Harrell Equity LP and 51,500 shares of voting common stock owned by Harrell Ventures LLC, both of which are controlled by Mr. Harrell.
(12)	Includes options to purchase 52,500 shares of voting common stock.
(13)	Includes options to purchase 108,823 shares of voting common stock.
(14)	Includes 309,300 shares of voting common stock owned by Seven Rivers, Inc., which is controlled by Mr. Moutray.

(15)	Includes options to purchase 1,102,935 shares of voting common stock.
(16)	Includes 206,200 shares of voting common stock owned by Stapleton Carlile LLC, which is controlled by Ambassador Stapleton. Does not include 4,012,071 shares of voting common stock owned by Trident IV Depository Holdings LLC and 67,929 shares of voting common stock owned by Trident IV PF Depository Holdings LLC. The sole member of Trident IV Depository Holdings LLC is Trident IV, L.P., the general partner of which is Trident Capital IV, L.P. The sole member of Trident IV PF Depository Holdings LLC is Trident IV Professionals Fund, L.P., the general partner of which is Stone Point GP Ltd. Does not include 3,333,561 shares of nonvoting common stock owned by Trident IV Depository Holdings LLC and 56,439 shares of nonvoting common stock owned by Trident IV PF Depository Holdings LLC. The Trident funds have appointed Ambassador Stapleton as their representative on the board of directors of Carlile pursuant to Carlile’s shareholders’ agreement. Ambassador Stapleton disclaims beneficial ownership with respect to all shares of common stock indirectly owned by the Trident funds.
(17)	Includes 257,700 shares of voting common stock owned directly by Mr. Stribling and indirectly through various trusts and entities controlled by Mr. Stribling or with respect to which Mr. Stribling has voting and investment power.
(18)	Does not include 3,092,500 shares of voting common stock owned directly and indirectly by Arlon Capital Partners, which has appointed Mr. Tanner as its representative on the board of directors of Carlile pursuant to the Carlile shareholders’ agreement. Mr. Tanner disclaims beneficial ownership with respect to all shares of common stock owned directly and indirectly by Arlon Capital Partners, LP.

INDEPENDENT PROPOSAL FOUR—ADJOURNMENT OF THE SPECIAL MEETING

If there are not sufficient votes to constitute a quorum or to adopt and approve the reorganization agreement at the time of Independent’s special meeting, the reorganization agreement cannot be adopted and approved unless Independent’s special meeting is adjourned to a later date or dates to permit further solicitation of proxies. To allow proxies that Independent has received at the time of its special meeting to be voted for an adjournment, if deemed necessary, Independent has submitted the question of adjournment to its shareholders as a separate matter for their consideration. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to Independent’s shareholders (unless the adjournment is for more than thirty days or if a new record date is fixed), other than an announcement at the meeting of the place, date and time to which the meeting is adjourned.

The Independent board of directors recommends that Independent shareholders vote “FOR” Independent Proposal Four.

CARLILE PROPOSAL TWO—ADJOURNMENT OF THE SPECIAL MEETING

If there are not sufficient votes to constitute a quorum or to adopt and approve the reorganization agreement at the time of Carlile’s special meeting, the reorganization agreement cannot be adopted and approved unless Carlile’s special meeting is adjourned to a later date or dates to permit further solicitation of proxies. To allow proxies that Carlile has received at the time of its special meeting to be voted for an adjournment, if deemed necessary, Carlile has submitted the question of adjournment to its shareholders as a separate matter for their consideration. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to Carlile shareholders (unless the adjournment is for more than thirty days or if a new record date is fixed), other than an announcement at the meeting of the place, date and time to which the meeting is adjourned.

The Carlile board of directors recommends that the shareholders of Carlile vote “FOR” Carlile Proposal Two.

BUSINESS OF INDEPENDENT

Independent is a registered bank holding company headquartered in McKinney, Texas, which is located in the northern portion of the Dallas-Fort Worth metropolitan area. Independent was organized as a Texas corporation on September 20, 2002. Through Independent’s wholly owned subsidiary, Independent Bank, a Texas state chartered bank, Independent provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent operates 41 banking offices in the Dallas/North Texas area, the Austin/Central Texas area, and the Houston metropolitan area. As of September 30, 2016, Independent had consolidated total assets of approximately $5.7 billion, total net loans of approximately $4.3 billion, total deposits of approximately $4.4 billion and total stockholders’ equity of approximately $643 million.

Independent’s primary function is to own all of the stock of Independent Bank. Independent Bank is a locally managed community bank that seeks to provide personal attention and professional assistance to its customer base, which consists principally of small to medium sized businesses, professionals and individuals. Independent Bank’s philosophy includes offering direct access to its officers and personnel, providing friendly, informed and courteous service, local and timely decision making, flexible and reasonable operating procedures, and consistently applied credit policies.

Independent’s consummated the underwritten initial public offering of its common stock in April 2013. Independent’s common stock is traded on the NASDAQ Global Select Market.

Please see Independent’s Annual Report on Form 10-K for more information regarding Independent’s business.

BUSINESS OF CARLILE

General

Carlile is a Texas corporation and bank holding company headquartered in Fort Worth, Texas. Carlile was incorporated in January 2009 for the purpose of acquiring and serving as a bank holding company for a commercial bank. Carlile does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for its wholly-owned banking subsidiary, Northstar Bank. Its primary activities are to provide assistance in the management and coordination of Northstar Bank’s financial resources. Carlile has no significant assets other than all of the outstanding common stock of Northstar Bank. Carlile derives its revenues primarily from the operations of Northstar Bank in the form of dividends received from Northstar Bank.

Northstar Bank is a Texas banking association that was chartered on January 1, 1919 under the name Donie State Bank. Since its inception, Northstar Bank has generally grown organically and through strategic business combinations as summarized below:

•	In February 2011, Carlile acquired Treaty Oak Bank and Community State Bank (formerly Donie State Bank), both headquartered in Austin, Texas. In May 2011, Carlile merged Treaty Oak Bank with and into Community State Bank, with Community State Bank surviving. In connection with the merger, the surviving bank changed its name to Treaty Oak Bank.

•	In August 2011, Carlile acquired The Bank at Broadmoor, headquartered in Colorado Springs, Colorado.

•	In July 2012, Carlile acquired Northstar Financial Corporation and its wholly owned subsidiary Northstar Bank of Texas, headquartered in Denton, Texas.

•	In November 2012, Carlile merged Northstar Bank of Texas with and into Treaty Oak Bank, with Treaty Oak Bank surviving. In connection with the merger, the surviving bank changed its name to Northstar Bank of Texas.

•	In December 2012, Carlile acquired Washington Investment Corporation and its wholly owned subsidiary, Colorado Community Bank, headquartered in Highlands Ranch, Colorado.

•	In December 2012, Carlile acquired Goldome Financial LLC, which is now named Goldome Warehouse Lending, LLC.

•	In August 2013, Carlile merged Colorado Community Bank with and into The Bank at Broadmoor, with The Bank at Broadmoor surviving. In connection with the merger, the surviving bank changed its name to Northstar Bank of Colorado and moved its headquarters to Denver, Colorado.

•	In August 2014, Carlile acquired Community Bankers, Inc. and its wholly owned subsidiary, Community Bank, headquartered in Fort Worth, Texas. In November 2014, Carlile merged Community Bank with and into Northstar Bank of Texas, with Northstar Bank of Texas surviving.

•	In October 2016, Carlile merged Northstar Bank of Colorado with and into Northstar Bank of Texas, with Northstar Bank of Texas surviving. In connection with the merger, the surviving bank changed its name to Northstar Bank.

As a bank holding company, Carlile is subject to supervision and regulation by the Board of Governors of the Federal Reserve System in accordance with the requirements set forth in the BHC Act and by the rules and regulations issued by the Federal Reserve.

As of September 30, 2016, Carlile had, on a consolidated basis, total assets of approximately $2.3 billion, total deposits of approximately $1.9 billion, total loans (net of allowance for loan losses) of approximately $1.5 billion, and total shareholders’ equity of approximately $382.8 million. Carlile does not file reports with the SEC. Carlile does, however, voluntarily provide annual reports, including audited financial statements, to its shareholders at its annual meeting.

Products and Services

Northstar Bank is a community-oriented, full service financial institution, which emphasizes personal service and contact. Northstar Bank meets its commercial and retail customers’ banking needs with a diversified range of financial services. Northstar Bank is engaged in substantially all of the business operations (other than trust services) customarily conducted by independent financial institutions located in the Dallas-Fort Worth and Denton, Texas, and Denver, Colorado, metropolitan areas, including the acceptance of checking, savings and certificate deposits and the making of commercial and consumer loans, individual retirement accounts, real estate loans, and other installment and term loans. Northstar Bank does a substantial amount of business with individuals, as well as with customers in commercial, industrial and professional businesses.

For the convenience of its customers, Northstar Bank offers drive-through banking facilities, automated teller machines, debit cards, night depository, personalized checks, safe deposit boxes, remote deposit capture and mobile banking. Northstar Bank’s services include cashier’s checks, domestic and foreign wire transfers, account research, stop payments and telephone transfers between accounts.

The business of Northstar Bank is not seasonal in any material respect, and neither the loans nor the deposits of Northstar Bank are concentrated in any individual or group that, if lost, would have a material adverse effect on the business of Northstar Bank.

Properties

Carlile’ principal executive offices are located at 201 Main Street, Suite 1320, Fort Worth, Texas 76102, with locations throughout the Austin-Round Rock and Dallas-Fort Worth-Arlington, Texas, and Boulder, Collins, Colorado Springs, Denver-Aurora-Lakewood and Greeley, Colorado, metropolitan areas.

Northstar Bank currently conducts business operations at its main office located at 400 North Carroll, Denton, Texas 76201 and 42 banking offices located in and around the Fort Worth and Denton, Texas, and Denver, Colorado, metropolitan areas. A description of the properties is presented below:

Location	Own or Lease	Square Footage
Main Office 201 Main Street, Suite 1320 Fort Worth, Texas	Leased	7,968

Unicorn Lake Mortgage Division 311 Unicorn Lake Boulevard Denton, Texas 76210	Leased	2,300

Colleyville Banking Office 6110 Colleyville Boulevard Colleyville, Texas 76034	Leased	4,000

Grapevine Banking Office 1002 Texas Trail Grapevine, Texas 76051	Leased	5,400

North Dallas Parkway Loan Production Office 16000 North Dallas Parkway, Suite 125 Dallas, Texas 75248	Leased	4,596

Barton Creek-Austin Banking Office 2800 Barton Creek Boulevard Austin, Texas 78735	Leased	3,359

Location	Own or Lease	Square Footage
Marble Falls Banking Office 507 Ranch Road, 2147 W. Marble Falls, Texas 78654	Leased	3,402

Branch 377-Granbury Banking Office 1343 N. Plaza Drive Granbury, Texas 76408	Leased	2,407

University-Fort Worth Banking Office 1300 S. University Drive, Suite 100 Fort Worth, Texas 76107	Leased	4,500

Denver Tech Loan Production Office 7979 E. Tufts Avenue, Suite 850 Denver, Colorado 80237	Leased	4,673

Denton Operations (2 buildings) 325 W. McKinney Denton, Texas 76201	Leased	3000

Mortgage Loan Production Office 1560 Bay Area Boulevard, Suite 306 Houston, Texas 77058	Leased	890

Mortgage Loan Production Office 401 E. Sonterra Boulevard, #375 San Antonio, Texas 78258	Leased	Virtual Office as needed

Mortgage Loan Production Office 201 Preston Road, #200 Celina, Texas 75009	Leased	200

Mortgage Loan Production Office 211 W. California Street Gainesville, Texas 76241	Leased	150

Mortgage Loan Production Office 3303 Northland Drive, Suite 111 Travis, Texas 76656	Leased	1,635

Fry Street-ATM Fry and Hickory Denton, Texas 76201	Leased	Walk-Up ATM

Lake Dallas Banking Office 2004 S. Stemmons Freeway Lake Dallas, Texas 75065	Owned	5,012

Corinth Banking Office 5100 S. Stemmons Freeway Corinth, Texas 76210	Owned	4,000

Denton Main-Banking Office 400 North Carroll Boulevard Denton, Texas 76201	Owned	25,000

Location	Own or Lease	Square Footage
Argyle Banking Office 100 S. Old Town Boulevard Argyle, Texas 76266	Owned	4,000

Pilot Point Banking Office 700 S. Highway 377 Pilot Point, Texas 76258	Owned	4,898

Lewisville Banking Office 543 W. Main Lewisville, Texas 75057	Owned	20,000

Krum Banking Office 1101 E. McCart Street Krum, Texas 76249	Owned	4,500

South Denton Banking Office 3301 Teasley Lane Denton, Texas 76210	Owned	5,512

Flower Mound Banking Office 2881 Cross Timbers Road Flower Mound, Texas 75028	Owned	5,686

West Lake Hills-Austin Banking Office 101 Westlake Drive Austin, Texas 78746	Owned	15,851

Morgan-Granbury Banking Office 500 S. Morgan Street Granbury, Texas 76048	Owned	11,200

Acton Banking Office 3301 Fall Creek Highway Granbury, Texas 76049	Owned	1,987

North Rockwall Banking Office 201 East Kaufman Rockwall, Texas 75087	Owned	8,736

South Rockwall Banking Office 3060 Ridge Rd Rockwall, Texas 75032	Owned	2,431

Rowlett Banking Office 5900 Rowlett Road Rowlett, Texas 75089	Owned	3,052

Burleson Banking Office 201 W. Ellison Burleson, Texas 76028	Owned	19,143

Cleburne Banking Office 104 N. Nolan River Rd Cleburne, Texas 76033	Owned	4,475

Location	Own or Lease	Square Footage
Hurst Banking Office 1842 Precinct Line Road Hurst, Texas 76054	Owned	4,292

Colorado Springs Broadmoor Banking Office 155 Lake Avenue Colorado Springs, Colorado 80906	Owned	10,165

Colorado Springs Downtown Banking Office 501 S. Tejon Street Colorado Springs, Colorado 80903	Owned	12,230

Colorado Springs Briargate Banking Office 440 Chapel Hills Drive Colorado Springs, Colorado 80920	Owned	11,000

Colorado Springs Westside Banking Office 3216 West Colorado Avenue Colorado Springs, Colorado 80904	Owned	2,940

Yuma Banking Office 615 W. 8th Avenue Yuma, Colorado 80759	Owned	8,400

Akron Banking Office 175 East 1st Street Akron, Colorado 80720	Owned	2,815

Sterling Banking Office 122 West Main Sterling, Colorado 80751	Owned	2,500

Otis Banking Office 102 North Washington Otis, Colorado 80743	Owned	4,000

Loveland Banking Office 1050 Eagle Drive Loveland, Colorado 80537	Owned	7,500

Greeley Banking Office 6222 W. 9th Street Greeley, Colorado 80634	Owned	10,000

Johnstown Banking Office 10 Angove Avenue Johnstown, Colorado 80534	Owned	2,788

Firestone Banking Office 5855 Firestone Boulevard Firestone, Colorado 80504	Owned	5,100

Evans Banking Office 3650 35th Avenue Evans, Colorado 80620	Owned	14,043

Location	Own or Lease	Square Footage
Longmont Banking Office 401 Coffman St Longmont, Colorado 80501	Owned	2,490

Milliken Banking Office 1300 Broad Street Milliken, Colorado 80543	Owned	4,200

Highlands Ranch Banking Office 6654 Timberline Rd Highlands Ranch, Colorado 80130	Owned	11,700

Castle Rock North Banking Office 500 North Wilcox Castle Rock, Colorado 80104	Owned	4,700

Future Operations Center 1251 Post Oak Corinth, Texas 76210	Owned	17,061

Competition

The table below lists Northstar Bank’s deposit market share as of June 30, 2016 for the significant market Metropolitan Statistical Areas, or MSAs, in which Northstar Bank provides services.

Market Area	Market Rank	Branch Count	Deposits in Market (in thousands)	Market Share (%)
Dallas-Fort Worth-Arlington, Texas MSA	21 of 158	21	1,275,007	0.52%
Colorado Springs, Colorado MSA	10 of 40	4	180,033	2.38%
Greeley, Colorado MSA	10 of 24	5	100,934	2.88%
Denver-Aurora-Lakewood, Colorado MSA	42 of 71	3	80,006	0.11%
Austin-Round Rock, Texas MSA	42 of 69	2	50,838	0.13%
Fort Collins, Colorado MSA	20 of 28	1	27,062	0.37%
Boulder, Colorado MSA	27 of 34	1	11,447	0.12%

Carlile experiences competition in its market from many other financial institutions, including when attracting and retaining savings deposits and in lending funds. The primary factors Carlile encounters in competing for savings deposits are convenient office locations and rates offered. Direct competition for savings deposits comes from other commercial bank and thrift institutions, credit unions, money market mutual funds and issuers of corporate and government securities which may offer more attractive rates than insured depository institutions are willing to pay. The primary factors Carlile encounters in competing for loans include, among others, interest rate and loan origination fees and the range of services offered. Competition for origination of real estate loans comes from other commercial banks, thrift institutions, mortgage bankers, mortgage brokers and insurance companies. Banks and other financial institutions with which Carlile competes may have capital resources and legal loan limits substantially higher than those maintained by Carlile.

Employees

As of September 30, 2016, Carlile had 470 full-time employees and 48 part-time employees, none of whom is covered by a collective bargaining agreement.

Legal Proceedings

Carlile and Northstar Bank are from time to time, subject to various pending and threatened legal actions which arise out of the normal course of its business. As of the date of this joint proxy statement/prospectus, there are no pending material proceedings adverse to Carlile or Northstar Bank

Corporate Information

The principal executive offices of Carlile are located at 201 Main Street, Suite 1320, Fort Worth, Texas 76102, and its telephone number is (817) 877-4440. Carlile’s website is www.carlilebancshares.com. The information contained on or accessible from Carlile’s website does not constitute a part of this joint proxy statement/prospectus and is not incorporated by reference herein.

COMPARATIVE MARKET PRICES AND DIVIDEND DATA

Independent

Since January 2, 2014, Independent common stock has been traded on the NASDAQ Global Select Market. Quotations of the sales volume and the closing sales prices of the common stock of Independent are listed daily under the symbol “IBTX” in the NASDAQ Global Select Market’s listings. As of January 11 2017, there were 368 holders of Independent common stock.

The following table sets forth, for the periods indicated, the high and low intraday sales prices for Independent common stock as reported by NASDAQ Global Select Market and the cash dividends declared per share:

		High	Low	Cash Dividend Per Share
2015	First Quarter	$39.45	$29.73	$0.08
	Second Quarter	45.93	38.04	0.08
	Third Quarter	46.66	37.85	0.08
	Fourth Quarter	43.16	31.11	0.08

2016	First Quarter	$34.95	$25.74	$0.08
	Second Quarter	43.00	25.50	0.08
	Third Quarter	45.00	34.00	0.08
	Fourth Quarter	65.65	43.00	0.10

2017	First Quarter (through January 11, 2017)	$63.75	$60.05	$—

Carlile shareholders are advised to obtain the current stock quotation for Independent common stock. The market price of Independent common stock will fluctuate from the date of this joint proxy statement/prospectus through the closing of the transaction.

After the merger, Independent currently expects to continue to pay (when, as and if declared by Independent’s board of directors out of funds legally available for that purpose and subject to regulatory restrictions) regular quarterly cash dividends on Independent common stock. There is no assurance that Independent will continue to pay dividends in the future. Future dividends on Independent common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the board of directors of Independent.

As a holding company, Independent is ultimately dependent upon its subsidiaries particularly Independent Bank, to provide funding for its operating expenses, debt service and dividends. Various banking laws applicable to Independent Bank limit the payment of dividends and other distributions by Independent Bank to Independent, and may therefore limit Independent’s ability to pay dividends on its capital stock, including its common stock. If required payments on Independent’s outstanding junior subordinated debentures held by its unconsolidated subsidiary trusts are not made or are suspended, Independent will be prohibited from paying dividends on its capital stock, including its common stock. Regulatory authorities could impose administratively stricter limitations on the ability of Independent Bank to pay dividends to Independent if such limits were deemed appropriate to preserve certain capital adequacy requirements.

Carlile

There is no established public trading market for the shares of Carlile common stock, and no market for Carlile common stock is expected to develop if the merger does not occur. No registered broker/dealer makes a market in Carlile’s common stock, and no shares of such stock are listed for trading or quoted on any stock exchange or automated quotation system. Carlile acts as the transfer agent and registrar for its own shares. As of the record date, there were approximately 122 holders of record of Carlile’s common stock.

Carlile becomes aware of trades of shares in its capacity as transfer agent for the shares of its common stock and sometimes learns of the prices at which these trades are made. The following table sets forth the high and low sales prices known to management of Carlile for trades of its common stock for the periods shown:

		High	Low	Number of Trades	Number of Shares Traded
2015	First Quarter	$—	$—	—	—
	Second Quarter	13.00	13.00	1	1,200
	Third Quarter	13.00	13.00	1	4,000
	Fourth Quarter	—	—	—	—

2016	First Quarter	$—	$—	—	—
	Second Quarter	—	—	—	—
	Third Quarter	—	—	—	—
	Fourth Quarter	—	—	—	—

2017	First Quarter (through January 11, 2017)	$—	$—	—	—

The most recent trade of Carlile’s common stock occurred in the third quarter of 2015, when 4,000 shares were traded at a price of $13.00 per share. There have been other limited transfers of Carlile’s common stock that are not reflected in the table above which were excluded as they were transferred between related parties (as gifts or to trusts or estates). Because of limited trading, the prices described above may not be representative of the actual or fair value of Carlile’s common stock.

Carlile is not obligated to register its common stock or, upon any registration, to create a market for its common stock. However, following an underwritten registered public offering of Carlile stock, certain shareholders identified in the Carlile shareholders’ agreement will have demand registration rights pursuant to the terms set forth in the Carlile shareholders’ agreement. The Carlile shareholders’ agreement also provides those shareholders with demand shelf registration rights, as well as piggyback rights in connection with an underwritten registered public offering of Carlile stock.

Carlile’s general dividend policy is to retain earnings to augment capital and to fund growth. Accordingly, Carlile has not historically paid dividends on its outstanding common stock. However, after receiving special dividends in the aggregate amount of $45.0 million from Northstar Bank’s predecessors, Northstar Bank of Texas and Northstar Bank of Colorado, in 2015, Carlile returned $35.0 million in capital to its shareholders pursuant to a special cash distribution of $1.00 per share in the first quarter of 2016. In addition, in accordance with the reorganization agreement, Carlile returned $52.6 million in capital to its shareholders pursuant to a special cash distribution of $1.50 per share in December 2016. Carlile did not pay any dividends in 2015.

As a bank holding company with consolidated assets of over $1.0 billion, Carlile must maintain certain minimum capital standards in accordance with guidelines adopted by the Federal Reserve. Under regulatory capital guidelines, Carlile must maintain a common equity Tier 1 capital to total risk-weighted assets ratio of at least 4.5%, a Tier 1 capital to total risk-weighted assets ratio of 6.0%, a total capital to total risk-weighted assets ratio of 8.0% and a Tier 1 capital to average total assets ratio of 4.0%. As of September 30, 2016, Carlile had a ratio of common equity Tier 1 capital to total risk-weighted assets of 14.30%, a ratio of Tier 1 capital to total risk-weighted assets of 14.82%, a ratio of total capital to total risk-weighted assets of 15.70%, and a ratio of Tier 1 capital to average total assets of 12.19%. As of that date, Carlile could have paid a dividend of $136 million and still met these minimum capital requirements.

Carlile’s shareholders are entitled to receive dividends out of legally available funds when, as and if declared by Carlile’s board of directors, in its sole discretion. As a Texas corporation, Carlile is subject to certain restrictions on dividends under the TBOC. Generally, a Texas corporation may pay dividends to its shareholders out of its surplus (the excess of its assets over its liabilities and stated capital) unless the corporation is insolvent or the payment of the dividend would render the corporation insolvent.

Consistent with its policy that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of dividends to shareholders unless its net income available has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality and overall financial condition.

Carlile does not engage in separate business activities of a material nature. As a result, Carlile’s ability to pay dividends depends upon the dividends received from Northstar Bank. As a Texas-chartered banking association, Northstar Bank’s ability to pay dividends is restricted by certain laws and regulations. Under the Texas Finance Code, Northstar Bank generally may not pay a dividend that would reduce its capital or surplus without the prior approval of the TDB. All dividends must be paid out of net profits then on hand, after deducting expenses, including losses and provisions for loan losses. As a member of the Federal Reserve System, Northstar Bank’s dividends in any year cannot exceed its net income during that year plus the prior two years’ net income less dividends paid, without the prior approval of the Federal Reserve.

In addition to Texas law restrictions on Northstar Bank’s ability to pay dividends, under the Federal Deposit Insurance Corporation Improvement Act, Northstar Bank may not pay any dividend if the payment of the dividend would cause Northstar Bank to become undercapitalized or if Northstar Bank is “undercapitalized.” The Federal Reserve may further restrict the payment of dividends by requiring that Northstar Bank maintain a higher level of capital than would otherwise be required to be “adequately capitalized” for regulatory purposes. Moreover, if, in the opinion of the Federal Reserve, Northstar Bank is engaged in an unsound practice (which could include the payment of dividends), the Federal Reserve may require that Northstar Bank cease such practice. The federal bank regulatory agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe banking practice. Moreover, the federal bank regulatory agencies have issued policy statements providing that insured depository institutions generally should pay dividends only out of current operating earnings.

Under regulatory capital guidelines, Northstar Bank must maintain a common equity Tier 1 capital to total risk-weighted assets ratio of at least 4.5%, a Tier 1 capital to total risk-weighted assets ratio of 6.0%, a total capital to total risk-weighted assets ratio of 8.0% and a Tier 1 capital to average total assets ratio of 4.0%. As of September 30, 2016, Northstar Bank had a ratio of common equity Tier 1 capital to total risk-weighted assets of 12.18%, a ratio of Tier 1 capital to total risk-weighted assets of 12.18%, a ratio of total capital to total risk-weighted assets of 12.97%, and a ratio of Tier 1 capital to average total assets of 9.85%. As of that date, Northstar Bank could have paid a dividend of $62 million and still met these minimum capital requirements.

DESCRIPTION OF INDEPENDENT CAPITAL STOCK

General

The following summarizes some of the important rights of Independent shareholders. This discussion does not purport to be a complete description of these rights. These rights can be determined in full only by reference to federal and state banking laws and regulations, the TBOC and Independent’s certificate of formation and bylaws.

Independent’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of January 11, 2017, Independent had 18,881,352 outstanding shares of its common stock and no shares of its preferred stock were outstanding. All of Independent’s shares outstanding at that date were fully paid and nonassessable. If 8,843,322 shares of Independent common stock are issued in the merger, Independent would have a total of 27,724,674 shares issued and outstanding. As of January  11, 2017, Independent had 368 holders of record of its common stock.

Independent Common Stock

Voting Rights. Subject to any special voting rights that may be given to any series of preferred stock that Independent may issue in the future, holders of Independent’s common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders. No shareholder has the right of cumulative voting with respect to the election of directors.

With respect to any matter other than the election of directors or a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by Texas law or Independent’s certificate of formation, the act of the shareholders will be the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, the matter at a meeting of shareholders at which a quorum is present. For purposes of such a vote, however, all abstentions and broker nonvotes are not counted as voted either for or against such matter.

In elections of directors in which the number of nominees for election as director does not exceed the number of directors to be elected (generally referred to as an “uncontested election”), the directors will be elected by a majority of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. If the number of nominees for election exceeds the number of directors to be elected at a meeting of shareholders (generally referred to as an “contested election”), directors will be elected by a plurality of the votes cast. For purposes of determining whether a director is elected in an uncontested election, a majority of the votes cast means that the number of votes cast for a director must exceed the number of votes cast against that director, and abstentions and broker nonvotes shall not be counted as votes cast either for or against any nominee for director. For purposes of determining whether a director is elected in a contested election, the nominees equal in number to the number of directors to be elected who receive the highest number of votes among all nominees will be elected as directors.

Dividend Rights. Holders of Independent’s common stock are entitled to dividends when, as and if declared by Independent’s board of directors out of funds legally available therefor.

Liquidation Rights. In the event of Independent’s liquidation, the holders of Independent common stock will be entitled to share ratably in any assets remaining after payment of all debts and other liabilities.

Other. Independent’s common stock has no preemptive or conversion rights and is not entitled to the benefits of any redemption or sinking fund provision.

Independent Preferred Stock

Upon authorization of Independent’s board of directors, Independent may issue shares of one or more series of its preferred stock from time to time. Independent’s board of directors may, without any action by holders of common stock (and except as may be otherwise provided in the terms of any series of preferred stock of which there are shares outstanding holders of preferred stock) adopt resolutions to designate and establish a new series of preferred stock. Upon establishing such a series of preferred stock, the board will determine the number of shares of preferred stock of that series that may be issued and the rights and preferences of that series of preferred stock. Independent’s board of directors has not designated or established any series of preferred stock. The rights of any series of preferred stock may include, among others:

•	general or special voting rights;

•	preferential liquidation or preemptive rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion or exchange rights.

Independent may issue shares of, or rights to purchase shares of, one or more series of Independent’s preferred stock that have been designated from time to time, the terms of which might:

•	adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock or other series of preferred stock;

•	discourage an unsolicited proposal to acquire Independent; or

•	facilitate a particular business combination involving Independent.

Any of these actions could have an anti-takeover effect and discourage a transaction that some or a majority of Independent’s shareholders might believe to be in their best interests or in which Independent’s shareholders might receive a premium for their stock over Independent’s then market price.

Business Combinations under Texas Law

A number of provisions of Texas law, Independent’s certificate of formation and bylaws could have an anti-takeover effect and make more difficult the acquisition of Independent by means of a tender offer, a proxy contest or otherwise and the removal of incumbent directors. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Independent to negotiate first with Independent’s board of directors.

Independent is subject to the provisions of Title 2, Chapter 21, Subchapter M of the TBOC, or the Texas Business Combination Law, which provides that a Texas corporation may not engage in specified types of business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of that person, who is an “affiliated shareholder.” For purposes of this law, an “affiliated shareholder” is generally defined as the holder of 20% or more of the corporation’s voting shares, for a period of three years from the date that person became an affiliated shareholder. The law’s prohibitions do not apply if:

•	the business combination or the acquisition of shares by the affiliated shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder; or

•	the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder, at a meeting of shareholders called for that purpose, not less than six months after the affiliated shareholder became an affiliated shareholder.

Independent has more than 100 shareholders and is considered to be an “issuing public corporation” for purposes of this law. The Texas Business Combination Law does not apply to the following:

•

the business combination of an issuing public corporation: where the corporation’s original certificate of formation or bylaws contain a provision expressly electing not to be governed by the Texas Business

Combination Law; or that adopts an amendment to its certificate of formation or bylaws, by the affirmative vote of the holders, other than affiliated shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the Texas Business Combination Law and so long as the amendment does not take effect for 18 months following the date of the vote and does not apply to a business combination with an affiliated shareholder who became affiliated on or before the effective date of the amendment;

•	a business combination of an issuing public corporation with an affiliated shareholder that became an affiliated shareholder inadvertently, if the affiliated shareholder divests itself, as soon as possible, of enough shares to no longer be an affiliated shareholder and would not at any time within the three-year period preceding the announcement of the business combination have been an affiliated shareholder but for the inadvertent acquisition;

•	a business combination with an affiliated shareholder who became an affiliated shareholder through a transfer of shares by will or intestacy and continuously was an affiliated shareholder until the announcement date of the business combination; and

•	a business combination of a corporation with its wholly owned Texas subsidiary if the subsidiary is not an affiliate or associate of the affiliated shareholder other than by reason of the affiliated shareholder’s beneficial ownership of voting shares of the corporation.

Neither Independent’s certificate of formation nor Independent’s bylaws contain any provision expressly providing that Independent will not be subject to the Texas Business Combination Law. The Texas Business Combination Law may have the effect of inhibiting a nonnegotiated merger or other business combination involving Independent, even if that event would be beneficial to Independent’s shareholders.

Certain Certificate of Formation and Bylaw Provisions Potentially Having an Anti-takeover Effect

Independent’s certificate of formation and bylaws contain certain provisions that could have an anti-takeover effect and thus discourage potential takeover attempts and make it more difficult for Independent’s shareholders to change management or receive a premium for their shares. These provisions include:

•	authorization for Independent’s board of directors to issue shares of one or more series of preferred stock without shareholder approval;

•	the establishment of a classified board of directors, with directors of each class serving a three-year term;

•	a requirement that directors only be removed from office for cause and only upon a majority shareholder vote;

•	a provision that vacancies on Independent’s board of directors, including newly created directorships, may be filled only by a majority vote of directors then in office;

•	a prohibition of shareholder action by written consent, requiring all actions to be taken at a meeting of the shareholders;

•	the requirement that shareholders representing two-thirds of the outstanding shares of common stock approve all amendments to Independent’s certificate of formation or bylaws and approve mergers and similar transactions;

•	the requirement that any shareholders that wish to bring business before Independent’s annual meeting of shareholders or nominate candidates for election as directors at Independent’s annual meeting of shareholders must provide timely notice of their intent in writing;

•	the prohibition of cumulative voting in the election of directors; and

•	a limitation on the ability of shareholders to call special meetings to those shareholders or groups of shareholders owning at least 20% of Independent’s outstanding shares of common stock.

Limitation of Liability and Indemnification of Officers and Directors

Independent’s certificate of formation provides that its directors are not liable to Independent or its shareholders for monetary damages for an act or omission in their capacity as a director. A director may, however, be found liable for:

•	any breach of the director’s duty of loyalty to Independent or its shareholders;

•	acts or omissions not in good faith that constitute a breach of the director’s duty to Independent;

•	acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law;

•	any transaction from which the director receives an improper benefit, whether or not the benefit resulted from an action taken with the scope of the director’s duties;

•	acts or omissions for which the liability of the director is expressly provided by an applicable statute; and

•	acts related to an unlawful stock repurchase or payment of a dividend.

Independent’s certificate of formation also provides that Independent will indemnify its directors and officers, and may indemnify its employees and agents, to the fullest extent permitted by applicable Texas law from any expenses, liabilities or other matters.

Transfer Agent and Registrar

The transfer agent and registrar for Independent’s common stock is Wells Fargo Shareowner Services at P.O. Box 64945 St. Paul, Minnesota 55164-0945.

Listing

Independent’s common stock is listed on the NASDAQ Global Select Market under the symbol “IBTX.”

COMPARISON OF RIGHTS OF SHAREHOLDERS OF CARLILE AND INDEPENDENT

The rights of shareholders of Carlile under the certificate of formation and bylaws of Carlile will differ in some respects from the rights that shareholders of Carlile will have as shareholders of Independent under the certificate of formation and bylaws of Independent. Copies of Independent’s certificate of formation and bylaws have been previously filed by Independent with the SEC. Copies of Carlile’s certificate of formation and bylaws are available upon written request from Independent.

Certain differences between the provisions contained in the certificate of formation and bylaws of Independent and the certificate of formation and bylaws of Carlile, as such differences may affect the rights of shareholders, are summarized below. The summary set forth below is not intended to be complete and is qualified by reference to Texas law, as appropriate, and the certificate of formation and bylaws of Carlile and the certificate of formation and bylaws of Independent.

CARLILE	INDEPENDENT
Capitalization

The certificate of formation of Carlile authorizes the issuance of up to 75,000,000 shares of common stock, par value $1.00, which are divided into two series designated voting common stock and nonvoting common stock, and up to 1,000,000 shares of preferred stock, par value $1.00 per share.

The board of directors is authorized to provide for the issuance of preferred stock in one or more classes or series and to fix the rights, designations, preferences related thereto. No shares of preferred stock are outstanding.

The certificate of formation of Independent authorizes the issuance of up to 100,000,000 shares of common stock, par value $0.01 and 10,000,000 shares of preferred stock, par value $0.01.

The board of directors is authorized to provide for the issuance of preferred stock in one or more classes or series and to fix the rights, designations, preferences related thereto. No shares of preferred stock are outstanding.

Corporate Governance

The rights of the Carlile shareholders are governed by Texas law and the certificate of formation and bylaws of Carlile. In addition, certain shareholders of Carlile who are party to the Carlile shareholders’ agreement have certain rights under such agreement and are subject to certain restrictions as set forth therein.	The rights of the Independent shareholders are governed by Texas law and the certificate of formation and bylaws of Independent.

Convertibility of Stock

The voting common stock of Carlile is convertible into nonvoting common stock of Carlile at the election of the holder, subject to the prior approval of the board of directors of Carlile and the terms of the Carlile shareholders’ agreement.

The nonvoting common stock of Carlile is convertible into voting common stock of Carlile at the election of the holder, subject to the terms of the Carlile shareholders’ agreement and certain conditions set forth in the certificate of formation of Carlile.

The common stock of Independent is not convertible into any other securities of Independent.

CARLILE	INDEPENDENT
Preemptive Rights

Under Texas law, there are no statutory preemptive rights unless expressly provided in the corporation’s certificate of formation. The certificate of formation of Carlile does not provide for statutory preemptive rights. However, the Carlile shareholders’ agreement provides certain shareholders of Carlile with the right to maintain their pro rata interest of all new securities, subject to certain exceptions, that Carlile or any of its subsidiaries may from time to time propose to issue and sell.

Preemptive rights are denied pursuant to the certificate of formation.

Election of Directors

Under Texas law, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of the shareholders at which a quorum is present, unless otherwise provided in the certificate of formation or bylaws. The bylaws of Carlile provide that directors will be elected by the affirmative vote of the holders of a majority of the shares entitled to vote and represented at a meeting, in person or by proxy, at which a quorum is present.

The bylaws of Carlile provide that, with the exception of board vacancies, directors are elected at the annual meeting of the shareholders and will hold office for the term for which he is elected and until a successor is selected and qualified. The right to accumulate votes on the election of directors and/or cumulative voting by any shareholder is expressly denied by the certificate of formation.

Under the Carlile shareholders’ agreement, certain shareholders have a right to designate director nominees and fill vacancies, as applicable, with respect to such director seats.

Under Texas law, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of the shareholders at which a quorum is present unless otherwise provided in the certificate of formation or bylaws.

The certificate of formation provides for three classes of directors and which are intended to consist as nearly as possible to one third of the total number of directors serving on the board. Except for the initial term of two classes of such directors, the directors shall be elected to a three year term. The elections of the directors shall be staggered such that one class of directors will elected in each year.

Any individual that receives the plurality of the votes cast, up to the number of directors to be elected in such election, shall be elected to the board. No cumulative voting is permitted for the election of directors pursuant to the certificate of formation.

Removal of Directors and Board Vacancies

Subject to the terms of the Carlile shareholders’ agreement, the bylaws provide that any director may be removed, with or without cause, at any annual or special meeting of the shareholders at which a quorum is present by the affirmative vote of the holders of a majority of the shares entitled to vote for the election of directors and represented at a meeting, in person or by proxy, if notice of intention to act upon such matter shall have been given in the notice calling such meeting.

Subject to the terms of the Carlile shareholders’ agreement, the bylaws provide that any directorship to

Independent’s certificate of formation provides that subject to the right of holders of a class of stock having the right to elect a director solely by the holders of that class, any director may be removed only (i) for cause and (ii) by the affirmative vote of the holders of a majority of the combined voting power of the outstanding stock entitled to vote in the election of directors, voting together as a separate class.

The certificate of formation also provides that any vacancy on the board occurring between the annual

CARLILE	INDEPENDENT

be filled by reason of an increase in the number of directors may be filled by an election at an annual meeting, at a special meeting of shareholders called for that purpose or by the affirmative vote of a majority of the remaining directors (even if less than a quorum). The board of directors may not fill more than two such directorships during the period between any two successive annual meetings. A directorship to be filled by reason of an increase in the number of directors will have a term of office continuing only until the next election of one or more directors by the shareholders.

The bylaws also provide that any vacancy on the board of directors may be filled by the affirmative vote of a majority of the remaining directors (even if less than quorum), except that any vacancy in the board of directors resulting from the removal of a director by the shareholders must be filled only by the shareholders entitled to vote in the election of directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall be elected for the unexpired term of his or her predecessor in office.

meetings of shareholders, including up to two newly created directorships may be filled by a majority of the board of directors then in office (even if less than quorum), or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

The certificate of formation provides that any change to the number of directors, any increase or decrease is to be apportioned among the classes so as to maintain of the representation of one third of the directors in each class.

Amendment of Governing Documents

Under Texas law, a corporation’s certificate of formation may be amended by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the amendment, and, if entitled to vote by class or series of shares, by the holders of two-thirds of the outstanding shares of each class or series entitled to vote on the amendment, unless a different number, not less than a majority of shares entitled to vote on the matter or class or series entitled to vote on the matter, is specified in the corporation’s certificate of formation.

The certificate of formation of Carlile provides that, in addition to any other vote required by law, the affirmative vote of a majority of the outstanding shares of voting common stock or nonvoting common stock, voting separately as a class, as the case may be, shall be required to amend any provision of the certificate of formation that materially and adversely affects the powers, preferences or rights of such class, respectively.

The bylaws provide that they may be amended or repealed or new bylaws may be adopted by the board of directors at any regular or special meeting of the board at which a quorum is present, provided that notice of the proposed amendment or repeal is contained in the notice of the meeting, subject to repeal or change by the shareholders.

The certificate of formation provides that the bylaws of Independent may be amended, repealed, or adopted by (i) the affirmative vote of the majority of the board or (ii) the affirmative vote of at least two-thirds of the holders of voting stock, voting as a separate class at a meeting of the shareholders called for that purpose.

CARLILE	INDEPENDENT
Shareholder Actions

The bylaws provide that with respect to any matter, other than a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by law, the certificate of formation or the Carlile shareholders’ agreement, the affirmative vote of the holders of a majority of the shares entitled to vote and represented at a meeting, in person or by proxy, at which a quorum is present shall be the act of the shareholders.

Under Texas law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a fundamental business transaction, unless a different vote but not less than a majority of the shares entitled to vote on the matter, is specified in the certificate of formation.

Each share of Carlile voting common stock has one vote for each matter properly brought before the shareholders.

The bylaws provide that special meetings of the shareholders for any purpose may be called by (i) the chairman of the board of directors, (ii) the board of directors, or (iii) the holders of not less than 9% of all of the shares entitled to vote at the meeting.

The bylaws provide that at any special meeting of the shareholders, only actions that are set forth in the notice of such meeting may be presented at the meeting.

Under Texas law, shareholders may act without a meeting if a written consent is signed by all of the shareholders entitled to vote on the matter, unless the corporation’s certificate of formation allows less than unanimous consent (but not less that the number of votes necessary to take the action at the meeting).

Carlile’s certificate of formation provides that shareholder action may be taken without a meeting if written consent or consents setting forth the action taken is signed by shareholders representing not less than the minimum number of votes that would have been necessary to take such an action at a meeting at which the holders of all shares entitled to vote were present and voted.

Texas law provides that on matters other than the election of directors, the affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for, against, or expressly abstained with respect to the matter, will be the act of the shareholders unless the vote of a greater number is required by law, the certificate of formation, or the bylaws. Under Texas law, a corporation’s certificate of formation or bylaws may provide that the affirmative vote of holders of a specified portion of the shares, not less than a majority, entitled to vote on the matter will be the act of the shareholders, rather than the specified portion of the shares required pursuant to Texas law. Under Texas law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a fundamental business transaction.

The certificate of formation provides that unless otherwise required by law, special meetings of the shareholders for any purpose may be called by (i) the chairman of the board or (ii) the Secretary or Assistant Secretary at the written request of either (a) the majority of the board of directors or (b) the holders of at least twenty percent (20%) of the corporation’s outstanding capital stock entitled to vote in the election of directors.

Shareholder action by written consent is not permitted.

CARLILE	INDEPENDENT
Shareholder Proposal of Business or Nominations for Directors

The bylaws provide that all proposals of shareholders intended to be presented at an annual meeting of shareholders must be received by Carlile at its principal office no later than 90 days before the date of the annual meeting in order to be considered for inclusion in the proxy statement.

The bylaws provide that a notice of a shareholder to make a nomination of a person for election as a director at an annual meeting of shareholders must be made in writing and received by the secretary of Carlile no more than 120 days and no less than 90 days in advance of the date on which Carlile first mailed its proxy statement for the prior year’s annual meeting of shareholders, provided that in the event that the annual meeting is called on a date that is not within 30 days before or after the anniversary of the prior year’s annual meeting of shareholders, notice by the shareholder in order to be timely must be delivered not later than the close of business on the 10th day following the day on which notice of the annual meeting was first mailed to shareholders.

The Bylaws provide that a notice of a shareholders to make a nomination of a person for election as a director or to bring any other matter before a meeting shall be made in writing and received by the Secretary of Independent in the event of an annual meeting of the shareholders, no more than 120 days and no less than 90 days in advance of the anniversary date of the immediately preceding annual meeting, provided that in the event that the annual meeting is called on a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the 15th day following the day on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

In the event of a special meeting of the shareholders, such notice shall be received by the Secretary of Independent not later than the close of business on the 15th day following the day on which notice of the meeting is first mailed to shareholders or public disclosure of the date of the special meeting was made, whichever occurs first.

Every notice by a shareholder must set forth (i) the name and residence of the shareholder of the corporation that intends to make a nomination or bring up any other matter, (ii) a representation that the shareholder is a holder of Independent’s voting stock which indicates the class and number of shares owned and intends to appear in person or by proxy at the meeting to make the nomination or bring up the matter specified in the notice, (iii) with respect to notice of an intent to make a nomination for a director, a description of all arrangements and understandings between the shareholder and each nominee pursuant to which the nominations are made, (iv) with respect to an intent to make a nomination, such other information regarding each nominee proposed by such shareholder required to be disclosed in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by Independent’s board, and (v) with respect to the notice of intent to bring up any other matter, a description of the matter and any material interest of the shareholder in the matter.

The Chairman may refuse to acknowledge the nomination of any person not made in compliance with the bylaws.

CARLILE	INDEPENDENT
Indemnification; Limitation of Director Liability

The certificate of formation provides for mandatory indemnification of any and all persons who was, are, or are threatened to be, made a defendant or respondent to a proceeding because such person (i) is or was a director or officer or (ii) while a director or officer of Carlile, is or was serving at the request of Carlile as a director, officer, partner, venture, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic entity, to the fullest extent permitted pursuant to the TBOC subject to the satisfaction of certain conditions.

Such indemnification shall be for all expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the TBOC.

The certificate of formation permits indemnification of any employee and agent of the corporation in the sole discretion of the board, against expenses and other amounts reasonably incurred in connection with legal proceedings to the fullest extent permitted pursuant to the TBOC.

The certificate of formation permit Carlile to purchase and maintain insurance on behalf of indemnified persons.

The certificate of formation provides that no director of Carlile will be liable to Carlile or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except for liability of a director for (i) a breach of a director’s duty of loyalty to Carlile or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to Carlile or an act or omission that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, or (iv) an act or omission for which the liability of a director is expressly provided for by an applicable statute.

The certificate of formation provides for mandatory indemnification of any and all persons who was, are, or are threatened to be, made a party to a proceeding because such person (i) is or was a director or (ii) while a director or officer of Independent, is or was serving at the request of Independent as a director of another foreign or domestic entity, against expenses and other amounts reasonably incurred in connection with legal proceedings to the fullest extent permitted pursuant to the TBOC and the bylaws of Independent.

The certificate of formation permits indemnification of any employee and agent of the corporation in the sole discretion of the board, against expenses and other amounts reasonably incurred in connection with legal proceedings to the fullest extent permitted pursuant to the TBOC and the bylaws of Independent.

The bylaws permit Independent to purchase and maintain insurance on behalf of indemnified persons.

EXPERTS

The consolidated financial statements of Independent as of December 31, 2015 and 2014, and for each of the years in the three year period ended December 31, 2015, incorporated in this joint proxy statement/prospectus by reference from Independent Bank Group’s Annual Report on Form 10-K for the year ended December 31, 2015, have been audited by RSM US LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report of such firm given upon their authority as experts in accounting and auditing.

The annual consolidated financial statements of Carlile as of December 31, 2015 and 2014 and for each of the years in the three years ended December 31, 2015, incorporated by reference in this joint proxy statement/prospectus have been audited by Crowe Horwath LLP, independent auditors, as stated in their report incorporated by reference herein. Such annual consolidated financial statements have been so incorporated by reference herein in reliance upon the reports of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of Independent common stock to be issued by Independent in connection with the merger will be passed upon by Andrews Kurth Kenyon LLP, Dallas, Texas.

SHAREHOLDER PROPOSALS FOR ANNUAL MEETING OF SHAREHOLDERS IN 2017

If an Independent shareholder wishes to submit a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in Independent’s proxy statement for the annual meeting of shareholders in 2017, Independent must have received such proposal and supporting statements, if any, at its principal executive office no later than December 29, 2016.

If a shareholder wishes to submit a shareholder proposal outside of Rule 14a-8 to be brought before the Independent annual meeting of shareholders in 2017, the shareholder must have given timely notice in writing to Jan Webb, Corporate Secretary, 1600 Redbud Boulevard, Suite 400, McKinney, Texas 75069; fax: (972) 562-5496; e-mail: jwebb@independent-bank.com. Independent must receive such notice at its principal executive office not less than 90 days or more than 120 days prior to independent’s annual meeting of shareholders in 2017, pursuant to Independent’s Third Amended and Restated Bylaws, as amended. A shareholder’s notice to Jan Webb must set forth, as to each matter the shareholder proposes to bring before the Independent annual meeting of shareholders in 2017:

(i) the name and residence address of the shareholder of Independent who intends to make a nomination or bring up any other matter;

(ii) a representation that the shareholder is a holder of Independent’s voting stock (indicating the class and number of shares owned) and intends to appear in person or by proxy at the meeting to make the nomination or bring up the matter specified in the notice;

(iii) with respect to notice of an intent to make a nomination for the election of a person as a director of Independent, a description of all arrangements or understandings among the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

(iv) with respect to an intent to make a nomination, such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the board of directors of Independent; and

(v) with respect to the notice of an intent to bring up any other matter, a description of the matter, and any material interest of the shareholder in the matter.

Notice of intent to make a nomination of a person for election as a director of Independent shall be accompanied by the written consent of each nominee to serve as director of Independent if so elected.

Such proposals should be submitted in writing to: Independent Bank Group, Inc., Jan Webb, Corporate Secretary, 1600 Redbud Boulevard, Suite 400, McKinney, Texas 75069; fax: (972) 562-5496; e-mail: jwebb@independent-bank.com.

OTHER MATTERS

No matters will be presented for consideration at the Independent special meetings of shareholders or the Carlile special meeting of shareholders other than as described in this joint proxy statement/prospectus.

WHERE YOU CAN FIND MORE INFORMATION

Independent files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers, like Independent, who file electronically with the SEC. The address of that site is http://www.sec.gov.

Documents filed by Independent with the SEC are available from Independent without charge (except for exhibits to the documents). You may obtain documents filed by Independent with the SEC by requesting them in writing or by telephone from Independent at the following address:

Independent Bank Group, Inc.

1600 Redbud Boulevard, Suite 400

McKinney, Texas 75069-3257

Attention: Michelle S. Hickox

Executive Vice President and Chief Financial Officer

Telephone: (972) 562-9004

To obtain timely delivery, you must make a written or oral request for a copy of such information by                     , 2017.

Documents filed by Independent with the SEC are also available on Independent’s website www.ibtx.com. Information furnished by Independent and information on, or accessible through, the SEC’s or Independent’s website is not part of this prospectus.

Independent has filed a registration statement on Form S-4 under the Securities Act of 1933, as amended, with the SEC with respect to the Independent common stock to be issued to shareholders of Carlile in the merger. This joint proxy statement/prospectus constitutes the prospectus of Independent filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

In addition to being a joint proxy statement of Independent and Carlile, this document is the prospectus of Independent for the shares of its common stock that will be issued in connection with the merger.

Carlile does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and, accordingly, does not file documents and reports with the SEC.

Independent shareholders who have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting their shares of Independent common stock, should contact Michelle S. Hickox, Independent’s Executive Vice President and Chief Financial Officer, at the following address and telephone number:

Independent Bank Group, Inc.

1600 Redbud Boulevard, Suite 400

McKinney, Texas 75069-3257

(972) 562-9004

Carlile shareholders who have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting their shares of Carlile common stock should contact Mindy Hegi, Carlile’s Chief Financial Officer, at the following address and telephone number:

Carlile Bancshares, Inc.

201 Main Street, Suite 1320

Fort Worth, Texas 76102

(817) 877-4440

You should rely only on the information contained in this joint proxy statement/prospectus. Neither Independent nor Carlile has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this joint proxy statement/prospectus is correct as of its date. It may not continue to be correct after this date. Carlile has supplied all of the information about Carlile and its subsidiaries contained in this joint proxy statement/prospectus and Independent has supplied all of the information contained in this joint proxy statement/prospectus about Independent and its subsidiaries. Each of Independent and Carlile is relying on the correctness of the information supplied by the other.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file later with the SEC automatically will update and supersede information contained in this prospectus.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (File No. 001-35854). These documents contain important information about us:

•	our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 25, 2016, including the information in our proxy statement that is part of our Schedule 14A filed with the SEC on April 29, 2016, that is incorporated by reference in that Annual Report on Form 10-K;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, filed with the SEC on April 27, 2016, July 27, 2016 and October 27, 2016, respectively; and

•	our Current Reports on Form 8-K (and any amendments thereto) filed with the SEC on April 21, 2016, April 27, 2016, June 1, 2016, June 21, 2016, June 23, 2016, July 27, 2016, August 2, 2016, September 2, 2016, October 3, 2016, October 27, 2016, November 22, 2016, and January 20, 2017, (other than any Current Report on Form 8-K or any portion or portions of a Form 8-K submitted to the SEC on any such date and deemed furnished and not filed in accordance with SEC rules).

We incorporate by reference in this prospectus any additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), from the date of the registration statement of which this prospectus is a part until the termination of the offering of the shares offered hereby. These documents may include our annual, quarterly and current reports, as well as our proxy and information statements, filed with the SEC. Any material that we later file with the SEC will automatically update and supersede, where appropriate, the information previously filed with the SEC. These documents are available to you without charge. See “Where You Can Find More Information.”

For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

APPENDIX A—AGREEMENT AND PLAN OF REORGANIZATION

Execution Copy

AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

INDEPENDENT BANK GROUP, INC.

MCKINNEY, TEXAS

AND

CARLILE BANCSHARES, INC.

FORT WORTH, TEXAS

Dated as of November 21, 2016

-A-i-

-A-ii-

-A-iii-

Exhibit A        Form of Releases by D&Os

-A-iv-

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) is made and entered into as of the 21st day of November, 2016, by and between Independent Bank Group, Inc., a Texas corporation and registered bank holding company with its principal offices in McKinney, Texas (“IBG”), and Carlile Bancshares, Inc., a Texas corporation and registered bank holding company with its principal offices in Fort Worth, Texas (“CBI”).

RECITALS:

WHEREAS, CBI owns all of the capital stock of Northstar Bank, a Texas banking association with its home office in Denton, Texas (“Northstar Bank”);

WHEREAS, IBG desires to acquire all of the issued and outstanding voting and nonvoting common shares of CBI (the “CBI Shares”) through the merger (the “Merger”) of CBI with and into IBG, with IBG continuing as the corporation surviving the Merger, pursuant to which holders of CBI Shares will be entitled to receive common shares of IBG (the “IBG Shares”) as provided for herein;

WHEREAS, IBG and CBI believe that the Merger, as provided for and subject to the terms and conditions set forth in this Agreement and all exhibits, schedules and supplements hereto, is in the best interests of IBG and CBI and their respective shareholders;

WHEREAS, after the Merger, IBG will effect the merger of Northstar Bank with and into Independent Bank, McKinney, Texas, a Texas banking association and a wholly-owned subsidiary of IBG (“Independent Bank”), with Independent Bank continuing as the surviving bank (the “Bank Merger”);

WHEREAS, the parties intend that: (i) the Merger will qualify as a reorganization within the meaning of §368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations promulgated thereunder, (ii) that the Bank Merger qualify as a reorganization within the meaning of §368(a) of the Code and the rules and regulations promulgated thereunder, and (iii) that this Agreement constitutes a plan of reorganization within the meaning of §368 of the Code and the applicable regulations;

WHEREAS, contemporaneously with the execution of this Agreement, the parties thereto entered into (i) Employment Agreements with certain of the executive officers of the CBI Subsidiaries (as defined in Section 3.01(B)), (ii) Director Support Agreements with the non-officer directors of CBI and Northstar Bank, and (iii) Separation Agreements with certain executive officers of CBI, the Employment Agreements, the Director Support Agreements, and the Separation Agreements to be effective, if at all, at the Effective Time (as defined in Section 1.09), and (iv) Voting and Lock Up Agreements with the persons identified in Confidential Schedule 5.15, (collectively, the “Additional Agreements”);

WHEREAS, IBG and CBI desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby; and

WHEREAS, the respective boards of directors of IBG and CBI have approved this Agreement and the proposed transactions substantially on the terms and conditions set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereby agree as follows:

ARTICLE I

ACQUISITION OF CBI BY IBG

Section 1.01. Merger of CBI with and into IBG. Subject to the terms and conditions of this Agreement, CBI will merge with and into IBG pursuant to the provisions of Chapter 10 and Chapter 21 of the Texas Business Organizations Code (the “TBOC”).

Section 1.02. Effects of the Merger. The Merger shall have the effects set forth in Section 10.008 of the TBOC. After the Merger, IBG shall continue as the corporation resulting from the Merger (the “Resulting Corporation”), and the separate corporate existence of CBI shall cease. The name of the Resulting Corporation shall be “Independent Bank Group, Inc.” The existing principal office and facilities of IBG immediately preceding the Merger shall be the principal office and facilities of the Resulting Corporation after the Merger. At the Effective Time, all rights, title and interests to all real estate and other property owned by each of IBG and CBI shall be allocated to and vested in the Resulting Corporation without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon. At the Effective Time, all liabilities and obligations of IBG and CBI shall be allocated to the Resulting Corporation, and the Resulting Corporation shall be the primary obligor therefor, and no other party to the Merger shall be liable therefor. At the Effective Time, a proceeding pending by or against either IBG or CBI may be continued as if the Merger did not occur, or the Resulting Corporation may be substituted in the proceedings.

Section 1.03. Certificate of Formation and Bylaws. As a result of the Merger, the Certificate of Formation and Bylaws, each as amended, of IBG shall continue in effect as the Certificate of Formation and Bylaws of the Resulting Corporation until the same shall be amended and changed as provided by applicable law.

Section 1.04. Directors and Executive Officers. Subject to the election of the CBI Nominees as contemplated in Section 6.16, the directors and executive officers of IBG as of the Effective Time, shall be the directors and executive officers of the Resulting Corporation, and such directors and executive officers shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Formation and Bylaws of the Resulting Corporation or as otherwise provided by applicable law.

Section 1.05. Merger Consideration. At the Effective Time by virtue of this Agreement and without any further action on the part of any holder, all of the CBI Shares outstanding immediately before the Effective Time shall be converted into the right to receive IBG Shares, as calculated and subject to adjustment as set forth in this Section 1.05 and Section 9.01(K) (the “Aggregate Merger Consideration”).

A. Any CBI Shares that are owned by CBI (other than as a fiduciary) shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and no consideration shall be delivered in exchange therefor.

B. Each CBI Share issued and outstanding immediately before the Effective Time (excluding CBI Shares canceled pursuant to Section 1.05(A) or held by a Dissenting Shareholder) shall be converted into, and shall be canceled in exchange for, the right to receive a fraction of an IBG Share, rounded to the nearest ten thousandth, equal to the quotient of (a) the quotient of (i) the Shareholder Value, divided by (ii) number of CBI Shares issued and outstanding immediately before the Effective Time, divided by (b) the Average Closing Price (the “CBI Share Exchange Ratio”).

“Shareholder Value” shall mean the difference between (i) the Deal Value, less (ii) the Aggregate Option Holder Payment (as defined in Section 1.13(B)(2)).

“Deal Value” shall mean the product of the (i) Gross Share Number, multiplied by (ii) the Average Closing Price.

“Gross Share Number” shall mean the quotient of (i) $434,000,000, divided by (i) $47.40.

“Average Closing Price” shall mean the average of the daily volume-weighted average sales price per IBG Share on the NASDAQ Stock Market, Inc. Global Select Market System (the “NASDAQ”), for the twenty consecutive trading days ending on and including the third trading day preceding the Closing Date, as reported by Bloomberg.

1. If the Tangible Equity (as defined below) on the fifth business day preceding the Closing Date (as defined in Section 2.01) (the “Calculation Date”) is less than $200,000,000, then the $434,000,000 figure used to calculate the Gross Share Number in Section 1.05(B) above shall be reduced by an amount equal to the difference between (i) $200,000,000, minus (ii) the Tangible Equity on the Calculation Date.

C. Subject only to dissenter’s rights under Subchapter H of Chapter 10 of the TBOC at the Effective Time, all CBI Shares shall no longer be outstanding and shall be cancelled and retired and all rights with respect thereto shall cease to exist, and each holder of CBI Shares (a “CBI Shareholder”) shall cease to have any rights with respect thereto, except the right to receive the consideration provided for in this Section 1.05. Certificates previously representing CBI Shares will be exchanged for the Merger Consideration upon the surrender of Certificates in accordance with Section 2.05, without interest thereon.

D. In connection with the Merger, CBI may distribute to its shareholders a total of up to $55,250,000 (the “Maximum Distribution Amount”) prior to the Effective Time, a portion of which may be in the form of a return of capital distribution to its shareholders during the fourth quarter of 2016 (the “Return of Capital Distribution”). In addition, if the Tangible Equity on the Calculation Date is greater than $200,000,000, then CBI may make an additional distribution to its shareholders on the day prior to the Closing Date in an amount equal to the lesser of (i) the difference between (x) the Maximum Distribution Amount, minus (y) the aggregate amount of the Return of Capital Distribution, or (ii) the difference between (x) the actual amount of Tangible Equity on the Calculation Date, less (y) $200,000,000. For clarification, the amount that CBI may distribute to its shareholders prior to the Effective Time may not exceed $55,250,000 regardless of the amount of Tangible Equity on the Calculation Date. Notwithstanding the foregoing, in the event that the Closing Date has not occurred on or prior to June 30, 2017, the Maximum Distribution Amount shall be increased by an amount equal to the consolidated net income of CBI, calculated in accordance with GAAP, for the period commencing on June 1, 2017 and continuing through the Calculation Date. The aggregate amount distributed by CBI to the CBI Shareholders pursuant to this Section 1.05(D) is referred to as the “Section 1.05(D) Distribution Amount.”

E. For purposes of this Agreement, “Tangible Equity” means the tangible shareholders’ equity of CBI as determined from CBI’s financial statements prepared in accordance with generally accepted accounting principles, consistently applied. The following items shall have been paid or properly accrued for, on an after tax basis, in the calculation of Tangible Equity:

1. All professional fees incurred by CBI and any CBI Subsidiary in connection with the transactions contemplated by this Agreement, including investment banking fees, legal fees, accounting fees, and similar costs and expenses;

2. Costs and fees associated with the termination and de-conversion of material contracts of CBI and any CBI Subsidiary, including their respective data processing and other IT contracts, all as set forth on Confidential Schedule 1.05(E)(2);

3. All payments owed under the Employment Contracts (as defined in Section 3.20, and all other payments, if any, made to directors, officers and employees related to the consummation of the Merger; and

4. The premium for D&O insurance tail coverage contemplated under Section 5.21; and

5. The portion of the payroll and income tax owed by CBI resulting from the cashout on a “net settlement” basis, of the Options as provided for in Section 1.13.

Unrealized gains and losses on CBI’s investment securities shall be excluded from the calculation of Tangible Equity.

CBI shall, at least three business days before the Closing Date, provide IBG with a calculation of Tangible Equity as of the Calculation Date. If IBG disagrees with such calculation of Tangible Equity, CBI and IBG shall meet to resolve any such disagreement. If CBI and IBG cannot resolve any such disagreement, then an independent accounting firm mutually agreed to by IBG and CBI shall resolve any such disagreement which resolution shall be final and binding upon CBI and IBG. Confidential Schedule 1.05(E) sets forth the method of calculation and, by way of example only, a preliminary estimate of Tangible Equity.

F. Notwithstanding anything in this Agreement to the contrary, IBG will not issue any certificates or scrip representing fractional IBG Shares otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, IBG shall pay to each former holder of CBI Shares otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the Average Closing Price by (ii) the fraction of an IBG Share which such holder would otherwise be entitled to receive pursuant to this Section 1.05.

Section 1.06. Treatment of IBG Shares. Each IBG Share outstanding immediately prior to the Effective Time shall, on and after the Effective Time, remain issued and outstanding as one share of common stock of IBG as the corporation surviving the Merger.

Section 1.07. Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, CBI Shares that are held by shareholders of CBI who have complied with the terms and provisions of Subchapter H of Chapter 10 of the TBOC (each a “Dissenting Shareholder”) shall be entitled to those rights and remedies set forth in Subchapter H of Chapter 10 of the TBOC; but if a shareholder of CBI fails to perfect, withdraws or otherwise loses any such right or remedy granted by the Subchapter H of Chapter 10 of the TBOC, each CBI Share held by such shareholder shall be converted into and represent only the right to receive the consideration as specified in Section 1.05.

Section 1.08. SEC Filing and Shareholder Approval.

A. As promptly as practicable following the date of this Agreement, IBG shall prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by IBG with the Securities and Exchange Commission (“SEC”) in connection with the issuance of the IBG Shares to the CBI Shareholders pursuant to Section 1.05 (including the Proxy Statement for the shareholder meetings of IBG and CBI and prospectus and other proxy solicitation materials constituting a part thereof (together, the “Proxy Statement”) and all related documents). CBI shall prepare and furnish to IBG such information relating to CBI and its directors, officers and shareholders as may be reasonably required to comply with SEC rules and regulations in connection with the Registration Statement. IBG shall provide CBI, and its legal, financial and accounting advisors, the right to review and provide comments upon (i) the Registration Statement in advance of such Registration Statement being filed with the SEC and (ii) on all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments relating to the Registration Statement before filing or submission to the SEC. IBG shall consider in good faith all comments from CBI and its legal, financial and accounting advisors to the Registration Statement, all amendments and supplements thereto and all responses to requests for additional information. CBI agrees to cooperate with IBG and IBG’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor and in taking such other actions in connection with the Registration Statement and the Proxy Statement. If CBI has cooperated and promptly provided information required to be delivered by it for inclusion in the Registration Statement and Proxy Statement as required by this Section 1.08(A) and Section 5.02, IBG shall file, or cause to be filed, the Registration Statement with the SEC on or before January 16, 2017. IBG shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended (the “Securities Act”), as promptly as reasonably practicable after the filing thereof. IBG also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

B. The Board of Directors of CBI (the “CBI Board”) shall duly call, give notice of, and cause to be held, a meeting of its shareholders (the “CBI Meeting”) and will direct that this Agreement and the transactions contemplated hereby be submitted to a vote at the CBI Meeting. Specifically, the CBI Board will present for the consideration of CBI shareholders a proposal to approve and adopt this Agreement and the Merger and the transactions contemplated hereby. The CBI Board will (i) cause proper notice of the CBI Meeting to be given to the CBI shareholders in compliance with applicable law and regulations, (ii) distribute to the CBI shareholders the Proxy Statement, (iii) recommend by the affirmative vote of the CBI Board a vote in favor of approval of the proposals set forth in this Section 1.08(B), subject to Section 1.08(C), and (iv) perform such other acts as may reasonably necessary to ensure that shareholder approval of the proposals set forth in this Section 1.08(B) are obtained. CBI shall print and commence the mailing (at its expense) of the Proxy Statement to its shareholders on or before the fifth business day after the date that the Registration Statement is declared effective and a final prospectus (relating to the Registration Statement) and Proxy Statement is on file with the SEC before such mailing.

C. Notwithstanding the foregoing, CBI and the CBI Board are permitted to change its recommendation as contemplated by this Section 1.08(C) (“Change in Recommendation”) if and only to the extent that:

1. CBI, the CBI Subsidiaries and the CBI Representatives (as defined in Section 5.10), have complied in all material respects with Section 5.10;

2. the CBI Board, after consultation with its outside counsel, has determined in good faith that failure to make a Change in Recommendation would reasonably be expected to result in a violation of its fiduciary duties under applicable law; and

3. if the CBI Board intends to make a Change in Recommendation after CBI has received an Acquisition Proposal (as defined in Section 5.10(D)), (a) the CBI Board has concluded in good faith, after giving effect to all of the adjustments which may be offered by IBG pursuant to subclause (c) below, that such Acquisition Proposal constitutes a Superior Proposal (as defined in Section 5.10(E)), (b) CBI shall notify IBG, at least five business days in advance, of its intention to make a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to IBG a written description of the material terms of the Superior Proposal and copies of such other material documents that CBI is not required to keep confidential, and (c) before making such a Change in Recommendation, CBI shall, and shall cause its financial and legal advisors to, during the period after CBI’s delivery of the notice referred to in subclause (b) above, negotiate with IBG in good faith for a period of up to five business days (to the extent IBG desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

D. The Board of Directors of IBG (the “IBG Board”) shall duly call, give notice of, and cause to be held, a meeting of its shareholders (the “IBG Meeting”) and will direct that this Agreement and the transactions contemplated hereby be submitted to a vote at the IBG Meeting. Specifically, the IBG Board will present for the consideration of IBG shareholders a proposal to approve and adopt this Agreement and the Merger and the transactions contemplated hereby, a proposal to approve the issuance of IBG Shares in connection with the Merger, and a proposal to elect the CBI Nominees (as defined in Section 6.16) to the Board of Directors of IBG. The IBG Board will (i) cause proper notice of the IBG Meeting to be given to the IBG shareholders in compliance with applicable law and regulations, (ii) distribute to the IBG shareholders the Proxy Statement, (iii) recommend by the affirmative vote of the IBG Board a vote in favor of approval of the proposals set forth in this Section 1.08(D), and (iv) perform such other acts as may reasonably be necessary to ensure that shareholder approval of the proposals set forth in this Section 1.08(D) are obtained. IBG shall print and commence the mailing (at its expense) of the Proxy Statement to its shareholders on or before the fifth business day after the date that the Registration Statement is declared effective and a final prospectus (relating to the Registration Statement) and Proxy Statement is on file with the SEC before such mailing.

Section 1.09. Effective Time. The “Effective Time” means the effective time of the Merger as specified in the Certificate of Merger filed with and certified by the Texas Secretary of State (“TSOS”). The Certificate of Merger shall be filed with the TSOS on the Closing Date.

Section 1.10. Bank Merger. Immediately after the Effective Time, IBG shall cause the Bank Merger to be consummated.

Section 1.11. Anti-Dilution Provisions. If, between the date of this Agreement and the Effective Time, the IBG Shares are changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a share dividend thereon is declared with a record date within said period, the CBI Share Exchange Ratio and any dependent items shall be adjusted accordingly to provide to the CBI Shareholders the same economic effect as contemplated by this Agreement prior to such action; but an offering or sale of IBG Shares shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment of the IBG Shares.

Section 1.12. Tax Matters.

A. None of IBG, Independent Bank, CBI or Northstar Bank has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of § 368 of the Code. IBG, Independent Bank, CBI and Northstar Bank shall each use commercially reasonable efforts to cause (i) the Merger to qualify as a “reorganization” within the meaning of §368(a) of the Code, and (ii) each of IBG and CBI to be a party to the reorganization within the meaning of §368(b) of the Code. Each of IBG, Independent Bank, CBI and Northstar Bank agrees to file all of its tax returns, including complying with the filing requirements of Treasury Regulations §1.368-3, consistent with the treatment of the Merger as a “reorganization” within the meaning of §368(a) of the Code and in particular as a transaction described in §368(a)(1)(A) of the Code and Treasury Regulations §1.368-2(b)(1)(ii). This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations §1.368-2(g).

B. None of IBG, Independent Bank, CBI or Northstar Bank has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Bank Merger from qualifying as a reorganization within the meaning of §368 of the Code. IBG, Independent Bank, CBI and Northstar Bank shall each use commercially reasonable efforts to cause (i) the Bank Merger to qualify as a “reorganization” within the meaning of §368(a) of the Code, and (ii) each of Independent Bank and Northstar Bank to be a party to the reorganization within the meaning of §368(b) of the Code. Each of IBG, Independent Bank, CBI and Northstar Bank agrees to file all of its tax returns, including complying with the filing requirements of Treasury Regulations §1.368-3, consistent with the treatment of the Bank Merger as a “reorganization” within the meaning of §368(a) of the Code and in particular as a transaction described in §368(a)(1)(A) of the Code and Treasury Regulations §1.368-2(b)(1)(ii). This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations §1.368-2(g).

C. IBG shall deliver to Andrews Kurth LLP and Fenimore, Kay, Harrison & Ford LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of IBG, containing representations of IBG, and CBI shall deliver to Andrews Kurth LLP and Fenimore, Kay, Harrison & Ford LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of CBI, containing representations of CBI, in each case as shall be reasonably necessary or appropriate to enable Andrews Kurth LLP to render the tax opinion described in Section 8.14 and to enable Fenimore, Kay, Harrison & Ford LLP to render the tax opinion described in Section 7.11. Independent Bank shall deliver to Andrews Kurth LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Independent Bank, containing representations of Independent Bank, and Northstar Bank shall deliver to Andrews Kurth LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Northstar Bank, containing representations of Northstar Bank, in each case as shall be reasonably necessary or appropriate to enable Andrews Kurth LLP to render the tax opinion described in Section 8.14. Each of IBG, Independent Bank, CBI and Northstar Bank shall use commercially reasonable efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications and representations included in the tax representation letters described in this Section 1.12(C).

D. IBG and Independent Bank shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulations § 1.368-3.

E. Following the Merger and the Bank Merger, neither IBG nor Independent Bank (or any successor thereof) will take any action or fail to take any action that would prevent the Merger or Bank Merger from satisfying the “continuity of business enterprise” requirement for a “reorganization” as provided in Treasury Regulations § 1.368-(d).

Section 1.13. Treatment of Awards. Pursuant to the Carlile Bancshares, Inc. Amended and Restated 2015 Equity Incentive Plan (the “CBI Award Plan”), CBI has granted (i) options to purchase shares of CBI common stock which are outstanding and unexercised (the “Options”), and (ii) restricted shares of CBI common stock which are restricted and subject to forfeiture (the “Restricted Shares”). CBI and IBG shall take the following actions with respect to the Options and the Restricted Shares.

A. Vesting. Pursuant to Section 12 of the CBI Award Plan, the Administrator (as defined in the CBI Award Plan) shall unilaterally provide for the full vesting of all unvested Options and the release of the Restricted Shares from forfeiture and transfer restrictions effective as of the Calculation Date.

B. Options. The Administrator shall effectuate the automatic cashout and termination of the Options on the following basis:

1. Each holder of an Option (an “Option Holder”) shall be entitled to receive, for each share of CBI common stock underlying their respective Option (an “Option Share”), an amount equal to the difference between (i) the Closing Date Fair Market Value, minus (ii) the applicable Option Share exercise price as set forth on Confidential Schedule 3.03(C) (the “Per Option Share Price”). For purposes of this Agreement, the “Closing Date Fair Market Value” shall mean the quotient of (x) the sum of (1) the aggregate number of shares of IBG Shares to be issued pursuant to Section 1.05(B) (as may be adjusted pursuant to Section 1.05(B)(1) and Section 9.01(K) but without giving effect to the clause “less the Aggregate Option Holder Payment (as defined in 1.13(B)(2) below)” contained in Section 1.05(B)), multiplied by the Average Closing Price, plus (2) an amount equal to the portion of the Section 1.05(D) Distribution that is not a Return of Capital Distribution, plus (3) the aggregate exercise price to be paid to exercise the Options as set forth on Confidential Schedule 3.03(C), divided by (y) the number of CBI Shares issued and outstanding immediately before the Effective Time, plus the number of Option Shares outstanding and unexercised as of such date.

2. Within five (5) business days following the Closing Date, IBG shall pay to each Option Holder an amount in cash equal to the product of (i) the Per Option Share Price, multiplied by (ii) the total number of Option Shares held by such Option Holder (the “Option Holder Payment”). The aggregate Option Holder Payment paid to all of the Option Holders is referred to as the “Aggregate Option Holder Payment.”

3. The Option Holder Payment shall be subject to applicable payroll, federal, state, and local income tax withholding and, as a result, the amount of the Option Holder Payment shall be reduced by the applicable total tax withholding, and IBG shall deliver such withheld amount to the applicable taxing authority.

4. In connection with the cashout of the Options and prior to Closing, CBI shall use commercially reasonable efforts to obtain a written acknowledgement signed by each Option Holder stating that their Option will be cancelled in exchange for the Option Holder Payment and that they will have no further right to purchase CBI Shares or any other right with respect to their Options.

ARTICLE II

THE CLOSING AND EXCHANGE PROCEDURES

Section 2.01. Time and Place of the Closing and Closing Date. The transactions contemplated under this Agreement shall be consummated on a date (the “Closing Date”) mutually agreeable to IBG and CBI that is within forty-five (45) days after the receipt of all necessary regulatory, corporate and other approvals, and the expiration of all associated mandatory waiting periods (the “Required Approvals”). On the Closing Date, a meeting (the “Closing”) will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in ARTICLE VII and ARTICLE VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement.

The Closing shall take place at 10:00 a.m., local time at the executive offices of IBG on the Closing Date, or at such other time and place to which IBG and CBI may agree.

Section 2.02. Actions to be Taken at the Closing by CBI. At the Closing, CBI shall execute and acknowledge (where appropriate) and deliver to IBG such documents and certificates reasonably necessary to carry out the terms and provisions of this Agreement, including the following (all of such actions constituting conditions precedent to IBG’s obligations to close hereunder):

A. A certificate, dated as of the Closing Date, duly executed by the Secretary of CBI, acting solely in his capacity as an officer of CBI, pursuant to which CBI shall certify (i) the due adoption by the CBI Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and any other agreements and documents to which CBI is a party contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby; (ii) the approval by the shareholders of CBI of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger; (iii) the incumbency and true signatures of those officers of CBI duly authorized to act on its behalf in connection with the execution and delivery of this Agreement and any other agreements and documents to which CBI is a party contemplated hereby and thereby, and the taking of all actions contemplated hereby and thereby on behalf of CBI; and (iv) a true and correct list of the record holders of CBI Shares and Options as of the Closing Date;

B. A certificate, dated as of the Closing Date, duly executed by the Secretary of Northstar Bank, acting solely in his capacity as an officer of Northstar Bank, pursuant to which Northstar Bank shall certify (i) the due adoption by the Board of Directors of Northstar Bank (the “Northstar Bank Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of a merger agreement providing for the Bank Merger (the “Bank Merger Agreement”) and any other agreements and documents to which Northstar Bank is a party contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; (ii) the approval by CBI as the sole shareholder of Northstar Bank of the Bank Merger Agreement, and the consummation of the transactions contemplated thereby, including the Bank

Merger; and (iii) the incumbency and true signatures of those officers of Northstar Bank duly authorized to act on its behalf in connection with the execution and delivery of the Bank Merger Agreement and any other agreements and documents to which Northstar Bank is a party contemplated hereby and thereby, and the taking of all actions contemplated hereby and thereby on behalf of Northstar Bank;

C. A certificate duly executed by an executive officer of CBI, acting solely in his capacity as an executive officer of CBI, dated as of the Closing Date, certifying satisfaction of the conditions set forth in Section 8.01, Section 8.02 and Section 8.06;

D. Evidence reasonably satisfactory to IBG that, as of the Effective Time, (i) all CBI Employee Plans (as defined in Section 3.29) required to be terminated by IBG in writing before the Closing have been terminated in accordance with the terms of such Employee Plans, the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other applicable laws and regulations and that all affected participants have been notified of such terminations to the extent such notice is required by applicable laws and regulations;

E. All consents and approvals listed on Confidential Schedule 2.02(E);

F. Supplemental Confidential Schedules reflecting any material changes to the representations of CBI in ARTICLE III between the date of the supplemental Confidential Schedules required by Section 5.14 and the Closing Date;

G. The Releases by D&Os (as defined in Section 5.16), signed by the directors and executive officers of CBI and Northstar Bank, the Employment Contract Releases (as defined in Section 5.13) signed by officers and employees who receive payments pursuant to their respective Employment Contract in connection with the consummation of the Merger, and resignations of each of the directors of CBI and each CBI Subsidiary, effective as of the Closing Date;

H. Executed agreements, certificates of merger, certificates, and other documents necessary to consummate the Bank Merger; and

I. All other documents required to be delivered to IBG by CBI under the provisions of this Agreement and all other documents, certificates and instruments as are consistent with the terms of this Agreement and reasonably requested by IBG or its counsel.

Section 2.03. Actions to be Taken at the Closing by IBG. At the Closing, IBG shall execute and acknowledge (where appropriate) and deliver to CBI such documents and certificates necessary to carry out the terms and provisions of this Agreement, including the following (all of such actions constituting conditions precedent to CBI’s obligations to close hereunder):

A. A certificate, dated as of the Closing Date, executed by the Secretary of IBG, acting solely in her capacity as an officer of IBG, pursuant to which IBG shall certify (i) the due adoption by the Board of Directors of IBG (the “IBG Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement, and the other agreements and documents to which IBG is a party contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Merger, (ii) the approval by the shareholders of IBG of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger and the election of the CBI Nominees (as defined in Section 6.16) to the Board of Directors of IBG, and (iii) the incumbency and true signatures of those officers of IBG duly authorized to act on its behalf in connection with the execution and delivery of this Agreement and any other agreements and documents to which IBG is a party contemplated hereby and thereby, and the taking of all actions contemplated hereby and thereby on behalf of IBG;

B. A certificate, dated as of the Closing Date, duly executed by the Secretary of Independent Bank, acting solely in her capacity as an officer of Independent Bank, pursuant to which Independent Bank shall certify

(i) the due adoption by the Board of Directors of Independent Bank (the “Independent Bank Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; (ii) the approval by IBG as the sole shareholder of Independent Bank of the Bank Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; and (iii) the incumbency and true signatures of those officers of Independent Bank duly authorized to act on its behalf in connection with the execution and delivery of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, on behalf of Independent Bank;

C. A certificate duly executed by an executive officer of IBG, acting solely in his capacity as an executive officer of IBG, dated as of the Closing Date, certifying satisfaction of the conditions set forth in Section 7.01, Section 7.02 and Section 7.09;

D. All consents and approvals required to be obtained by IBG from third parties to consummate the transactions contemplated by this Agreement, including all necessary regulatory approvals;

E. Supplemental Confidential Schedules reflecting any material changes to the representations of IBG in ARTICLE IV between the date of the supplemental Confidential Schedules required by Section 6.11 and the Closing Date;

F. Executed agreements, certificates of merger, certificates, as applicable, and other documents necessary to consummate the Bank Merger; and

G. All other documents required to be delivered to CBI by IBG under the provisions of this Agreement and all other documents, certificates and instruments as are consistent with the terms of this Agreement and reasonably requested by CBI or its counsel.

Section 2.04. [Reserved].

Section 2.05. Exchange Procedures.

A. On the business day before the Closing Date, IBG shall deposit or cause to be deposited in trust with Wells Fargo Bank, N.A. (the “Exchange Agent”) certificates for shares or evidence of shares in book entry form representing the aggregate number of IBG Shares which the holders of CBI Shares are entitled to receive pursuant to Section 1.05.

B. As soon as practicable after the Effective Time, with the intent to be within five business days after the Effective Time, IBG shall use commercially reasonable efforts to cause the Exchange Agent to mail to each record holder of an outstanding certificate or certificates representing CBI Shares (the “Certificates”), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. The form and substance of the letter of transmittal and any associated cover letter shall be mutually acceptable to IBG and CBI before such transmittal materials are mailed to the holders of the Certificates. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal properly completed and duly executed (the “Transmittal Materials”), the holder of such Certificate shall be entitled to receive in exchange therefor (i) a number of IBG Shares equal to the product of (x) the CBI Share Exchange Ratio, multiplied by (y) the number of CBI Shares represented by the Certificate (the “Surrendered Shares”), and (ii) an amount of cash as payment in lieu of the issuance of fractional IBG Shares calculated in accordance with Section 1.05(F), and such Certificate shall forthwith be canceled. The consideration to be received by a CBI Shareholder upon surrender of his Certificate is referred to as the “Merger Consideration.” Until surrendered in accordance with this Section 2.05, each Certificate (other than Certificates representing CBI Shares held by Dissenting Shareholders) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon. Promptly after receipt of the Transmittal Materials, IBG will use commercially reasonable efforts to cause the Exchange Agent to review the Transmittal Materials in order to verify proper completion and execution thereof. As soon as practicable after the Effective Time and the surrender of a Certificate to the Exchange Agent, together with properly completed and executed Transmittal Materials, IBG will use commercially reasonable efforts to cause the Exchange Agent to promptly deliver the Merger Consideration.

C. After the Effective Time, the share transfer ledger of CBI shall be closed and there shall be no transfers on the share transfer books of CBI of the CBI Shares which were outstanding immediately before such time of filing. If, after the Effective Time, Certificates are presented to IBG, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.05.

D. Former shareholders of CBI shall be entitled to vote after the Effective Time at any meeting of IBG’s shareholders the number of IBG Shares into which their shares are converted, regardless of whether such shareholders of CBI have surrendered their Certificates in exchange therefor.

E. No dividends or other distributions declared after the Effective Time with respect to IBG Shares and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate to the Exchange Agent in accordance with this Section 2.05. After the surrender of a Certificate in accordance with this Section 2.05, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the IBG Shares represented by such Certificate.

F. Any portion of the Aggregate Merger Consideration (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of CBI for six months after the Exchange Agent mails the letter of transmittal pursuant to this Section 2.05 shall be delivered to IBG upon demand, and any shareholders of CBI who have not theretofore complied with the exchange procedures in this Section 2.05 shall look to IBG only, and not the Exchange Agent, for the payment of the Merger Consideration in respect of such shares. If outstanding Certificates for CBI Shares are not surrendered or the payment for them is not claimed before the date on which such IBG Shares or cash would otherwise escheat to any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property or any other applicable law, become the property of IBG (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property.

G. If any IBG Shares are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to IBG) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing IBG Shares in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or not payable.

H. None of IBG, CBI, the Exchange Agent or any other person shall be liable to any former holder of CBI Shares for any IBG Share (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

I. If any Certificate has been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by IBG or the Exchange Agent, the posting by such person of a bond in such amount as IBG or the Exchange Agent may direct (not to exceed the amount of Merger Consideration relating to the relevant missing Certificate) as indemnity against any claim that may be made against IBG, Independent Bank, or CBI with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CBI

CBI hereby makes the following representations and warranties to IBG, as qualified, if necessary, by the Confidential Schedules referenced herein. The disclosure of a matter on any Confidential Schedule shall constitute disclosure for purposes of all Confidential Schedules required by this Agreement.

Section 3.01. Organization and Ownership.

A. CBI is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. CBI is a corporation duly organized, validly existing and in good standing under all laws, rules and regulations of the State of Texas. CBI and Northstar Bank each has all requisite corporate power and authority to own each respective CBI Subsidiary as now owned, and to enter into and carry out its obligations under this Agreement and the other agreements contemplated hereby to which CBI is a party. True and complete copies of the Certificate of Formation and Bylaws of CBI, as amended to date, have been delivered to IBG.

B. CBI is the sole record and beneficial owner of all of the issued and outstanding shares of capital stock of Northstar Bank, free and clear of all liens, security interests, and encumbrances of every kind or character, and no other person or entity has any equity or other ownership interest in Northstar Bank. Other than Northstar Bank and except as set forth in Confidential Schedule 3.01(B), CBI does not, directly or indirectly, own or control any Affiliate (as defined in Section 11.10) or Subsidiary (as defined in Section 11.10) (collectively with Northstar Bank, the “CBI Subsidiaries”, and each a “CBI Subsidiary”). CBI has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, and the business carried on by CBI has not been conducted through any other direct or indirect Subsidiary or Affiliate of CBI other than the CBI Subsidiaries listed on Confidential Schedule 3.01(B). CBI and Northstar Bank each has all requisite regulatory approvals and governmental permits and licenses necessary to own their respective CBI Subsidiary.

Section 3.02. Execution and Delivery. CBI has full corporate power and authority to execute and deliver this Agreement and the other agreements to which CBI is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements to which CBI is a party that are contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the CBI Board. Other than approval by the requisite vote of the shareholders of CBI, no other corporate proceedings or approvals are necessary on the part of CBI to approve this Agreement or the other agreements to which CBI is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the other agreements and documents contemplated hereby to which CBI is a party have been or at Closing will be duly executed by CBI and each such agreement or document constitutes or at Closing will constitute a legal, valid and binding obligation of CBI, enforceable against CBI in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 3.03. CBI Capitalization.

A. The authorized capital of CBI consists of 75,000,000 voting and nonvoting common shares, $1.00 par value per share, of which 35,064,719 CBI Shares are issued and outstanding as of the date of this Agreement, and 1,000,000 preferred shares, $1.00 par value of which no shares are issued and outstanding. All offerings by

CBI to issue its capital securities have terminated. Except as otherwise set forth in Confidential Schedule 3.03(C), there are no (A) other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, CBI to purchase or otherwise acquire any security of or equity interest in CBI, obligating CBI to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital securities of any class. There are no outstanding contractual obligations of CBI to vote or dispose of any CBI Shares and to the Best Knowledge of CBI, there are no shareholder agreements, voting trusts or similar agreements relating to the CBI Shares. All of the outstanding CBI Shares have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. The CBI Shares have been issued in material compliance with the securities laws of the United States and other jurisdictions having applicable securities laws. There are no restrictions applicable to the payment of dividends on the CBI Shares except pursuant to applicable laws and regulations, and all dividends declared before the date of this Agreement have been paid.

B. Confidential Schedule 3.03(B) contains a true and correct list of the holders of CBI Shares as of the date of this Agreement and, no other person or entity has any equity or other interest in CBI. True and correct copies of all offering materials, as amended and supplemented, distributed by CBI since January 1, 2014, have been made available to IBG.

C. Confidential Schedule 3.03(C) contains a true and correct list of the holders of the Options as of the date of this Agreement, listing the name of each Option Holder, the number of Option Shares held, the applicable exercise price(s) for each Option, the aggregate number of Option Shares and the Aggregate Exercise Price. Confidential Schedule 3.03(C) also contains a true and correct list of the holders of the Restricted Shares as of the date of this Agreement, listing the name of each holder of Restricted Shares, the number of shares of Restricted Shares held and any restrictions with respect to the Restricted Shares. All Restricted Shares are issued and outstanding and are included in the number of CBI Shares shown as issued and outstanding in Section 3.03(A).

Section 3.04. Northstar Bank.

A. Northstar Bank is a Texas banking association, duly organized, validly existing and in good standing under the laws of the State of Texas. Northstar Bank has all requisite corporate power and authority to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the Articles of Association and Bylaws of Northstar Bank, as amended to date, have been delivered to IBG. Northstar Bank is an insured bank as defined in the Federal Deposit Insurance Act of 1950, as amended (the “FDIA”). The nature of the business of Northstar Bank does not require it to be qualified to do business in any jurisdiction other than the State of Texas and the State of Colorado. Except as set forth in Confidential Schedule 3.04(A), Northstar Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Northstar Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of Northstar Bank. For purposes of this Agreement, the term “Northstar Bank” shall include Northstar Bank and its Subsidiary as listed on Confidential Schedule 3.04(A).

B. The authorized capital stock of Northstar Bank consists of 138,000 shares of common stock, $10.00 par value per share, of which 138,000 shares are issued and outstanding as of the date of this Agreement. CBI is in possession of all certificates evidencing all of the outstanding shares of capital stock of Northstar Bank. All of the outstanding shares of capital stock or other securities evidencing ownership of Northstar Bank are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person and have been issued in material compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends on the shares of the capital stock of Northstar Bank, except pursuant to applicable laws and regulations, and all dividends declared before the date of this Agreement on such capital stock have been paid. There are no (A) other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating Northstar Bank to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Northstar Bank. There are no outstanding contractual obligations of CBI to vote or dispose of any shares of capital stock of Northstar Bank. There are no shareholder agreements, voting trusts or similar agreements relating to the capital stock of Northstar Bank.

Section 3.05. No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by CBI or any CBI Subsidiary with any of the terms or provisions hereof (if the required regulatory and shareholder approvals are obtained) will (i) violate any provision of the charters, articles, certificates or bylaws of CBI or any CBI Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CBI or Northstar Bank or any of their Properties (as defined in Section 11.10) or assets; or (iii) except as set forth in Confidential Schedule 3.05, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, result in the creation of any lien upon any of the respective Properties or assets of CBI or any CBI Subsidiary under, or require the prior consent of a third party pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any material license, lease, agreement, contract or other instrument or obligation to which CBI or any CBI Subsidiary is a party, or by which CBI or any CBI Subsidiary or any of their respective Properties, assets or business activities may be bound or subject.

Section 3.06. Compliance with Laws, Permits and Instruments. CBI and each CBI Subsidiary, and their respective employees and agents, hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as now being conducted. CBI and each CBI Subsidiary are in compliance with all applicable laws, statutes, orders, rules, regulations and policies of any Government Authority (as defined in Section 11.10), except where the failure, whether individually or in the aggregate, to be so in compliance is not reasonably expected to cause a Material Adverse Change to CBI or any CBI Subsidiary.

Section 3.07. Financial Statements; Call Reports.

A. CBI has made available to IBG true and complete copies of (i) the audited consolidated financial statement of CBI as of and for the years ended December 31, 2015 and 2014, and (ii) an unaudited consolidated balance sheet and income statement of CBI as of and for the six months ending June 30, 2016, (the “Financial Statements”). The Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared in all material respects according to generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present in all material respects the consolidated financial condition of CBI and the CBI Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the years ended December 31, 2015 and 2014, and the accounting records underlying the Financial Statements accurately and fairly reflect in all material respects the transactions of CBI. The Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

B. CBI has made available to IBG true and complete copies of the Reports of Condition and Income as of December 31, 2015, December 31, 2014, December 31, 2013 and June 30, 2016 (the “Call Reports”) for the Northstar Bank. The Call Reports fairly present, in all material respects, the financial position of the Northstar Bank and the results of its operations at the date and for the period indicated in that Call Report in conformity with the then-applicable instructions to the Reports of Condition and Income as promulgated by the Federal Financial Institutions Examination Council (the “Call Report Instructions”). The Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as disclosed on CBI’s consolidating income statement which has previously been made available to IBG.

C. The Northstar Bank has calculated its allowance for loan losses in accordance with regulatory accounting principles (“RAP”) as applied to banking institutions and in accordance with all applicable rules and regulations. To CBI’s Best Knowledge, the allowance for loan losses account for the Northstar Bank is and, as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries on loans previously charged off, on all outstanding loans of the Northstar Bank.

Section 3.08. Litigation. Neither CBI nor any CBI Subsidiary is a party to any, and there are no pending or, to the Best Knowledge of CBI, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against CBI or any CBI Subsidiary which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change, nor, to the Best Knowledge of CBI, is there any reasonable basis for any proceeding, claim or action against CBI or any CBI Subsidiary that is reasonably likely, individually or in the aggregate, to result in a Material Adverse Change. There is no injunction, order, judgment or decree imposed upon CBI or any CBI Subsidiary or the assets or Property of CBI or any CBI Subsidiary that has resulted in, or is reasonably likely to result in, a Material Adverse Change.

Section 3.09. Governmental Consents and Approvals. The Board of Directors of CBI has (i) resolved to call a special meeting of the CBI Shareholders for the purpose of approving this Agreement and the Merger, and (ii) adopted a resolution recommending to the CBI Shareholders that they approve this Agreement and the Merger. Except as set forth in Confidential Schedule 3.09, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required on the part of CBI or any CBI Subsidiary in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by CBI or any CBI Subsidiary of the transactions contemplated hereby or thereby. To its Best Knowledge, CBI is not aware of any fact or circumstance regarding CBI or any of the CBI Subsidiaries that would reasonably be likely to materially impede or delay IBG’s ability to obtain all requisite regulatory approvals to consummate the Merger in a timely manner.

Section 3.10. Undisclosed Liabilities. Neither CBI nor any CBI Subsidiary has any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including unfunded obligations under any Employee Plan or liabilities for federal, state or local taxes or assessments) that are not reflected in or disclosed in the Financial Statements or the Call Reports, except (A) those liabilities, obligations and expenses incurred in the ordinary course of business and materially consistent with past business practices since June 30, 2016, (B) liabilities, obligations and expenses incurred as a result of or arising from this Agreement or any other agreement or document contemplated hereby, or any of the transactions contemplated hereby or thereby, or (C) liabilities, obligations and expenses as disclosed on Confidential Schedule 3.10 or the other Confidential Schedules to this Agreement.

Section 3.11. Title to Tangible Assets. CBI and each CBI Subsidiary have good and indefeasible title to, or valid leasehold interest in, all of their respective tangible assets and Properties including all material personal properties reflected in the Financial Statements and the Call Reports or acquired thereafter, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (A) as described in Confidential Schedule 3.11, (B) as reflected in the Financial Statements or the Call Reports, (C) statutory liens not yet delinquent, (D) consensual landlord liens, (E) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (F) pledges of assets in the ordinary course of business to secure public funds deposits, and (G) those assets and Properties disposed of for fair value in the ordinary course of business since June 30, 2016.

Section 3.12. Absence of Certain Changes or Events. Except as disclosed on Confidential Schedule 3.12, since June 30, 2016, each of CBI and each CBI Subsidiary has conducted its business only in the ordinary course and has not, other than in the ordinary course of business and materially consistent with past practices:

A. Incurred any obligation or liability, whether absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken, federal funds purchased, and current liabilities for trade or business obligations), none of which, individually or in the aggregate, result in a Material Adverse Change;

B. Discharged or satisfied any lien or paid any obligation or liability, whether absolute or contingent, due or to become due in an amount greater than $100,000 in the aggregate;

C. Declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital or other securities;

D. Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereof;

E. Acquired any capital or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

F. Mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its Property, business or assets, tangible or intangible except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (iv) pledges of assets to secure public funds deposits, and (v) those assets and Properties disposed of for fair value since September 30, 2016;

G. Sold, transferred, leased to others or otherwise disposed of any of its assets of material value (except for assets disposed of for fair value in the ordinary course of business) or canceled or compromised any debt or claim, or waived or released any right or claim of material value;

H. Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of, any contract, lease or other agreement, or suffered any damage, destruction or loss, which, individually or in the aggregate, would constitute a Material Adverse Change;

I. Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license or Proprietary Right (as defined in Section 3.17) or modified any existing material rights with respect thereto;

J. Except for routine salary increases made in the ordinary course of business and materially consistent with past practices or as contemplated by this Agreement, made any material change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension, severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated (except as expressly provided herein) any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by CBI or any CBI Subsidiary for the benefit of their respective directors, employees or former employees;

K. Made any capital expenditures or capital additions or betterments in excess of an aggregate of $100,000;

L. Instituted, had instituted against it, settled or agreed to settle, any litigation, action or proceeding before any Governmental Authority other than routine collection suits instituted by Governmental Authorities to collect amounts owed or suits in which the amount in controversy is less than $100,000;

M. Suffered any change, event or condition that, individually or in the aggregate, has caused or would reasonably be anticipated to result in a Material Adverse Change to CBI or any CBI Subsidiary;

N. Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment involving a financial commitment over the term of the contract or commitment in excess of $50,000, other than commitments to extend credit made in the ordinary course of business and materially consistent with past practices;

O. Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any third person, firm or corporation other than in the ordinary course of business and materially consistent with past practices;

P. Sold, or knowingly disposed of, or otherwise divested of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

Q. Made any, or acquiesced with any, change in any accounting methods, principles or material practices, except as required by GAAP or RAP;

R. Sold (but payment at maturity or prepayment is not deemed a sale) Investment Securities (as defined in Section 11.10) or purchased Investment Securities, other than U.S. Treasury securities with a maturity of two years or less;

S. Made, renewed, extended the maturity of, or altered any of the material terms of any loan to any single borrower and his related interests in excess of the principal amount of $2,500,000;

T. Amended or made any change in its certificate of formation, articles of association, or bylaws, or

U. Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections A through T above.

Section 3.13. Leases, Contracts and Agreements. Confidential Schedule 3.13 sets forth a list and general description of all contracts, leases, subleases, licenses, and agreements to which CBI or any CBI Subsidiary is a party or by which CBI or any CBI Subsidiary is bound (A) that obligate or would reasonably be expected to obligate CBI or any CBI Subsidiary for an amount in excess of $100,000 over the entire term of any such agreement or (B) that are related or of a similar nature and that in the aggregate obligate or would reasonably be expected to obligate CBI or any CBI Subsidiary for an amount in excess of $100,000 over the entire term of such related contracts, in the case of each of foregoing (A) and (B) that are not terminable by CBI or such CBI Subsidiary, as the case may be, on 30 days or less notice and that do not require the payment by CBI or any CBI Subsidiary of any termination fee, liquidated damages, forfeited pre-paid expense, or similar cost related to such termination (collectively, the “Contracts”). CBI has delivered or made available to IBG true and correct copies of all Contracts. For the purposes of this Agreement, the Contracts shall not include loans made by, repurchase agreements made by, spot foreign exchange transactions of, bankers acceptances of or deposits by, Northstar Bank, but do include unfunded loan commitments and letters of credit issued by Northstar Bank where the borrowers’ total direct and indirect indebtedness to Northstar Bank is in excess of $2,500,000. No participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liabilities of Northstar Bank. Neither CBI nor any CBI Subsidiary has received any written notice of material default under or material noncompliance with any Contract. For each lease in which CBI or any CBI Subsidiary is named as lessee, such party is the owner and holder of all the leasehold estates or other rights and interest purported to be granted by such instruments, in each case free and clear of any lessee-granted security interests, claims, liens (including tax liens), forfeitures, mortgages, pledges, penalties, encumbrances, assignments or charges whatsoever except as established by the lease or applicable law. CBI and each CBI Subsidiary enjoy peaceful and undisturbed possession under all leases under which they are currently operating.

Section 3.14. Taxes and Tax Returns.

A. CBI and each CBI Subsidiary have duly and timely filed or caused to be filed all material U.S. federal, state, foreign and local tax returns and reports required to be filed by them on or before the date of this Agreement (all such returns and reports being accurate and complete in all material respects) and have duly paid or caused to be paid on their behalf all material taxes that are due and payable by them on or before the date of this Agreement, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on their respective financial statements. As of the date hereof, neither CBI nor any CBI Subsidiary has any material liability for taxes in excess of the amount reserved or provided for on their respective financial statements as of the date thereof.

B. There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of taxes upon CBI or any CBI Subsidiary, nor has CBI or any CBI Subsidiary given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any material tax return for any period.

C. Proper and accurate amounts, if required by law, have been withheld by CBI and each CBI Subsidiary from their respective employees, independent contractors, creditors, shareholders or other third parties for all periods in material compliance with the tax withholding provisions of applicable law.

D. The U.S. federal income tax returns of CBI and each CBI Subsidiary with respect to all taxable periods beginning on or after December 31, 2012 have not been audited or examined and no such audit is currently pending or, to the Best Knowledge of CBI, threatened.

E. Neither CBI nor any CBI Subsidiary has entered into, or has any obligation under, any tax sharing agreement, tax allocation agreement, tax indemnity agreement, or similar contract or arrangement to indemnify any other person with respect to taxes that will require any payment by CBI or any CBI Subsidiary after the date of this Agreement.

F. The terms “tax” and “taxes” mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon. Additionally, the terms “tax return” and “tax returns” means any return, declaration, report, claim for refund or information return or statement relating to taxes, including any schedule or attachment thereto and including any amendment thereof.

G. CBI has delivered or made available to IBG correct and complete copies of all material U.S. federal income tax returns filed by CBI with the Internal Revenue Service (“IRS”), examination reports, and statements of deficiencies assessed against or agreed to by CBI or any CBI Subsidiary, if any, in each case with respect to any taxable period beginning on or after December 31, 2013.

Section 3.15. Insurance. Confidential Schedule 3.15 contains a complete list of all policies of insurance, including fidelity and bond insurance, maintained as of the date of this Agreement by CBI or any CBI Subsidiary. All such policies (A) are sufficient for compliance by CBI and each CBI Subsidiary, in all material respects, with all requirements of applicable law and all agreements to which CBI and each CBI Subsidiary are parties, (B) are valid, outstanding and enforceable, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership, or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or equity), and (C) are presently in full force and effect, and, except as set forth in Confidential Schedule 3.15, no written notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither CBI nor any CBI Subsidiary is in default with respect to the material provisions of any such policy or has failed to give any notice or present any known claim thereunder in a due and timely fashion. Each material Property of CBI and each CBI Subsidiary is insured for the benefit of CBI and such CBI Subsidiary in amounts deemed adequate by CBI’s and each CBI Subsidiary’s respective management against risks customarily insured against. Except as set forth in Confidential Schedule 3.15, there have been no claims under any fidelity bonds of CBI or any CBI Subsidiary since June 30, 2013 and to the Best Knowledge of CBI, there are no facts that would reasonably be expected to form the basis of a claim under such bonds.

Section 3.16. No Material Adverse Change. Except as disclosed in the representations and warranties made in this ARTICLE III and the Confidential Schedules hereto, there has not been any Material Adverse Change with respect to CBI or any CBI Subsidiary since June 30, 2016, nor to the Best Knowledge of CBI, has any event occurred that has resulted in, or has a reasonable probability of resulting in the future in, a Material Adverse Change with respect to CBI or any CBI Subsidiary.

Section 3.17. Proprietary Rights. Neither CBI nor any CBI Subsidiary requires the use of any material patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (collectively, “Proprietary Rights”) for the business or operations of CBI and any CBI Subsidiary that are not owned, held or licensed by CBI or such CBI Subsidiary. Neither CBI nor any CBI Subsidiary has received within the past three years any written notice of infringement of or conflict with the rights of others with respect to the use by CBI or such CBI Subsidiary of Proprietary Rights, and there is no claim or action by any such person pending or, to the Best Knowledge of CBI, threatened, with respect thereto.

Section 3.18. Transactions with Certain Persons and Entities. Except as disclosed on Confidential Schedule 3.18 and excluding deposit liabilities, there are no outstanding amounts payable to or receivable from, or advances by CBI or any CBI Subsidiary to, and neither CBI nor any CBI Subsidiary is otherwise a creditor to any director or officer of CBI or any CBI Subsidiary nor is CBI or any CBI Subsidiary a debtor to any such person other than as part of the normal and customary terms of such person’s employment or service as a director with CBI or any CBI Subsidiary. Except as disclosed on Confidential Schedule 3.18 neither CBI nor any CBI Subsidiary uses any asset owned by any shareholder or any present or former director or officer of CBI or any CBI Subsidiary, or any Affiliate thereof, in the operations (other than personal belongings of such officers and directors located in the Northstar Bank’s premises, the removal of which would not result in a Material Adverse Change), nor do any of such persons own or have the right to use real property that is adjacent to property on which Northstar Bank’s facilities are located. Except as disclosed on Confidential Schedule 3.18, neither CBI nor any CBI Subsidiary is a party to any transaction or agreement with any director or officer (or their respective Affiliates) of CBI or any CBI Subsidiary.

Section 3.19. Evidences of Indebtedness. All evidences of indebtedness that are reflected as assets of CBI or any CBI Subsidiary are legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and the availability of injunctive relief, specific performance and other equitable remedies), and are not subject to any asserted or, to the Best Knowledge of CBI, threatened, defenses, offsets or counterclaims that may reasonably be asserted against CBI, any CBI Subsidiary or the present holder thereof. The credit and collateral files of Northstar Bank contain all material information (excluding general, local or national industry, economic or similar conditions) actually known to CBI or Northstar Bank that is required to evaluate, in accordance with generally prevailing practices in the banking industry, the collectability of the loan portfolio of Northstar Bank (including loans that will be outstanding if Northstar Bank advances funds it is obligated to advance), except for items identified on Northstar Bank’s internal exception list which has been made available to IBG. All loans classified substandard, doubtful, loss, nonperforming or problem loans internally by management of Northstar Bank or any applicable Regulatory Agency (as defined in Section 11.10) are set forth on Northstar Bank’s watch list as of October 31, 2016, which is set forth in Confidential Schedule 3.19. Neither CBI nor Northstar Bank is aware of, nor has CBI or Northstar

Bank received notice of, any past or present conditions, events, activities, practices or incidents that may result in a violation of any Environmental Law (as defined in Section 11.10.) with respect to any real property securing any indebtedness reflected as an asset of Northstar Bank. With respect to any loan or other evidence of indebtedness all or a portion of which has been sold to or guaranteed by any governmental authority, including the Small Business Administration, each of such loans was made in compliance and conformity with all relevant laws, rules, regulations and procedures such that such governmental authority’s guaranty of such loan is effective during the term of such loan in all material respects. Notwithstanding anything to the contrary contained in this Section, no representation or warranty is being made as to the sufficiency of collateral securing, or the collectability of, the loans of Northstar Bank.

Section 3.20. Employee Relationships. CBI and each CBI Subsidiary has complied in all material respects with all applicable laws relating to its relationships with their respective employees, and CBI and each CBI Subsidiary reasonably believes that the relationship between CBI or any CBI Subsidiary and its respective employees is good. To the Best Knowledge of CBI, no key executive officer or manager of any of the operations of CBI or any CBI Subsidiary or any group of employees of CBI or any CBI Subsidiary has or have any present plans to terminate their employment. Confidential Schedule 3.20 contains a list of all employees of CBI and each CBI Subsidiary and their annual compensation and a list of all employment agreements, employment letters, change in control agreements, salary continuation and/or deferred compensation agreements or plans, severance plans and all other similar contracts, arrangements, plans, or understandings with any employee of CBI or any CBI Subsidiary (the “Employment Contracts”) and the amounts owed by CBI and/or any CBI Subsidiary under the Employment Contracts in connection with the consummation of the transactions contemplated by this Agreement. Except as disclosed on Confidential Schedule 3.20 neither CBI nor any CBI Subsidiary is a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against CBI or any CBI Subsidiary before the National Labor Relations Board and no similar claims pending before any similar state or local or foreign agency. There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of CBI or any CBI Subsidiary, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees. CBI and each CBI Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither CBI nor any CBI Subsidiary is engaged in any unfair labor practice.

Section 3.21. Condition of Assets. All tangible assets used by CBI or any CBI Subsidiary are in good operating condition, ordinary wear and tear excepted, and conform, in all material respects, with all applicable ordinances, regulations, zoning and other laws, whether federal, state or local. Neither CBI’s nor any CBI Subsidiary’s premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance or repairs that are not material in nature or cost.

Section 3.22. Environmental Compliance. Except as set forth in Confidential Schedule 3.22:

A. Each of CBI, the CBI Subsidiaries and all of their Properties and operations are in material compliance with all applicable Environmental Laws (as defined in Section 11.10). Neither CBI nor any CBI Subsidiary has received any written notice of any past, present, or future conditions, events, activities, practices or incidents that would reasonably be expected to materially interfere with or prevent the compliance of CBI or any CBI Subsidiary with all applicable Environmental Laws.

B. CBI and each CBI Subsidiary have obtained all material permits, licenses and authorizations that are required under all applicable Environmental Laws.

C. No Hazardous Materials (as defined in Section 11.10) exist on, about or within any of the Properties, nor, to the Best Knowledge of CBI, have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties, except as would not be expected to have or cause a Material Adverse Change. The use that CBI or any CBI Subsidiary makes of the Properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties, except as would not be expected to have or cause a Material Adverse Change.

D. There is no action, suit, proceeding, investigation, or inquiry before any Governmental Authority pending or, to the Best Knowledge of CBI, threatened, against CBI or any CBI Subsidiary relating in any way to any Environmental Law. Neither CBI nor any CBI Subsidiary has any liability for remedial action under any Environmental Law. Neither CBI nor any CBI Subsidiary has received any written request for information by any Governmental Authority with respect to the condition, use or operation of any of the Properties nor has CBI or any CBI Subsidiary received any written notice from any Governmental Authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law (including any letter, notice or inquiry from any person or Governmental Authority informing CBI or any CBI Subsidiary that it is or may be liable in any way under any Environmental Laws or requesting information to enable such a determination to be made).

Section 3.23. Regulatory Compliance.

A. Except as set forth on Confidential Schedule 3.23, neither CBI nor any CBI Subsidiary is now nor has been, since January 1, 2014, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Regulatory Agency or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each of the items set forth in the preceding clauses (i) through (vii), a “Regulatory Agreement”). There are no pending or, to the Best Knowledge of CBI, threatened investigations by any Regulatory Agency that would reasonably result in a Regulatory Agreement with respect to CBI or any CBI Subsidiary.

B. Since January 1, 2014, all reports, records, registrations, statements, notices and other documents or information required to be filed by CBI or any CBI Subsidiary with any Regulatory Agency have been duly and timely filed and, to the Best Knowledge of CBI, all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects. Northstar Bank is “well capitalized” (as that term is defined in 12 C.F.R. § 325.103(b)), “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)), and received at least a satisfactory CRA rating at its most recent compliance examination.

Section 3.24. Absence of Certain Business Practices. Neither CBI nor any CBI Subsidiary nor, to the Best Knowledge of CBI, any of their respective officers, employees or agents, nor, to the Best Knowledge of CBI, any other person acting on their behalf, has, directly or indirectly, since June 30, 2013, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of CBI or any CBI Subsidiary (or assist CBI or any CBI Subsidiary in connection with any actual or proposed transaction) that (A) may reasonably be expected to subject CBI or any CBI Subsidiary to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past, may reasonably have resulted in a Material Adverse Change or (C) if not continued in the future may reasonably be expected to result in a Material Adverse Change.

Section 3.25. Books and Records. The minute books, share certificate books and share transfer ledgers of CBI and each CBI Subsidiary (a) have been kept accurately in the ordinary course of business, (b) are complete and correct in all material respects, (c) the transactions entered therein represent bona fide transactions, and (d) do not fail to reflect any material transactions involving the business of CBI or any CBI Subsidiary that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.26. Forms of Instruments, Etc. CBI has made and will make available to IBG copies of all of CBI’s and any CBI Subsidiary’s standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis in the ordinary course of their respective business.

Section 3.27. Fiduciary Responsibilities. Each of CBI and each CBI Subsidiary has performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards, where the failure to so perform would result in a Material Adverse Change.

Section 3.28. Guaranties. Except in the ordinary course of business, according to past business practices and in material compliance with applicable law, CBI or the CBI Subsidiaries have not guaranteed the obligations or liabilities of any other person, firm or corporation.

Section 3.29. Employee Benefit Plans.

A. Set forth on Confidential Schedule 3.29 is a complete and correct list of all “employee benefit plans” (as defined in ERISA), all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified), and any trust, escrow or other agreement related thereto, which (a) is currently maintained or contributed to by CBI or any CBI Subsidiary, or with respect to which CBI or any CBI Subsidiary has any liability, and (b) provides benefits to any officer, employee, service provider, former officer or former employee of CBI or any CBI Subsidiary, or the dependents of any thereof, regardless of whether funded or unfunded (herein collectively the “Employee Plans” and each individually an “Employee Plan”).

B. No Employee Plan is a defined benefit plan within the meaning of ERISA. CBI has delivered or made available to IBG true, accurate and complete copies of the documents comprising each Employee Plan and any related trust agreements, annuity contracts, insurance policies or any other funding instruments (“Funding Arrangements”), any contracts with independent contractors (including actuaries and investment managers) that relate to any Employee Plan, the Form 5500 filed with the IRS in each of the three (3) most recent plan years with respect to each Employee Plan, and related schedules and opinions, and such other documents, records or other materials related thereto, as reasonably requested by IBG. There have been no prohibited transactions (described under ERISA §406 or Code §4975(c)), breaches of fiduciary duty or any other breaches or violations of any law applicable to the Employee Plans and related Funding Arrangements that would reasonably be expected to subject IBG, Independent Bank, CBI or any CBI Subsidiary to any material taxes, penalties or other liabilities. Each Employee Plan that is represented to be qualified under Code §401(a) has a current favorable determination or opinion letter. All reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each Employee Plan have been timely and completely filed or distributed. Each Employee Plan has been operated in material compliance with applicable law or in accordance with its terms. There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to the Best Knowledge of CBI, none are threatened. No written or, to the Best Knowledge of CBI, oral representations have been made by CBI or any CBI Subsidiary to any employee or former employee of CBI or any CBI Subsidiary promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such person, their dependent, or any beneficiary for any period of time beyond the end of the current plan year or beyond termination of employment (except to the extent of coverage required under Code §4980B or applicable state law). Compliance with FAS 106 will not create any material change to the Financial Statements or the Call Reports. There are no material surrender charges, penalties, or other costs or fees that would reasonably be expected to be imposed by any person against CBI, any CBI Subsidiary, an Employee Plan, or any other person, including an Employee Plan participant or beneficiary, as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any Employee Plan.

C. With respect to each “employee benefit plan” (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or in the past six (6) years, by any trade or business with which CBI or any CBI Subsidiary is required by any of the rules contained in the Code or ERISA to be treated as a single employer (“Controlled Group Plans”):

1. All Controlled Group Plans which are “group health plans” (as defined in the Code and ERISA) have been operated before the Closing such that failures to operate such group health plans in compliance, in all material respects, with Part 6 of Subtitle B of Title 1 of ERISA and Code § § 4980B and 4980D would not reasonably be expected to subject CBI or any CBI Subsidiary to material liability;

2. There is no Controlled Group Plan that is a defined benefit plan (as defined in ERISA), nor has there been a Controlled Group Plan that is a defined benefit plan in the last five (5) calendar years; and

3. There is no Controlled Group Plan that is a “multiple employer plan” or “multi-employer plan” (as either such term is defined in ERISA), nor has there been a Controlled Group Plan that is either a multiple employer plan or multi-employer plan since 2007.

D. All Employee Plan documents, annual reports or returns, audited or audited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, have been timely filed, and there have been no material changes in the information set forth therein.

E. All contributions (including all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due have been made with respect to each Employee Plan.

Section 3.30. No Excess Parachute Payments. Except as disclosed on Confidential Schedule 3.30, no amount, whether in cash or property or vesting of property, that will be received by or benefit provided to, any officer, director or employee of CBI, any CBI Subsidiary or any of their respective Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation §1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or benefit plan currently in effect will be an “excess parachute payment” (as such term is defined in Code §280G(b)(1)) solely as a result of the transactions contemplated by this Agreement; and no such person is entitled to receive any additional payment from CBI, any CBI Subsidiary, or IBG if the excise tax of Code §4999(a) is imposed on such person.

Section 3.31. Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. Except as disclosed on Confidential Schedule 3.31, Northstar Bank is in material compliance with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations promulgated thereunder. Northstar Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, Northstar Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. Northstar Bank has timely filed all Suspicious Activity Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section 3.31.

Section 3.32. Data Processing Agreements. Northstar Bank obtains its data processing services, ATM, and other information technology services exclusively through the contracts or agreements with the persons or entities described on Confidential Schedule 3.32 (“DP Contracts”). A true and correct executed copy of each DP Contract, as in effect as of the date hereof, has been provided to IBG. Other than the DP Contracts, neither CBI nor Northstar Bank has any agreement with any other person or entity for data processing, ATM or other technology services.

Section 3.33. Dissenting Shareholders. To the Best Knowledge of CBI, there is no plan or intention on the part of any shareholders of CBI to exercise their appraisal rights in the manner provided by applicable law.

Section 3.34. Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act and Flood Disaster Protection Act. Northstar Bank is in compliance in all material respects with the Fair Housing Act (42 U.S.C. §3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. §2801 et seq.), the Equal Credit Opportunity Act (15 U.S.C. §1691 et seq.), and the Flood Disaster Protection Act (42 USC §4002, et seq.), and all regulations promulgated thereunder. Since June 30, 2011, CBI has not received any written notices of any violation of such acts or any of the regulations promulgated thereunder, and it has not received any written notice of any, and to the Best Knowledge of Northstar Bank there is no, threatened administrative inquiry, proceeding or investigation with respect to its compliance with such laws.

Section 3.35. Usury Laws and Other Consumer Compliance Laws. All loans of Northstar Bank have been made in compliance in all material respects with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including the Texas usury statutes as currently interpreted, Regulation Z (12 C.F.R. §226 et seq.) issued by the Board of Governors of the Federal Reserve System (“FRB”), the Federal Consumer Credit Protection Act (15 U.S.C. §1601 et seq.), the Texas Consumer Credit Code (Tex. Rev. Civ. Stat. Ann. Art. 5062-2.01, et seq.) and all statutes governing the operation of banks operating in the State of Texas. Each such loan was made by Northstar Bank in the ordinary course of its lending business.

Section 3.36. Zoning and Related Laws. Except as disclosed on Confidential Schedule 3.36, all real property owned or operated by Northstar Bank and the use thereof is in compliance with all applicable laws, ordinances, regulations, orders or requirements, including building, zoning and other laws, except where the failure, whether individually or in the aggregate, to be so in compliance would not reasonably be expected to cause a Material Adverse Change.

Section 3.37. Business Combination. This Agreement and the transactions contemplated hereby are exempt from the requirements of Subchapter M of Chapter 21 of the TBOC and any other applicable state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares.

Section 3.38. Fairness Opinion. Before the execution of this Agreement, CBI has received an oral opinion from Sandler O’Neil & Partners, L.P., which will be followed by a written opinion, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Aggregate Merger Consideration to be received by the CBI Shareholders pursuant to this Agreement is fair to such shareholders from a financial point of view. As of the date of this Agreement, such opinion has not been amended or rescinded.

Section 3.39. [Reserved].

Section 3.40. Derivative Contracts. Neither CBI nor any CBI Subsidiary is a party to nor has it agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 3.41. Internal Controls. CBI and each CBI Subsidiary maintains an adequate system of internal accounting controls that provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of CBI and to maintain accountability for CBI’s consolidated assets; (c) access to CBI’s assets is permitted only in accordance with management’s authorization; (d) the reporting of CBI’s assets is compared with existing assets at regular intervals; and (e) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Neither CBI’s nor any CBI Subsidiary’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of CBI, the CBI Subsidiaries or their accountants and consultants, except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the preceding sentence.

Section 3.42. Indemnification. Except as set forth on Confidential Schedule 3.42, to the knowledge of CBI, no action or failure to take action by any present or former director, officer, employee or agent of CBI or any CBI Subsidiary has occurred which would give rise to a material claim by any such individual for indemnification from CBI or any CBI Subsidiary.

Section 3.43. Organization and Qualification of the Trusts. CBI has two special purpose trust subsidiaries, Northstar Statutory Trust II and Northstar Statutory Trust III (collectively, the “Trusts”). With respect to the Trusts:

A. The Trusts have issued and sold capital securities (the “Capital Securities”) and common securities (the “Common Securities”) under an Amended and Restated Declaration of Trust (the “Trust Agreement”), and CBI has issued to the Trusts, Floating Rate or Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures (“Debentures”), under an Indenture (the Trust’s Indenture and Trust Agreement are collectively referred to as its “Operative Documents”). Confidential Schedule 3.43 sets forth, with respect to the Trusts, the (i) dates of the respective Trust Agreements and Indentures, (ii) aggregate liquidation value of the respective Capital Securities, (iii) aggregate liquidation value of the respective Common Securities, (iv) aggregate amount of Debentures that have been issued to each Trust by CBI, (v) the rate paid on the respective Capital Securities, the Common Securities and the Debentures (collectively, the “Securities”), (vi) the dates after which CBI may redeem the respective Debentures at par, and (vii) the maturity date of the respective Debentures.

B. The Trusts have been duly created and each is validly existing in good standing as a statutory trust under the laws of the State of Delaware with the power and authority to own property and to conduct the business it transacts and proposes to transact and to enter into and perform its obligations under the Operative Documents. Each Trust is not a party to or otherwise bound by any material agreement other than the Operative Documents and a Placement Agreement of even date with the Trust Agreement. Each Trust is and will, be classified for tax purposes as a grantor trust and not as an association taxable as a corporation.

C. The Capital Securities and the Common Securities have been duly authorized by the respective Trust Agreements, have been validly issued and represent undivided beneficial interests in the assets of the respective Trusts. None of the Capital Securities or the Common Securities is subject to preemptive or other similar rights. All of the outstanding Common Securities are directly owned by CBI free and clear of any pledge, security interest, claim, lien or other encumbrance, and have been issued in compliance with applicable federal and state securities laws. The Common Securities satisfy the eligibility requirements of Rule 144A(d)(3) issued under the Securities Act of 1933, as amended. Neither CBI nor any Trust is an “investment company” or an entity “controlled” by an “investment company,” in each case within the meaning of Section 3(a) of the Investment Company Act of 1940, as amended, without regard to Section 3(c) of that act. The Debentures are not held of record by shareholders of CBI or any CBI Subsidiary.

D. The sole assets of each Trust are its Debentures, any interest paid on such Debentures to the extent not distributed, proceeds of such Debentures, or any of the foregoing.

E. All of the proceeds from the sale of the Capital Securities issued by each Trust have been invested in its respective Debentures. All of the proceeds from the sale of the Common Securities issued by each Trust have been invested in the respective Debentures. All Debentures are and have been held by each Trust since their initial issuance.

F. Neither Trust was not formed to, and is not authorized to, conduct any trade or business and neither Trust has conducted any trade or business since it was formed. The Trusts exist for the exclusive purposes of (i) issuing and selling its respective Capital Securities and Common Securities, (ii) using the proceeds from the sale of its respective Capital Securities and Common Securities to acquire its respective Debentures, and (iii) engaging only in activities necessary, advisable or incidental thereto. Each Trust was formed to facilitate direct investment in the assets of such Trust, and the existence of multiple classes of ownership is incidental to that purpose. There is no intent to provide holders of such interests in each Trust with diverse interests in the assets of each Trust.

G. CBI has not exercised its right to defer interest payments on the Debentures.

H. Each Trust’s income consists solely of payments made by CBI with respect to the respective Debentures, and such payments are not derived from the active conduct of a financial business by such Trust. Both CBI’s obligation to make those payments and the amounts thereof are set forth in the respective Debentures. Neither CBI’s obligation to make those payments nor the amounts payable by CBI is dependent on income or profits of CBI or any Affiliate of CBI (although CBI’s ability to do so is so dependent).

I. CBI has not issued any class of capital shares either pari passu or senior to the Debentures. All Debentures are either pari passu or senior to CBI’s trade accounts payable arising in the ordinary course of business.

J. CBI and the Trusts have created a debtor-creditor relationship between CBI, as debtor, and each Trust, as a creditor, and CBI and the Trusts have treated the Debentures as indebtedness for all tax purposes.

Section 3.44. Representations Not Misleading. No representation or warranty by CBI contained in this Agreement contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit on the Closing Date to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading. To the Best Knowledge of CBI, all written statements, exhibits, schedules, and other documents furnished to IBG by CBI or any CBI Subsidiary as part of the due diligence for this Agreement are accurate in all material respects.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF IBG

IBG hereby makes the following representations and warranties to CBI, as qualified, if necessary, by the Confidential Schedules referenced herein. The disclosure of a matter on any Confidential Schedule shall constitute disclosure for purposes of all Confidential Schedules required by this Agreement.

Section 4.01. Organization.

A. IBG is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. IBG is a corporation duly organized, validly existing and in good standing under all laws, rules and regulations of the State of Texas. IBG and Independent Bank each has all requisite corporate power and authority to own each respective IBG Subsidiary as now owned, and to enter into and carry out its obligations under this Agreement and the other agreements contemplated hereby to which IBG is a party. True and complete copies of the Certificate of Formation and Bylaws of IBG, as amended to date, have been delivered to CBI.

B. IBG is the sole record and beneficial owner of all of the issued and outstanding shares of capital stock of Independent Bank, free and clear of all liens, security interests, and encumbrances of every kind or character, and no other person or entity has any equity or other ownership interest in Independent Bank. Other than Independent Bank and except as set forth in Confidential Schedule 4.01(B), IBG does not, directly or indirectly, own or control any Affiliate (as defined in Section 11.10) or Subsidiary (as defined in Section 11.10) (collectively with Independent Bank, the “IBG Subsidiaries”, and each an “IBG Subsidiary”). IBG has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, and the business carried on by IBG has not been conducted through any other direct or indirect Subsidiary or Affiliate of IBG other than the IBG Subsidiaries listed on Confidential Schedule 4.01(B). IBG and Independent Bank each has all requisite regulatory approvals and governmental permits and licenses necessary to own their respective IBG Subsidiary.

Section 4.02. Execution and Delivery. IBG has full corporate power and authority to execute and deliver this Agreement and the other agreements to which IBG is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements to which IBG is a party that are contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the IBG Board. Other than approval by the requisite vote of the shareholders of IBG, no other corporate proceedings or approvals are necessary on the part of IBG to approve this Agreement or the other agreements to which IBG is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the other agreements and documents contemplated hereby to which IBG is a party have been or at Closing will be duly executed by IBG and each such agreement or document constitutes or at Closing will constitute a legal, valid and binding obligation of IBG, enforceable against IBG in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 4.03. IBG Capitalization. The authorized capital stock of IBG consists of 100,000,000 shares of common stock, $0.01 par value per share, of which 18,469,562 shares are outstanding as of the date of this Agreement and 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares of were issued or outstanding as of the date of this Agreement. Except as set forth in Confidential Schedule 4.03, there are no (A) other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, IBG to purchase or otherwise acquire any security of or equity interest in IBG, obligating IBG to issue any shares of, restricting the transfer of, or otherwise relating to shares of its capital stock of any class. There are no outstanding contractual obligations of IBG to vote or dispose of any shares of IBG Stock. There are no shareholder agreements, voting trusts or similar agreements relating to the IBG Stock. All of the issued and outstanding shares of the IBG Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. Such shares of the IBG Stock have been issued in material compliance with the securities laws of the United States and other jurisdictions having applicable securities laws. There are no restrictions applicable to the payment of dividends on the shares of the IBG Stock except pursuant to applicable laws and regulations, and all dividends declared prior to the date of this Agreement have been paid.

Section 4.04. Independent Bank.

A. Independent Bank is a Texas state banking association, duly organized, validly existing and in good standing under the laws of the state of Texas. Independent Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the Certificate of Formation and Bylaws of Independent Bank, as amended to date, have been made available to CBI. Independent Bank is an insured bank as defined in the FDIA. The nature of the business of Independent Bank does not require it to be qualified to do business in any jurisdiction other than the State of Texas. Except as set forth in Confidential Schedule 4.04(A), Independent Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Independent Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of Independent Bank.

B. The authorized capital stock of Independent Bank consists of 2,000,000 shares of common stock, $1.00 par value per share, of which 985,930 shares are issued and outstanding as of the date of this Agreement (the “Independent Bank Stock”) and owned by IBG. All of the outstanding shares of capital stock or other securities evidencing ownership of Independent Bank are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person and have been issued in material compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends on the shares of the capital stock of Independent Bank, except pursuant to applicable laws and regulations, and all dividends declared prior to the date of this Agreement on such capital stock have been paid. There are no (i) other outstanding equity securities of any kind or character, or (ii) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating Independent Bank to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any of the Independent Bank Stock. There are no shareholder agreements, voting trusts or similar agreements relating to the Independent Bank Stock.

Section 4.05. Consents and Approvals. The Board of Directors of IBG has (i) resolved to call a special meeting of the IBG Shareholders for the purpose of approving this Agreement and the Merger, the issuance of IBG Shares in connection with the Merger, and the election of the CBI Nominees, and (ii) adopted a resolution recommending to the IBG Shareholders that they approve this Agreement and the Merger, the issuance of the IBG Shares in connection with the Merger, and the election of the CBI Nominees. Except for regulatory and other approvals as disclosed in Confidential Schedule 4.05, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required on the part of IBG in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by IBG of the transactions contemplated hereby or thereby.

Section 4.06. Regulatory Approval. Each of IBG and Independent Bank is “well capitalized” as defined by federal regulations as of the date hereof. Independent Bank has a CRA rating of “satisfactory.” To its Best Knowledge, IBG is not aware of any fact or circumstance regarding IBG or any of the IBG Subsidiaries that would reasonably be likely to materially impede or delay IBG’s ability to obtain all requisite regulatory approvals necessary to consummate the Merger in a timely manner.

Section 4.07. SEC Filings; Financial Statements.

A. Except as set forth in Confidential Schedule 4.07, IBG has timely filed and made available to CBI all documents required to be filed by IBG since April 1, 2013 (the “IBG SEC Reports”). The IBG SEC Reports, including any IBG SEC Reports filed after the date of this Agreement until the Effective Time, at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) (A) complied in all material respects with the applicable requirements of the U.S. federal securities laws and other applicable laws, statutes, rules and regulations, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such IBG SEC Reports or necessary in order to make the statements in such IBG SEC Reports, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unrestricted comments received from the SEC staff with respect to the IBG SEC Reports. To the Best Knowledge of IBG, none of the IBG SEC Reports is the subject of ongoing SEC review or investigation.

B. Each of the IBG financial statements (including, in each case, any related notes) contained in the IBG SEC Reports, including any IBG SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of IBG and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim consolidated financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

C. IBG has not been notified by its independent public accounting firm that such accounting firm is of the view that any of financial statements should be restated which has not been restated in subsequent financial statements or that IBG should modify its accounting in future periods.

D. Since December 31, 2013, none of IBG nor any of its Subsidiaries, nor, to IBG’s Best Knowledge any director, officer or employee of IBG or any of its Subsidiaries or any auditor, accountant or representative of IBG or any of its Subsidiaries, has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of IBG or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that IBG or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing IBG or any of its Subsidiaries, whether or not employed by IBG or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by IBG, any of its Subsidiaries or any of their officers, directors, employees or agents to IBG’s or any of its Subsidiaries’ board of directors or any committee thereof or to any director or officer of IBG or any of its Subsidiaries. Since December 31, 2013, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, individuals performing similar functions, IBG’s or any of its Subsidiaries’ board of directors or any committee thereof.

E. There are no outstanding loans made by IBG or any of its Subsidiaries to any executive officer or director of IBG, other than loans that are subject to and in compliance with Regulation O under the Federal Reserve Act.

Section 4.08. Undisclosed Liabilities. Neither IBG nor any IBG Subsidiary has any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including unfunded obligations under any Employee Plan or liabilities for federal, state or local taxes or assessments) that are not reflected in or disclosed in the IBG SEC Reports, except (A) those liabilities, obligations and expenses incurred in the ordinary course of business and materially consistent with past business practices since the date of the most recent IBG SEC Report, (B) liabilities, obligations and expenses incurred as a result of or arising from this Agreement or any other agreement or document contemplated hereby, or any of the transactions contemplated hereby or thereby, or (C) liabilities, obligations and expenses as disclosed on Confidential Schedule 4.08.

Section 4.09. No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by IBG or any IBG Subsidiary with any of the terms or provisions hereof or thereof (provided the required regulatory and shareholder approvals are obtained) will (A) violate any provision of the charters, articles, certificates or bylaws of IBG or any IBG Subsidiary; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to IBG or any IBG Subsidiary or any of their respective properties or assets; (C) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any lien upon any of the respective properties or assets of IBG or any IBG Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which IBG or any IBG Subsidiary is a party, or by which IBG or any IBG Subsidiary or any of their respective properties or assets or business activities, may be bound or subject.

Section 4.10. Litigation. Except as disclosed in Confidential Schedule 4.10, neither IBG nor any of its Subsidiaries are parties to any, and there are no pending or, to the Best Knowledge of IBG, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against IBG or its Subsidiaries which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change, nor, to the Best Knowledge of IBG, is there any basis for any proceeding, claim or any action against IBG or its Subsidiaries that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change. There is no injunction, order, judgment or decree imposed upon IBG or its Subsidiaries or the assets or properties of IBG or its Subsidiaries that has resulted in, or is reasonably likely to result in, a Material Adverse Change.

Section 4.11. Compliance with Laws, Permits and Instruments. IBG, its Subsidiaries and their respective employees hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses. IBG and its Subsidiaries are in compliance with all applicable laws, statutes, orders, rules, regulations and policies of any Governmental Authority, except where the failure, whether individually or in the aggregate, to be so in compliance could not reasonably be expected to cause a Material Adverse Change with respect to IBG or any of its Subsidiaries. IBG is in material compliance with all applicable listing and corporate governance rules of NASDAQ.

Section 4.12. No Material Adverse Change. Except as disclosed in the representations and warranties made in this ARTICLE IV and the Confidential Schedules hereto, there has not been any Material Adverse Change with respect to IBG or Independent Bank since June 30, 2016, nor to the Best Knowledge of IBG, has any event occurred that has resulted in, or has a reasonable probability of resulting in the future in, a Material Adverse Change with respect to IBG or Independent Bank.

Section 4.13. Taxes and Tax Returns.

A. IBG and each IBG Subsidiary have duly and timely filed or caused to be filed all material U.S. federal, state, foreign and local tax returns and reports required to be filed by them on or before the date of this Agreement (all such returns and reports being accurate and complete in all material respects) and have duly paid or caused to be paid on their behalf all material taxes that are due and payable by them on or before the date of this Agreement, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on their respective financial statements. As of the date hereof, neither IBG nor any IBG Subsidiary has any material liability for taxes in excess of the amount reserved or provided for on their respective financial statements as of the date thereof.

B. There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of taxes upon IBG or any IBG Subsidiary, nor has IBG or any IBG Subsidiary given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any material tax return for any period.

C. Proper and accurate amounts, if required by law, have been withheld by IBG and each IBG Subsidiary from their respective employees, independent contractors, creditors, shareholders or other third parties for all periods in material compliance with the tax withholding provisions of applicable law.

D. Except as set forth on Confidential Schedule 4.13, the U.S. federal income tax returns of IBG and each IBG Subsidiary with respect to all taxable periods beginning on or after December 31, 2012 have not been audited or examined and no such audit is currently pending or, to the Best Knowledge of IBG, threatened.

E. IBG has delivered or made available to CBI correct and complete copies of all material U.S. federal income tax returns filed by IBG with the IRS, examination reports, and statements of deficiencies assessed against or agreed to by IBG or any IBG Subsidiary, if any, in each case with respect to any taxable period beginning on or after December 31, 2013.

Section 4.14. Representations Not Misleading. No representation or warranty by IBG contained in this Agreement contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit on the Closing Date to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading. To the Best Knowledge of IBG, all written statements, exhibits, schedules, and other documents furnished to CBI by IBG or Independent Bank as part of the due diligence for this Agreement are accurate in all material respects.

ARTICLE V

COVENANTS OF CBI

CBI covenants and agrees with IBG as follows:

Section 5.01. Commercially Reasonable Efforts. CBI will use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 5.02. Information for Regulatory Applications and Registration Statement. CBI shall use its commercially reasonable efforts to promptly furnish IBG with all information concerning CBI that is required for inclusion in any application, statement or document to be made or filed by IBG with any federal or Texas regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement. CBI shall have the right to review in advance, and to the extent practicable consult with IBG, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any federal or Texas regulatory or Governmental Authority supervisory authority in connection with the transactions contemplated by this Agreement, but IBG shall not be required to provide CBI with confidential portions of any filing with a federal or Texas regulatory or Governmental Authority. In exercising the foregoing right, CBI agrees to act reasonably and as promptly as practicable.

A. CBI agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, (ii) the Proxy Statement and any amendment or supplement thereto, at the date(s) of mailing to shareholders and at the time of the CBI Meeting, and (iii) any other filings made under applicable federal or Texas banking or securities laws and regulations, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. CBI further agrees that if it shall become aware before the effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform IBG thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

Section 5.03. Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time, CBI shall and shall cause the CBI Subsidiaries to:

A. Maintain its corporate existence in good standing;

B. Maintain the general character of its business and conduct its business in its ordinary and usual manner;

C. Extend credit only in accordance with existing lending policies and practices;

D. Use commercially reasonable efforts to preserve its business organization intact; to retain the services of its present employees, officers, directors and agents; to retain its present customers, depositors, suppliers and correspondent banks; and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it;

E. Maintain all offices, machinery, equipment, materials, supplies, inventories, vehicles and other Properties owned, leased or used by it (whether under its control or the control of others) in good operating repair and condition, ordinary wear and tear excepted;

F. Comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses, and permits applicable to its Properties and operations, where such noncompliance could be reasonably expected to cause a Material Adverse Change;

G. Timely file all tax returns required to be filed by it and promptly pay all taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings;

H. Withhold from each payment made to each of its employees the amount of all taxes (including federal income taxes, FICA taxes and state and local income and wage taxes) required to be withheld therefrom and pay the same to the proper Governmental Authority;

I. Continue to follow and implement policies, procedures and practices regarding the identification, monitoring, classification and treatment of all assets in substantially the same manner as it has in the past;

J. Account for all transactions in accordance with GAAP (unless otherwise instructed by RAP, in which instance account for such transaction in accordance with RAP) specifically, without limitation, paying or accruing for by the Calculation Date all liabilities, obligations, costs, and expenses owed or incurred by CBI or any CBI Subsidiary on or before the Closing Date;

K. Perform all of its material obligations under contracts, leases and documents relating to or affecting its assets, Properties and business, except such obligations as it may in good faith reasonably dispute;

L. Maintain and keep in full force and effect, in all material respects, presently existing insurance coverage and give all notices and present all claims under all insurance policies in due and timely fashion; and

M. Timely file all reports required to be filed with Governmental Authorities and observe and conform, in all material respects, to all applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits, except those being contested in good faith by appropriate proceedings.

Section 5.04. Negative Covenants. From the date of this Agreement through the earlier of the Closing or termination of this Agreement, without the prior written consent of IBG, CBI shall not and CBI shall cause the CBI Subsidiaries to not:

A. Introduce any new material method of management or operation;

B. Intentionally take any action that could reasonably be anticipated to result in a Material Adverse Change;

C. Take or fail to take any action that could reasonably be expected to cause the representations and warranties made in ARTICLE III (other than the representations made in Sections 3.12(K) and 3.12(S)) to be inaccurate in any material respect at the time of the Closing or preclude CBI from making such representations and warranties (as modified by the supplemental Confidential Schedules) at the time of the Closing;

D. Declare, set aside or pay any dividend or other distribution with respect to its capital stock, other than (i) the payment of dividends from Northstar Bank to CBI, (ii) the payment of distributions by CBI to the CBI Shareholders as set forth in Section 1.05(D);

E. Enter into, alter, amend, renew or extend any material contract or commitment which would result in an obligation of CBI to make payments in excess of $100,000, except for loans and extensions of credit in the ordinary course of business, which are subject to the provisions of Sections 5.04(Y), 5.04(Z), and 5.04(AA);

F. Mortgage, pledge or subject to lien, charge, security interest or any other encumbrance or restriction any of its Properties, business or assets, tangible or intangible except in the ordinary course of business and consistent with past practices;

G. Cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount and insurer) to that in effect as of the date of this Agreement;

H. Incur any indebtedness, obligation or liability, whether absolute or contingent, other than the receipt of deposits and trade debt or except in the ordinary course of business and consistent with prudent banking practices or in connection with the transactions contemplated by this Agreement or any of the agreements or documents contemplated hereby;

I. Discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business and consistent with past practices;

J. Issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto, except to the extent any commitment to do so is outstanding as of the date of this Agreement;

K. Amend or otherwise change its Articles of Association or Bylaws;

L. Sell, transfer, lease to others or otherwise dispose of any material amount of its assets or Properties, discount or arrange for a payoff of a charged off or deficiency credit, cancel or compromise any material debt or claim, or waive or release any right or claim other than in the ordinary course of business and consistent with past practices; provided, that any such transaction involving amounts in excess of $500,000 shall be deemed to not be in the ordinary course of business;

M. Enter into any material transaction other than in the ordinary course of business;

N. Except with respect to the collection of checks and other negotiable instruments or otherwise in the ordinary course of the business and consistent with past practices, enter into or give any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any other third person, firm or corporation;

O. Sell or knowingly dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

P. Except for salary increases and the accrual for annual bonuses in the ordinary course of business and consistent with past practices, and the payment of employee bonuses in connection with the completion of the Merger (all of which shall be included (as a deduction) in the calculation of Tangible Equity), (i) make any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, (ii) pay, agree to, or orally promise to pay, conditionally or otherwise, any additional bonus or extra compensation, pension, severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers or employees, or (iii) enter into any employment or consulting contract (other than as contemplated by this Agreement) or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate (other than termination of the Employee Benefit Plans contemplated by this Agreement) any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract (except as contemplated by this Agreement) or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;

Q. Engage in any transaction with any Affiliate, except in the ordinary course of business and consistent with past practices;

R. Acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity, except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person;

S. Except as contemplated by this Agreement, terminate, cancel or surrender any contract, lease or other agreement, or unreasonably permit any damage, destruction or loss which, in any case or in the aggregate, may reasonably be expected to result in a Material Adverse Change;

T. Dispose of, permit to lapse, transfer or grant any rights under, or knowingly breach or infringe upon, any United States or foreign license or Proprietary Right or materially modify any existing rights with respect thereto, except in the ordinary course of business and consistent with past practices;

U. Make any capital expenditures, capital additions or betterments except in the ordinary course of business consistent with past practices;

V. Hire or employ any new officer or hire or employ any new non-officer employee, other than to replace non-officer employees;

W. Make any, or acquiesce with any, change in accounting methods, principles or material practices, except as required by GAAP or RAP, including without limitation making any “reverse provision for loan losses” or other similar entry or accounting method that would reduce the allowance for loan and lease losses of CBI;

X. Pay a rate on deposits at CBI materially higher than is consistent with the ordinary course of business and consistent with past practices;

Y. Make any new loan except in compliance with CBI’s existing policies and procedures and consistent with past practices;

Z. Renew, extend the maturity of, or alter the material terms of any loan except in compliance with CBI’s existing policies and procedures and consistent with past practices;

AA. Renew, extend the maturity of, or alter any of the material terms of any loan classified as “substandard” and “doubtful”;

BB. Sell (provided, however, that payment at maturity or prepayment is not deemed a sale) Investment Securities or purchase Investment Securities, other than U.S. Treasuries with a maturity of two years or less; or

CC. Redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock.

Section 5.05. Access; Pre Closing Investigation. To the extent permitted by applicable law, CBI shall afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of IBG full access during regular business hours to all of the books, contracts, commitments, personnel and records of CBI and each CBI Subsidiary, and furnish to IBG during such period all such information concerning CBI and each CBI Subsidiary and their affairs as IBG may reasonably request, so that IBG may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of CBI and each CBI Subsidiary, including access sufficient to verify the value of the assets and the liabilities of CBI and each CBI Subsidiary and the satisfaction of the conditions precedent to IBG’s obligations described in ARTICLE VIII; provided, however, that IBG shall request permission for all such access reasonably in advance and all such access shall be conducted in a manner designed to minimize disruption to the normal business operations and employee or customer relations of CBI and each CBI Subsidiary. CBI agrees at any time, and from time to time, to furnish to IBG as soon as practicable, any additional information that IBG may reasonably request, and shall specifically provide to IBG a weekly written report of all loans made, renewed or modified by Northstar Bank. No investigation by IBG or its representatives shall affect the representations and warranties set forth herein; provided, however, that IBG shall promptly notify CBI to the extent that IBG’s investigation determines that any of the representations and warranties by CBI set forth in ARTICLE III are untrue.

Section 5.06. Allowance for Loan Losses. CBI shall cause Northstar Bank to maintain its Allowance for Loan and Lease Losses (the “Allowance”) at a level consistent with Northstar Bank’s historical methodology and in compliance with GAAP and RAP, and at a minimum, maintain its Allowance at a level equal to at least $15,675,000 (the “Minimum Allowance Amount”); provided, however, that if the Allowance is less than the Minimum Allowance Amount on the Calculation Date, Northstar Bank shall take or cause to be taken all action necessary to increase the Allowance to an amount equal to the Minimum Allowance Amount as of the Closing Date. The calculation of Tangible Equity shall include (as a deduction) the amount of any provision expense made by Northstar Bank necessary to maintain the Allowance equal to the Minimum Allowance Amount.

Section 5.07. Untrue Representations. CBI shall promptly notify IBG in writing if CBI becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any material written information provided by CBI to IBG, any confidential schedule to this Agreement or any representation or warranty made by CBI in ARTICLE III or that results in CBI’s failure to comply with any covenant, condition or agreement contained in this Agreement.

Section 5.08. Litigation and Claims. CBI shall promptly notify IBG in writing of any litigation, or of any claim, controversy or contingent liability that is reasonably expected to become the subject of litigation, against CBI or any CBI Subsidiary or affecting any of their Properties, if such litigation or potential litigation is reasonably likely, in the event of an unfavorable outcome, to result in a Material Adverse Change to CBI or any CBI Subsidiary. CBI shall promptly notify IBG of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Best Knowledge of CBI, threatened against CBI or any CBI Subsidiary that (i) questions or would reasonably be expected to question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by CBI or any CBI Subsidiary pursuant hereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 5.09. Adverse Changes. CBI shall promptly notify IBG in writing if any change shall have occurred or, to the Best Knowledge of CBI, been threatened (or any development shall have occurred or, to the Best Knowledge of CBI, been threatened involving a prospective change) in the business, financial condition or operations of CBI and/or any CBI Subsidiary that has resulted in or would reasonably be expected to result in a Material Adverse Change to CBI or any CBI Subsidiary.

Section 5.10. No Negotiation with Others.

A. CBI agrees that it shall not, and that it shall cause each CBI Subsidiary and the respective employees, directors, officers, financial advisors and agents of CBI and Northstar Bank (collectively, “CBI

Representatives”) not to (i) solicit, knowingly encourage, initiate or participate in any negotiations or discussions with any third party (except for the limited purpose of notifying such person of the existence of the provisions of this Section 5.10) regarding an Acquisition Proposal (as defined below), whether by acquisition, business combination, purchase of securities or assets or otherwise; (ii) disclose to any third party any information concerning the business, Properties, books or records of CBI or any CBI Subsidiary in connection with any Acquisition Proposal, other than as provided herein or as compelled by law; or (iii) cooperate with any third party to make any Acquisition Proposal, other than the sale by CBI or any CBI Subsidiary of assets in the ordinary course of business consistent with past practices. Promptly upon receipt of any unsolicited offer, CBI will communicate to IBG the terms of any proposal or request for information and the identity of the parties involved.

B. Notwithstanding anything to the contrary contained in this Section 5.10, if at any time after the date hereof and before the Closing, CBI and the CBI Representatives, having each theretofore complied with the terms of Section 5.10(A), receives a bona fide, unsolicited written Acquisition Proposal, CBI and the CBI Representatives may engage in negotiations and discussions with, and furnish any information and other access (so long as all such information and access has previously been made available to IBG or is made available to IBG before or concurrently with the time such information or access is made available to such person) to, any person making such Acquisition Proposal if, and only if, the CBI Board determines in good faith, after consultation with outside legal and financial advisors, that (i) such Acquisition Proposal is or is reasonably capable of becoming a Superior Proposal (as defined below) and (ii) the failure of the CBI Board to furnish such information or access or enter into such discussions or negotiations would reasonably be expected to be a violation of its fiduciary duties to the CBI shareholders; but before furnishing any material nonpublic information, CBI shall have received from the person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the Mutual Confidentiality and Nondisclosure Agreement entered into with IBG on July 22, 2016, which confidentiality agreement shall not prohibit CBI from complying with the terms of this Section 5.10. CBI will promptly, and in any event within two business days, (x) notify IBG in writing of the receipt of such Acquisition Proposal or any request for nonpublic information relating to CBI or for access to the Properties, books or records of CBI by any person that has made, or to the Best Knowledge of CBI may be considering making, an Acquisition Proposal and (y) communicate the material terms of such Acquisition Proposal to IBG, including as they may change upon any modification or amendment to the terms thereof. CBI will keep IBG reasonably apprised of the status of and other matters relating to any such Acquisition Proposal on a timely basis.

C. Nothing contained in this Section 5.10 shall prevent CBI or the CBI Board from (i) taking the actions provided in Sections 1.08(C) or 5.10(B), (ii) responding to an unsolicited bona fide Acquisition Proposal for the sole purpose of clarifying the terms and conditions of the Acquisition Proposal, (iii) informing any person who submits an unsolicited bona fide Acquisition Proposal of CBI’s obligations pursuant to Section 5.10(A) or (iv) in consultation with outside counsel, complying with its disclosure obligations under federal or state law in connection with a Change in Recommendation.

D. For purposes of this Agreement, “Acquisition Proposal” means a written offer or proposal from a party other than IBG which contains a fixed price per share or a mathematically ascertainable formula for calculating a price per share for the CBI Share regarding any of the following (other than the transactions contemplated by this Agreement) involving CBI: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets or equity securities or deposits of, CBI, in a single transaction or series of related transactions which could reasonably be expected to impede, interfere with, prevent or materially delay the completion of the Merger; or (ii) any tender offer or exchange offer for 50% or more of the outstanding CBI Shares or the filing of a registration statement in connection therewith.

E. For purposes of this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal made by a party other than IBG that the CBI Board determines in its good faith judgment, after consultation with its outside counsel and its independent financial advisor (i) is or would result in a transaction that if consummated would be more favorable to CBI’s shareholders from a financial point of view than the Merger, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by IBG to amend the terms of this Agreement) and (ii) is capable of being, and is reasonably likely to be, consummated on the terms so proposed taking into account all financial, regulatory, legal and other aspects of such proposal.

Section 5.11. Non-Governmental Consents and Approvals. CBI shall use commercially reasonable efforts to obtain all consents and approvals from third parties listed on Confidential Schedule 3.05. CBI will cooperate in all commercially reasonable respects with IBG to obtain all such approvals and consents required of IBG.

Section 5.12. Environmental Investigation; Right to Terminate Agreement.

A. IBG and its consultants, agents and representatives, at the sole cost and expense of IBG, shall have the right to the same extent that CBI has the right, but not the obligation or responsibility, to inspect any Property, including conducting asbestos surveys and sampling, environmental assessments and investigation, and other environmental surveys and analyses including soil and ground sampling (“Environmental Inspections”). IBG shall notify CBI in writing before any Environmental Inspection, and CBI may place reasonable restrictions on the time of such Environmental Inspection. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including, test borings, soil, water and other sampling is deemed desirable by IBG, IBG shall (i) notify CBI in writing of any Property for which it intends to conduct such a Secondary Investigation and the reasons for the Secondary Investigation, and (ii) at the sole cost and expense of IBG, commence the Secondary Investigation. IBG shall give reasonable written notice to CBI of the Secondary Investigation, and CBI may place reasonable time and place restrictions on the Secondary Investigation.

B. IBG shall make available to CBI the results and reports of such Environmental Inspections and Secondary Investigations promptly after IBG receives or is advised of such results. IBG shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey. If this Agreement is terminated, except as otherwise required by law, reports to any Governmental Authority of the results of any Environmental Inspection, Secondary Investigation or other environmental survey shall not be made by IBG. IBG shall make no such report before Closing unless required to do so by applicable law, and in such case will give CBI reasonable written notice of IBG’s intentions.

C. IBG shall have the right to terminate this Agreement by providing written notice to CBI within ninety (90) days following the date of this Agreement if, with respect to the Properties (as defined in Section 11.10) only, (i) the factual substance of any warranty or representation set forth in Section 3.22 is not materially true and accurate; (ii) the results of an Environmental Inspection or Secondary Investigation are disapproved by IBG because such Environmental Inspection or Secondary Investigation identifies material violations or potential material violations of Environmental Laws; (iii) CBI has refused to allow IBG to conduct an Environmental Inspection or Secondary Investigation in a manner that IBG reasonably considers necessary; (iv) the Environmental Inspection or Secondary Investigation identifies any past or present event, condition or circumstance that would or potentially could reasonably be expected to require a remedial or cleanup action costing in excess of $250,000 or result in a Material Adverse Change to CBI or any CBI Subsidiary; (v) the Environmental Inspection or Secondary Investigation identifies the presence of any underground or above ground storage tank in, on or under any Property that is not shown to be in material compliance with all Environmental Laws applicable to the tank either at the date of this Agreement or at a future time certain, or that has had a release of petroleum or some other Hazardous Material that has not been cleaned up to the satisfaction of the relevant Governmental Authority or any other party with a legal right to compel cleanup; or (vi) the Environmental Inspection or Secondary Investigation identifies the presence of any asbestos-containing material in, on or under any Property, the removal of which could reasonably be expected to result in a Material Adverse Change. IBG shall advise CBI in writing (the “Environmental Notice”) as to whether IBG intends to terminate this Agreement because IBG disapproves of the results of the Environmental Inspection or Secondary Inspection

in respect of the Properties. Upon receipt of the Environmental Notice, CBI shall have the opportunity to correct any objected to violations or conditions to IBG’s reasonable satisfaction within 30 days after the date of the Environmental Notice. If CBI fails to demonstrate correction of the violations or conditions to the reasonable satisfaction of IBG, IBG may terminate the Agreement on the 31st day after the date of the Environmental Notice.

D. CBI agrees to make available to IBG and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Property including the results of other environmental inspections and surveys. CBI also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with IBG and shall be entitled to certify the same in favor of IBG and its consultants, agents and representatives and make all other data available to IBG and its consultants, agents and representatives.

Section 5.13. Employee Plans and Employee Contracts. Before the Closing Date, CBI shall and shall cause each CBI Subsidiary to terminate the Employee Plans subject to compliance with applicable law, so long as any such action preserves the rights of the participants in such Employee Plans (including vesting rights). Prior to Closing, CBI and each CBI Subsidiary shall accrue for or make the payments required pursuant to the Employment Contracts as set forth in Confidential Schedule 3.20, and use commercially reasonable efforts to obtain from each applicable officer a release with respect to their agreement (the “Employment Contract Release”).

Section 5.14. Confidential Schedules. At least three business days before the Closing, CBI agrees to provide IBG with supplemental Confidential Schedules to be delivered by CBI pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the Closing Date. Any such supplemental Confidential Schedules shall be deemed to modify the representations and warranties of CBI for purposes of determining whether there has been a breach of any representation or warranty of CBI in Article III hereof; provided, however, that such supplemental Confidential Schedules shall not modify the representations and warranties of CBI for purposes of determining whether there has been a breach of the representations and warranties of CBI pursuant to Section 8.01 of this Agreement.

Section 5.15. Voting and Lock Up Agreement. CBI shall execute and deliver, and shall use commercially reasonable efforts to cause each person or entity listed on Confidential Schedule 5.15 to execute and deliver contemporaneously with the execution of this Agreement, a Voting and Lock Up Agreement. CBI acknowledges that, upon the execution and delivery of the Voting and Lock Up Agreements, such persons or entities shall have agreed that they will vote the CBI Shares owned by them in favor of this Agreement and the transactions contemplated hereby, including the Merger, subject to required regulatory approvals for the transactions contemplated by this Agreement.

Section 5.16. Releases. CBI shall use its commercially reasonable efforts to obtain from each of the directors and executive officers of CBI and each CBI Subsidiary listed on Confidential Schedule 5.16 a written release in the form attached hereto as Exhibit “A” executed by such director or executive officer and dated the Closing Date, releasing CBI and each CBI Subsidiary from claims arising before the Effective Time (the “Releases by D&Os”).

Section 5.17. Other Agreements. CBI shall, and shall cause each CBI Subsidiary to, execute and deliver the Bank Merger Agreement and such other agreements, certificates of merger, certificates, and other documents reasonably necessary to effect the Merger and the Bank Merger, and to take all actions reasonably necessary or required to consummate the transactions contemplated thereby in accordance with the terms hereof.

Section 5.18. Support Agreement. CBI shall use commercially reasonable efforts to cause each outside director of CBI and Northstar Bank to execute and deliver to IBG, contemporaneously with the execution of this Agreement, a Director Support Agreement providing for the continuing support of Independent Bank by the outside directors (the “Support Agreements”).

Section 5.19. Shareholder Lists. After the date of this Agreement, CBI shall from time to time make available to IBG, upon its request, a list of the CBI Shareholders, a list showing all transfers of the CBI Shares, a list showing the grant and exercise of Options, and such other information as IBG may reasonably request regarding both the ownership and prior transfers of the CBI Shares and Options. Specifically, CBI shall deliver to IBG a certified list of CBI Shareholders, in form and content reasonably satisfactory to the Exchange Agent, at least ten days prior to the Closing Date.

Section 5.20. Conforming Accounting Adjustments. CBI shall, if requested in writing by IBG, consistent with GAAP, RAP and applicable banking laws and regulations, immediately before Closing, make such accounting entries as CBI may reasonably request in order to conform the accounting records of CBI to the accounting policies and practices of IBG. No such adjustment by CBI or any CBI Subsidiary shall of itself constitute or be deemed to be a breach, violation or failure by CBI or any CBI Subsidiary to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or constitute grounds for termination of this Agreement by IBG or be an acknowledgment by CBI of any adverse circumstances for purposes of determining whether the conditions to IBG’s obligations under this Agreement have been satisfied, nor will any such adjustment affect the calculation of the Tangible Equity under Section 1.05. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence by CBI, any CBI Subsidiary or their respective management with any such adjustments.

Section 5.21. D & O Liability Insurance. Contemporaneously with the Closing, CBI shall purchase an extended reporting period for four (4) years under CBI’s existing directors and officers liability insurance policy for purposes of covering actions occurring prior to the Effective Time, on terms approved by IBG. Notwithstanding any other provision of this Agreement, the cost of the premiums for such coverage shall be paid by CBI and shall be included (as a deduction) in the calculation of Tangible Equity.

Section 5.22. Termination of DP Contracts and IT Conversion. CBI will use commercially reasonable efforts, including but not limited to notifying appropriate parties and negotiation in good faith a reasonable settlement, to ensure that the DP Contracts and contracts related to the provision of any other electronic banking services, if the Merger occurs, be terminated after the consummation of the Merger on a date to be mutually agreed upon by IBG and CBI. Such notice and actions by CBI will be in accordance with the terms of such contracts. CBI shall use reasonable efforts and cooperate with IBG to facilitate a smooth conversion of data processing, item processing, network and related hardware and software, telephone systems, telecommunications, data communications and other technologies, including participating in conversion planning, design, mapping and testing activities before the Closing Date.

Section 5.23. Employment Agreements. CBI shall use commercially reasonable efforts to cause the executive officers identified in Confidential Schedule 5.23 to execute and deliver to IBG, contemporaneously with the execution of this Agreement, an employment agreement providing for their continued employment with Independent Bank following the Merger.

Section 5.24. Obligations Related to Trust Preferred Securities. CBI will reasonably cooperate with IBG to permit IBG, upon completion of the Merger to assume expressly the obligations of CBI under the Indentures; but in no event will CBI or its counsel be required to deliver opinions or certificates except as the trustees of the Trusts may reasonably require with respect to the establishment and status of the Trust and CBI’s performance of its obligations before, and not in connection with, the assumption of the obligations by IBG.

Section 5.25. Transaction Litigation. CBI shall give IBG the opportunity to participate in the defense or settlement of any stockholder litigation against CBI and/or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of IBG, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of this paragraph, “participate” means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to the litigation by the litigating party, consistent with the common interest of CBI and IBG in these matters and the applicable privileges and protections provided therein, and the non-litigating party may offer comments or suggestions with respect to the litigation, but will not be afforded any decision making power or other authority over the litigation, except for the settlement consent set forth above.

Section 5.26. Separation Agreements. CIB shall use commercially reasonable efforts to cause the executive officers of CBI identified in Schedule 5.26 to execute and deliver contemporaneously with the execution of this Agreement, a Separation Agreement providing for the separation of their employment with CBI effective as of the Closing Date.

Section 5.27. No Excess Parachute Payments. CBI and each CBI Subsidiary shall not make any payment or provide any benefit to any officer, director or employee of CBI, any CBI Subsidiary, or any of their respective Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation § 1.280 G-1) under any employment, severance, or termination agreement, other compensation arrangement or benefit plan currently in effect if such payment or benefit would be an “excess parachute payment” (as such term is defined in Code § 280G (b)(1)) solely as a result of the transactions contemplated by this Agreement or if such payment or benefit would result in the excise tax of Code § 4999 being imposed on any such person.

ARTICLE VI

COVENANTS OF IBG

IBG hereby makes the covenants set forth in this ARTICLE VI to CBI.

Section 6.01. Commercially Reasonable Efforts. IBG agrees to use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 6.02. Untrue Representations. IBG shall promptly notify CBI in writing if IBG becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any confidential schedule to this Agreement or any representation or warranty made by IBG in ARTICLE IV or that results in IBG’s failure to comply with any covenant, condition or agreement contained in this Agreement.

Section 6.03. Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time, IBG shall and shall cause Independent Bank to:

A. Maintain its corporate existence in good standing;

B. Maintain the general character of its business and conduct its business in its ordinary and usual manner;

C. Extend credit only in accordance with existing lending policies and practices; and

D. Use commercially reasonable efforts to preserve its business organization intact; to retain the services of its present employees, officers, directors and agents; to retain its present customers, depositors, suppliers and correspondent banks; and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it.

Section 6.04. Registration Statement. IBG agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, (ii) the Proxy Statement and any amendment or supplement thereto, at the date(s) of mailing to shareholders and at the time of the IBG Meeting and (iii) any other filings made under applicable federal or Texas banking or securities laws and regulations, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. IBG further agrees that if it shall become aware before the effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform CBI thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement. IBG agrees to advise CBI, promptly after IBG receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of IBG Shares for offering or sale in any jurisdiction, of the initiation or, to the extent IBG is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. IBG agrees to promptly provide to CBI copies of all correspondence between IBG or any of its representatives, on the one hand, and the SEC, on the other hand.

Section 6.05. NASDAQ Listing. IBG shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use commercially reasonable efforts to list, before the Closing Date, on the NASDAQ the IBG Shares to be issued to the CBI Shareholders in connection with the Merger.

Section 6.06. Litigation and Claims. IBG shall promptly notify CBI in writing of any litigation, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of litigation, against IBG or Independent Bank or affecting any of their respective Properties, if such litigation or potential litigation is reasonably likely, in the event of an unfavorable outcome, to result in a Material Adverse Change. IBG shall promptly notify CBI in writing of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Best Knowledge of IBG, threatened against IBG or Independent Bank that (i) questions or could reasonably be expected to question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by IBG with respect hereto or thereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 6.07. Regulatory and Other Approvals. With the cooperation of CBI, IBG shall use commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and federal or state bank regulatory or Governmental Authority necessary to consummate the Merger and the transactions contemplated by this Agreement, including the applications for the prior approval of the Merger and the Bank Merger by the FRB (or appropriate Federal Reserve Bank acting on delegated authority), the TDB, the FDIC or the Colorado Division of Banking. Provided that CBI has promptly provided information reasonably requested by IBG and its comments to draft applications, and otherwise complied with Section 5.02, such applications shall be filed on or before December 30, 2016. IBG shall use commercially reasonable efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time. IBG shall keep CBI reasonably informed as to the status of such applications and filings, and IBG shall promptly furnish CBI and its counsel with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested.

Section 6.08. Other Agreements. IBG shall, and shall cause Independent Bank to, take such actions and to execute and deliver the Bank Merger Agreement and such other agreements, certificates of merger, certificates, and other documents reasonably necessary to effect the Merger and the Bank Merger and to take any and all actions reasonably necessary or required to consummate the transactions contemplated thereby in accordance with the terms hereof.

Section 6.09. Employee Matters. On the Closing Date, IBG may, but shall not be required to, cause Independent Bank to offer employment to the employees of Northstar Bank. Each of the employees of Northstar Bank who become an employee of Independent Bank after the Effective Time shall be entitled to receive, from and after the Effective Time, the same pension, profit sharing, health, welfare, incentive, vacation and other benefits as are customarily offered or afforded to similarly situated employees of Independent Bank. Each of the employees of Northstar Bank who becomes an employee of Independent Bank after the Effective Time shall receive credit for their prior service at Northstar Bank for purposes of vesting, eligibility, level of benefits or other purpose under the employee benefit plans of Independent Bank; and such persons shall not be subject to exclusions or lack of coverage for pre-existing conditions or be subject to any additional deductibles or waiting periods otherwise required for health insurance coverage. IBG shall provide each such employee with credit for any co-payments and deductibles paid in the plan year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which such employee is eligible to participate after the Closing Date. Independent Bank shall, within 45 calendar days of the date of this Agreement, provide CBI with a list of employees of Northstar Bank to whom Independent Bank will not offer employment and a list of employees of Northstar Bank who will be provided with retention agreements, including the terms and conditions of such retention agreements. Such list will be kept confidential by CBI and shall be disclosed only to the executive officers of CBI who need to know such information, and such information shall not be discussed with employees of Northstar Bank except upon the mutual consent of CBI and IBG, which consent will not be unreasonably withheld by either party.

Section 6.10. Adverse Changes. IBG shall promptly notify CBI in writing if any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, financial condition, or operations of IBG and/or Independent Bank that has or may reasonably be expected to have to result in a Material Adverse Change with respect to IBG or Independent Bank or lead to a failure to obtain necessary regulatory approval of the transactions contemplated by this Agreement.

Section 6.11. Confidential Schedules. At least three (3) business days prior to the Closing, IBG agrees to provide CBI with supplemental Confidential Schedules to be delivered by IBG pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the date thereof. Any such supplemental Confidential Schedules shall be deemed to modify the representations and warranties of IBG for purposes of determining whether there has been a breach of any representation or warranty of IBG in Article IV hereof; provided, however, that such supplemental Confidential Schedules shall not modify the representations and warranties of IBG for purposes of determining whether there has been a breach of the representations and warranties of IBG pursuant to Section 7.01 of this Agreement.

Section 6.12. Issuance of IBG Common Shares. The IBG Shares to be issued by IBG to the shareholders of CBI pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The IBG Shares to be issued to the shareholders of CBI pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of IBG or any other person, firm or entity. The IBG Shares to be issued to the shareholders of CBI pursuant to this Agreement pursuant to the Registration Statement which has become effective, except for IBG Shares issued to any shareholder of CBI who (i) may be deemed to be an “affiliate” (under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of IBG after completion of the Merger, or (ii) who has signed a Voting and Lock Up Agreement as contemplated by Section 5.15, will be freely tradable by each CBI shareholder who is not a dealer for purposes of the Securities Act.

Section 6.13. Access to Properties and Records. To the extent permitted by applicable law, IBG shall and shall cause each of its Subsidiaries, upon reasonable notice from CBI to IBG to: (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of CBI reasonable access to the properties, books and records of IBG and its Subsidiaries during normal business hours in order that CBI may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of IBG and its Subsidiaries, and (b) furnish CBI with such additional financial and operating data and other information as to the business and properties of IBG as CBI may, from time to time, reasonably request. No investigation by CBI or its representatives shall affect the representations and warranties set forth herein; provided, however, that CBI shall promptly notify IBG to the extent that CBI’s investigation determines that any of the representations and warranties by IBG set forth in ARTICLE IV are untrue.

Section 6.14. Rule 144 Compliance. For a period of two years after the Effective Time (or such shorter period of time as may be applicable for “affiliates” of CBI to sell IBG Shares in accordance with Rule 145 of the Securities Act), IBG will use its commercially reasonable efforts to file in a timely manner all reports with the SEC required to be filed by it pursuant to Section 13 and Section 15(d) of the Exchange Act (other than Current Reports on Form 8-K) and submit electronically and post on its corporate website, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T.

Section 6.15. Director and Officer Indemnification. For a period of four years after the Effective Time, IBG shall indemnify, defend and hold harmless each person entitled to indemnification from CBI or any CBI Subsidiary (each, an “Indemnified Party”) against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Merger) to the same extent (including advancement of expenses) and subject to the conditions set forth in the Certificate of Formation, as applicable, of CBI or such CBI Subsidiary, or in the Bylaws of CBI or any CBI Subsidiary, as in effect on the date hereof. If IBG or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of IBG or the surviving company shall assume the obligations set forth in this Section 6.15 prior to or simultaneously with the consummation of such transaction.

Section 6.16. Election of Directors. At the IBG Meeting, IBG shall include a proposal to elect at least three individuals who are directors of CBI mutually determined by IBG and CBI (the “CBI Nominees”) to the Board of Directors of IBG; provided, however, that if the number of CBI Nominees to be nominated for election does not constitute at least 25% of the total number of IBG directors following the election of the CBI Nominees, then the number of CBI Nominees to be nominated shall be increased such that the total number of CBI Nominees will constitute not less than 25% of the total number of IBG directors following election of the CBI Nominees. The initial CBI Nominees shall be those individuals identified on Confidential Schedule 6.16. IBG shall specifically nominate one CBI Nominee to be elected as a Class I director whose term ends in 2017 (the “Class I CBI Nominee”), one CBI Nominee to be elected as a Class II director whose term ends in 2018, and one CBI Nominee to be elected as a Class III director whose term ends in 2019. IBG shall include the Class I CBI Nominee in IBG’s proxy statement, and recommend that the IBG shareholders elect, the Class I CBI Nominee to the board of directors of IBG at the 2017 annual meeting of IBG shareholders. If the number of CBI Nominees will exceed three individuals, such additional CBI Nominees shall be allocated as evenly as possible among the classes of the IBG Board of Directors, beginning with the class that has the longest remaining term as of the Closing Date. IBG shall cause Independent Bank to elect all of the CBI Nominees to the Independent Bank Board of Directors. Notwithstanding the foregoing, IBG’s obligation to nominate and recommend, as the case may be, a CBI Nominee is subject to such CBI Nominee’s compliance with IBG’s or Independent Bank’s, as the case may be, governance and ethics policies in place from time to time, and that at least two of such CBI Nominees qualify as an “independent” director as defined by applicable NASDAQ rules.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CBI

The obligations of CBI under this Agreement are subject to the satisfaction, before or at the Closing, of each of the following conditions, which may be waived in whole or in part by CBI:

Section 7.01. Representations and Warranties. All representations and warranties made by IBG in ARTICLE IV shall have been true and correct in all material respects (except for those representations and warranties which are qualified by a materiality standard, which shall be true and correct in all respects) when made and as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing (other than those limited to a specified date, which shall speak only as to such date).

Section 7.02. Performance of Obligations. IBG shall have, or shall have caused to be, performed or complied with, in all material respects, all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by IBG at or before the Closing.

Section 7.03. Government Approvals. CBI shall have received such approvals and consents as may be required by applicable law from all applicable Governmental Authorities in connection with this Agreement and any other agreement contemplated hereby, and with the consummation of the transactions contemplated hereby and thereby, and all applicable waiting periods shall have expired.

Section 7.04. No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement and the Bank Merger Agreement or the transactions contemplated hereby or thereby by any Governmental Authority, including by means of the entry of a preliminary or permanent injunction, that would (A) make this Agreement or any other agreement contemplated hereby or thereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable, (B) impose material limits on the ability of any party to this Agreement to consummate this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (C) if the consummation of this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, subject or could reasonably be expected to subject CBI or any CBI Subsidiary, or any of their respective officers, directors, shareholders or employees, to criminal or civil liability. No action or proceeding by or before any Governmental Authority or by any other person shall be threatened, instituted or pending that could reasonably be expected to result in any of the consequences referred to in clauses (A) through (C) above.

Section 7.05. Delivery of Closing Documents. CBI shall have received all documents required to be delivered by IBG and Independent Bank on or before the Closing Date as set forth in Section 2.03, all in form and substance reasonably satisfactory to CBI.

Section 7.06. Shareholder Approvals. The holders of at least the minimum number of shares of the CBI Shares necessary under applicable law to approve this Agreement, the Merger, and all other agreements contemplated hereby, shall have approved this Agreement, the Merger, and all other agreements contemplated hereby in accordance with the Certificate of Formation and Bylaws of CBI and applicable law. The holders of at least the minimum number of shares of the IBG Shares necessary under applicable law shall have approved (A) this Agreement, the Merger, and all other agreements contemplated hereby, (B) the issuance of the IBG Shares to shareholders of CBI in connection with the Merger, and (C) the election of the CBI Nominees to the IBG Board of Directors, in accordance with the Certificate of Formation and Bylaws of IBG and applicable law.

Section 7.07. Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness shall have been initiated, continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the IBG Shares to be issued in the Merger shall have been received.

Section 7.08. Listing of IBG Shares. The IBG Shares to be delivered to the shareholders of CBI pursuant to this Agreement shall have been authorized for listing on the NASDAQ and such approval shall not have been withdrawn or revoked.

Section 7.09. No Material Adverse Change. There shall have been no Material Adverse Change in IBG since June 30, 2016.

Section 7.10. Delivery of Merger Consideration. IBG shall have delivered, or caused to be delivered, to the Exchange Agent, the IBG Shares issuable to the holders of CBI Shares pursuant to Section 1.05, and CBI shall have received evidence of the same from IBG.

Section 7.11. Tax Opinion. CBI shall have received an opinion (reasonably acceptable in form and substance to CBI) from Fenimore, Kay, Harrison & Ford LLP, dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of § 368(a) of the Code, and (ii) each of IBG and CBI will be a party to such reorganization within the meaning of § 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the tax representation letters described in Section 1.12(C).

Section 7.12. CBI Nominees. The IBG shareholders shall have elected all of the CBI Nominees at the IBG Meeting and IBG shall have entered into mutually acceptable nominee agreements with respect to each CBI Nominee.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF IBG

The obligations of IBG under this Agreement are subject to the satisfaction, before or at the Closing, of each of the following conditions, which may be waived in whole or in part by IBG.

Section 8.01. Representations and Warranties. All representations and warranties made by CBI in ARTICLE III shall have been true and correct in all material respects (except for those representations and warranties which are qualified by a materiality standard, which shall be true and correct in all respects) when made and as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing (other than those limited to a specified date, which shall speak only as to such date).

Section 8.02. Performance of Obligations. CBI shall have performed or complied with, in all material respects, all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by CBI before or at the Closing.

Section 8.03. Delivery of Closing Documents. IBG shall have received all documents required to be delivered by CBI on or before the Closing Date as set forth in Section 2.02, all in form and substance reasonably satisfactory to IBG.

Section 8.04. Government Approvals. IBG shall have received approvals and consents, on terms and conditions reasonably acceptable to IBG, as may be required (A) by applicable law from all applicable Governmental Authorities, including the FRB, the FDIC the TDB, and the Colorado Division of Banking and (B) from all third parties, in each case, in connection with this Agreement and any other agreement contemplated hereby, and with the consummation of the transactions contemplated hereby and thereby, and all applicable waiting periods shall have expired. Such approvals and consents shall not have imposed, in the reasonable judgment of IBG, any material adverse requirement upon IBG or its Subsidiaries, including any requirement that IBG sell or dispose of any significant amount of its assets or any IBG Subsidiary. Neither such approvals or consents, nor any of the transactions contemplated hereby, shall have been contested or threatened to be contested by any Governmental Authority or by any other third party (except shareholders asserting statutory dissenters’ appraisal rights) by formal proceedings. It is understood that, if such contest is brought by formal proceedings, IBG may, but shall not be obligated to, answer and defend such contest or otherwise pursue this transaction over such objection.

Section 8.05. No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, the Bank Merger Agreement, or the transactions contemplated hereby or thereby, by any Governmental Authority, including by means of the entry of a preliminary or permanent injunction, that would (A) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable, (B) require the divestiture of a material portion of the assets of CBI, (C) impose material limits on the ability of any party to this Agreement to consummate the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, (D) otherwise result in a Material Adverse Change to CBI, any CBI Subsidiary, Independent Bank or IBG, or (E) if the consummation of this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, subject or could reasonably be expected to subject IBG or any of its Subsidiaries, or any officer, director, shareholder or employee of IBG or any of its Subsidiaries, to criminal or civil liability. No action or proceeding by or before any Governmental Authority or by any other person shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (A) through (E) above.

Section 8.06. No Material Adverse Change. There shall have been no Material Adverse Change in CBI or any CBI Subsidiary since June 30, 2016.

Section 8.07. Minimum Tangible Equity. As of the Closing Date, the Tangible Equity of CBI, excluding the effect of the Aggregate Option Holder Payment on Tangible Equity, shall be not less than $195,000,000.

Section 8.08. Minimum Allowance. As of the Closing Date, the Allowance of Northstar Bank shall be at least equal to the Minimum Allowance Amount.

Section 8.09. Shareholder Approvals. The shareholders of IBG and CBI shall have approved this Agreement and the transactions contemplated hereby by the requisite vote. The holders of no more than 5% of the CBI Shares shall have exercised and not forfeited their statutory dissenters’ rights under the TBOC.

Section 8.10. Termination of Employee Benefit Plans and Agreements. All Employee Plans shall have been terminated in accordance with the respective terms of such Employee Plans, the Code, ERISA and all other applicable laws and regulations and the affected participants shall have been notified of such terminations. CBI and each applicable CBI Subsidiary shall have paid or accrued for the amounts and liabilities owed under the Employment Contracts as set forth on Confidential Schedule 3.20.

Section 8.11. Registration Statement. The Registration Statement covering the IBG Shares to be issued in the Merger shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness shall have been initiated, continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the IBG Share to be issued in the Merger shall have been received.

Section 8.12. Listing. The IBG Shares to be issued to the CBI shareholders as the Merger Consideration in the Merger shall have been approved for listing on the NASDAQ and such approval shall not have been withdrawn or revoked.

Section 8.13. Additional Agreements. The Additional Agreements executed contemporaneously with the execution of this Agreement shall not have been terminated and shall remain in full force and effect.

Section 8.14. Tax Opinion. IBG shall have received an opinion (reasonably acceptable in form and substance to IBG) from Andrews Kurth LLP, dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of § 368(a) of the Code, (ii) each of IBG and CBI will be a party to such reorganization within the meaning of § 368(b) of the Code, (iii) the Bank Merger will be treated as a reorganization within the meaning of § 368(a) of the Code, and (iv) each of Independent Bank and Northstar Bank will be a party to such reorganization within the meaning of § 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the tax representation letters described in Section 1.12(C).

Section 8.15. Options. The Board of Directors of CBI shall have adopted resolutions providing for the termination and cancellation, and the Administrator shall have taken all action required under the CBI Award Plan to effectuate the automatic cashout, of all Options outstanding and unexercised immediately prior to the Closing Date in accordance with Section 1.13 hereof.

ARTICLE IX

TERMINATION AND ABANDONMENT

Section 9.01. Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time before the Effective Time (except as otherwise set forth in this Section 9.01), whether before or after approval by the CBI or IBG shareholders as follows, and in no other manner:

A. By the mutual written consent of CBI and IBG, duly authorized by the CBI Board and the IBG Board, respectively.

B. By either CBI or IBG (if the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such party’s obligations to close specified in ARTICLES VII and VIII, respectively, shall not have been satisfied on or before June 30, 2017; (the “Closing Date Deadline”); provided, however that if conditions precedent have not been satisfied by the Closing Date Deadline because approval of this Agreement or any other agreement contemplated hereby from any Regulatory Agency whose approval is required to consummate such transactions (the “Regulatory Approval”) has not been received and such delay in the receipt of Regulatory Approval is not the result of a public comment or protest made in connection with an application for Regulatory Approval (a “Protest”), then either CBI or IBG can unilaterally extend the Closing Date Deadline by up to 30 days by providing written notice thereof to the other; and further provided that, if Regulatory Approval has not been received and such delay in the receipt of Regulatory Approval is the result of a Protest, then the Closing Date Deadline shall automatically, without action by either party, be extended to December 31, 2017.

C. By either IBG or CBI if any application for approval of the transactions contemplated by this Agreement or any other agreement contemplated hereby are disapproved by or withdrawn at the request of any Regulatory Agency whose approval is required to consummate such transactions or if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby and such order, decree, ruling or other action shall have been final and nonappealable.

D. By IBG if there shall have been any Material Adverse Change in CBI or any CBI Subsidiary; and by CBI, if there shall have been any Material Adverse Change in IBG.

E. By IBG, if CBI shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or any other agreement contemplated hereby, and such failure shall not have been cured within a period of thirty (30) calendar days after written notice from IBG.

F. By CBI, if IBG shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or any other agreement contemplated hereby, and such failure shall not have been cured within a period of thirty (30) calendar days after written notice from CBI.

G. By IBG, in accordance with the provisions of Section 5.12 (Environmental Investigation).

H. By either IBG or CBI, if (i) the shareholders of CBI shall not have approved this Agreement and the Merger by the requisite vote at the meeting of such shareholders, or any adjournment or postponement thereof, called for such purpose, or (ii) the shareholders of IBG shall not have approved this Agreement and the Merger, the issuance of IBG Shares in connection with the Merger, or the election of the CBI Nominees, by the requisite vote at the meeting of such shareholders, or any adjournment or postponement thereof, called for such purpose.

I. By CBI at any time in order to concurrently enter into an acquisition agreement or similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by CBI and the CBI Board in accordance with all of the requirements of Section 5.10 hereof.

J. By IBG, if the CBI Board shall have (i) recommended to the shareholders of CBI that they tender their shares in a tender or exchange offer commenced by an un-Affiliated third party for more than 15% of the outstanding CBI Shares, (ii) effected a Change in Recommendation or recommended to the CBI shareholders acceptance or approval of any alternative Acquisition Proposal, or (iii) notified IBG in writing that CBI intends to accept a Superior Proposal.

K. By CBI, at any time following the Determination Date (defined below) if both of the following conditions are satisfied:

(1)	The number obtained by dividing the Average Closing Price by the Starting Price (each as defined below) (the “IBG Ratio”) shall be less than 0.85; and

(2)	(x) the IBG Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.15 from the quotient in this clause (2) (y) (such number in this clause (2) (y) being referred to herein as, the “Index Ratio”);

subject, however, to the following three sentences. If CBI elects to exercise its termination right pursuant to this Section 9.01(K), it shall give written notice to IBG. Following its receipt of such notice, IBG shall have the option, at its sole discretion, to increase the consideration to be received by the CBI Shareholders hereunder, by adjusting the CBI Share Exchange Ratio (calculated to the nearest ten-thousandth) to a number (rounded to the nearest ten-thousandth) equal to the quotient of (A) the product of the (i) the product of the Starting Price, multiplied by 0.90, multiplied by (ii) the CBI Share Exchange Ratio, divided by (B) the Average Closing Price on the Determination Date. If IBG so elects, it shall give prompt written notice to CBI of such election and the revised CBI Share Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.01(K) and this Agreement shall remain in effect in accordance with its terms (except as the CBI Share Exchange Ratio shall have been so modified).

For purposes of this Section 9.01(K), the following terms shall have the meanings indicated:

“Average Closing Price” has the meaning set forth in Section 1.05(B).

“Determination Date” shall mean the third trading day prior to the Closing Date.

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on and including the trading day prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index.

“Index Price” shall mean the closing price of the Index Group on a given date.

“Starting Date” shall mean November 4, 2016.

“Starting Price” shall mean $47.40.

Section 9.02. Notice of Termination. The power of termination provided for by Section 9.01 may be exercised only by a notice given in writing, as provided for in Section 11.07.

Section 9.03. Effect of Termination. In the event of the termination of this Agreement and abandonment of the Merger pursuant to the provisions of Section 9.01, no party to this Agreement shall have any further liability or obligation in respect of this Agreement, except that (A) the provisions of ARTICLE X and Sections 9.03, 9.04, 11.02, 11.03, 11.08, 11.11 and 11.12 shall survive any such termination of the Agreement and abandonment of the Merger and (B) notwithstanding anything to the contrary, neither IBG nor CBI shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

Section 9.04. CBI Termination Fee. To compensate IBG for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities, CBI and IBG agree as follows:

A. If IBG is not in material breach of any covenant or obligation under this Agreement, CBI shall pay to IBG the sum of $10,000,000 (the “Termination Fee”) if this Agreement is terminated (i) by CBI under the provisions of Section 9.01(I), (ii) by either IBG or CBI under the provisions of Section 9.01(H)(i) and, if either (1) at the time of any failure by the shareholders of CBI to approve and adopt this Agreement and the Merger, there shall exist an Acquisition Proposal with respect to CBI that has not been withdrawn before the CBI Meeting or (2) within twelve months of the termination of this Agreement, CBI enters into a definitive agreement with any third party with respect to any Acquisition Proposal, or (iii) by IBG under the provisions of Section 9.01(J). CBI’s obligation to pay the Termination Fee pursuant to this Section 9.04(A) shall survive the termination of this Agreement.

B. Any payment required by Section 9.04(A) shall become payable within two business days after receipt by the non-terminating party of written notice of termination of this Agreement.

C. If CBI pays the Termination Fee in connection with its termination of this Agreement pursuant to Sections 9.01(H), 9.01(I) or 9.01(J), such amount shall be the sole remedy available to IBG in the event of any such termination of this Agreement.

ARTICLE X

CONFIDENTIAL INFORMATION

Section 10.01. Definition of “Recipient,” “Disclosing Party” and “Representative”. For purposes of this ARTICLE X, the term “Recipient” means the party receiving the Subject Information (as such term is defined in Section 10.02) and the term “Disclosing Party” means the party furnishing the Subject Information. The terms “Recipient” or “Disclosing Party,” as used herein, include: (A) all persons and entities related to or affiliated in any way with the Recipient or the Disclosing Party, as the case may be, and (B) any Affiliate the Recipient or the Disclosing Party, as the case may be. The term “Representative,” as used in this ARTICLE X, shall include all directors, officers, shareholders, employees, representatives, advisors, attorneys, accountants and agents of the Recipient or the Disclosing Party, as the case may be. The term “person” as used in this ARTICLE X shall be broadly interpreted to include, without limitation, any corporation, company, group, partnership, Governmental Authority or individual.

Section 10.02. Definition of “Subject Information”. For purposes of this ARTICLE X, the term “Subject Information” means all information furnished to the Recipient or its Representatives (whether prepared by the Disclosing Party, its Representatives or otherwise and whether or not identified as being nonpublic, confidential or proprietary) by or on behalf of the Disclosing Party or its Representatives relating to or involving the business, operations or affairs of the Disclosing Party or otherwise in possession of the Disclosing Party. The term “Subject Information” shall not include information that (A) was already in the Recipient’s possession at the time it was first furnished to Recipient by or on behalf of Disclosing Party, if such information is not known by the Recipient to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Subsidiaries or another party, or (B) becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives, or (C) becomes available to the Recipient on a nonconfidential basis from a source other than the Disclosing Party, its Representative or otherwise, if such source is not known by the Recipient to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Representative or another party.

Section 10.03. Confidentiality. Each Recipient hereby agrees that the Subject Information will be used solely for the purpose of reviewing and evaluating the transactions contemplated by this Agreement and any other agreement contemplated hereby, and that the Subject Information will be kept confidential by the Recipient and the Recipient’s Representatives; but (A) any of such Subject Information may be disclosed to the Recipient’s Representatives (including the Recipient’s accountants, attorneys and investment bankers) who need to know such Subject Information for the purpose of evaluating any such possible transaction between the Disclosing Party and the Recipient (it being understood that such Representatives shall be informed by the Recipient of the confidential nature of such Subject Information and that the Recipient shall direct and cause such persons to treat such Subject Information confidentially); (B) any of such Subject Information may be disclosed by a Recipient who has been ordered by a court to do so or is required by law to do so provided Recipient has notified the Disclosing Party before such disclosure and cooperates with the Disclosing Party if the Disclosing Party elects to pursue legal means to contest and avoid the disclosure; and (C) any disclosure of such Subject Information may be made to which the Disclosing Party expressly consents in writing before any such disclosure by Recipient. For the avoidance of doubt, a Recipient is prohibited from, and shall be responsible for any of its Representatives who, use the Subject Information, directly or indirectly, to (Y) call on, service or solicit customers of the Disclosing Party or (Z) interfere with or damage (or attempt to interfere with or damage) any relationship between any such customer and the Disclosing Party.

Section 10.04. Securities Law Concerns. Each Recipient hereby acknowledges that the Recipient is aware, and the Recipient will advise the Recipient’s Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any person who has received material, nonpublic information from an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Section 10.05. Return of Subject Information. If this Agreement is terminated for any reason, the Recipient shall promptly return to the Disclosing Party all written material containing or reflecting any of the Subject Information, other than information contained in any application, notice or other document filed with any Governmental Authority and not returned to the Recipient by such Governmental Authority. In making any such filing, the Recipient will request confidential treatment of such Subject Information included in any application, notice or other document filed with any Governmental Authority.

ARTICLE XI

MISCELLANEOUS

Section 11.01. No Survival of Representations and Warranties. The parties hereto agree that all of the representations, warranties and covenants contained in this Agreement shall terminate and be extinguished at Closing, except for those covenants that specifically require performance after the Closing. Nothing in this Section 11.01 shall limit or otherwise affect the remedies available to IBG or CBI, as the case may be, with respect to a cause of action arising out of an intentional misrepresentation by CBI or IBG, respectively.

Section 11.02. Expenses. Except as specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and all agreements and documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, shall be borne and paid by the party incurring such costs or expenses.

Section 11.03. Brokerage Fees and Commissions.

A. CBI does not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of CBI or any CBI Subsidiary except as set forth on Confidential Schedule 11.03(A), and CBI hereby agrees to indemnify and hold harmless IBG for any amounts owed to any other agent, representative or broker of CBI or any CBI Subsidiary.

B. IBG does not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of IBG or Independent Bank except as set forth in Confidential Schedule 11.03(B), and IBG hereby agrees to indemnify and hold harmless CBI for any amounts owed to any other agent, representative or broker of IBG or Independent Bank.

Section 11.04. Entire Agreement. This Agreement (including the documents and instruments referred to herein) and the other agreements, documents, schedules and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof, and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter or contemporaneously herewith made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

Section 11.05. [Reserved].

Section 11.06. Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy, such term or provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof, and all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or unenforceable, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 11.07. Notices. All notices, requests, claims, demands, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party shall be in writing; and may be delivered personally, by nationally-recognized overnight courier service, by United States mail, or by e-mail or facsimile transmission, to such party at the address or transmission numbers set forth below:

A. If given to CBI, or to an officer thereof, in such officer’s official capacity, at CBI’s mailing address or transmission number set forth below (or such address or transmission number as CBI may give notice to IBG by like notice):

Mr. Tom C. Nichols

Chairman of the Board and CEO

Carlile Bancshares, Inc.

201 Main Street

Suite 1320

Fort Worth, Texas 76102

Facsimile: (817) 877-4450

Email: tnichols@carlileholdings.com

with a copy (which shall not constitute notice) to:

Chet Fenimore, Esq.

Fenimore, Kay, Harrison & Ford, LLP

812 San Antonio Street

Suite 600

Austin, Texas 78701

Facsimile: (512) 583-5940

Email: cfenimore@fkhpartners.com

B. If given to IBG, or to an officer thereof, in such officer’s official capacity, at IBG’s mailing address or transmission number set forth below (or such address or transmission number as IBG may give notice to CBI by like notice):

Mr. David Brooks

Chairman of the Board and CEO

Independent Bank Group, Inc.

1600 Redbud Blvd., Suite 400

McKinney, TX 75069

Facsimile: 972-562-5496

Email: drbrooks@independent-bank.com

with a copy (which shall not constitute notice) to:

Mark Haynie, Esq.

Haynie Rake Repass & Klimko, P.C.

14643 Dallas Parkway, Suite 550

Dallas, Texas 75254

Facsimile: (972) 716-1850

Email: mark@hrrpc.com

Any notice given pursuant to this Agreement shall be effective (i) in the case of personal delivery, e-mail or facsimile transmission, when received; (ii) in the case of mail, upon the earlier of actual receipt or three business days after deposit with the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (iii) in the case of nationally-recognized overnight courier service, one business day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery.

Section 11.08. GOVERNING LAW; VENUE. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES SUBJECT TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. IF A DISPUTE ARISES UNDER OR ARISES RELATED TO THIS AGREEMENT, THE PARTIES IRREVOCABLY AGREE THAT VENUE FOR SUCH DISPUTE SHALL LIE EXCLUSIVELY IN ANY COURT OF COMPETENT JURISDICTION IN COLLIN COUNTY, TEXAS.

Section 11.09. Multiple Counterparts; Electronic Transmission. For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. An e-mail, facsimile or other electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 11.10. Certain Definitions.

A. “Affiliate” means any business entity, bank, or person that, directly or indirectly, controls, is controlled by, or is under common control with, such person in question. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any business entity, bank, or person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

B. “Best Knowledge” means the actual knowledge of executive officers of IBG or CBI, as applicable, with respect to a particular matter, after reasonable inquiry.

C. “Environmental Laws” means any applicable federal, state, or local laws or regulations, codes, or ordinances, now in effect and in each case as amended to date, including any judicial or administrative order, consent decree, judgment relating to pollution or protection of public or employee health or safety or the environment, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended 49 U.S.C. §5101, et. seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §6901, et. seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1201, et. seq.; the Toxic Substances Control Act, 15 U.S.C. §2601, et. seq.; the Clean Air Act, 42 U.S.C. §7401, et. seq.; and the Safe Drinking Water Act, 42 U.S.C. §300f. et. seq.

D. “Governmental Authority” means any United States or foreign federal, state or local court, administrative agency, commission or other governmental authority, Regulatory Agency or instrumentality thereof, in each case, of competent jurisdiction.

E. “Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including petroleum, including crude oil or any fraction thereof, or any petroleum product, defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws, or which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, but notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of CBI or any CBI Subsidiary in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

F. “Investment Securities” means a security held by Northstar Bank and reflected as an asset of Northstar Bank in accordance with RAP.

G. “Material Adverse Change” means any material adverse change in the financial condition, assets, properties, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations other than, in each case, any change, circumstance, event or effect relating to (i) any change occurring after the date hereof in any federal or state law, rule or regulation, which change affects banking institutions and their holding companies generally, including any change affecting the Deposit Insurance Fund administered by the FDIC, (ii) changes in general economic, legal, regulatory or political conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity and currency exchange rates unless such changes have a materially disproportionate adverse effect on a Party relative to similarly situated Texas domiciled banks, (iii) general changes in credit markets or general downgrades in credit markets unless such changes have a materially disproportionate adverse effect on a Party relative to similarly situated Texas domiciled banks, (iv) changes in GAAP or RAP that affect financial institutions generally; (v) changes resulting from reasonable expenses (such as customary legal, accounting and investment advisor fees) incurred in connection with this Agreement, (vi) changes resulting from, acts of terrorism or war unless such changes have a materially disproportionate adverse effect on a Party relative to similarly situated Texas domiciled banks, (vii) changes resulting from payments of any amounts due, or the provision of any benefits to, any officer or employee under employment, change in control or severance agreements in effect as of the date hereof, or (viii) actions and omissions of IBG, Independent Bank, CBI or any CBI Subsidiary taken at the request, or with the prior written consent, of the other party hereto in contemplation of the transactions contemplated hereby.

H. “Property” or “Properties” means all real property owned or leased by CBI or any CBI Subsidiary, including properties that any CBI Subsidiary has foreclosed on as well as their respective premises and all improvements and fixtures thereon.

I. “Regulatory Agency” means (i) the SEC, (ii) any self-regulatory organization, (iii) the FRB, (iv) the FDIC, (v) the TDB, and (vi) any other federal or state governmental or regulatory agency or authority.

J. “Subsidiary” means, when used with reference to any entity, any corporation, a majority of the outstanding voting securities of which are owned, directly or indirectly, by such entity or any partnership, joint venture or other enterprise in which such entity has, directly or indirectly, any equity interest.

Section 11.11. Specific Performance. Each of the parties hereto acknowledges that the other party would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to seek temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which such other party may be entitled, at law or in equity.

Section 11.12. Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

Section 11.13. Rules of Construction. When a reference is made in this Agreement to an Article, Section, Exhibit or Confidential Schedule, such reference shall be to an Article or Section of, or an Exhibit or Confidential Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors or assigns.

Section 11.14. Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other person. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement. Notwithstanding any other provision of this Agreement, it is specifically intended by the parties to this Agreement that the persons entitled to the benefits of the covenants contained in Section 6.15 and Section 6.16 are third-party beneficiaries solely with respect to such sections. No party to this Agreement shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Any assignment made or attempted in violation of this Section 11.14 shall be void and of no effect.

Section 11.15. Public Disclosure. None of IBG, Independent Bank, CBI or any CBI Subsidiary will make, issue or release, or cause to be made, issued or released, any announcement, statement, press release, acknowledgment or other public disclosure of the existence, terms, conditions or status of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement. Notwithstanding the foregoing, IBG and CBI, upon prior notice to the other party, will be permitted to make (i) disclosure to their own officers, directors, employees and shareholders, and (ii) any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable federal or state laws or regulations or that may be necessary to obtain regulatory approval for the transactions contemplated hereby.

Section 11.16. Extension; Waiver. At any time before the Closing Date, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party in the manner provided in Section 11.17, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No party to this Agreement shall by any act (except by a written instrument given pursuant to Section 11.17) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

Section 11.17. Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of this Agreement by the CBI shareholders; but after the approval of this Agreement by the CBI shareholders, there shall not be, without the further approval of the CBI shareholders, any amendment of this Agreement that decreases the consideration to be paid for the CBI Shares pursuant to Section 1.05 that materially and adversely affects the rights of the CBI shareholders hereunder. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

[Signature Page to Follow]

[Signature Page to Agreement and Plan of Reorganization]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

INDEPENDENT BANK GROUP, INC.

By:	/s/ David R. Brooks
David R. Brooks
Chairman of the Board and CEO

CARLILE BANCSHARES, INC.

By:	/s/ Tom C. Nichols
Tom C. Nichols
Chairman of the Board and CEO

(End of Appendix A)

APPENDIX B—FAIRNESS OPINION OF STEPHENS, INC.

November 21, 2016

The Board of Directors of

Independent Bank Group, Inc.

1600 Redbud Boulevard, Suite 400

McKinney, TX 75069

Members of the Board:

You have engaged us in connection with the proposed acquisition of Carlile Bancshares, Inc. (“Target”) by Independent Bank Group, Inc. (the “Company”) (the “Transaction”) to provide our opinion as to whether the Transaction is fair to the Company from a financial point of view. The terms and conditions of the Transaction are set forth in a definitive purchase agreement (the “Agreement”) among the Company and the Target. Pursuant to the Agreement, in connection with the closing of the Transaction the Company will acquire at closing all outstanding stock of the Target. Additionally, as more fully described in the Agreement, the Company will pay consideration in the form of a stock payment based upon the aggregate negotiated merger consideration of $434 million divided by an agreed upon price of $47.40 per share of the Company’s stock, adjusted for the aggregate amount of cash to be paid to options holders. Based upon the Company’s closing stock price of $53.95 per share on November 18, 2016, the Company would issue approximately 8.9 million shares to the Target’s common shareholders, worth approximately $480.3 million, and pay cash in the amount of approximately $13.7 million to the Target’s option holders, resulting in total aggregate consideration of approximately $494.0 million.

In connection with rendering our opinion we have:

(i) analyzed certain publicly available financial statements and reports regarding the Company;

(ii) analyzed certain audited and unaudited internal financial statements and other financial and operating data (including financial projections) concerning the Company and the Target prepared by and based on assumptions provided by the management teams of the Company and the Target;

(iii) analyzed, on a pro forma basis in reliance upon financial projections and other information and assumptions provided by the management teams of the Company and the Target, the effect of the Transaction on the balance sheet, earnings, adjusted tangible equity per share and earnings per share of the Company;

(iv) compared the financial performance of the Target with that of certain publicly traded companies that we deemed relevant to our analysis of the Transaction, and their securities;

(v) reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that we deemed relevant to our analysis of the Transaction;

(vi) reviewed the most recent draft of the Agreement and related documents provided to us by the Company;

(vii) discussed with management of the Company and the Target the operations of and future business prospects for the Company and the Target and the anticipated cost savings and financial consequences of the Transaction to the Company; and

(viii) performed such other analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the information and financial data provided to us by the Company and the Target and of the other information reviewed by us in connection with the preparation of our opinion, and our opinion is based upon such information. We have not assumed any responsibility for independent verification of the accuracy or completeness of any of such information or financial data. Management of the Company has assured us that they are not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Target; nor have we evaluated the solvency or fair value of the Target under any laws relating to bankruptcy, insolvency or similar matters. We have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Target. We have not received or reviewed any individual credit files nor have we made an independent evaluation of the adequacy of the allowance for loan losses of the Target. With respect to the financial forecasts prepared by the management of the Company, including forecasts of potential cost savings and of potential synergies, we have assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and the Target and that the financial results reflected by such projections will be realized as predicted. We have also assumed that the representations and warranties contained in the Agreement and all related documents are true, correct and complete in all material respects.

As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and regularly provide investment banking services to the Company and we expect to provide similar services in the future. Our firm also issues periodic research reports regarding the Company’s business activities and prospects, and our firm regularly provides securities brokerage services to one or more subsidiaries or affiliates of the Company. During the two years preceding the date of this letter we have received fees from the Company in connection with investment banking services that we provided to advise the Company in an acquisition and render a fairness opinion, as well as assist the Company with an offering of subordinated notes, and we have received compensation for the brokerage services we have provided. We serve as financial adviser to the Company in connection with the Transaction, and we are entitled to receive from the Company reimbursement of our expenses and a fee for our services as financial adviser to the Company, a significant portion of which is contingent upon the consummation of the Transaction. We are also assisting the Company with raising capital to partially finance the Transaction, and we are entitled to receive from the Company a fee for our services in connection with the raising of such capital. We are also entitled to receive a fee from the Company for providing our fairness opinion to the Board of Directors. The Company has agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this opinion letter. Stephens expects to pursue future investment banking services assignments from the Company. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company or of any other participant in the Transaction.

We are not legal, regulatory, accounting or tax experts, and we have relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters. We have assumed, with your consent, that the Transaction will not result in any materially adverse legal, regulatory, accounting or tax consequences for the Company.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. We have assumed that the Transaction will be consummated on the terms of the latest draft of the Agreement provided to us, without material waiver or modification. We have assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the

Company. We are not expressing any opinion herein as to the price at which the common stock or any other securities of the Company will trade following the announcement of the Transaction.

This opinion is for the use and benefit of the Board of Directors of the Company for purposes of its evaluation of the Transaction. Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person as to any specific action that should be taken in connection with the Transaction. This opinion is not intended to confer any rights or remedies upon any other person. In addition, except as explicitly set forth in this letter, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, relative to the compensation to other stockholders of the Company. Our fairness opinion committee has approved the opinion set forth in this letter. Neither this opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission; however, this opinion letter and a summary discussion of our underlying analyses and role as financial advisor to the Company may be included in communications to stockholders of the Company, provided that we approve of the content of such disclosures prior to any filing or publication of such stockholder communications.

Based on the foregoing and our general experience as investment bankers, and subject to the assumptions and qualifications stated herein, we are of the opinion on the date hereof that the consideration to be given by the Company in the Transaction is fair from a financial point of view to Independent Bank Group, Inc.

Very truly yours,

/s/ Stephens Inc.

STEPHENS INC.

(End of Appendix B)

APPENDIX C—FAIRNESS OPINION OF SANDLER O’NEILL & PARTNERS, L.P.

November 21, 2016

Board of Directors

Carlile Bancshares, Inc.

201 Main Street

Suite 1320

Fort Worth, Texas 76102

Ladies and Gentlemen:

Carlile Bancshares, Inc. (the “Company”) and Independent Bank Group, Inc. (“IBG”) are proposing to enter into an Agreement and Plan of Reorganization (the “Agreement”) pursuant to which the Company will merge with and into IBG, with IBG being the surviving corporation (the “Merger”). Pursuant to the terms of the Agreement, at the Effective Time, the voting and non-voting common shares of the Company (“Company Common Shares”) outstanding immediately before the Effective Time will be converted into the right to receive an aggregate number of common shares of IBG (“IBG Common Shares”) equal to the quotient of (a) (i) $434,000,000 divided by $47.40, multiplied by the Average Closing Price, less (ii) the Aggregate Option Holder Payment, divided by (b) the Average Closing Price (the “Aggregate Merger Consideration”), subject to certain adjustments as set forth in the Agreement (as to which we express no opinion). Capitalized terms used herein without definition have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Aggregate Merger Consideration to the holders of Company Common Shares, collectively as a group. With your consent, we have assumed for purposes of our analysis and this opinion that the Aggregate Merger Consideration to be received by holders of Company Common Shares in the Merger is 8,902,932 IBG Common Shares.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated November 20, 2016; (ii) certain financial statements and other historical financial information of the Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of IBG that we deemed relevant; (iv) certain internal financial projections for the Company for the years ending December 31, 2016 through December 31, 2019 and estimated annual long-term asset and earnings per share growth rates and dividend assumptions for the Company, as provided by the senior management of the Company; (v) publicly available consensus mean analyst estimates for IBG for the years ending December 31, 2016, December 31, 2017 and December 31, 2018, as well as estimated annual long-term asset and earnings per share growth rates and dividend assumptions for IBG, as provided by or discussed with the senior management of IBG; (vi) the pro forma financial impact of the Merger on IBG based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of IBG; (vii) the publicly reported historical price and trading activity for IBG Common Shares, including a comparison of certain stock market information for IBG Common Shares and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for the Company and IBG with similar institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry on a nationwide basis, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of the Company the business, financial condition, results of operations and prospects of the Company and held similar discussions with certain members of the senior management of IBG regarding the business, financial condition, results of operations and prospects of IBG.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by the Company or IBG or their respective representatives or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of the Company and IBG that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or IBG or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of the Company or IBG. We did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company or IBG, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to the Company or IBG. We have assumed, with your consent, that the respective allowances for loan losses for both the Company and IBG are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used certain internal financial projections for the Company for the years ending December 31, 2016 through December 31, 2019 and estimated annual long-term asset and earnings per share growth rates and dividend assumptions for the Company, as provided by the senior management of the Company, as well as publicly available consensus mean analyst estimates for IBG for the years ending December 31, 2016, December 31, 2017 and December 31, 2018 and estimated annual long-term asset and earnings per share growth rates and dividend assumptions, as provided by or discussed with the senior management of IBG. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of IBG. With respect to the foregoing information, the respective senior managements of the Company and IBG confirmed to us that such information reflected (or, in the case of the publicly available consensus mean analyst estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective senior managements as to the future financial performance of the Company and IBG, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of the Company or IBG since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that the Company and IBG will remain as going concerns for all periods relevant to our analysis.

We have assumed that the Aggregate Merger Consideration actually received by the holders of Company Common Shares in the Merger will not differ from the Aggregate Merger Consideration that we have assumed in any respect that would be material to our analysis or this opinion. We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, IBG or the Merger or any related transaction, (iii) the Merger and any related transactions (including, without limitation, the payment of shareholder dividends by the Company prior to the closing of the Merger as projected by the management of the Company) will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that the Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Company Common Shares or IBG Common Shares at any time or what the value of IBG Common Shares will be once it is actually received by the holders of Company Common Shares.

We have acted as the Company’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the portion of the transaction fee which will become payable to Sandler O’Neill on the day of closing of the Merger. The Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. We have not provided any investment banking services to the Company in the two years preceding the date of this opinion. In the two years preceding the date of this opinion, we have provided certain investment banking services to IBG and received fees for such services. We were engaged to provide financial advisory services to IBG in 2015, and we acted as a book-running manager for IBG in connection with an offering of subordinated notes and an offering of IBG Common Shares in 2016. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to the Company and its affiliates. We may also actively trade the equity and debt securities of IBG and its affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of the Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Aggregate Merger Consideration to the holders of Company Common Shares, collectively as a group and without regard to any differences between voting Company Common Shares and non-voting Company Common Shares, and does not address the underlying business decision of the Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement (including any adjustments to the consideration in the Merger pursuant to the Agreement), the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of the Company or IBG, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Merger Consideration is fair to holders of Company Common Shares, collectively as a group, from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

SANDLER O’NEILL & PARTNERS, L.P.

(End of Appendix C)

APPENDIX D—RIGHTS OF DISSENTING OWNERS:

Chapter 10, Subchapter H of the TEXAS BUSINESS ORGANIZATIONS CODE

CHAPTER 10. MERGERS, INTEREST EXCHANGES, CONVERSIONS, AND SALES OF ASSETS

SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS

§ 10.351. APPLICABILITY OF SUBCHAPTER.

(a) This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b) This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c) The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.

§ 10.352. DEFINITIONS.

In this subchapter:

(1) “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:

(A) provides notice under Section 10.356; and

(B) complies with the requirements for perfecting that owner’s right to dissent under this subchapter.

(2) “Responsible organization” means:

(A) the organization responsible for:

(i) the provision of notices under this subchapter; and

(ii) the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

(B) with respect to a merger or conversion:

(i) for matters occurring before the merger or conversion, the organization that is merging or converting; and

(ii) for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

(C) with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange; and

(D) with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner.

§ 10.353. FORM AND VALIDITY OF NOTICE.

(a) Notice required under this subchapter:

(1) must be in writing; and

(2) may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b) Failure to provide notice as required by this subchapter does not invalidate any action taken.

§ 10.354. RIGHTS OF DISSENT AND APPRAISAL.

(a) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:

(1) dissent from:

(A)a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B) a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C) a plan of exchange in which the ownership interest of the owner is to be acquired;

(D) a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion; or

(E) a merger effected under Section 10.006 in which:

(i) the owner is entitled to vote on the merger; or

(ii) the ownership interest of the owner is converted or exchanged; and

(2) Subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

(b) Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or noncode organization, or from a plan of exchange, if:

(1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate:

(A) listed on a national securities exchange; or

(B) held of record by at least 2,000 owners;

(2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

(A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or noncode organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or

(ii) held of record by at least 2,000 owners;

(B) cash instead of fractional ownership interests the owner would otherwise be entitled to receive; or

(C) any combination of the ownership interests and cash described by Paragraphs (A) and (B).

(c) Subsection (b) shall not apply to a domestic entity that is a subsidiary with respect to a merger under Section 10.006.

§ 10.355. NOTICE OF RIGHT OF DISSENT AND APPRAISAL.

(a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:

(1) the action or proposed action is submitted to a vote of the owners at a meeting; or

(2) approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b) If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(c) A notice required to be provided under Subsection (a) or (b) must:

(1) be accompanied by a copy of this subchapter; and

(2) advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or (3) may be provided.

(d) In addition to the requirements prescribed by Subsection (c), a notice required to be provided under Subsection (a)(1) must accompany the notice of the meeting to consider the action, and a notice required under Subsection (a)(2) must be provided to:

(1) each owner who consents in writing to the action before the owner delivers the written consent; and

(2) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect.

(e) Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).

§ 10.356. PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL.

(a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b) To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1) if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:

(A) is addressed to the entity’s president and secretary;

(B) states that the owner’s right to dissent will be exercised if the action takes effect;

(C) provides an address to which notice of effectiveness of the action should be delivered or mailed; and

(D) is delivered to the entity’s principal executive offices before the meeting;

(2) with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A) must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

(B) may not consent to the action if the action is approved by written consent; and

(3) must give to the responsible organization a demand in writing that:

(A) is addressed to the president and secretary of the responsible organization;

(B) demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

(C) provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

(D) states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E) is delivered to the responsible organization at its principal executive offices at the following time:

(i) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;

(ii) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners; or

(iii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006.

(c) An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of the owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d) Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e) If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

§ 10.357. WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

(1) payment for the ownership interest has been made under Sections 10.358 and 10.361; or

(2) a petition has been filed under Section 10.361.

(b) Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

§ 10.358. RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER.

(a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:

(1) accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

(2) rejecting the demand and including in the response the requirements prescribed by Subsection (c).

(b) If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

(c) If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:

(1) an estimate by the responsible organization of the fair value of the ownership interests; and

(2) an offer to pay the amount of the estimate provided under Subdivision (1).

(d) If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect

(e) If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

§ 10.359. RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b) If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

(1) a reference to the demand; and

(2) the name of the original dissenting owner of the ownership interest.

§ 10.360. RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST.

A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

§ 10.361. PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT; APPOINTMENT OF APPRAISERS.

(a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1) the county in which the organization’s principal office is located in this state; or

(2) the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b) A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

(c) On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d) The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:

(1) the responsible organization; and

(2) each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

(e) The court shall:

(1) determine which owners have:

(A) perfected their rights by complying with this subchapter; and

(B) become subsequently entitled to receive payment for the fair value of their ownership interests; and

(2) appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

(f) The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

(g) The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):

(1) the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

(2) the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

§ 10.362. COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST.

(a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b) In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

(c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

§ 10.363. POWERS AND DUTIES OF APPRAISER; APPRAISAL PROCEDURES.

(a) An appraiser appointed under Section 10.361 has the power and authority that:

(1) is granted by the court in the order appointing the appraiser; and

(2) may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b) The appraiser shall:

(1) determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2) file with the court a report of that determination.

(c) The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d) The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

§ 10.364. OBJECTION TO APPRAISAL; HEARING.

(a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b) If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

(d) The responsible organization shall:

(1) immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and

(2) pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.

(e) On payment of the judgment, the dissenting owner does not have an interest in the:

(1) ownership interest for which the payment is made; or

(2) responsible organization with respect to that ownership interest.

§ 10.365. COURT COSTS; COMPENSATION FOR APPRAISER.

(a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b) All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

§ 10.366. STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER.

(a) An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1) in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

(2) in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b) An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

(1) receive payment for the ownership interest under this subchapter; and

(2) bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

(c) An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

§ 10.367. RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT.

(a) The rights of a dissenting owner terminate if:

(1) the owner withdraws the demand under Section 10.356;

(2) the owner’s right of dissent is terminated under Section 10.356;

(3) a petition is not filed within the period required by Section 10.361; or

(4) after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

(b) On termination of the right of dissent under this section:

(1) the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2) the owner’s right to be paid the fair value of the owner’s ownership interests ceases;

(3) the owner’s status as an owner of those ownership interests is restored, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4) the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5) any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

(6) the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

§ 10.368. EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL.

In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

(1) the value of the ownership interest; or

(2) money damages to the owner with respect to the action.

(End of Appendix D)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers of Independent

Article VI of Independent’s Amended and Restated Certificate of Formation, as amended, and Article VI of Independent’s Third Amended and Restated Bylaws provide that Independent shall indemnify any person made a party to or involved in any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of Independent or is or was serving at the request of Independent as a director or officer of another foreign or domestic association, corporation, partnership, joint venture, trust or other entity, or employee benefit plan (whether such action, suit or proceeding is based in whole or in part on the sole or contributory gross or ordinary negligence of such person or otherwise).

Article VII of Independent’s Amended and Restated Certificate of Formation, as amended, provides that a director of Independent shall not be liable to Independent or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, subject to certain limitations.

In Article VI of Independent’s Amended and Restated Certificate of Formation, as amended, and Article VI of Independent’s Third Amended and Restated Bylaws, Independent makes mandatory for directors and officers the indemnification provided for in Section 8.101 of the Texas Business Organizations Code (“TBOC”), which provides that, subject to certain limitations, a corporation may indemnify a governing person, former governing person, or delegate who was, is, or is threatened to be made a respondent in a proceeding to the extent permitted by Section 8.102 of the TBOC if it is determined in accordance with Section 8.103 of the TBOC that:

(1) the person:

(A) acted in good faith;

(B) reasonably believed:

(i) in the case of conduct in the person’s official capacity, that the person’s conduct was in the corporation’s best interests; and

(ii) in any other case, that the person’s conduct was not opposed to the corporation’s best interests; and

(C) in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful.

(2) with respect to expenses, the amount of expenses other than a judgment is reasonable; and

(3) indemnification should be paid.

Independent has entered into indemnification agreements with the members of its board of directors (each an “indemnitee”). Each indemnification agreement requires Independent to indemnify each indemnitee to the fullest extent permitted by the TBOC and any successor statute thereto when such successor statute becomes applicable to Independent. Independent will also, among other things, make the indemnitee whole for costs in any action to establish indemnitee’s right to indemnification, whether or not wholly successful.

Independent also maintains directors’ and officers’ liability insurance.

The Amended and Restated Certificate of Formation, as amended, and Third Amended and Restated Bylaws of the Registrant were previously filed with the Securities and Exchange Commission and are incorporated by reference into the registration statement.

Item 21.	Exhibits and Financial Statement Schedules

(a)	List of Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Reorganization, dated as of November 21, 2016, by and among the Registrant and Carlile (included as Appendix A to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1	Amended and Restated Certificate of Formation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-186354) (the “Registration Statement”))

3.2	Certificate of Amendment to Amended and Restated Certificate of Formation of the Registrant (incorporated herein by reference to Exhibit 3.3 to the Registration Statement)

3.3	Third Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registration Statement)

3.4	Certificate of Merger, dated January 2, 2014, of Live Oak Financial Corp. with and into Independent Bank Group, Inc. (incorporated herein by reference to Exhibit 3.5 to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-196627 (the “Form S-3 Registration Statement”))

3.5	Certificate of Merger, dated April 15, 2014, of BOH Holdings, Inc. with and into Independent Bank Group, Inc., which is incorporated herein by reference to Exhibit 3.6 to the Form S-3 Registration Statement

3.6	Certificate of Merger, dated September 30, 2014, of Houston City Bancshares, Inc. with and into Independent Bank Group, Inc., which are incorporated by reference to Exhibit 3.7 to the Registrant’s Quarterly Report on Form 10-Q, dated July 31, 2015

4.1	Form of certificate representing shares of the Registrant’s common stock (incorporated herein by reference to Exhibit 4.1 to the Registration Statement)

4.2	Form of Common Stock Purchase Warrant, with schedules of differences (incorporated herein by reference to Exhibit 4.2 to the Registration Statement)

4.3	Statement of Designations of Senior Non-Cumulative Perpetual Preferred Stock, Series A of the Registrant, as filed with the Office of the Secretary of State of the State of Texas on April 15, 2014 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 17, 2014)

4.4	Form of certificate representing shares of the Registrant’s Series A preferred stock (incorporated herein by reference to Exhibit 4.3 to the Form S-3 Registration Statement)

The other instruments defining the rights of holders of the long-term debt securities of the Registrant and its subsidiaries are omitted pursuant to section (b)(4)(iii)(A) of Item 601 of Regulation S-K. The Registrant hereby agrees to furnish copies of these instruments to the Securities and Exchange Commission upon request.

5.1	Form of Opinion of Andrews Kurth Kenyon LLP regarding the legality of the securities being registered*+

8.1	Form of Opinion of Andrews Kurth Kenyon LLP as to certain tax matters*+

8.2	Form of Opinion of Fenimore, Kay, Harrison & Ford, LLP as to certain tax matters*+

10.1	Form of Indemnification Agreement for directors and officers (incorporated herein by reference to Exhibit 10.16 to the Form S-1 Registration Statement)

Exhibit Number	Description

10.2	Form of S-Corporation Revocation, Tax Allocation and Indemnification Agreement (incorporated herein by reference to Exhibit 10.17 to the Form S-1 Registration Statement)

10.3	2015 Performance Award Plan, which is incorporated by reference to Annex A of Independent’s definitive Proxy Statement for its 2015 Annual Meeting of Shareholders, dated April 13,2015

10.4	2005 Stock Grant Plan, with form of Notice of Grant Letter Agreement, as amended, and related Form of Notice of Grant Letter Agreement relating to the written compensation contracts (incorporated herein by reference to Exhibit 10.18 to the Form S-1 Registration Statement)

10.5	2012 Stock Grant Plan, with form of Notice of Grant Letter Agreement (incorporated herein by reference to Exhibit 10.19 to the Form S-1 Registration Statement)

10.6	2013 Equity Incentive Plan, with form of Restricted Stock Award Agreement (incorporated herein by reference to Exhibit 10.20 to the Form S-1 Registration Statement)

10.7	Employment Agreement, dated November 21, 2013, between Independent Bank Group, Inc. and James D. Stein, including related Restricted Stock Grant (incorporated herein by reference to Exhibit 10.28 to the Registration Statement on Form S-4 (Registration No. 333-193373)

10.8	Subordinated Debt Indenture, dated as of June 25, 2014, between Independent Bank Group, Inc. and Wells Fargo Bank Shareowner Services, in its capacity as Indenture Trustee (incorporated herein by reference to Exhibit 4.6 to the Registrant’s Amendment No. 1 to the Form S-3 Registration Statement)

10.9	First Supplemental Indenture, dated as of July 17, 2014, between Independent Bank Group, Inc. and Wells Fargo Bank Shareowner Services, in its capacity as Indenture Trustee (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, dated July 17, 2014)

10.10.1	Credit Agreement, dated as of July 22, 2015, between Independent Bank Group, Inc., U.S. Bank National Association and Frost Bank, which is incorporated by reference to Exhibit 10.29.1 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-206747) filed with the SEC on September 24, 2015 (the “Grand Bank Registration Statement”)

10.10.2	Revolving Credit Note, dated July 22, 2015, by Independent Bank Group, Inc., in favor of U.S. Bank National Association, which is incorporated by reference to Exhibit 10.29.2 to the Grand Bank Registration Statement filed with the SEC on September 24, 2015

10.10.3	Revolving Credit Note, dated July 22, 2015, by Independent Bank Group, Inc., in favor of Frost Bank, which is incorporated by reference to Exhibit 10.29.3 to the Grand Bank Registration Statement filed with the SEC on September 24, 2015

10.10.4	Negative Pledge Agreement, dated as of July 22, 2015, by Independent Bank Group, Inc., in favor of U.S. Bank National Association, which is incorporated by reference to Exhibit 10.29.4 to the Grand Bank Registration Statement filed with the SEC on September 24, 2015

10.11	Employment Agreement, dated March 25, 2016, between Independent Bank and James C. White and joined in by the Registrant, which is incorporated herein by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2016

10.12	Separation Agreement, dated April 21, 2016, between Independent Bank and James D. Stein and joined in by the Registrant, which is incorporated herein by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2016

10.13(a)	Form of Change in Control Agreement, dated July 26, 2016, between Independent Bank Group, Inc. and certain Executive Officers, which is incorporated herein by reference to Exhibit 10.1(a) to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2016

Exhibit Number	Description

10.13(b)	Schedule of Executive Officers who have Executed a Change in Control Agreement, which is incorporated herein by reference to Exhibit 10.1(b) to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2016

10.14	Employment Agreement, dated July 26, 2016, between Independent Bank Group, Inc. and Torry Berntsen, which is incorporated herein by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2016

21.1	Subsidiaries of Independent Bank Group, Inc., which is incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the Year ended December 31, 2015

23.1	Consent of RSM US LLP, independent registered public accounting firm of the Registrant*

23.2	Consent of Crowe Horwath LLP, independent auditors of Carlile Bancshares, Inc.*

23.3	Consent of Andrews Kurth Kenyon LLP, to be included as part of its opinion to be filed as Exhibit 5.1 and incorporated herein by reference

23.4	Consent of Andrews Kurth Kenyon LLP, to be included as part of its opinion to be filed as Exhibit 8.1 and incorporated herein by reference

23.5	Consent of Fenimore, Kay, Harrison & Ford, LLP, to be included as part of its opinion to be filed as Exhibit 8.2 and incorporated herein by reference

24.1	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of this Form S-4 and incorporated herein by reference

99.1	Consent of Stephens Inc.*

99.2	Consent of Sandler O’Neill & Partners, L.P.*

99.3	Form of Proxy for Special Meeting for Shareholders of Carlile*

99.4	Form of Proxy for Special Meeting for Shareholders of Independent*

*	Filed herewith
+	Executed opinion to be filed by amendment.

(b)	Financial Statement Schedules

None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related restrictions or are inapplicable, and, therefore, have been omitted.

(c)	Opinion of Financial Advisor

The Fairness Opinion of Stephens, Inc., is furnished as Appendix B to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4.

The Fairness Opinion of Sandler O’Neill & Partners, L.P., is furnished as Appendix C to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(g) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McKinney, Texas, on January 20, 2017.

INDEPENDENT BANK GROUP, INC.

By:	/s/ David R. Brooks
David R. Brooks
Chairman and Chief Executive Officer

Power of Attorney

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names. Each person whose signature appears below hereby authorizes each of David R. Brooks, Daniel W. Brooks and Michelle S. Hickox with full power of substitution, to execute in the name and on behalf of such person any amendment (including any post-effective amendment) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the registrant deems appropriate, and appoints David R. Brooks, Daniel W. Brooks and Michelle S. Hickox with full power of substitution, attorney-in-fact to sign any and all amendments (including post-effective amendments and any related registration statement pursuant to Rule 462(b) under the Securities Act) hereto to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith and we do hereby ratify and confirm that said attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David R. Brooks David R. Brooks	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	January 20, 2017

/s/ Michelle S. Hickox Michelle S. Hickox	Executive Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	January 20, 2017

/s/ Daniel W. Brooks Daniel W. Brooks	Vice Chairman, Chief Risk Officer and Director	January 20, 2017

/s/ Douglas A. Cifu Douglas A. Cifu	Director	January 20, 2017

/s/ William E. Fair William E. Fair	Director	January 20, 2017

/s/ Craig E. Holmes Craig E. Holmes	Director	January 20, 2017

Signature	Title	Date

/s/ J. Webb Jennings III J. Webb Jennings III	Director	January 20, 2017

/s/ Donald L. Poarch Donald L. Poarch	Director	January 20, 2017

/s/ G. Stacy Smith G. Stacy Smith	Director	January 20, 2017

/s/ Michael T. Viola Michael T. Viola	Director	January 20, 2017

EXHIBIT LIST

Exhibit Number	Description

2.1	Agreement and Plan of Reorganization, dated as of November 21, 2016, by and among the Registrant and Carlile (included as Appendix A to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1	Amended and Restated Certificate of Formation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-186354) (the “Registration Statement”))

3.2	Certificate of Amendment to Amended and Restated Certificate of Formation of the Registrant (incorporated herein by reference to Exhibit 3.3 to the Registration Statement)

3.3	Third Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registration Statement)

3.4	Certificate of Merger, dated January 2, 2014, of Live Oak Financial Corp. with and into Independent Bank Group, Inc. (incorporated herein by reference to Exhibit 3.5 to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-196627 (the “Form S-3 Registration Statement”))

3.5	Certificate of Merger, dated April 15, 2014, of BOH Holdings, Inc. with and into Independent Bank Group, Inc., which is incorporated herein by reference to Exhibit 3.6 to the Form S-3 Registration Statement

3.6	Certificate of Merger, dated September 30, 2014, of Houston City Bancshares, Inc. with and into Independent Bank Group, Inc., which are incorporated by reference to Exhibit 3.7 to the Registrant’s Quarterly Report on Form 10-Q, dated July 31, 2015

4.1	Form of certificate representing shares of the Registrant’s common stock (incorporated herein by reference to Exhibit 4.1 to the Registration Statement)

4.2	Form of Common Stock Purchase Warrant, with schedules of differences (incorporated herein by reference to Exhibit 4.2 to the Registration Statement)

4.3	Statement of Designations of Senior Non-Cumulative Perpetual Preferred Stock, Series A of the Registrant, as filed with the Office of the Secretary of State of the State of Texas on April 15, 2014 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 17, 2014)

4.4	Form of certificate representing shares of the Registrant’s Series A preferred stock (incorporated herein by reference to Exhibit 4.3 to the Form S-3 Registration Statement)

The other instruments defining the rights of holders of the long-term debt securities of the Registrant and its subsidiaries are omitted pursuant to section (b)(4)(iii)(A) of Item 601 of Regulation S-K. The Registrant hereby agrees to furnish copies of these instruments to the Securities and Exchange Commission upon request.

5.1	Form of Opinion of Andrews Kurth Kenyon LLP regarding the legality of the securities being registered*+

8.1	Form of Opinion of Andrews Kurth Kenyon LLP as to certain tax matters*+

8.2	Form of Opinion of Fenimore, Kay, Harrison & Ford, LLP as to certain tax matters*+

10.1	Form of Indemnification Agreement for directors and officers (incorporated herein by reference to Exhibit 10.16 to the Form S-1 Registration Statement)

10.2	Form of S-Corporation Revocation, Tax Allocation and Indemnification Agreement (incorporated herein by reference to Exhibit 10.17 to the Form S-1 Registration Statement)

Exhibit Number	Description

10.3	2015 Performance Award Plan, which is incorporated by reference to Annex A of Independent’s definitive Proxy Statement for its 2015 Annual Meeting of Shareholders, dated April 13,2015

10.4	2005 Stock Grant Plan, with form of Notice of Grant Letter Agreement, as amended, and related Form of Notice of Grant Letter Agreement relating to the written compensation contracts (incorporated herein by reference to Exhibit 10.18 to the Form S-1 Registration Statement)

10.5	2012 Stock Grant Plan, with form of Notice of Grant Letter Agreement (incorporated herein by reference to Exhibit 10.19 to the Form S-1 Registration Statement)

10.6	2013 Equity Incentive Plan, with form of Restricted Stock Award Agreement (incorporated herein by reference to Exhibit 10.20 to the Form S-1 Registration Statement)

10.7	Employment Agreement, dated November 21, 2013, between Independent Bank Group, Inc. and James D. Stein, including related Restricted Stock Grant (incorporated herein by reference to Exhibit 10.28 to the Registration Statement on Form S-4 (Registration No. 333-193373)

10.8	Subordinated Debt Indenture, dated as of June 25, 2014, between Independent Bank Group, Inc. and Wells Fargo Bank Shareowner Services, in its capacity as Indenture Trustee (incorporated herein by reference to Exhibit 4.6 to the Registrant’s Amendment No. 1 to the Form S-3 Registration Statement)

10.9	First Supplemental Indenture, dated as of July 17, 2014, between Independent Bank Group, Inc. and Wells Fargo Bank Shareowner Services, in its capacity as Indenture Trustee (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, dated July 17, 2014)

10.10.1	Credit Agreement, dated as of July 22, 2015, between Independent Bank Group, Inc., U.S. Bank National Association and Frost Bank, which is incorporated by reference to Exhibit 10.29.1 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-206747) filed with the SEC on September 24, 2015 (the “Grand Bank Registration Statement”)

10.10.2	Revolving Credit Note, dated July 22, 2015, by Independent Bank Group, Inc., in favor of U.S. Bank National Association, which is incorporated by reference to Exhibit 10.29.2 to the Grand Bank Registration Statement filed with the SEC on September 24, 2015

10.10.3	Revolving Credit Note, dated July 22, 2015, by Independent Bank Group, Inc., in favor of Frost Bank, which is incorporated by reference to Exhibit 10.29.3 to the Grand Bank Registration Statement filed with the SEC on September 24, 2015

10.10.4	Negative Pledge Agreement, dated as of July 22, 2015, by Independent Bank Group, Inc., in favor of U.S. Bank National Association, which is incorporated by reference to Exhibit 10.29.4 to the Grand Bank Registration Statement filed with the SEC on September 24, 2015

10.11	Employment Agreement, dated March 25, 2016, between Independent Bank and James C. White and joined in by the Registrant, which is incorporated herein by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2016

10.12	Separation Agreement, dated April 21, 2016, between Independent Bank and James D. Stein and joined in by the Registrant, which is incorporated herein by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2016

10.13(a)	Form of Change in Control Agreement, dated July 26, 2016, between Independent Bank Group, Inc. and certain Executive Officers, which is incorporated herein by reference to Exhibit 10.1(a) to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2016

10.13(b)	Schedule of Executive Officers who have Executed a Change in Control Agreement, which is incorporated herein by reference to Exhibit 10.1(b) to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2016

Exhibit Number	Description

10.14	Employment Agreement, dated July 26, 2016, between Independent Bank Group, Inc. and Torry Berntsen, which is incorporated herein by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2016

21.1	Subsidiaries of Independent Bank Group, Inc., which is incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the Year ended December 31, 2015

23.1	Consent of RSM US LLP, independent registered public accounting firm of the Registrant*

23.2	Consent of Crowe Horwath LLP, independent auditors of Carlile Bancshares, Inc.*

23.3	Consent of Andrews Kurth Kenyon LLP, to be included as part of its opinion to be filed as Exhibit 5.1 and incorporated herein by reference

23.4	Consent of Andrews Kurth Kenyon LLP, to be included as part of its opinion to be filed as Exhibit 8.1 and incorporated herein by reference

23.5	Consent of Fenimore, Kay, Harrison & Ford, LLP, to be included as part of its opinion to be filed as Exhibit 8.2 and incorporated herein by reference

24.1	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of this Form S-4 and incorporated herein by reference

99.1	Consent of Stephens Inc.*

99.2	Consent of Sandler O’Neill & Partners, L.P.*

99.3	Form of Proxy for Special Meeting for Shareholders of Carlile *

99.4	Form of Proxy for Special Meeting for Shareholders of Independent*

*	Filed herewith
+	The executed opinion to be filed by amendment.